NCO group(R)                                                   NCO portfolio(TM)

                 Merger Proposed -- Your Vote Is Very Important

   NCO Group, Inc., referred to as NCO Group, a leading provider of accounts receivable management and collection services, and NCO Portfolio Management, Inc., referred to as NCPM, a leading purchaser and manager of delinquent accounts receivable, have entered into a definitive agreement to merge that is structured so that NCO Group will be the surviving publicly-traded company and NCPM will become a wholly-owned subsidiary of NCO Group. NCO Group currently owns approximately 63.3% of the outstanding stock of NCPM.

   Upon successful completion of the merger, NCPM's stockholders other than NCO Group, also known as NCPM minority stockholders, will be entitled to receive
0.36187 of a share of NCO Group common stock for each share of NCPM common stock held. Under the merger agreement, if the average closing sale price of NCO Group's common stock for the 10 trading day period ending on the second trading day prior to the closing date of the merger is less than $21.50 per share, NCPM will have the right to terminate the merger agreement unless NCO Group agrees to modify the exchange ratio so that NCPM minority stockholders receive that number of shares of NCO Group common stock with a value equivalent to the $21.50 price, based on the ten trading day average closing stock price. Based upon the exchange ratio, NCO Group will issue approximately
1.8 million shares of its common stock to NCPM's minority stockholders (excluding shares subject to all outstanding options to purchase NCPM common stock to be assumed by NCO Group pursuant to the merger agreement) that will represent, based on the number of shares of NCO Group common stock issued and outstanding on February 17, 2004, approximately 6.5% of the outstanding common stock of NCO Group after the merger. NCO Group shareholders will continue to own their existing shares. The shares of NCO Group common stock held by NCO Group shareholders prior to the merger will represent approximately 93.5% of the outstanding common stock of NCO Group after the merger. We have assumed for all purposes in this joint proxy statement/prospectus, that the shares to be issued in the proposed acquisition by NCO Group of RMH Teleservices, Inc. are not issued and outstanding.

   The merger cannot be completed unless the shareholders of NCO Group and the stockholders of NCPM each vote to adopt the merger agreement and approve the merger. As the owner of approximately 63.3% of the outstanding common stock of NCPM as of the record date, NCO Group owns sufficient shares to adopt the merger agreement and approve the merger. NCO Group and NCPM have scheduled special meetings for their respective shareholders and stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

   Whether or not you plan to attend the special meetings for NCO Group or NCPM, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. The time and place of the NCO Group and NCPM special meetings are provided below on the respective notices of special meetings that follow.

   Only holders of record of NCO Group and NCPM common stock as of February 17, 2004, are entitled to attend and vote at the special meetings. Both the NCO Group and NCPM special meetings will take place on March 26, 2004. The time and place of the special meetings are as follows:

For NCO Group shareholders:    For NCPM stockholders:
9:00 a.m. (local time)         10:30 a.m. (local time)
March 26, 2004                 March 26, 2004
The offices of                 The offices of
Blank Rome LLP                 Blank Rome LLP
One Logan Square               One Logan Square
18th and Cherry Streets        18th and Cherry Streets
(10th Floor)                   (10th Floor)
Philadelphia, Pennsylvania     Philadelphia, Pennsylvania

   This joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about NCO Group and NCPM from documents that we have filed with the SEC. See "Where You Can Find More Information" on page 29.

   For a more complete description of the merger, the terms and conditions of the merger and risk factors relating to investing in NCO Group common stock, see "The Merger" beginning on page 36 and "Risk Factors" beginning on page 17.

   NCO Group's common stock trades on The Nasdaq National Market under the symbol "NCOG."

                              --------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

 This Joint Proxy Statement/Prospectus is dated February 26, 2004 and is first being mailed to shareholders of NCO Group and stockholders of NCPM on or about
                               February 26, 2004.

                                NCO GROUP, INC.
                              507 Prudential Road
                          Horsham, Pennsylvania 19044

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 26, 2004

To the shareholders of NCO Group, Inc.:

   NOTICE IS HEREBY GIVEN that a special meeting of shareholders of NCO Group, Inc. a Pennsylvania corporation, will be held on March 26, 2004, at 9:00 a.m. (local time), at the offices of Blank Rome LLP, One Logan Square, 18th and Cherry Streets (10th Floor), Philadelphia, Pennsylvania for the following purposes:

     1. To consider and vote upon a proposal to adopt the merger agreement dated as of December 12, 2003 among NCO Group, Inc., referred to as NCO Group, NCPM Acquisition Corporation, a wholly-owned subsidiary of NCO Group, and NCO Portfolio Management, Inc., referred to as NCPM, and approve the merger contemplated thereby, pursuant to which NCPM will become a wholly-owned subsidiary of NCO Group, and each outstanding share of NCPM common stock, other than shares owned by NCO Group, will be converted into NCO Group common stock, as more fully described in the accompanying joint proxy statement/prospectus; and

     2. To act upon such other matters, as may properly come before the special meeting or at any adjournments or postponements thereof.

   A copy of the merger agreement is set forth as Annex A to the accompanying joint proxy statement/prospectus.

   We cannot complete the merger unless shareholders of NCO Group and the stockholders of NCPM vote to adopt the merger agreement. Holders of NCO Group common stock have no dissenters' or appraisal rights under Pennsylvania law in connection with the merger.

   Only holders of record of NCO Group common stock as of the close of business on February 17, 2004 are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements thereof. Each share of NCO Group common stock is entitled to one vote per share on all matters.

   If the NCO Group special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall, nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Special Meeting.

   You should consider the matters discussed under "Risk Factors" relating to the merger commencing on page 17 of the enclosed joint proxy statement/ prospectus before voting. Please carefully review the entire joint proxy statement/prospectus.

   After careful consideration, NCO Group's board of directors has approved the merger agreement and recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed post-paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

   Thank you for your cooperation.
                                     By Order of the Board of Directors

                                     /s/ Michael J. Barrist

                                     Michael J. Barrist
                                     Chairman of the Board, President and
                                     Chief Executive Officer

   Your vote is very important. Whether or not you plan to attend the NCO Group special meeting of shareholders in person, please complete, date, sign and return promptly the enclosed proxy in the accompanying postage-paid envelope. You may revoke your proxy at any time prior to its exercise in the manner provided on page 33 in the accompanying joint proxy statement/prospectus.

                         NCO PORTFOLIO MANAGEMENT, INC.
                             1804 Washington Blvd.
                                   Dept. 200
                           Baltimore, Maryland 21230


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 26, 2004

To the stockholders of NCO Portfolio Management, Inc.:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of NCO Portfolio Management, Inc., a Delaware corporation, will be held on March 26, 2004, at 10:30 a.m. (local time), at the offices of Blank Rome LLP, One Logan Square, 18th and Cherry Streets (10th Floor), Philadelphia, Pennsylvania for the following purposes:

     1. To consider and vote upon a proposal to adopt the merger agreement dated as of December 12, 2003 among NCO Group, Inc., referred to as NCO Group, NCPM Acquisition Corporation, a wholly-owned subsidiary of NCO Group, and NCO Portfolio Management, Inc., referred to as NCPM, and approve the merger contemplated thereby, pursuant to which NCPM will become a wholly-owned subsidiary of NCO Group, and each outstanding share of NCPM common stock, other than shares owned by NCO Group, will be converted into NCO Group common stock, as more fully described in the accompanying joint proxy statement/prospectus; and

     2. To act upon such other matters, as may properly come before the special meeting or at any adjournments or postponements thereof.

   A copy of the merger agreement is set forth as Annex A to the accompanying proxy statement/prospectus.

   We cannot complete the merger unless stockholders of NCPM and shareholders of NCO Group vote to adopt the merger agreement and approve the merger. Holders of NCPM common stock have no dissenters' or appraisal rights under Delaware law in connection with the merger.

   Only holders of record of NCPM common stock as of the close of business on February 17, 2004 are entitled to notice of, and to vote at, the special meeting of stockholders and any adjournments or postponements thereof. Each share of NCPM common stock is entitled to one vote per share on all matters.

   You should consider the matters discussed under "Risk Factors" relating to the merger commencing on page 17 of the enclosed joint proxy statement/ prospectus before voting. Please carefully review the entire joint proxy statement/prospectus.

   After careful consideration, and upon the recommendation of a special committee of NCPM's independent directors, NCPM's board of directors has approved the merger agreement and recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed post-paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

   Please do not send any stock certificates at this time. Thank you for your cooperation.

                                     By Order of the Board of Directors

                                     /s/ Michael J. Barrist

                                     Michael J. Barrist
                                     Chairman of the Board, President and
                                     Chief Executive Officer

   Your vote is very important. Whether or not you plan to attend the NCO Portfolio Management special meeting of stockholders in person, please complete, date, sign and return promptly the enclosed proxy in the accompanying postage-paid envelope. You may revoke your proxy at any time prior to its exercise in the manner provided on page 36 in the accompanying joint proxy statement/prospectus.

                               Table of Contents

                                                                            Page
Questions and Answers About the NCO Group/NCPM Merger .............            1
Summary ...........................................................            4
   The Merger .....................................................            4
   Adoption of the Merger Agreement ...............................            6
   Reasons for the Merger .........................................            7
   The Companies ..................................................            7
   Recent Developments  ...........................................            7
Selected Historical and Pro Forma Financial Data of NCO Group .....           11
Selected Historical Financial Data of NCPM ........................           13
Market Price Information ..........................................           15
Dividend Policies .................................................           16
Comparative Per Share Data ........................................           16
Risk Factors ......................................................           17
   Risks Related to the Merger ....................................           17
   Risks Related to NCO Group's Business ..........................           20
   Risks Related to NCPM's Business ...............................           25
   Risks Related to RMH's Business ................................           26
Where You Can Find More Information ...............................           29
Forward-Looking Statements ........................................           31
NCO Group Special Meeting of Shareholders .........................           31
NCPM Special Meeting of Stockholders ..............................           34
The Merger ........................................................           36
   Material Terms of the Merger Agreement .........................           37
   Exchange Procedures for NCPM Stock .............................           42
   Opinion of Financial Advisor to NCO Group ......................           43
   Deutsche Bank's Financial Analysis .............................           44
   Opinion of Financial Advisor to NCPM ...........................           49
   Background of the Merger .......................................           55
   NCO Group's Reasons for the Merger; Recommendation of NCO
     Group's Board of Directors ...................................           60
   The Special Committee's Reasons for the Merger .................           60
   The Special Committee's Beliefs Regarding the Fairness of the
     Merger .......................................................           61
   Interests of NCPM's Management and Stockholders in the Merger ..           63
   Ownership of NCO Group Following the Merger ....................           64
   Board of Directors and Management of NCO Group Upon
     Consummation of the Merger ...................................           64
   Resale of NCO Group Common Stock ...............................           64
   No Dissenters' or Appraisal Rights for NCO Group Shareholders
     or NCPM Stockholders .........................................           64
   Material Federal Income Tax Consequences of the Merger .........           65
   Accounting Treatment ...........................................           66
   Listing of NCO Group Common Stock on Nasdaq ....................           66
   Information Concerning NCPM ....................................           67
NCPM Common Stock Ownership of Certain Beneficial Owners and
  Management ......................................................           67
Comparison of Stockholder's Rights ................................           68
   Authorized Capital .............................................           68
   Special Meetings of Shareholders and Stockholders; Action by
     Written Consent ..............................................           68
   Size, Classification and Qualifications of the Board of
     Directors ....................................................           69
   Removal of Directors ...........................................           69
   Amendment of Governing Documents ...............................           69
   Anti-Takeover Provisions .......................................           70
Legal Matters .....................................................           72
Experts ...........................................................           72
Pro Forma Combined Condensed Financial Statements .................           74

                                                                            Page
Annex A        Merger Agreement                                              A-1
Annex B        Fairness Opinion of Financial Advisor to NCO Group            B-1
Annex C        Fairness Opinion of Financial Advisor to NCPM                 C-1
Annex D        NCPM Annual Report on Form 10-K for the Fiscal Year
                 Ended December 31, 2002                                     D-1
Annex E        NCPM Quarterly Report on Form 10-Q for the Period
                 Ended September 30, 2003                                    E-1
Annex F        Form of Indemnification Agreement                             F-1


   This joint proxy statement/prospectus incorporates by reference documents containing important business and financial information about NCO Group that is not included in or delivered with this joint proxy statement/prospectus. Copies of any of these documents are available without charge, except for exhibits, to any person to whom this joint proxy statement/prospectus is delivered, upon written or oral request. Written requests for documents relating to NCO Group should be directed to Steven L. Winokur, Executive Vice President, Finance, Chief Financial Officer and Treasurer, NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044, and telephone requests may be directed to Mr. Winokur at (215) 441-3000. Written requests for documents relating to NCPM should be directed to Richard J. Palmer, Senior Vice President, Chief Financial Officer and Treasurer, NCO Portfolio Management Inc., 1804 Washington Blvd., Department 200, Baltimore, Maryland 21230, and telephone requests may be directed to Mr. Palmer at (443) 263-3181.

   If you would like to request any documents, please do so by March 19, 2004 in order to receive them before the special meeting.

   See "Where You Can Find More Information" for more information about the documents referred to in this joint proxy statement/prospectus.

             Questions and Answers About the NCO Group/NCPM Merger

Q.   What is the proposed transaction?

A. NCO Group and its wholly-owned subsidiary, NCPM Acquisition Corporation, have reached an agreement with NCPM to acquire the shares of common stock of NCPM not already owned by NCO Group by merging NCPM with and into NCPM Acquisition Corporation. NCO Group currently owns approximately 63.3% of the outstanding stock of NCPM. When the merger is completed, shares of NCPM common stock held by stockholders other than NCO Group, also referred to as NCPM minority stockholders, will be deemed cancelled and converted into NCO Group common stock.

Q.   What do I need to do now?

A. After reading this joint proxy statement/prospectus, if you are an NCO Group shareholder or an NCPM stockholder, sign your respective proxy card, mark your vote on it, and mail it using the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the applicable special meeting.

Q.   When and where are the special meetings?

A. The NCO Group special meeting will take place on March 26, 2004 at 9:00 a.m. (local time) at the offices of Blank Rome LLP, One Logan Square, 18th and Cherry Streets (10th Floor), Philadelphia, Pennsylvania.

     The NCPM special meeting will take place on March 26, 2004 at 10:30 a.m. (local time) at the offices of Blank Rome LLP, One Logan Square, 18th and Cherry Streets (10th Floor), Philadelphia, Pennsylvania.

Q.   Who can vote at the special meetings?

A. Only shareholders of record of NCO Group common stock and stockholders of record of NCPM common stock as of the close of business on February 17, 2004, are entitled to attend and vote at the special meetings.

Q. What vote is required to adopt the merger agreement and approve the merger? Is my vote important?

A. Adoption of the merger agreement and approval of the merger by NCO Group shareholders will require the affirmative vote of a majority of the votes that are cast by holders of NCO Group common stock at the special meeting. Abstentions and "broker non-votes" will not count as a vote against the merger agreement.

     Adoption of the merger agreement and approval of the merger by NCPM stockholders will require the affirmative vote of a majority of the NCPM common stock outstanding on the record date. Abstentions and "broker non-votes" will have the effect of a vote against the merger agreement.

     You should be aware that NCO Group has indicated that it intends to vote in favor of adoption of the merger agreement and approval of the merger at the special meeting of stockholders to be held by NCPM. NCO Group owns approximately 63.3% of the outstanding common stock of NCPM as of the record date. Such shares are more than sufficient to approve the merger agreement by the NCPM stockholders even if all other NCPM stockholders vote against the proposal.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares with respect to the merger only if you provide instructions on how to vote by completing and returning the proxy card provided to you by your broker.

Q.   Can I change my vote after I have mailed my proxy card?

A. Yes. Just send in a later-dated, signed proxy card before your special meeting or attend your special meeting in person and vote. The last vote received chronologically will supercede any prior vote.

Q.   Will I have appraisal or dissenters' rights?

A. No. Neither NCO Group shareholders nor NCPM stockholders will have appraisal or dissenters' rights with respect to the proposed merger. See "NCO Group Special Meeting of Shareholders" beginning on page 31 of this joint proxy statement/prospectus and "NCPM Special Meeting of Stockholders" beginning on page 34 of this joint proxy statement/prospectus.

Q.   When do you expect the merger to be completed?

A. We expect to complete the merger as soon as possible after NCO Group's and NCPM's special meetings of stockholders and after all of the conditions of the merger have been satisfied or waived.

Q.   What will NCPM stockholders receive in the merger?

A. Upon successful completion of the merger, NCPM minority stockholders will be entitled to receive 0.36187 shares of NCO Group common stock for each share of NCPM common stock held. If the average closing sale price of NCO Group's common stock for the ten trading day period ending on the second trading day preceding the merger closing date is less than $21.50, NCO Group may adjust the exchange ratio as described more fully on page 37 of this joint proxy statement/prospectus. If NCO Group does not adjust the exchange ratio, NCPM may terminate the merger agreement.

     Cash will be paid in lieu of fractional shares of NCO Group. NCPM stock options will be converted into NCO Group stock options with the number of shares subject to the option and the exercise price per share to be adjusted based upon the merger exchange ratio.

     Please refer to page 37 for more information regarding the merger exchange ratio and the treatment of NCPM's stock options.

Q. Is NCO Group's financial condition relevant to my decision to vote my NCPM shares in favor of the merger?

A. Yes. Since shares of NCPM common stock will be exchanged in the merger for shares of NCO Group common stock, you should consider the risks related to NCO Group's business and financial condition before you decide how to vote your shares of NCPM common stock with respect to the merger. In considering NCO Group's business and financial condition, you should review carefully the information in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus because they contain detailed business, financial and other information about NCO Group.

Q. Are there risks I should consider in deciding whether to vote for the merger?

A. Yes. We have described some of the risk factors you should consider under the heading "Risk Factors" beginning on page 17 of this joint proxy statement/ prospectus.

Q.   What will NCO Group shareholders receive in the merger?

A. NCO Group shareholders will keep their current stock holdings in NCO Group, although their percentage ownership will be diluted as a result of the issuance of NCO Group common stock to NCPM stockholders.

Q.   Should NCPM stockholders send in their stock certificates now?

A. No. After completion of the merger, NCO Group will send to NCPM stockholders written instructions for exchanging their NCPM stock certificates.

Q. Will the shares of NCO Group common stock I would be entitled to receive in the proposed merger as an NCPM stockholders be listed on The Nasdaq National Market?

A.   Yes.

Q.   What are the tax consequences of the merger to an NCPM stockholder?

A. We have structured the merger so that, as a general matter, you should not recognize any gain or loss for federal income tax purposes in the merger. Each NCPM stockholder receiving NCO Group common stock in the merger will not recognize any gain or loss as a result of the receipt of NCO Group common stock in the merger. A NCPM stockholder receiving cash in lieu of fractional shares will generally recognize capital gain or loss upon such payment, equal to the difference, if any, between such NCPM stockholder's tax basis in the fractional share and the amount of cash received. We have conditioned the completion of the merger on our receipt of legal opinions that this is the case.

     The United States federal income tax consequences described above may not apply to some holders of NCPM common stock, including some types of holders specifically referred to on page 65. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q.   Will I receive dividends after the merger?

A. Historically, NCO Group has not paid dividends. NCO Group does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO Group's credit agreement prohibits NCO Group from paying cash dividends without the lender's prior consent. NCO Group currently intends to retain future earnings to repay current debt, finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO Group's board of directors and will depend upon, among other things, NCO Group's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO Group board of directors deems relevant.

Q. What is the relationship between the pending acquisition of RMH Teleservices, Inc., referred to as RMH, by NCO Group and the acquisition of the minority stockholders' interests of NCPM?

A. The two transactions are not connected, and information in this joint proxy statement/prospectus does not reflect the RMH transaction. If the RMH transaction closes, NCO Group will issue approximately 3.4 million shares of its common stock to RMH shareholders, which will have a dilutive effect on the percentage of shares of NCO Group held by former NCPM stockholders after the merger.

Q.   Whom should I call with questions?

A. Shareholders of NCO Group should call Steven L. Winokur, Executive Vice President and Chief Financial Officer of NCO Group, at (215) 441-3000 with any questions about the proposed merger.

     Stockholders of NCPM should call Richard J. Palmer, Senior Vice President and Chief Financial Officer of NCPM, at (443) 263-3181 with any questions about the proposed merger.

                                    Summary

   This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the opinions of Deustche Bank Securities Inc. and JMP Securities LLC, financial advisors to NCO Group and NCPM, respectively, that are attached to this joint proxy statement/prospectus as Annexes A, B and C, respectively, and the other documents to which we have referred you. See "Where You Can Find More Information" on page 29.



                                   The Merger

   The merger agreement is attached as Annex A to this joint proxy statement/ prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

   As a result of the merger, NCPM will become a wholly-owned subsidiary of NCO Group, and NCPM common stock (other than NCPM shares owned by NCO Group) will be exchanged for NCO Group common stock as described below.

   In September 2003, NCPM's board of directors established a special committee consisting of its four disinterested directors to evaluate and negotiate the terms of the proposed transaction.

Deutsche Bank Securities Inc. has issued an opinion to NCO Group's board of directors that the merger consideration is fair from a financial point of view to NCO Group. (see pages 43 to 49 and Annex B)

   In deciding to approve the merger, NCO Group's board of directors considered, among other factors, the opinion from its financial advisor, Deutsche Bank Securities Inc., that the merger consideration is fair, from a financial point of view, to NCO Group. This opinion is attached as Annex B to this joint proxy statement/prospectus. If you are an NCO Group shareholder, we encourage you to read this opinion.

JMP Securities LLC has issued an opinion to the special committee of NCPM's board of directors that the merger consideration is fair from a financial point of view to the stockholders of NCPM, other than NCO Group. (see pages 49 to 55 and Annex C)

   In deciding to recommend approval of the merger, the special committee considered, among other factors, the opinion from its financial advisor, JMP Securities LLC, that the merger consideration is fair, from a financial point of view, to the stockholders of NCPM, other than NCO Group. This opinion is attached as Annex C to this joint proxy statement/prospectus. If you are an NCPM stockholder we encourage you to read this opinion.

Following the merger, NCPM stockholders will own approximately 6.5% of the outstanding common stock of NCO Group. (see page 64)

   Assuming that the exchange ratio in the merger is 0.36187 of a share NCO Group's common stock for each one share of NCPM common stock held, it is anticipated that NCO Group will issue approximately 1.8 million shares of NCO Group common stock to NCPM's minority stockholders in the merger. It is also anticipated that NCO Group will reserve for issuance approximately 259,000 additional shares of NCO Group common stock upon the exercise of currently outstanding options to purchase NCPM common stock to be assumed by NCO Group in the merger. Based on the number of shares of NCO Group common stock issued and outstanding on February 17, 2004 and the number of shares of NCO Group common stock anticipated to be issued in the merger, excluding shares subject to options to be assumed by NCO Group, following the merger existing NCO Group shareholders will own approximately 93.5% and former NCPM minority stockholders will own approximately 6.5% of the outstanding common stock of NCO Group.

The board of directors and management of NCO Group following the merger will be comprised of the current directors and officers of NCO Group. (see page 64)

   When the merger is complete, NCO Group will continue to be managed by its current directors and officers.

NCPM directors, officers and others may have interests in the merger that are different from your interests. (see page 63)

   In considering the recommendation of the NCPM board of directors with respect to the proposed merger, you should note that officers, directors and/ or affiliates of NCPM have interests in the merger that may be different from or in addition to the interests of you generally, including the following:

   o NCO Group owns 63.3% of the outstanding common stock of NCPM.

   o NCPM's directors and executive officers beneficially own approximately 2.8% of the outstanding common stock of NCPM voting common stock, excluding options, substantially all of which is owned by Mr. Michael J. Barrist, the chairman of the board, president and chief executive officer of NCPM and NCO Group. In addition, Mr. Barrist beneficially owns approximately 7.5% of the common stock of NCO Group, excluding options.

   o NCPM's directors, officers and certain employees currently hold options to purchase 715,500 shares of NCPM common stock. Upon completion of the merger, holders of NCPM options will be entitled to receive NCO Group options and, upon the exercise of their NCO Group options, a number of shares of NCO Group common stock determined based on the merger exchange ratio.

   o Members of the special committee of the board of directors of NCPM received a fee for service on such committee.

   o Mr. Barrist will remain as the president and chief executive officer of NCO Group and NCPM after the merger and the other executive officers of NCPM will continue as employees.

   o All of the directors and officers of NCPM will also receive indemnification and directors and officers liability insurance coverage under the merger agreement. NCO Group will enter into indemnification agreements with each of the directors of NCPM who served as members of the special committee.

   The boards of directors of NCO Group and NCPM were aware of these interests at the time the merger was approved.

The consummation of the merger is subject to the satisfaction or waiver of various conditions. (see pages 40 to 41)

   The completion of the merger depends upon the satisfaction or waiver of a number of conditions. These conditions include, among others, the following:

   o The merger must have been approved by the NCO Group shareholders and NCPM stockholders;

   o NCO Group and NCPM must have received an opinion from their respective counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes;

   o Since the date of the merger agreement, there must not have been any material adverse effect on the business, condition, capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of NCPM and its subsidiaries or on the ability of each to consummate the merger; and

   o The absence of litigation relating to the merger of NCPM.

   There can be no assurance that the conditions to the consummation of the merger will be satisfied or waived.

Under the merger agreement, NCPM agreed that it and its subsidiaries will not solicit alternative takeover proposals. (see page 39)

   NCPM has agreed that neither it nor its subsidiaries will solicit, initiate, knowingly encourage or participate in any negotiations concerning or enter into any letter of intent, agreement in principle, acquisition or similar agreement relating to, or recommend, any alternative takeover proposal. However, in the event that prior to the adoption of the merger agreement and approval of the merger by NCPM's stockholders, a potential acquiror has made an unsolicited takeover proposal, which is reasonably likely to lead to a superior proposal, as defined on page 39, NCPM, subject to certain restrictions may furnish information with respect to NCPM and its subsidiaries to the potential acquiror and participate in discussions regarding the takeover proposal to the extent that the NCPM board of directors determines in good faith that the failure to do so would violate its fiduciary duties under applicable law.

The merger agreement may be terminated in a limited number of circumstances. (see page 42)

   NCO Group and NCPM can agree to terminate the merger agreement without completing the merger, and either NCO Group or NCPM can terminate the merger agreement under various circumstances, including if NCPM stockholder approval is not obtained, if the merger is not completed by June 30, 2004, upon a breach of the merger agreement by the other party or if the other party's representations and warranties become inaccurate and the breaching party fails to cure the breach within 15 business days after receiving notice of the breach.

   NCPM can terminate the merger agreement if the average closing sale price of NCO Group common stock during the 10 trading day period ending on the second trading day preceding the closing date of the merger is less than $21.50 per share and NCO Group does not elect to adjust the merger exchange ratio.

   NCO Group can terminate the merger if:

   o the NCPM board of directors does not recommend or has withdrawn or adversely amended or modified its recommendation to the NCPM stockholders in favor of the approval of the merger;

   o NCPM enters into another acquisition agreement concerning any sale of assets or stock, or merger, consolidation or similar transaction, with a party other than NCO Group;

   o a tender or exchange offer is commenced and NCPM does not send a statement to its stockholders and, if applicable, optionholders, disclosing that NCPM recommends rejection of the tender or exchange offer; or

   o if NCO Group shareholder approval is not obtained at the special meeting of NCO Group shareholders.

   NCO Group or NCPM may decide not to exercise their respective rights to terminate the merger agreement even if their right to terminate is triggered.

For accounting purposes, NCO Group and NCPM will be treated as if the combination occurred on the closing date of the merger. (see page 66)

   For accounting and financial reporting purposes, the merger will be accounted for using the purchase method of accounting, which means that the companies will be treated as if the combination occurs on the closing date. Following the completion of the merger, NCO Group will adjust the 36.7% minority interest component of the assets and liabilities of NCPM to the fair value in NCO Group's consolidated balance sheet and will no longer record the 36.7% minority interest component of NCPM's income after the closing date in NCO Group's consolidated statement of income.

                        Adoption of the Merger Agreement

   The merger cannot be completed unless the shareholders of NCO Group and the stockholders of NCPM vote to adopt the merger agreement and approve the merger.

   Based on his ownership of NCPM common stock, Michael J. Barrist, the chairman of the board, president and chief executive officer of each of NCO Group and NCPM, will receive approximately 7.7% of the NCO Group common stock issued to NCPM minority stockholders in the merger, excluding options. Given such ownership interest by Mr. Barrist, Nasdaq listing rules require that the merger agreement be approved by the affirmative vote of a majority of NCO Group votes cast on the proposal. On February 17, the record date, there were 26,035,361 shares of NCO Group common stock outstanding, each of which will be entitled to one vote.

   As of the record date, the directors and executive officers of NCO Group beneficially own approximately 10.7% of the NCO Group common stock entitled to vote on the merger agreement, excluding options.

   In addition, the affirmative vote of a majority of NCPM's outstanding common stock is required to adopt the merger agreement and approve the merger. On February 17, the record date, there were 13,576,519 shares of NCPM common stock outstanding, each of which will be entitled to one vote.

   As of the record date, the directors and executive officers of NCPM beneficially own approximately 2.8% of the NCPM common stock entitled to vote on the merger agreement, excluding options. NCO Group owns approximately 63.3% of NCPM common stock entitled to vote on the merger agreement.

   NCO Group has indicated that it currently intends to vote the shares of NCPM common stock that it owns in favor of the merger agreement at the special meeting of NCPM's stockholders. Such shares are more than sufficient to approve the merger agreement by the NCPM stockholders. We cannot assure you that NCO Group will vote the shares in favor of the merger.

Listing of NCO Group's Common Stock on Nasdaq.

   The shares of NCO Group common stock issued in connection with the merger will be listed on The Nasdaq National Market.

The NCO Group board of directors recommends that NCO Group shareholders vote "FOR" the adoption of the merger agreement and approval of the merger.

   The NCO Group board of directors believes that the merger is in the best interest of its shareholders and recommends that its shareholders vote "FOR" the proposal to adopt the merger agreement and approve the merger.

The NCPM board of directors recommends that NCPM stockholders vote "FOR" the adoption of the merger agreement and approval of the merger.

   The NCPM board of directors believes that the merger is in the best interest of its stockholders and recommends that its stockholders vote "FOR" the proposal to adopt the merger agreement and approve the merger.

                             Reasons for the Merger

NCO Group

   The NCO Group board of directors believes that the merger will be beneficial to NCO Group and its shareholders because, among other reasons:

   o The combined company will be able to more effectively pursue, in a coordinated manner, strategic growth opportunities and other expansion strategies, in part due to improved integration and coordination between NCO Group and NCPM;

   o The elimination of the potential for conflicts of interest between the companies, will enable management to focus time and resources on the combined businesses and more fully exploit the combined assets;

   o Reductions in costs associated with maintaining NCPM's status as a public company are possible; and

   o The elimination of the responsibilities of running NCPM as a public company should allow management more time to focus on the day-to-day operations of NCPM's business.

   To review NCO Group's reasons for the merger in greater detail, see page 60.

NCPM

   The NCPM board of directors recommends the merger because the board of directors believes that the merger provides benefits to NCPM's minority stockholders, including:

   o The ability of NCPM's minority stockholders to receive a significant premium over the historic market price levels of NCPM common stock;

   o The ability of NCPM's minority stockholders, through the ownership of NCO Group common stock to participate in a company that will have a more liquid market for its stock than the market for NCPM common stock.

   o The ability for NCO Group and NCPM to realize synergies in the form of cost savings.

   o The limited strategic alternatives available to NCPM.

   To review NCPM's reasons for the merger in greater detail, see page 60.

                                 The Companies

NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044
(215) 441-3000

   NCO Group, a Pennsylvania corporation, is the largest provider of accounts receivable management and collection services in the world. NCO Group provides services to clients in the financial services, healthcare, retail and commercial, utilities, education, telecommunications, and government sectors.

NCO Portfolio Management, Inc.
1804 Washington Blvd., Dept. 200
Baltimore, Maryland 21230
(443) 263-3181

   NCPM, a Delaware corporation, purchases and manages investments in past due accounts receivable from consumer creditors such as banks. NCO Group currently owns approximately 63.3% of the outstanding stock of NCPM.

                              Recent Developments

Proposed merger of NCO Group and RMH Teleservices, Inc.

   On November 18, 2003, NCO Group and RMH, a provider of customer relationship management services, announced that they entered into an agreement by which RMH would be merged with a wholly-owned subsidiary of NCO Group. Pursuant to the proposed merger, NCO Group would acquire

RMH in a transaction expected to be tax-free to the shareholders of RMH.

   Under the RMH merger agreement, as amended, RMH's shareholders will receive
0.2150 shares of NCO Group common stock for each share of RMH common stock. The transaction is subject to a collar arrangement. It is anticipated that NCO Group will issue approximately 3.4 million shares of NCO Group common stock to RMH's shareholders. It is also anticipated that NCO Group will issue approximately 593,000 additional shares of NCO Group common stock upon the exercise of currently outstanding options and warrants to purchase RMH common stock to be assumed by NCO Group in the merger.

   We have assumed for all purposes in this joint proxy statement/prospectus, that the shares to be issued in the proposed merger of NCO Group and RMH are not issued and outstanding.

RMH Shareholder Suit

   On December 3, 2003, a shareholder class action suit was filed against RMH and certain of RMH's officers and directors in the Delaware County, Pennsylvania Court of Common Pleas seeking the recovery of damages and other remedies caused by the alleged violation of fiduciary duties by members of RMH's board of directors relating to the proposed merger with NCO Group. The suit alleges that the defendants favored interests other than those of RMH's public shareholders and failed to take reasonable steps designed to maximize shareholder value with respect to the proposed merger with NCO Group. At this time, it is too early to form a definitive opinion concerning the ultimate outcome of this litigation. NCO Group has been advised that management of RMH believes that the case is without merit and plans to vigorously defend RMH against this claim.

RMH's Form 10-K for the Fiscal Year Ended September 30, 2003 Contained an Auditor's Report with an Explanatory Paragraph Regarding RMH's Ability to Continue as a Going Concern

   The report of RMH's independent auditors on its financial statements for the year ended September 30, 2003, states that RMH's recurring losses from operations, uncertainty regarding the ability to remain in compliance with restrictive debt covenants under the revolving credit facility, and uncertainty regarding the ability to obtain additional financing to fund RMH's operations and capital requirements raise substantial doubt about RMH's ability to continue as a going concern. After the completion of the merger, RMH will become a wholly-owned subsidiary of NCO Group. As such, RMH will have access to NCO Group's capital resources to fund its operations and capital requirements.

SOP 03-3 - Accounting for Certain Loans or Debt Securities Acquired in a
Transfer

   NCPM currently follows the accounting guidance in Practice Bulletin #6 for the accounting for purchased receivable portfolios. Practice Bulletin #6 has been superseded by SOP 03-3 - Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. SOP 03-3 applies to all companies that acquire loans for which it is probable at the acquisition date that all contractual amounts due under the acquired loans will not be collected. SOP 03-3 addresses accounting for differences between contractual and expected future cash flows from an investor's initial investment in certain loans when such differences are attributable, in part, to credit quality. The SOP also addresses such loans acquired in purchased business combinations.

   SOP 03-3 limits the revenue that may be accrued to the excess of the estimate of expected cash flows over a portfolio's initial cost of accounts receivable acquired. SOP 03-3 requires that the excess of the contractual cash flows over expected cash flows not be recognized as an adjustment of revenue, expense, or on the balance sheet. SOP 03-3 freezes the internal rate of return, referred to as IRR, originally estimated when the accounts receivable are purchased for subsequent impairment testing. Rather than lower the estimated IRR if the original collection estimates are not received, the carrying value of a portfolio is written down to maintain the original IRR. Increases in expected cash flows are to be recognized prospectively through adjustment of the IRR over a portfolio's remaining life. NCPM is in the process of determining the effect SOP 03-3 will have on its financial position and results of operations.

NCO Group Earnings Release

   On February 9, 2004, NCO Group reported unaudited results of operations for the three months ended December 31, 2003 and the year-ended December 31, 2003:

                                   NCO Group
                            Selected Financial Data
                  (in thousands, except for per share amounts)


Selected Statement of Income Data:


                                                                                            For the Three
                                                                                               Months              For the Years
                                                                                         Ended December 31,     Ended December 31,
                                                                                         -------------------    -------------------
                                                                                          2002        2003        2002       2003
                                                                                        --------    --------    --------   --------
Revenue .............................................................................   $172,225    $187,606    $703,450   $753,816
Operating costs and expenses ........................................................    155,527     165,714     612,401    664,265
                                                                                        --------    --------    --------   --------
Income from operations ..............................................................     16,698      21,892      91,049     89,551
Other income (expense) ..............................................................     (4,579)     (4,756)    (17,970)   (17,943)
                                                                                        --------    --------    --------   --------
Income before income taxes ..........................................................     12,119      17,136      73,079     71,608
Income tax expense ..................................................................      4,589       6,071      27,702     26,732
                                                                                        --------    --------    --------   --------
Income from operations before minority interest .....................................      7,530      11,065      45,377     44,876
Minority interest ...................................................................       (726)       (811)     (3,218)    (2,430)
                                                                                        --------    --------    --------   --------
Net income ..........................................................................   $  6,804    $ 10,254    $ 42,159   $ 42,446
                                                                                        ========    ========    ========   ========
Net income per share:
 Basic ..............................................................................   $   0.26    $   0.39    $   1.63   $   1.64
                                                                                        ========    ========    ========   ========
 Diluted ............................................................................   $   0.26    $   0.37    $   1.54   $   1.54
                                                                                        ========    ========    ========   ========
Weighted average shares outstanding:
 Basic ..............................................................................     25,908      25,981      25,890     25,934
 Diluted ............................................................................     29,717      30,149      29,829     29,895


Selected Balance Sheet Data:


                                                             As of December 31,
                                                             -------------------
                                                               2002       2003
                                                             --------   --------
Cash and cash equivalents ...............................    $ 25,159   $ 45,644
Current assets ..........................................     215,226    229,452
Total assets ............................................     966,281    946,111
Current liabilities .....................................     107,009    126,674
Long-term debt, net of current portion ..................     334,423    245,158
Shareholders' equity ....................................     435,762    490,417

NCPM Earnings Release

   On February 9, 2004, NCPM reported unaudited results of operations for the three months ended December 31, 2003 and the year-ended December 31, 2003:

                                      NCPM
                            Selected Financial Data
                    (in thousands, except per share amounts)

Selected Statement of Income Data:


                                                                                               For the Three        For the Years
                                                                                               Months Ended             Ended
                                                                                               December 31,         December 31,
                                                                                             -----------------    -----------------
                                                                                              2002       2003      2002       2003
                                                                                            -------    -------    -------   -------
Revenue .................................................................................   $16,663    $20,289    $63,379   $75,456
Operating costs and expenses: ...........................................................    11,477     14,234     42,115    55,725
                                                                                            -------    -------    -------   -------
Income from Operations ..................................................................     5,186      6,055     21,264    19,731
Other income (expense) ..................................................................    (2,007)    (2,447)    (7,200)   (8,855)
                                                                                            -------    -------    -------   -------
Income before income tax expense ........................................................     3,179      3,608     14,064    10,876
Income tax expense ......................................................................     1,186      1,327      5,269     3,976
                                                                                            -------    -------    -------   -------
Income from operations before minority interest .........................................     1,993      2,281      8,795     6,900
Minority interest .......................................................................       (15)       (69)       (15)     (273)
                                                                                            -------    -------    -------   -------
Net income ..............................................................................   $ 1,978    $ 2,212    $ 8,780   $ 6,627
                                                                                            =======    =======    =======   =======
Net income per share:
Basic ...................................................................................   $  0.15    $  0.16    $  0.65   $  0.49
                                                                                            =======    =======    =======   =======
Diluted .................................................................................   $  0.15    $  0.16    $  0.65   $  0.49
                                                                                            =======    =======    =======   =======
Weighted average shares outstanding:
Basic ...................................................................................    13,576     13,576     13,576    13,576
Diluted .................................................................................    13,576     13,597     13,577    13,582

Selected Balance Sheet Data:


                                         As of December 31,   As of December 31,
                                                2002                 2003
                                         ------------------   ------------------
Cash and cash equivalents ...........         $  6,388             $  9,754
Purchased accounts receivable .......          148,968              149,707
Total assets ........................          167,797              170,396
Notes payable .......................           56,095               57,282
Note payable - affiliate ............           36,880               25,000
Shareholders' equity ................           66,637               73,381

Other Selected Financial Data:


                                                                                             For the Three
                                                                                             Months Ended       For the Year Ended
                                                                                             December 31,          December 31,
                                                                                           -----------------    -------------------
                                                                                            2002       2003       2002       2003
                                                                                          -------    -------    --------   --------
Collections ...........................................................................   $33,330    $41,987    $116,394   $151,070
                                                                                          =======    =======    ========   ========
Revenue from purchased accounts receivable ............................................   $16,663    $20,257    $ 63,379   $ 75,168
                                                                                          =======    =======    ========   ========
Revenue as a percentage of collections ................................................       50%        48%         54%        50%
Amortization of purchased accounts receivable .........................................   $16,667    $21,730    $ 53,015   $ 75,902
                                                                                          =======    =======    ========   ========
Amortization as a percentage of collections ...........................................       50%        52%         46%        50%
Servicing fee expenses ................................................................   $10,238    $12,599    $ 35,534   $ 48,832
                                                                                          =======    =======    ========   ========
Servicing fee expenses as a percentage of collections .................................       31%        30%         31%        32%


   Certain amounts as of December 31, 2002, and for the three months and year ended December 31, 2002, have been reclassified to conform with the 2003 presentation for comparative purposes.

         Selected Historical and Pro Forma Financial Data of NCO Group

   The historical selected financial data of NCO Group for each of the five years in the period ended December 31, 2002 are derived from the audited financial statements of NCO Group. The historical selected financial data as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003, are derived from the unaudited financial statements of NCO Group and, in the opinion of the management of NCO Group, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results for the nine months ended September 30, 2003 for NCO Group are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

   The unaudited pro forma selected financial data of NCO Group for the year ended December 31, 2002 has been prepared assuming the acquisition of Great Lakes Collections Bureau, Inc., referred to as Great Lakes, which was completed on August 18, 2002, and assuming that the pending acquisition of the minority interest of NCPM occurred on January 1, 2002.

   The unaudited pro forma selected financial data of NCO Group as of September 30, 2003, has been prepared assuming the pending acquisition of the minority interest of NCPM occurred on September 30, 2003. The unaudited pro forma selected financial data of NCO Group for the nine months ended September 30, 2003, has been prepared assuming the pending acquisition of the minority interest of NCPM occurred on January 1, 2003.

   The unaudited pro forma selected financial data does not purport to represent what NCO Group's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project NCO Group's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the accompanying notes.

   The following data should be read in conjunction with NCO Group's historical consolidated financial statements and the accompanying notes; the historical financial statements and accompanying notes of NCPM and Great Lakes; the unaudited pro forma consolidated financial data and accompanying notes included under the caption "Pro Forma Combined Condensed Financial
Statements;" and NCO Group's and NCPM's "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are either incorporated by reference into or included elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information."

   The unaudited pro forma combined condensed financial data does not reflect the proposed acquisition of RMH Teleservices, Inc. by NCO Group.

       Selected Historical and Pro Forma Financial Data of NCO Group (1)
                 (Amounts in thousands, except per share data)

                                                                                                          For the Nine Months
                                              For the Years Ended December 31,                            Ended September 30,
                             ------------------------------------------------------------------    --------------------------------
                                                   Historical                         Pro Forma         Historical        Pro Forma
                             ------------------------------------------------------   ---------     -------------------   ---------
                               1998       1999        2000       2001        2002        2002        2002        2003        2003
                             --------   --------    --------   --------    --------   ---------    --------    --------   ---------
Selected Statement of
 Income Data:
Revenue..................    $209,947   $460,311    $587,452   $683,873    $703,450    $731,635    $531,225    $566,210    $566,210
Operating costs and
  expenses:
 Payroll and related
  expenses................    106,787    237,709     293,292    350,634     335,405     354,669     251,469     264,506     264,506
 Selling, general and
  administrative expenses      61,607    128,177     179,924    237,690     249,672     262,437     185,627     210,299     210,299
 Depreciation and
  amortization expenses..       8,615     21,805      32,360     38,205      27,324      28,380      19,778      23,746      23,746
 Nonrecurring acquisition
  costs..................          --      4,601          --         --          --          --          --          --          --
                             --------   --------    --------   --------    --------    --------    --------    --------    --------
Income from operations...      32,938     68,019      81,876     57,344      91,049      86,149      74,351      67,659      67,659
Other income (expense)...      (1,794)   (16,899)    (22,126)   (23,335)    (17,970)    (22,031)    (13,391)    (13,187)    (13,187)
                             --------   --------    --------   --------    --------    --------    --------    --------    --------
Income before provision
 for income taxes........      31,144     51,120      59,750     34,009      73,079      64,118      60,960      54,472      54,472
Income tax expense.......      12,881     22,821      24,572     14,661      27,702      24,549      23,113      20,661      20,661
                             --------   --------    --------   --------    --------    --------    --------    --------    --------
Income from continuing
 operations before
 minority interest.......      18,263     28,299      35,178     19,348      45,377      39,569      37,847      33,811      33,811
Minority interest........          --         --          --     (4,310)     (3,218)         --      (2,492)     (1,619)
                             --------   --------    --------   --------    --------    --------    --------    --------    --------
Income from continuing
 operations..............      18,263     28,299      35,178     15,038      42,159      39,569      35,355      32,192      33,811
Accretion of preferred
 stock to redemption
 value...................      (1,604)      (377)         --         --          --          --          --          --          --
                             --------   --------    --------   --------    --------    --------    --------    --------    --------
Income from continuing
 operations applicable to
 common shareholders.....      16,659     27,922      35,178     15,038      42,159      39,569      35,355      32,192      33,811
Discontinued operations,
 net of taxes:
 Income (loss) from
  discontinued operations          82      1,067        (975)        --          --          --          --          --          --
 Loss on disposal of
  discontinued operations          --         --     (23,179)        --          --          --          --          --          --
                             --------   --------    --------   --------    --------    --------    --------    --------    --------
Net income applicable to
 common shareholders.....    $ 16,741   $ 28,989    $ 11,024   $ 15,038    $ 42,159    $ 39,569    $ 35,355    $ 32,192    $ 33,811
                             ========   ========    ========   ========    ========    ========    ========    ========    ========
Income from continuing
 operations applicable to
 common shareholders per
 share:
 Basic...................    $   0.91   $   1.22    $   1.38   $   0.58    $   1.63    $   1.43    $   1.37    $   1.24    $   1.22
                             ========   ========    ========   ========    ========    ========    ========    ========    ========
 Diluted.................    $   0.84   $   1.17    $   1.36   $   0.58    $   1.54    $   1.37    $   1.28    $   1.17    $   1.16
                             ========   ========    ========   ========    ========    ========    ========    ========    ========
Net income applicable to
 common shareholders per
 share:
 Basic...................    $   0.91   $   1.27    $   0.43   $   0.58    $   1.63    $   1.43    $   1.37    $   1.24    $   1.22
                             ========   ========    ========   ========    ========    ========    ========    ========    ========
 Diluted.................    $   0.85   $   1.22    $   0.43   $   0.58    $   1.54    $   1.37    $   1.28    $   1.17    $   1.16
                             ========   ========    ========   ========    ========    ========    ========    ========    ========
Weighted average shares
 outstanding:
 Basic...................      18,324     22,873      25,587     25,773      25,890      27,691      25,884      25,919      27,720
                             ========   ========    ========   ========    ========    ========    ========    ========    ========
 Diluted.................      19,758     23,799      25,842     26,091      29,829      31,673      29,867      29,811      31,655
                             ========   ========    ========   ========    ========    ========    ========    ========    ========

                                                                        December 31,                           September 30, 2003
                                                   ------------------------------------------------------    ----------------------
                                                     1998       1999        2000       2001        2002      Historical   Pro Forma
                                                   --------   --------    --------   --------    --------    ----------   ---------
Selected Balance Sheet Data:
Cash and cash equivalents......................    $ 22,528   $ 50,513    $ 13,490   $ 32,161    $ 25,159     $ 44,027     $ 44,027
Working capital................................      31,517     65,937      76,824     97,478     105,984      102,592       98,964
Net assets of discontinued operations..........      27,740     41,492          --         --          --           --           --
Total assets...................................     410,992    791,692     781,257    928,864     966,281      966,758      980,711
Long-term debt, net of current portion.........     143,831    323,949     303,920    357,868     334,423      274,687      274,687
Minority interest..............................          --         --          --     21,213      24,427       26,046           --
Redeemable preferred stock.....................      11,882         --          --         --          --           --           --
Shareholders' equity...........................     199,465    364,888     375,464    392,302     435,762      477,001      516,899

---------------
(1) The years ended December 31, 1998, 1999, 2000 and 2001, included goodwill amortization expense, net of tax, of $4.0 million, $11.2 million, $11.8 million and $11.9 million, respectively.

                   Selected Historical Financial Data of NCPM

   The following selected historical financial information is only a summary and should be read in conjunction with NCPM's audited financial statements and notes thereto and NCPM's "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this joint proxy statement/prospectus. The summary historical balance sheet data as of December 31, 2001 and 2002, and the summary historical statement of operations data for each of the years ended December 31, 2000, 2001 and 2002, have been derived from NCPM's audited financial statements, which are included in NCPM's Annual Report on Form 10-K that is attached as Annex D to this joint proxy statement/prospectus. The summary historical balance sheet data as of December 31, 1999 and 2000, and the summary historical statement of operations data for the period January 22, 1999 (date of inception) through December 31, 1999, and the years ended December 31, 2000, 2001 and 2002, have been derived from NCPM's audited financial statements, which are included in NCPM's Annual Report on Form 10-K that is attached to this joint proxy statement/prospectus as Annex D. The selected historical financial data of NCPM as of and for the nine months ended September 30, 2002 and 2003, have been derived from NCPM's unaudited financial statements, which are included in NCPM's Quarterly Report on Form 10-Q that is attached to this joint proxy statement/prospectus as Annex E, and include, in the opinion of NCPM's management, all adjustments consisting of normal recurring adjustments that NCPM considers necessary to present fairly the results of operations and financial position of NCPM in those periods. The results for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

                   SELECTED HISTORICAL FINANCIAL DATA OF NCPM

                 (Amounts in thousands, except per share data)

                                                                                                                 As of and for the
                                                       For the Period                 As of and for                 Nine Months
                                                      January 22, 1999        the Years Ended December 31,      Ended September 30,
                                                   (date of inception) to    -------------------------------    -------------------
                                                      December 31, 1999        2000     2001 (4)      2002        2002       2003
                                                   ----------------------    --------   --------    --------    --------   --------
Selected Statement of Income Data:
Revenue .........................................          $ 1,959           $ 13,151   $ 62,929    $ 63,379    $ 46,716   $ 55,167
Operating costs and expenses:
 Payroll and related expenses ...................              180                327      1,624       1,532       1,431      1,286
 Servicing fee expenses .........................              981              5,741     27,771      35,534      25,296     36,233
 Selling, general, and administrative expenses ..               57                112      2,017       2,794       2,087      2,526
 Amortization expense ...........................               --                 --        250         320         228        298
 Impairment of purchased accounts receivable ....               --                 --      2,649       1,935       1,596      1,148
                                                           -------           --------   --------    --------    --------   --------
Total operating costs and expenses ..............            1,218              6,180     34,311      42,115      30,638     41,491
                                                           -------           --------   --------    --------    --------   --------
Income from operations ..........................              741              6,971     28,618      21,264      16,078     13,676
Other income (expense):
 Interest and other income ......................               --                 --        531       1,024         569      1,712
 Interest expense ...............................             (253)            (1,334)    (8,230)     (8,224)     (5,762)    (8,120)
                                                           -------           --------   --------    --------    --------   --------
Total other expense .............................             (253)            (1,334)    (7,699)     (7,200)     (5,193)    (6,408)
                                                           -------           --------   --------    --------    --------   --------
Income before income tax expense ................              488              5,637     20,919      14,064      10,885      7,268
Income tax expense ..............................              183              2,114      7,845       5,269       4,083      2,649
                                                           -------           --------   --------    --------    --------   --------
Income from operations before minority interest                305              3,523     13,074       8,795       6,802      4,619
Minority interest ...............................               --                 --         --         (15)         --       (204)
                                                           -------           --------   --------    --------    --------   --------
Net income ......................................          $   305           $  3,523   $ 13,074    $  8,780    $  6,802   $  4,415
                                                           =======           ========   ========    ========    ========   ========
Basic net income per common share ...............          $  0.04           $   0.41   $   1.02    $   0.65    $   0.50   $   0.33
Diluted net income per common share .............          $  0.04           $   0.41   $   1.02    $   0.65    $   0.50   $   0.33
Weighted average number of basic shares
 outstanding ....................................            8,599              8,599     12,871      13,576      13,576     13,576
Weighted average number of diluted shares
 outstanding ....................................            8,599              8,599     12,871      13,577      13,577     13,576
Selected Other Financial Data:
Revenue as a percentage of collections (1) ......            48.2%              74.2%      64.8%       54.5%       56.2%      50.6%
Collections on managed accounts receivable (2) ..          $ 4,064           $ 17,716   $ 97,088    $116,395    $ 83,065   $109,083
Collections applied to principal of managed
 accounts receivable (3) ........................            2,105              4,565     34,159      53,818      37,151     54,170
Cash flows provided by (used in):
 Operating activities ...........................              928              7,840     23,032      16,496      12,450     11,554
 Investing activities ...........................           (4,694)           (27,452)   (25,067)    (14,029)    (10,775)    14,038
 Financing activities ...........................            3,766             19,612      8,544      (2,588)     (2,629)   (23,879)
 Impaired purchased accounts receivable as a
   percentage of total purchased accounts
   receivable....................................               0%                 0%       4.2%        3.9%        4.5%       6.2%
Selected Balance Sheet Data:
Cash and cash equivalents .......................          $    --           $     --   $  6,509    $  6,388    $  5,555   $  8,101
Purchased accounts receivable ...................            4,694             31,480    136,339     148,968     145,561    138,743
Total debt ......................................            3,765             23,377     92,509      92,975      91,379     77,126
Stockholders' equity ............................              306              3,829     57,864      66,637      64,666     71,079

---------------
(1) Revenue as a percentage of collections is presented because NCPM relies on this indicator in the management of its business as a key measure of its overall return on investment on purchased accounts receivable.
(2) Managed accounts receivable include purchased accounts receivable that NCPM owns, but excludes accounts receivable that NCPM invests in but does not own, including purchased accounts receivable in its investment in securitization, Creditrust SPV 98-2, and purchased accounts receivable in its joint venture with IMNV Holdings, LLC.
(3) Collections applied to principal of managed accounts receivable is calculated by subtracting revenue recognized from collections on managed accounts receivable, except for the nine months ended September 30, 2002, and the year ended December 31, 2002, where there was additional amortization of $802,000 due to a purchase price adjustment on certain accounts receivable purchased in 2001.
(4) The information presented as of and for the year ended December 31, 2001 includes the results of the merger with NCO Group from February 21, 2001 to December 31, 2001, and is not comparable to any other periods presented.

                            Market Price Information


   NCO Group's common stock is traded on The Nasdaq National Market under the symbol "NCOG." NCPM's common stock is traded on The Nasdaq National Market under the symbol "NCPM."

   The following table sets forth the range of high and low sale prices of NCO Group's and NCPM's common stock for the periods indicated as reported on The Nasdaq National
Market:

                                                                  High      Low
                                                                 ------   ------
NCO Group
Fiscal Year Ended December 31, 2002:
 First Quarter ..............................................    $29.75   $18.30
 Second Quarter .............................................     29.19    20.61
 Third Quarter ..............................................     22.55    11.33
 Fourth Quarter .............................................     16.80    10.56
Fiscal Year Ended December 31, 2003:
 First Quarter ..............................................    $17.15   $12.55
 Second Quarter .............................................     20.43    14.50
 Third Quarter ..............................................     26.00    17.14
 Fourth Quarter .............................................     26.18    20.63
Fiscal Year Ended December 31, 2004:
 First Quarter (through February 24, 2004) ..................    $25.31   $20.00


                                                                   High     Low
                                                                   -----   -----
NCPM
Fiscal Year Ended December 31, 2002:
 First Quarter ................................................    $7.13   $6.21
 Second Quarter ...............................................     7.36    6.21
 Third Quarter ................................................     7.17    4.85
 Fourth Quarter ...............................................     6.29    4.26
Fiscal Year Ended December 31, 2003:
 First Quarter ................................................    $6.69   $5.60
 Second Quarter ...............................................     6.17    5.50
 Third Quarter ................................................     6.74    5.20
 Fourth Quarter ...............................................     8.28    5.85
Fiscal Year Ended December 31, 2004:
 First Quarter (through February 24, 2004) ....................    $8.96   $7.61

   On December 12, 2003, the last full trading day prior to the execution of the merger agreement, the reported high sale price on The Nasdaq National Market of NCO Group common stock was $22.43 and the reported low sale price on The Nasdaq National Market of NCO Group common stock was $21.84. On December 12, 2003, the reported high sale price of the NCPM common stock on The Nasdaq National Market was $7.30 and the reported low sale price of NCPM common stock on The Nasdaq National Market was $7.30. The last reported sale price on The Nasdaq National Market on February 24, 2004 of NCO Group common stock was $20.99 and of NCPM common stock was $7.68.

   The following table sets forth the closing sale price per share of NCO Group common stock and NCPM common stock as reported on The Nasdaq National Market and the pro forma equivalent per share price of NCPM common stock on December 12, 2003, the last trading day preceding the execution of the merger agreement, and on February 24, 2004, the most recent date for which prices were available prior to printing this document:

                                                                     Pro Forma
                                                                     Equivalent
                                        NCO Group     NCPM Common     NCPM Per
                                      Common Stock       Stock      Share Price
                                      ------------    -----------   -----------
December 12, 2003..................      $22.40          $7.30         $8.11
February 24, 2004..................      $20.99          $7.68         $7.60*

*Assumes that NCO Group does not adjust the exchange ratio and that NCPM does not terminate the merger agreement. If NCO Group adjusts the exchange ratio as described below, the pro forma equivalent NCPM per share price would be $7.78.

   The pro forma equivalent per share price of each share of NCPM common stock, which is the value of the NCO Group common stock which NCPM stockholders would receive for each share of NCPM common stock exchanged in the merger, was calculated by multiplying the closing sale price per share of NCO Group common stock reflected in the table by an assumed exchange ratio of 0.36187. The exchange ratio may be adjusted if at the time of the closing of the merger the average closing sale price of NCO Group common stock is less than $21.50 per share during the ten trading day period ending on the second trading day preceding the closing date of the merger, sometime referred to as the measurement period. In this event, if NCO Group exercises its option to adjust the exchange ratio, the exchange ratio will be adjusted to an amount equal to $7.78021 divided by the average closing price of NCO Group common stock during the measurement period. Therefore, the actual exchange ratio may be more than 0.36187.

   NCPM stockholders are urged to obtain current market quotations prior to making any decisions with respect to the merger. No assurance can be given as to the future prices of, or markets for, NCO Group common stock.

                               Dividend Policies

   Historically, NCO Group has not paid dividends. NCO Group does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO Group's credit agreement with its lenders prohibits NCO Group from paying cash dividends without the lenders' prior consent. NCO Group currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO Group board of directors and will depend upon, among other things, NCO Group's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO Group board of directors deems relevant.

   Historically, NCPM has not paid dividends. The merger agreement restricts NCPM from paying any dividends without the consent of NCO Group prior to the completion or termination of the merger.

                           Comparative Per Share Data
                                  (Unaudited)

   The following table presents historical and combined pro forma per share data for NCO Group and historical and equivalent combined pro forma per share data for NCPM. The pro forma information is provided for illustrative purposes only and assumes that the merger had occurred at the beginning of each of the periods presented. The pro forma information should not be relied upon as necessarily indicative of the historical results that would have been obtained if the companies had combined during those periods or the results that will be obtained in the future. The equivalent pro forma per share amounts for NCPM were calculated by multiplying the relevant NCO Group pro forma amounts by an assumed exchange ratio of

0.36187. Because the exchange ratio is subject to adjustment based on the price of NCO Group common stock during the measurement period prior to completion of the merger, the actual exchange ratio may be more than 0.36187. The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock as of the end of each of the periods presented.

   The comparative per share data does not reflect the issuance of shares of NCO Group common stock in the proposed merger of NCO Group and RMH.

   The following tables should be read in conjunction with the historical consolidated financial statements of NCO Group and the accompanying notes, the historical consolidated financial statements and accompanying notes of NCPM and the unaudited pro forma consolidated financial data and accompanying notes included under the caption "Pro Forma Combined Condensed Financial Statements," all of which are included elsewhere in this joint proxy statement/prospectus or are contained in the annual reports and other information NCO Group has filed with the SEC. See "Where You Can Find More Information."

                                            As of or for the    As of or for the
                                               Year Ended      Nine Months Ended
                                              December 31,       September 30,
                                                  2002                2003
                                            ----------------   -----------------
Historical - NCO Group:
 Diluted net income per common share ...         $ 1.54              $ 1.17
 Book value per common share ...........          16.82               18.36
Historical - NCPM:
 Diluted net income per common share ...           0.65                0.33
 Book value per common share ...........           4.91                5.24
Pro Forma per NCO Group Share:
 Diluted net income per common share ...           1.37                1.16
 Book value per common share ...........             --               18.61
Pro Forma per NCPM Share Equivalent:
 Diluted net income per common share ...           0.50                0.42
 Book value per common share ...........             --                6.73

                                  Risk Factors

   A vote by NCPM stockholders in favor of the merger constitutes a decision by them to invest in NCO Group common stock. In considering whether to approve the merger, NCO Group shareholders and NCPM stockholders should consider carefully the risks described below and the information about NCO Group and NCPM incorporated by reference or included elsewhere within this joint proxy statement/prospectus.

Risks Related to the Merger

   Changes in the market value of NCO Group common stock may adversely affect the value of consideration that NCPM stockholders receive for their stock.

   The value of the NCO Group common stock to be issued in the merger cannot be precisely determined prior to completion of the merger. Upon successful completion of the merger, each NCPM stockholder other than the NCO Group, also known as NCPM's minority stockholders, will be entitled to receive 0.36187 of a share of NCO Group common stock for each share of NCPM common stock held, subject to adjustment at the option of NCO Group if the average closing sale price of the NCO Group common stock for the 10 trading days ending on the second trading day prior to the consummation of the merger, sometimes referred to as the measurement period, is less than $21.50. In such event, NCO Group can either maintain the exchange ratio or adjust the exchange ratio upward. If NCO Group elects to maintain the exchange ratio at 0.36187, NCPM has the right to terminate the merger agreement. If NCO Group elects to adjust the exchange ratio, the exchange ratio will be adjusted to an amount equal to $7.78021 divided by the average closing price of NCO Group common stock during the measurement period. The market value of the NCO Group common stock issued in the merger will depend upon the market price of a share of NCO Group common stock upon the completion of the merger. The market value of NCO Group common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of the NCPM stockholder meeting. Accordingly, NCPM stockholders cannot be sure of the market value of the NCO Group common stock that will be issued in the merger, or the market value of NCO Group common stock at any time after the merger.

   The following chart demonstrates how changes in the market value of NCO Group common stock will affect the exchange ratio in the merger and the value received by NCPM stockholders as of the date of the determination.

                      Hypothetical                                                           Value of NCO Common Stock
                        NCO Group                                                                Received For Each
                 Common Stock Value (1)                   Merger Exchange Ratio            Share of NCPM Common Stock (2)
         ---------------------------------------    ---------------------------------     ---------------------------------
                         $25.00                                0.36187                                 $9.05
                         $23.00                                0.36187                                 $8.32
                         $21.50                                0.36187                                 $7.78
                         $20.00                                0.38901 (3)                             $7.78
                         $20.00                                0.36187 (4)                             $7.24
                         $18.00                                0.43223 (3)                             $7.78
                         $18.00                                0.36187 (4)                             $6.51

---------------
(1) Represents the hypothetical average closing sale prices of NCO Group common stock for the 10 trading day period ending on the second trading day preceding the closing date.
(2) Assumes that the actual price of NCO Group common stock at the effective time of the merger equals the average closing price during the measurement period. To the extent that the average NCO Group common stock price during the measurement period differs from NCO Group's trading price at the time the merger consideration is received, the current value of the merger consideration received for NCPM shares will differ from the dollar amount set forth in the table.
(3) Assumes NCO Group elects to adjust the merger exchange ratio.
(4) Assumes NCO Group elects to keep the merger exchange ratio at 0.36187 and NCPM does not exercise its right to terminate the merger agreement.

   The market price of NCO Group common stock on the date the merger is completed could be lower, and may be significantly lower, or could be higher than the market price of NCO Group common stock on December 12, 2003, the date the merger was announced. NCPM stockholders are urged to obtain a current market quotation for NCO Group common stock prior to voting on or consenting to the merger. We cannot assure you as to the value of NCO Group common stock at any time.

   Failure to complete the merger could harm the market price of NCPM's common stock and NCPM's future business operations.

   If the merger is not completed, NCPM may be subject to the following risks:

     o the price of NCPM's common stock may decline to the extent that the current market price of NCPM common stock reflects a market assumption that the merger will be completed;

     o the inability of NCPM to pursue an alternative business combination transaction with a third party given NCO Group's 63.3% interest in NCPM and the exclusive multi-year servicing agreement between NCO Group and NCPM.

     o if the merger is terminated and NCPM's board of directors elects to seek another merger or business combination, NCPM may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger; and

     o costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid by NCPM if the merger is not completed under certain circumstances.

   The directors and officers of NCPM may have interests that could have affected their decision to support or approve the merger.

   The directors and officers of NCPM may have interests in the merger that differ from, or are in addition to, their interest as NCPM stockholders. The interests of NCPM officers and directors may include:

     o indemnification and insurance for NCPM directors and officers against certain liabilities arising both before and after the merger;

     o fees received by directors serving on the special committee of the NCPM board of directors;

     o increase in value of stock options as a result of the premium to be paid by NCO Group over the market price of the NCPM common stock prior to the announcement of the merger; and

     o increased liquidity for NCPM directors and officers under Rule 144 of the Securities Act with respect to sales of NCO Group shares that would be acquired by them in the merger.

   Additional interests of NCPM officers may include:

     o  continuation of current employment or consulting arrangements; and

     o severance benefits for certain officers if their employment is terminated without cause upon or after the merger.

   The merger may go forward even if NCPM experiences a material adverse change.

   Although NCO Group has the ability to terminate the merger agreement if NCPM experiences a material adverse change in its business, financial condition, results of operations, assets, liabilities or prospects after the date of the agreement, NCO Group may elect to complete the merger. If NCPM suffers a material adverse change but the parties still complete the merger, NCO Group's stock price may decline and NCO Group may not be able to realize the anticipated benefits of the merger.

   If shareholders of RMH or stockholders of NCPM who receive NCO Group common stock in the mergers sell that stock immediately, it could cause a decline in the market price of NCO Group common stock.

   All of the shares of NCO Group common stock to be issued in the proposed mergers with RMH and NCPM will be registered with the SEC and, therefore, will be immediately available for resale in the public market, except that shares issued in the RMH merger to RMH shareholders who entered into lock up agreements with NCO Group and shares issued in the mergers to shareholders who are affiliates of RMH or NCPM before the mergers or who become affiliates of NCO Group after the merger, will be subject to certain restrictions on transferability. As a result of future sales of such NCO Group common stock, or the perception that these sales could occur, the market price of NCO Group common stock may decline and could decline significantly before or at the time the mergers are completed or immediately thereafter. If this occurs, or if other holders of NCO Group common stock sell significant amounts of NCO Group common stock immediately after the mergers are completed, these sales could cause a decline in the market price of NCO Group common stock.

   Merger related accounting impairment and amortization charges might reduce NCO Group's profitability.

   Under generally accepted accounting principles, the minority interest component of the acquired assets and assumed liabilities of NCPM and the acquired assets and assumed liabilities of RMH will be recorded on the books of the consolidated NCO Group entity at their fair values at the dates the respective mergers are completed. Any excess of the value of the consideration paid by NCO Group at the date the merger is completed over the fair value of the minority interest component of the identifiable tangible and intangible assets of NCPM and over the fair value of the identifiable tangible and intangible assets of RMH, including customer lists for RMH, will be treated as excess of purchase price over the fair value of net assets acquired

(commonly known as goodwill). Goodwill is not amortized for accounting purposes. However, the amounts allocable to certain identifiable intangible assets, including customer lists, are amortized over their respective useful lives. As a result, NCO Group may incur substantial accounting amortization charges that will affect NCO Group's profitability. In addition, to the extent in the future, the book value of the goodwill is in excess of its fair value or NCO Group loses a significant RMH client, NCO Group may need to record an impairment charge to reduce goodwill or the customer list to its fair value.

   After the merger and prior to the proposed merger with RMH, goodwill will represent 56.1% of NCO Group's pro forma total assets at September 30, 2003. If the goodwill is deemed to be impaired, NCO Group may need to take a charge to earnings to write-down the goodwill to its fair value.

   NCO Group's balance sheet includes goodwill, which represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition.

   Effective January 1, 2002, NCO Group adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangibles," referred to as SFAS 142. As a result of adopting SFAS 142, NCO Group no longer amortizes goodwill. Goodwill must be tested at least annually for impairment. The annual impairment test will be completed as of October 1st of each year. The test for impairment uses a fair value based approach, whereby if the implied fair value of a reporting unit's goodwill is less than its carrying amount, goodwill would be considered impaired. NCO Group makes significant assumptions to estimate the future revenue and cash flows used to determine the fair value of our reporting units. If NCO Group's expected revenue and cash flows are not realized or if a sustained significant depression in its market capitalization indicates that its assumptions are not accurately estimating its fair value, impairment losses may be recorded in the future.

   As of September 30, 2003, NCO Group's pro forma balance sheet included goodwill that represented 56.1% of total assets and 106.5% of its shareholders' equity. If the goodwill is deemed to be impaired under SFAS 142, NCO Group may need to take a charge to earnings to write-down the goodwill to its fair value and this could have a materially adverse effect on the market price of NCO Group's common stock.

   You should be aware that earnings for periods beginning after December 31, 2001 do not include charges for the amortization of goodwill and you should consider this when comparing such earnings with historical earnings for periods ended on or before December 31, 2001, which included goodwill amortization charges.

Risks Related to NCO Group's Business

   If the merger is successfully completed, holders of NCPM common stock will become holders of NCO Group common stock. NCO Group's business differs in certain respects from NCPM's business, and NCO Group's results of operations, as well as the price of NCO Group common stock, may be affected by factors different than those affecting NCPM's results of operations and the price of NCPM's common stock before the merger.

   Decreases in NCO Group's collections due to the economic condition in the United States may have an adverse effect on NCO Group's results of operations, revenue and stock price.

   Due to the economic condition in the United States, which has led to high rates of unemployment and personal bankruptcy filings, the ability of consumers to pay their debts has significantly decreased. Defaulted consumer loans that NCO Group services or purchases are generally unsecured, and NCO Group may be unable to collect these loans in case of the personal bankruptcy of a consumer. Because of higher unemployment rates and bankruptcy filings, NCO Group's collections may significantly decline, which may adversely impact NCO Group's results of operations, revenue and stock price.

   Terrorist attacks, war and threats of attacks and war may adversely impact NCO Group's results of operations, revenue and stock price.

   Terrorist attacks, war and the outcome of war and threats of attacks and war may adversely impact NCO Group's results of operations, revenue and stock price. Recent terrorist attacks in the United States and on

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

United States targets abroad, as well as future events occurring in response or in connection to them, including, without limitation, future terrorist attacks against United States targets and threats of war or actual conflicts involving the United States or its allies, may adversely impact NCO Group's operations, including affecting NCO Group's ability to collect its clients' accounts receivable. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the economy. They could also result in an adverse effect on the economy of the United States. Any of these occurrences could have a material adverse effect on NCO Group's results of operations, collections and revenue, and may result in the volatility of the market price for its common stock.

   NCO Group's business is dependent on its ability to grow internally.

   NCO Group's business is dependent on its ability to grow internally, which is dependent upon:

     o its ability to retain existing clients and expand its existing client relationships; and

     o  its ability to attract new clients.

   NCO Group's ability to retain existing clients and expand those relationships is subject to a number of risks, including the risk that:

     o NCO Group fails to maintain the quality of services it provides to its clients;

     o NCO Group fails to maintain the level of attention expected by its clients; and

     o NCO Group fails to successfully leverage its existing client relationships to sell additional services.

   NCO Group's ability to attract new clients is subject to a number of risks, including:

     o  the market acceptance of its service offerings;

     o  the quality and effectiveness of its sales force; and

     o the competitive factors within the accounts receivable management and collection industry.

   If NCO Group's efforts to retain and expand its client relationships and to attract new clients do not prove effective, it could have a materially adverse effect on NCO Group's business, results of operations and financial condition.

   If NCO Group is not able to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive.

   NCO Group's success depends in large part on its sophisticated telecommunications and computer systems. NCO Group uses these systems to identify and contact large numbers of debtors and to record the results of its collection efforts. If NCO Group is unable to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive. NCO Group has made a significant investment in technology to remain competitive and it anticipates that it will be necessary to continue to do so in the future. Telecommunications and computer technologies are changing rapidly and are characterized by short product life cycles, so that NCO Group must anticipate technological developments. If NCO Group is not successful in anticipating, managing, or adopting technological changes on a timely basis or if it does not have the capital resources available to invest in new technologies, its business would be materially adversely affected.

   NCO Group is highly dependent on its telecommunications and computer systems.

   As noted above, NCO Group's business is highly dependent on its telecommunications and computer systems. These systems could be interrupted by terrorist acts, natural disasters, power losses, or similar events. Its business also is materially dependent on services provided by various local and long distance telephone companies. If NCO Group's equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, it may be prevented from providing services. Because NCO Group generally recognizes income only as accounts are collected, any failure or interruption of services would mean that it would continue to incur payroll and other expenses without any corresponding income.

   NCO Group competes with a large number of providers in the accounts receivable management and collection industry. This competition could have a materially adverse effect on its future financial results.

   NCO Group competes with a large number of companies in providing accounts receivable management and collection services. NCO Group competes with other sizable corporations in the United States and abroad such as Outsourcing Solutions, Inc., IntelliRisk Management Corporation, Risk Management Alternatives, Inc., and GC Services LP, as well as many regional and local firms. NCO Group may lose business to competitors that offer more diversified services and/or operate in broader geographic areas than it does. NCO Group may also lose business to regional or local firms who are able to use their proximity to or contacts at local clients as a marketing advantage. In addition, many companies perform the accounts receivable management and collection services offered by NCO Group in-house. Many larger clients retain multiple accounts receivable management and collection providers, which exposes NCO Group to continuous competition in order to remain a preferred provider. Because of this competition, in the future NCO Group may have to reduce its collection fees to remain competitive and this competition could have a materially adverse effect on NCO Group's future financial results.

   Many of NCO Group's clients are concentrated in the financial services, healthcare, and retail and commercial sectors. If any of these sectors perform poorly or if there are any adverse trends in these sectors it could materially adversely affect NCO Group.

   For the year ended December 31, 2002, NCO Group derived approximately 39.2% of its revenue, excluding purchased accounts receivable, from clients in the financial services sector, approximately 24.5% of its revenue from clients in the healthcare sector and approximately 18.1% of its revenue from clients in the retail and commercial sectors. If any of these sectors perform poorly, clients in these sectors may have fewer or smaller accounts to refer to NCO Group, or they may elect to perform accounts receivable management and collection services in-house. If there are any trends in any of these sectors to reduce or eliminate the use of third-party accounts receivable management and collection services, the volume of referrals NCO Group receives could decrease.

   NCO Group has international operations and various factors relating to its international operations could affect its results of operations.

   NCO operates in Canada and the United Kingdom. Approximately 5.1% of NCO's 2002 revenue was derived from Canada and the United Kingdom. Political or economic instability in Canada or the United Kingdom could have an adverse impact on NCO Group's results of operations due to diminished revenues in these countries. NCO Group's future revenues, costs of operations and profit results could be affected by a number of factors related to its international operations, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country's political condition, trade protection measures, licensing and other legal requirements and local tax issues.

   Unanticipated currency fluctuations in the Canadian Dollar, British Pound or Euro could lead to lower reported consolidated results of operations due to the translation of these currencies into U.S. dollars when NCO Group consolidates its financial results. In addition, NCO Group provides services to its U.S. clients through call centers in India and Barbados. The employees of the call centers are hired through a subcontractor. Any political or economic instability in India or Barbados could have an adverse impact on NCO Group's results of operations.

   Most of NCO Group's contracts do not require clients to place accounts with it, may be terminated on 30 or 60 days notice, and are on a contingent fee basis. NCO Group cannot guarantee that existing clients will continue to use its services at historical levels, if at all.

   Under the terms of most of NCO Group's contracts, clients are not required to give accounts to it for collection and usually have the right to terminate its services on 30 or 60 days notice. Accordingly, NCO Group cannot guarantee that existing clients will continue to use its services at historical levels, if at all. In addition, most of these contracts provide that NCO Group is entitled to be paid only when it collects accounts. Under applicable accounting principles, therefore, NCO Group can recognize revenues only upon the collection of funds on behalf of its clients.

   NCO Group's success depends on its senior management team and, if it is not able to retain them, it could have a materially adverse effect on NCO Group.

   NCO Group is highly dependent upon the continued services and experience of its senior management team, including Michael J. Barrist, its chairman, president and chief executive officer. NCO Group depends on the services of Mr. Barrist and the other members of its senior management team to, among other things, continue the development and implementation of NCO Group's growth strategies, and maintain and develop its client relationships.

   NCO Group may seek to make strategic acquisitions of companies. Acquisitions involve additional risks that may adversely affect it.

   NCO Group may be unable to make acquisitions because suitable companies in the accounts receivable management and collection business or the business process outsourcing business are not available at favorable prices due to increased competition for these companies.

   NCO Group may have to borrow money, incur liabilities, or sell stock to pay for future acquisitions and may not be able to do so at all or on terms favorable to it. Additional borrowings and liabilities may have a materially adverse effect on NCO Group's liquidity and capital resources. If NCO Group issues stock for all or a portion of the purchase price for future acquisitions, the ownership interest of its stockholders may be diluted. If the price of NCO Group common stock decreases or potential sellers are not willing to accept NCO Group common stock as payment for the sale of their businesses, NCO Group may be required to use more of its cash resources, if available, in order to continue its acquisition program.

   Completing acquisitions involves a number of risks, including diverting management's attention from NCO Group's daily operations and other additional management, operational and financial resources. NCO Group might not be able to successfully integrate future acquisitions into its business or operate the acquired businesses profitably, and it may be subject to unanticipated problems and liabilities of acquired companies.

   NCO Group is dependent on its employees and a higher turnover rate would have a material adverse effect on NCO Group.

   NCO Group is dependent on its ability to attract, hire and retain qualified employees. The accounts receivable management and collection industry experiences a high employee turnover rate. Many of NCO Group's employees receive modest hourly wages and some of these employees are employed on a part-time basis. A higher turnover rate among NCO Group employees would increase its recruiting and training costs and could materially adversely impact the quality of services it provides to its clients. If NCO Group were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in NCO Group's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. NCO Group cannot assure you that it will be able to continue to hire, train and retain a sufficient number of qualified employees. Any increase in hourly wages, costs of employee benefits or employment taxes also could materially adversely affect NCO Group.

   NCO Group's employees are not represented by a labor union. If NCO Group's employees attempt to organize a labor union, and are successful, this could increase NCO Group's recruiting and training costs and could decrease NCO Group's operating efficiency and productivity.

   If NCO Group fails to comply with government regulation of the collections industry, it could result in the suspension or termination of its ability to conduct business.

   The collections industry is regulated under various U.S. federal and state, Canadian and United Kingdom laws and regulations. Many states, as well as Canada and the United Kingdom, require that NCO Group be licensed as a debt collection company. The Federal Trade Commission has the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. If NCO Group fails to comply with applicable laws and regulations, it could result in the suspension or termination of its ability to conduct collections, which would materially adversely affect it. In addition, new federal, state or foreign laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit NCO Group's activities in the future or significantly increase the cost of regulatory compliance. If NCO Group expands its international operations, it may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those in the United States.

   Several of the industries NCO Group serves are also subject to varying degrees of government regulation. Although its clients are generally responsible for complying with these regulations, NCO Group could be subject to various enforcement or private actions for its failure, or the failure of its clients, to comply with these regulations.

   NCO Group may experience variations from quarter to quarter in operating results and net income that could adversely affect the price of its common stock.

   Factors that could cause quarterly fluctuations include, among other things, the following:

     o the timing of NCO Group's clients' accounts receivable management and collection programs and the commencement of new contracts and termination of existing contracts;

     o  the timing and amount of collections on purchased accounts receivable;

     o customer contracts that require NCO Group to incur costs in periods prior to recognizing revenue under those contracts;

     o  the effects of a change of business mix on profit margins;

     o the timing of additional selling, general and administrative expenses to support new business;

     o  the costs and timing of completion and integration of acquisitions;
        and

     o that NCO Group's business tends to be slower in the third and fourth quarters of the year due to the summer and holiday seasons.

   If NCO Group does not achieve the results projected in its public forecasts, it could have a materially adverse effect on the market price of its common stock.

   NCO Group routinely publicly announces investor guidance concerning its expected results of operations. This investor guidance contains forward-looking statements and may be affected by various factors discussed in "Risk Factors" in this joint proxy statement/prospectus and elsewhere in NCO Group's Form 10-K that may cause actual results to differ materially from the results discussed in the investor guidance. The investor guidance reflects numerous assumptions, including NCO Group's anticipated future performance, general business and economic conditions and other matters, some of which are beyond its control. In addition, unanticipated events and circumstances may affect NCO Group's actual financial results. The investor guidance is not a guarantee of future performance and the actual results throughout the periods covered by the investor guidance may vary from the projected results. If NCO Group does not achieve the results projected in its investor guidance, it could have a materially adverse effect on the market price of its common stock.

   NCO Group's stock price has been and is likely to continue to be volatile, which may make it difficult for stockholders to resell common stock when they want to and at prices they find attractive.

   The trading price of NCO Group's common stock has been and is likely to be highly volatile. Its stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

     o announcements of fluctuations in NCO Group or its competitors' operating results;

     o the timing and announcement of acquisitions by NCO Group or its competitors;

     o changes in publicly available guidance of future results of operations;

     o  government regulatory action;

     o  changes in estimates or recommendations by securities analysts;

     o  adverse or unfavorable publicity about NCO Group or its services;

     o the commencement of material litigation, or an unfavorable verdict, against NCO Group;

     o  terrorist attacks, war and threats of attacks and war;

     o  additions or departures of key personnel; and

     o  sales of common stock.

   In addition, the stock market in recent years has experienced significant price and volume fluctuations. Such volatility and decline have affected many companies irrespective of, or disproportionately to, the operating performance of these companies. These broad fluctuations may materially adversely affect the market price of NCO Group's common stock.

   "Anti-takeover" provisions may make it more difficult for a third party to acquire control of NCO Group, even if the change in control would be beneficial to shareholders.

   NCO Group is a Pennsylvania corporation. Anti-takeover provisions in Pennsylvania law and NCO Group's charter and bylaws could make it more difficult for a third party to acquire control of NCO Group. These provisions could adversely affect the market price of NCO Group common stock and could reduce the amount that shareholders might receive if NCO Group was sold. For example, NCO Group's charter provides that its board of directors may issue up to 5,000,000 shares of preferred stock without shareholder approval. In addition, its bylaws provide for a classified board, with each board member serving a staggered three-year term. Directors may be removed only for cause and only with the approval of the holders of at least 65 percent of NCO Group's common stock.

Risks Related to NCPM's Business

   NCPM is subject to additional business-related risks common to the purchase and management of defaulted consumer accounts receivable business. The results of NCPM are consolidated into NCO Group's results. To the extent that those risks have an adverse effect on NCPM, they will have an adverse effect on NCO Group's combined financial results. Some of those risks are:

   Collections may not be sufficient to recover the cost of investments in purchased accounts receivable and support operations.

   NCPM purchases past due accounts receivable generated primarily by consumer credit transactions. These are obligations that the individual consumer has failed to pay when due. The accounts receivable are purchased from consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. Substantially all of the accounts receivable consist of account balances that the credit grantor has made numerous attempts to collect, has subsequently deemed uncollectable, and charged off its books. After purchase, collections on accounts receivable could be reduced by consumer bankruptcy filings, which have been on the rise. The accounts receivable are purchased at a significant discount, typically less than 10% of face value, to the amount the customer owes and, although NCPM estimates that the recoveries on the accounts receivable will be in excess of the amount paid for the accounts receivable, actual recoveries on the accounts receivable will vary and may be less than the amount expected, or even the purchase price paid for such accounts. The timing or amounts to be collected on those accounts receivable cannot be assured. If cash flows from operations are less than anticipated as a result of NCO Group's inability to collect NCPM's accounts receivable, NCPM may not be able to purchase new accounts receivable and its future growth and profitability will be materially adversely affected. There can be no assurance that NCPM's operating performance will be sufficient to service all of its debt or finance the purchase of new accounts receivable.

   NCPM uses estimates in reporting results. If collections on portfolios are materially less than expected, NCPM may be required to record impairment expenses that could have a materially adverse effect on NCPM.

   NCPM's revenue is recognized based on estimates of future collections on portfolios of accounts receivable purchased. Although estimates are based on analytics, the actual amount collected on portfolios and the timing of those collections will differ from NCPM's estimates. If collections on portfolios are materially less than estimated, NCPM may be required to record impairment expenses that will reduce earnings and could materially adversely affect its earnings, financial condition and creditworthiness.

   NCPM may be adversely affected by possible shortages of available accounts receivable for purchase at favorable prices.

   The availability of portfolios of past due consumer accounts receivable for purchase at favorable prices depends on a number of factors outside of NCPM's control, including the continuation of the current growth trend in consumer debt and competitive factors affecting potential purchasers and sellers of portfolios of accounts receivable. The growth in consumer debt may also be affected by changes in credit grantors' underwriting criteria and regulations governing consumer lending. Any slowing of the consumer debt growth trend could result in less credit being extended by credit grantors. Consequently, fewer delinquent accounts receivable could be available at prices that NCPM finds attractive. If competitors raise the prices they are willing to pay for portfolios of accounts receivable above those NCPM wishes to pay, NCPM may be unable to buy the type and quantity of past due accounts receivable at prices consistent with its historic return targets. In addition, NCPM may overpay for portfolios of delinquent accounts receivable, which may have a materially adverse effect on NCO Group's combined financial results.

   NCPM may be unable to compete with other purchasers of past due accounts receivable, which may have an adverse effect on the combined company's financial results.

   NCPM faces bidding competition in its acquisitions of portfolios of past due consumer accounts receivable. Some of its existing competitors and potential new competitors may have greater financial and other resources that allow them to offer higher prices for the accounts receivable portfolios. New purchasers of such portfolios entering the market also cause upward price pressures. NCPM may not have the resources or ability to compete successfully with its existing and potential new competitors. To remain competitive, NCPM may have to increase its bidding prices, which may have an adverse impact on NCO
Group's combined financial results.

Risks Related to RMH's Business

   NCO Group has agreed to acquire RMH subject to conditions to closing. RMH is engaged in the outsourced customer relationship management business, also referred to an CRM. RMH has additional business risks that may have an adverse effect on the combined company if that acquisition is completed. If any of the following risks were to occur, RMH's business, financial condition or results of operations could be materially harmed and this could in turn significantly affect the value of NCO Group's common stock after the merger with RMH.

   RMH has incurred significant losses in recent years. If the acquisition of RMH is completed, RMH's financial condition and results of operations could have an adverse effect on NCO Group.

   RMH incurred significant losses in fiscal 2003, 2002 and 2001 primarily as a result of bad debt expenses, impairment and restructuring charges, a charge associated with projected minimum purchase requirements under agreements with telephone long distance carriers related to the migration from outbound to inbound CRM services, underutilization of capacity, and unfavorable currency exchange rates between the United States and Canada which have resulted in higher operating costs in Canada to support clients in the United States. RMH incurred a significant loss in the first quarter of fiscal 2004 primarily as a result of a decline in billable hours resulting from the timing of telemarketing campaigns, reductions in outsourcing associated with recent economic conditions, the impact of the Do-Not-Call Implementation Act, which has resulted in a continued decline in outbound customer relationship management services, and continued unfavorable currency exchange rates between the United States and Canada. In addition, RMH had a working capital deficit of $17,241,000 and $14,569,000 at December 31, 2003 and September 30, 2003,
respectively. If the acquisition of RMH is completed, RMH's financial condition and results of operations could have an adverse effect on NCO Group.

   If NCO Group is not able to integrate RMH's operations into its business in a timely manner, the anticipated benefits of the proposed acquisition of RMH may not be realized in a timely fashion, or at all, and NCO Group's existing business may be adversely affected.

   The success of the RMH acquisition will depend, in part, on NCO Group's ability to realize the anticipated revenue enhancements, growth opportunities and synergies of combining with RMH and to effectively utilize the resources NCO Group will have following the merger. The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of RMH's business will be a complex, time-consuming and potentially expensive process and may disrupt NCO Group's business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by NCO Group include:

     o integration of administrative, financial, and information technology efforts and resources and coordination of marketing and sales efforts;

     o  maintaining client relationships;

     o the diversion of management's attention from other ongoing business concerns; and

     o  potential conflicts between business cultures.

   If NCO Group's management focuses too much time, money and effort to integrate RMH's operations and assets with those of NCO Group, they may not be able to execute NCO Group's overall business strategy or realize the anticipated benefits of the merger with RMH.

   RMH relies on a few major clients for a significant portion of its revenues. The loss of any of these clients or their failure to pay RMH could reduce
RMH's revenues and adversely affect RMH's results of operations.

   Substantial portions of RMH's revenues are generated from a few key clients. One client, MCI WORLDCOM Communications, Inc. and MCI WORLDCOM Network Services, Inc., each a subsidiary of WorldCom, Inc. and collectively referred to as MCI, accounted for 34.2% of RMH's net revenues in 2003. MCI accounted for 32.0% and 32.5%, respectively, of RMH's net revenues in the first quarter of fiscal 2004 and 2003, respectively. In addition, two other clients each accounted for over 10% of RMH's net revenues in 2003. Most of RMH's clients are not contractually obligated to continue to use RMH's services at historic levels or at all. If any of these clients were to significantly reduce the amount of services RMH performs for them, fail to pay RMH, or terminate the relationship altogether, RMH's revenues and business would be harmed.

   On July 21, 2002, WorldCom, Inc. announced that it had filed for voluntary relief under Chapter 11 of the United States Bankruptcy Code. While RMH has continued to provide services to MCI, these events create uncertainty about RMH's future business relationship with MCI, which, if not resolved in a manner favorable to RMH, could have a significant adverse impact on RMH's future operating results and liquidity. In the event that RMH's business relationship with MCI were to terminate, RMH's contracts with MCI call for certain wind-down periods and the payment by RMH of certain termination fees, as defined in such contracts, during which time RMH would seek new business volume. However, replacing lost MCI business volume is subject to significant uncertainty, could take substantially longer than the wind-down periods, and would be dependent on a variety of factors which management cannot predict at this time.

   A decrease in demand for RMH's services in one or more of the industries to which RMH provides services could reduce RMH's revenues and adversely affect RMH's results of operations.

   RMH's success is dependent in large part on continued demand for its services from businesses within the telecommunications, financial services, insurance, technology and logistics industries. A reduction in or the elimination of the use of outsourced CRM services within any of these industries could harm RMH's business.

   An increase in communication rates or a significant interruption in communication service could harm RMH's business.

   RMH's ability to offer services at competitive rates is highly dependent upon the cost of communication services provided by various local and long distance telephone companies. Any change in the telecommunications market that would affect RMH's ability to obtain favorable rates on communication services could harm RMH's business. Moreover, any significant interruption in communication service or developments that could limit the ability of telephone companies to provide RMH with increased capacity in the future could harm RMH's existing operations and prospects for future growth.

   Fluctuations in currency exchange rates could adversely affect RMH's business.

   A significant portion of RMH's business is conducted in Canada. RMH's results of operations have been negatively impacted by the increase in the value of the Canadian dollar in relation to the value of the U.S. dollar over the past nine months which has increased RMH's cost of doing business in Canada. Further increases in the value of the Canadian dollar in relation to the value of the U.S. dollar would further increase such costs and adversely affect RMH's results of operations. In addition, RMH expects to expand its operations into other countries and, accordingly, will face similar exchange rate risk with respect to the costs of doing business in such countries as a result of any increases in the value of the U.S. dollar in relation to the currencies of such countries. There is no guarantee that RMH will be able to successfully hedge its foreign currency exposure in the future.

   RMH may not be able to effectively win business against its competition.

   The CRM services industry is highly competitive. RMH competes with:

     o  the in-house CRM operations of its clients or potential clients;

     o other outsourced CRM providers, some of which have greater resources than RMH has; and

     o providers of other marketing and CRM formats and, in particular, other forms of direct marketing such as interactive shopping and data collection through television, the internet and other media.

   Many businesses that are significant consumers of CRM services use more than one CRM services firm at a time and reallocate work among various firms from time to time. RMH and other firms seeking to perform outsourced CRM services are frequently required to compete with each other as individual programs are initiated. RMH cannot be certain that it will be able to compete effectively against its current competitors or that additional competitors, some of which may have greater resources than RMH has, will not enter the industry and compete effectively against it. As competition in the industry increases, RMH may face increasing pressure on the prices for its services. RMH will face continued pricing pressure as its competitors migrate call centers to lower cost labor markets.

   Consumer resistance to outbound services could harm the customer relationship management services industry.

   As the CRM services industry continues to grow, the effectiveness of CRM services as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to customer acquisition activities, particularly direct sales.

   Government regulation of the customer relationship management industry and the industries RMH serves may increase RMH's costs and restrict the operation and growth of RMH's business.

   The CRM services industry is subject to an increasing amount of regulation in the United States and Canada. Most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the Federal Trade Commission, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees in the event that regulations are violated. The Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. If the acquisition of RMH is completed, NCO Group cannot assure you that RMH will be in compliance with all applicable regulations at all times. NCO Group also cannot assure you that new laws, if enacted, will not adversely affect or limit RMH's current or future operations.

   Several of the industries served by RMH, particularly the insurance, financial services and telecommunications industries, are subject to government regulation. RMH could be subject to a variety of private actions or regulatory enforcement for RMH's failure or the failure of RMH's clients to comply with these regulations. RMH's results of operations could be adversely impacted if the effect of government regulation of the industries RMH serves is to reduce the demand for RMH's services or expose RMH to potential liability. RMH and its employees who sell insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product sold and to participate in regular continuing education programs. RMH's participation in these insurance programs requires RMH to comply with certain state regulations, changes in which could materially increase RMH's operating costs associated with complying with these regulations.

   RMH may be unable to hire or retain qualified personnel.

   By its nature, RMH's industry is labor intensive. CRM representatives, who make up a significant portion of RMH's workforce, generally receive modest hourly wages. RMH's recruiting and training costs are increased and RMH's operating efficiency and productivity are decreased by:

     o any increases in hourly wages, costs of employee benefits or employment taxes;

     o  the high turnover rate experienced in RMH's industry;

     o the high degree of training necessary for some of RMH's CRM service offerings, particularly insurance product customer acquisition and technology customer service;

     o  RMH's rapid growth; and

     o competition for qualified personnel with other CRM service firms and with other employers in labor markets in which RMH's customer interaction centers are located.

   Additionally, some of RMH's employees have attempted to organize a labor union, which, if successful, could further increase RMH's recruiting and training costs and could further decrease RMH's operating efficiency and productivity. RMH may not be able to continue to cost-effectively recruit, train and retain a sufficient number of qualified personnel to meet the needs of RMH's business or to support RMH's growth. If RMH is unable to do so, RMH's results of operations could be harmed.

                      Where You Can Find More Information

   NCO Group and NCPM file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information NCO Group and NCPM file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

   The SEC maintains a website that contains annual, quarterly and special reports, proxy statements and other information, including those filed by NCO Group and NCPM at http://www.sec.gov.

   NCO Group filed a registration statement on Form S-4 to register the shares of NCO Group common stock to be issued in the merger under the Securities Act. This joint proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of NCO Group in addition to being a proxy statement of both NCO Group and NCPM for their respective special meetings of shareholders and stockholders. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

   The SEC rules also allow NCO Group and NCPM to "incorporate by reference" the information it files with the SEC, which means NCO Group can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. Later information filed by NCO Group and NCPM with the SEC updates and supersedes corresponding information in this joint proxy statement/prospectus.

   This joint proxy statement/prospectus incorporates by reference the documents set forth below that NCO Group and NCPM have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

   The following NCO Group and NCPM documents are incorporated by reference into this joint proxy statement/prospectus and are deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus:


            NCO Group Filings                           Period
---------------------------------------   --------------------------------------
Annual Report on Form 10-K, as amended,   Year ended December 31, 2002
including those portions of NCO Group's
proxy statement for its 2003 annual
meeting of shareholders incorporated by
reference in the Annual Report on
Form 10-K

Quarterly Reports on Form 10-Q            Quarters ended March 31, 2003,
                                          June 30, 2003 and September 30, 2003


Current Reports on Form 8-K               Filed on September 3, 2002
                                          (as amended on November 4, 2002),
                                          November 20, 2003, December 16, 2003
                                          and January 23, 2004

Registration Statement on Form 8-A        Filed on October 29, 1996
filed under Section 12(g) of the
Exchange Act


             NCPM Filings                             Period
---------------------------------------   --------------------------------------
Annual Report on Form 10-K,               Year ended December 31, 2002
including those portions of
NCPM's proxy statement for its
2003 annual meeting of
stockholders incorporated by
reference in the Annual Report
on Form 10-K


Quarterly Reports on Form 10-Q             Quarters ended March 31, 2003,
                                           June 30, 2003 and September 30, 2003

Current Reports on Form 8-K                Filed on October 23, 2003 and
                                           December 15, 2003

   NCPM's Annual Report on Form 10-K for the Year Ended December 31, 2002 is included with this joint proxy statement/prospectus as Annex D and NCPM's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2003 is included with this joint proxy statement/prospectus as Annex E. Such documents contain information concerning NCPM, including a description of its business, results of operations, financial position and financial statements.

   All documents filed by NCO Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 9 or 12 of Form 8-K) after the date of this joint proxy statement/prospectus and before the date of NCO Group's and NCPM's respective special meetings of shareholders and stockholders are incorporated by reference into and are deemed to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

   This joint proxy statement/prospectus incorporates documents by reference which are not presented in, or delivered with, this joint proxy statement/ prospectus. You can obtain these documents or documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing, by telephone or by e-mail for the appropriate company at the following contact information:

   NCO Group: Requests should be directed to Steven L. Winokur, Executive Vice President, Finance, Chief Financial Officer and Treasurer, NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044. Telephone requests may be directed to Mr. Winokur at (215) 441-3000 and e-mail requests to investors.relations@ncogroup.com.

   NCPM: Requests should be directed to Richard J. Palmer, Senior Vice President, Chief Financial Officer and Treasurer, NCO Portfolio Management Inc., 1804 Washington Blvd., Department 200, Baltimore, Maryland 21230. Telephone requests may be directed to Mr. Palmer at (443) 263-3181 and e-mail requests to rick.palmer@ncogroup.com.

   If you would like to request any documents, please do so by March 19, 2004 in order to receive them before the respective special meeting of stockholders.

   You should rely only on the information contained or incorporated by reference in this document or that to which you have been referred. No one is authorized to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 26, 2004. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus nor the issuance of NCO Group common stock in the merger will create any implication to the contrary.

                           Forward-Looking Statements

   We have each made forward-looking statements in this document (and in NCO Group and NCPM documents that are incorporated by reference or that are included with this document) that are subject to risks and uncertainties. NCO Group has also made forward-looking statements with respect to the pending acquisition of RMH Teleservices, Inc. Forward-looking statements include the information concerning possible or assumed future results of operations of NCO Group or NCPM including those set forth or referenced in "The Merger -- Background of the Merger," "-- NCO Group's Reasons for the Merger," "-- NCPM's Reasons for the Merger; Recommendations of the NCPM Board of Directors,"
"-- Opinion of Financial Advisor to NCPM," and "-- Opinion of Financial Advisor to NCO Group." Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed in this document and in the documents which are incorporated by reference, could affect the future financial results of NCO Group and NCPM and could cause those results to differ materially from those expressed or implied in any forward-looking statements contained or incorporated by reference in this document.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus by any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/ prospectus.

                   NCO Group Special Meeting of Shareholders

   We are sending you this joint proxy statement/prospectus as part of a solicitation of proxies by the NCO Group board of directors for use at the NCO Group special meeting of shareholders and at any adjournments or postponements thereof. We are first mailing this joint proxy statement/prospectus, including a notice of the special meeting and a form of proxy, on or about February 26, 2004.

Date, Time and Place

   The NCO Group special meeting is scheduled to be held on March 26, 2004 at 9:00 a.m. (local time), at the offices of Blank Rome LLP, One Logan Square, 18th and Cherry Streets (10th Floor), Philadelphia, Pennsylvania.

Purpose of the Special Meeting

   At the NCO Group special meeting, NCO Group shareholders will have the opportunity to consider and vote upon the following:

     o  the adoption of the merger agreement and approval of the merger; and

     o any other matters properly brought before the NCO Group special meeting, including approval of any adjournment or postponement of the special meeting.

   Upon successful completion of the merger, NCPM will become a wholly-owned subsidiary of NCO Group. Each share of NCPM common stock held by a stockholder of NCPM other than NCO Group, also known as NCPM's minority stockholders, will be converted into the right to receive 0.36187 of a share of NCO Group common stock subject to adjustment as provided below. If the average of the closing sales prices for NCO Group's common stock as quoted on Nasdaq for the 10 trading day period ending on the second trading day preceding the closing date of the merger, sometimes referred to as the NCO Stock Value, is less than $21.50, NCO Group may elect, at its sole option, to adjust the exchange ratio to an amount equal to $7.78021 divided by the NCO Stock Value. If the NCO Stock Value is less than $21.50 and NCO Group elects not to adjust the exchange ratio, NCPM has the option to terminate the merger agreement.

   Cash will be paid in lieu of fractional shares of NCO Group. NCPM stock options will be converted into NCO Group stock options with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.

   The merger cannot be completed unless the shareholders of NCO Group and stockholders of NCPM vote to adopt the merger agreement. Based on his ownership of NCPM common stock, Michael J. Barrist, the chairman of the board, president and chief executive officer of each of NCO Group and NCPM, will receive approximately 7.7% of the NCO Group common stock issued to NCPM minority stockholders in the merger, excluding options. Given such ownership interest by Mr. Barrist, Nasdaq listing rules require that the merger agreement be approved by the affirmative vote of a majority of NCO Group votes cast on the proposal.

Recommendation of NCO Group Board

   NCO Group's board of directors has adopted the merger agreement and approved the merger and recommends that NCO Group shareholders vote "FOR" the adoption of the merger agreement. Michael J. Barrist did not participate in the vote by the NCO Group board of directors. See "The Merger--NCO Group's Reasons for the Merger; Recommendation of NCO Group's Board of Directors."

Record Date

   The NCO Group board of directors has fixed the close of business on February 17, 2004, the record date, as the time for the determination of holders of shares of NCO Group common stock entitled to notice of and to vote at the NCO Group special meeting.

   As of the record date, directors and executive officers of NCO Group as a group beneficially owned and had the right to vote 2,776,590 shares of NCO Group common stock, excluding options, entitling them to collectively exercise approximately 10.7% of the voting power of the NCO Group common stock, excluding options.

Stock Entitled to Vote

   At the close of business on February 17, 2004, the record date, there were 26,035,361 shares of NCO Group common stock issued and outstanding held by approximately 99 shareholders of record. Holders of NCO Group common stock will be entitled to one vote for each share of NCO Group common stock that they have continuously held since the close of business on the record date.

Quorum

   The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of NCO Group common stock will constitute a quorum for the transaction of business at the NCO Group special meeting. All shares of NCO Group common stock present in person or represented by proxy and entitled to vote at the NCO Group special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. Abstentions and "broker non-votes," explained below, will be counted as shares present for purposes of determining whether a quorum is present. Broker non-votes are shares held in the name of a broker or nominee for which an executed proxy is received, but are not voted on the proposal because the voting instructions have not been received from the beneficial owner or persons entitled to vote and the broker or nominee does not have the discretionary power to vote.

   If the NCO Group special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting.

Required Vote

   Adoption of the merger agreement, approval of the merger and any other proposal will require the affirmative vote of a majority of the votes cast on the proposal.

   Abstentions and "broker non-votes," will be counted as shares present for purposes of determining whether a quorum is present but are not counted as votes cast. Under the Pennsylvania Business Corporation Law, as amended, abstentions and broker non-votes will have no effect on the vote and will not be counted in determining whether the proposals at the NCO Group special meeting receive the required shareholder votes.

   If you fail to either return your proxy card or attend the NCO Group special meeting in person, your shares will not be counted as shares present for purposes of determining whether a quorum is present but otherwise will have no effect on the vote.

Voting of Shares by Directors, Executive Officers and Certain Shareholders of NCO Group

   Directors, executive officers and shareholders of NCO Group with the right to vote approximately 10.7% of the total votes entitled to be cast at the NCO Group special meeting have indicated that they intend to vote their NCO Group shares in favor of the proposed merger, although they are not required to do so.

Voting and Revocation of Proxies

   All shares of NCO Group common stock represented by a proxy properly signed and received at or prior to the NCO Group special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. Shareholders whose shares are held in "street name" must follow the instructions provided by their broker or bank to vote their shares. If a proxy is signed and returned without indicating any voting instructions, the shares of NCO Group common stock represented by the proxy will be voted "FOR" adoption of the merger agreement and approval of the merger. You may revoke your proxy by giving written notice of revocation to NCO Group at any time before it is voted, by submitting to NCO Group a duly executed, later-dated proxy or by voting the shares subject to the proxy at the NCO Group special meeting. All written notices of revocation and other communications with respect to revocation of NCO Group proxies should be addressed to: NCO Group, Inc., 502 Prudential Road, Horsham, Pennsylvania 19044, Attention: Joshua Gindin, Secretary. If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions. Attendance at the NCO Group special meeting will not in and of itself constitute a revocation of a proxy.

   Proxies marked "ABSTAIN" will not be voted at the special meeting. Abstentions and broker non-votes will not be counted as shares present for purposes of determining whether a quorum is present but will otherwise have no effect on the adoption of the merger agreement and approval of the merger. Accordingly, NCO Group's board of directors urges you to promptly submit your proxy.

Solicitation of Proxies

   The proxies are being solicited on behalf of NCO Group's board of directors. The solicitation of proxies may be made by directors, officers and regular employees of NCO Group or its subsidiaries in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. NCO Group will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of NCO Group common stock held of record by such persons, and NCO Group will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of the solicitation will be borne by NCO Group.

No Dissenters' or Appraisal Rights.

   Under Pennsylvania law, holders of NCO Group common stock are not entitled to dissenters' or appraisal rights in connection with the merger.

Other Matters

   As of the date of this joint proxy statement/prospectus, NCO Group's board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this joint proxy statement/prospectus. If any other matters properly come before the special meeting of NCO Group shareholders, or any adjournments or postponements of the special meeting are proposed, and are properly voted upon, the enclosed proxies will give the individuals that they name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of NCO Group's board of directors.

                      NCPM Special Meeting of Stockholders

   We are sending you this joint proxy statement/prospectus as part of a solicitation of proxies by the NCPM board of directors for use at the NCPM special meeting of stockholders and at any adjournments or postponements thereof. We are first mailing this joint proxy statement/prospectus, including a notice of the special meeting and a form of proxy, on or about Febuary 26, 2004.

Date, Time and Place

   The NCPM special meeting is scheduled to be held on March 26, 2004 at 10:30 a.m. (local time), at the offices of Blank Rome LLP, One Logan Square, 18th and Cherry Streets (10th Floor), Philadelphia, Pennsylvania.

Purpose of the Special Meeting

   At the NCPM special meeting, NCPM stockholders will have the opportunity to consider and vote upon the following:

     o  the adoption of the merger agreement and approval of the merger; and

     o any other matters properly brought before the NCPM special meeting, including approval of any adjournment or postponement of the special meeting.

   Upon successful completion of the merger, NCPM will become a wholly-owned subsidiary of NCO Group. Each share of NCPM common stock held by a stockholder of NCPM other than NCO Group, also known as NCPM's minority stockholders, will be converted into the right to receive 0.36187 of a share of NCO Group common stock subject to adjustment as provided below. If the average of the closing sales prices for NCO Group's common stock as quoted on Nasdaq for the 10 trading day period ending on the second trading day preceding the closing date of the merger, sometimes referred to as the NCO Stock Value, is less than $21.50, NCO Group may elect, at its sole option, to adjust the exchange ratio to an amount equal to $7.78021 divided by the NCO Stock Value. If the NCO Stock Value is less than $21.50 and NCO Group elects not to adjust the exchange ratio, NCPM has the option to terminate the merger agreement.

   Cash will be paid in lieu of fractional shares of NCO Group. NCPM stock options will be converted into NCO Group stock options with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.

Recommendation of NCPM Board

   NCPM's board of directors has adopted the merger agreement and approved the merger and recommends that NCPM stockholders vote "FOR" the adoption of the merger agreement. Michael J. Barrist did not participate in the vote by the NCPM board of directors. See "The Merger--The Special Committee's Reasons for the Merger," and "--The Special Committee's Beliefs Regarding the Fairness of the Merger."

Record Date

   The NCPM board of directors has fixed the close of business on February 17, 2004, the record date, as the time for the determination of holders of shares of NCPM common stock entitled to notice of and to vote at the NCPM special meeting.

   As of the record date, directors and executive officers of NCPM as a group beneficially owned and had the right to vote 385,786 shares of NCPM common stock, excluding options, entitling them to collectively exercise approximately 2.8% of the voting power of the NCPM common stock, excluding options.

Stock Entitled to Vote

   At the close of business on Febuary 17, 2004, the record date, there were 13,576,519 shares of NCPM common stock issued and outstanding held by approximately 54 stockholders of record. Holders of NCPM common stock will be entitled to one vote for each share of NCPM common stock that they have continuously held since the close of business on the record date.

Quorum

   The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of NCPM common stock will constitute a quorum for the transaction of business at the NCPM special meeting. All shares of NCPM common stock present in person or represented by proxy and entitled to vote at the NCPM special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. Abstentions and "broker non-votes," explained below, will be counted as shares present for purposes of determining whether a quorum is present. Broker non-votes are shares held in the name of a broker or nominee for which an executed proxy is received, but are not voted on the proposal because the voting instructions have not been received from the beneficial owner or persons entitled to vote and the broker or nominee does not have the discretionary power to vote.

Required Vote

   Adoption of the merger agreement, approval of the merger and any other proposal will require the affirmative vote of a majority of the NCPM common stock outstanding on the record date, at least 6,788,260 shares of common stock.

   Abstentions and "broker non-votes," will be counted as shares present for purposes of determining whether a quorum is present. Under the Delaware General Corporation Law, as amended, an abstention or broker non-vote will have the effect of a vote against the merger agreement. Similarly, the failure to either return your proxy card or attend the NCPM special meeting in person and vote in favor of adoption of the merger agreement and approval of the merger will have the same effect as a vote against the merger.

Voting of Shares Owned by NCO Group

   NCO Group owns approximately 63.3% of the outstanding common stock of NCPM as of the record date. NCO Group has indicated that it intends to vote such shares in favor of the merger agreement, although it is not required to do so. Such shares are more than sufficient to approve the merger agreement by the NCPM stockholders even if all other NCPM stockholders vote against the proposal.

Voting and Revocation of Proxies

   All shares of NCPM common stock represented by a proxy properly signed and received at or prior to the NCPM special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. Stockholders whose shares are held in "street name" must follow the instructions provided by their broker or bank to vote their shares. If a proxy is signed and returned without indicating any voting instructions, the shares of NCPM common stock represented by the proxy will be voted "FOR" adoption of the merger agreement and approval of the merger. You may revoke your proxy by giving written notice of revocation to NCPM at any time before it is voted, by submitting to NCPM a duly executed, later-dated proxy or by voting the shares subject to the proxy at the NCPM special meeting. All written notices of revocation and other communications with respect to revocation of NCPM proxies should be addressed to: NCO Portfolio Management, Inc., 1804 Washington Blvd., Dept. 200, Baltimore, Maryland 21230, attention: Richard J. Palmer, Senior Vice President and Chief Financial Officer. If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions. Attendance at the NCPM special meeting will not in and of itself constitute a revocation of a proxy.

   Proxies marked "ABSTAIN" will not be voted at the special meeting. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and approval of the merger. Accordingly, NCPM's board of directors urges you to promptly submit your proxy.

Solicitation of Proxies

   The proxies are being solicited on behalf of the NCPM board of directors. The solicitation of proxies may be made by directors, officers and regular employees of NCPM in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. NCPM will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of NCPM common stock held of record by such persons, and will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

No Dissenters' or Appraisal Rights

   Under Delaware law, holders of NCPM common stock are not entitled to dissenters' or appraisal rights in connection with the merger.

Other Matters

   As of the date of this joint proxy statement/prospectus, NCPM's board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this joint proxy statement/ prospectus. If any other matters properly come before the special meeting of NCPM stockholders, or any adjournments or postponements of the special meeting are proposed, and are properly voted upon, the enclosed proxies will give the individuals that they name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of NCPM's board of directors.

                                   The Merger

   On December 12, 2003, NCO Group's and NCPM's boards of directors approved the merger agreement that provides for the acquisition by NCO Group of NCPM through a merger of NCPM with NCPM Acquisition Corporation, a newly formed and wholly-owned subsidiary of NCO Group. After the merger, NCPM Acquisition Corporation will be the surviving corporation and a wholly-owned subsidiary of NCO Group. Upon completion of the merger, NCPM minority stockholders will be entitled to receive shares of NCO Group common stock in exchange for shares of NCPM common stock at an exchange rate of 0.36187 shares of NCO Group common stock for each share of NCPM common stock (subject to adjustment, as described below).


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

Material Terms of the Merger Agreement

   The following is a brief summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement which is incorporated by reference and attached to this joint proxy statement/prospectus as Annex A. You are urged to read the merger agreement carefully.

   Merger Consideration

   Upon successful completion of the merger, NCPM will become a wholly-owned subsidiary of NCO Group. Each share of NCPM common stock held by stockholders of NCPM other than NCO Group, also known as NCPM's minority stockholders, will be converted into 0.36187 of a share of NCO Group common stock, subject to adjustment as provided below. If the average of the closing sales prices for NCO Group's common stock as quoted on Nasdaq for the 10 trading day period ending on the second trading day preceding the closing date of the merger, sometimes referred to as the NCO Stock Value, is less than $21.50, NCO Group may elect, at its sole option, to adjust the exchange ratio to an amount equal to $7.78021 divided by the NCO Stock Value. If the NCO Stock Value is less than $21.50 and NCO Group elects not to adjust the exchange ratio, NCPM has the option to terminate the merger agreement.

   Fractional Shares

   No fractional shares of NCO Group common stock will be issued in the merger. Instead, NCPM stockholders who would otherwise have been entitled to receive a fraction of a share of NCO Group common stock will receive cash (without interest) in an amount equal to the product of the fractional interest multiplied by the NCO Stock Value, determined as described above.

   Anti-Dilution

   Although the exchange rate will be proportionally adjusted to effect certain changes in capitalization of NCO Group's common stock prior to the record date, the exchange rates will not be adjusted as a result of NCO Group common stock issued in connection with the acquisition of RMH or any other entity.

   Treatment of NCPM Stock Options

   Under the merger agreement, NCPM's stock option plan will continue in effect after the merger as an option plan of NCO Group. All outstanding options to acquire shares of NCPM common stock immediately before the consummation of the merger will continue in effect after the merger as options to purchase NCO Group common stock, subject to the adjustments described below. Upon the consummation of the merger, each NCPM stock option will be automatically adjusted to provide that:

     o the number of shares of NCO Group common stock that will be issued upon the exercise of the NCPM option will be equal to the number of shares of NCPM common stock that would have been issued upon exercise of the NCPM option immediately before the consummation of the merger, multiplied by the merger exchange ratio and rounded off to the nearest whole number of shares; and

     o the exercise price per share of NCO Group common stock under the NCPM option will be the amount equal to the exercise price per share under the NCPM stock option, immediately before the consummation of the merger, divided by the merger exchange ratio rounded up to the nearest whole cent.

   Representations and Warranties

   The merger agreement contains statements and promises, called representations and warranties, made by NCPM and NCO Group.

   To review these representations and warranties, you should read the merger agreement, which is attached as Annex A. The merger agreement provides that the respective representations and warranties of NCO Group and NCPM will not survive after the completion of the merger or the termination of the merger agreement.


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

   Conduct of Business Pending the Merger

   The merger agreement contains various covenants and agreements that govern NCPM's and NCO Group's actions until the merger is completed or the merger agreement is terminated.

   NCPM agreed that neither NCPM nor its subsidiaries, without NCO Group's prior written consent, will:

     o  amend its charter or bylaws;

     o authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exercisable for shares of capital stock of any class, except as required by any employee benefit or stock option plan or agreement existing on the date of the merger agreement;

     o split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock or of any of its subsidiaries, except any distribution made by any of NCPM's subsidiaries to NCPM or any of NCPM's other subsidiaries; or

     o merge with or into or consolidate with any other entity (other than between NCPM subsidiaries) or make any acquisition of all or any part of the assets or capital stock or business of any other entity except for tangible property acquired in the ordinary course of business.

   NCO Group agreed that, except as contemplated by the merger agreement, neither it nor its subsidiaries will take any action that could reasonably be deemed to have a material adverse effect on the ability of NCPM to consummate the transactions contemplated by the merger agreement or the timing thereof.

   In addition, NCO Group agreed that neither it nor its subsidiaries, without NCPM's prior written consent, will:

     o amend its charter or bylaws in a manner which would materially adversely change the rights of NCO Group's shareholders;

     o during the period in which the NCO Stock Value is being determined, pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except any distribution made by any of its subsidiaries to NCO Group or any other subsidiaries of NCO Group; or

     o  agree to do any of the foregoing.

   In addition, NCO Group agreed that it will:

     o maintain or cause to be maintained for the benefit of each employee of NCO Group or any of its subsidiaries who was an employee of NCPM or any of its subsidiaries immediately prior to the effective time of the merger employee benefit plans and programs that provide each employee with benefits, rights and entitlements which are comparable to similarly situated employees of NCO Group; and

     o following the effective time of the merger, honor all employment, severance and other compensation agreements and arrangements existing on or prior to the date of the merger agreement which are between NCPM and its subsidiaries and any of their officers, directors or employees.

   Both NCO Group and NCPM agreed that they will:

     o use their commercially reasonable efforts to cause the merger to qualify as a tax-free reorganization under the Internal Revenue Code and that they will not take, or permit any of their affiliates to take, any action that could reasonably be expected to jeopardize qualification of the merger as a tax-free reorganization; and


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

     o prior to the effective time of the merger, take such steps as may be required to cause any applicable acquisitions or dispositions of capital stock of NCO Group or NCPM resulting from the merger to be exempt under Rule 16b-3 of the Exchange Act of 1934, as amended.

   The discussion above is only a summary and does not contain a complete explanation of all of the covenants contained in the merger agreement. To review all of the various covenants and agreements contained in the merger agreement, you should read the merger agreement, which is attached to this document as Annex A.

   Non-Solicitation

   Under the merger agreement, NCPM agreed that it will not, nor will it authorize or permit any of its subsidiaries or other representatives to: (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) or take any other action designed to facilitate any inquiries or the making of any proposal which constitutes a "takeover proposal" (as defined below); (ii) participate in any discussions or negotiations regarding any takeover proposal; (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a takeover proposal; or (iv) approve, endorse or recommend a takeover proposal. However, to the extent that, at any time prior to the time of the adoption of the merger agreement and approval of the merger by NCPM's stockholders, the board of directors of NCPM determines in good faith, after consultation with outside counsel, that failing to do so would violate its fiduciary duties under applicable law, NCPM may, in response to any unsolicited takeover proposal which is reasonably likely to lead to a "superior proposal" (as defined below), take the following actions:

     o furnish information with respect to NCPM and its subsidiaries to any person inquiring about or making a takeover proposal pursuant to a customary confidentiality agreement; and

     o participate in discussions or negotiations regarding such takeover proposal.

   Prior to or at the time of furnishing any information to or entering into discussions with any potential acquiror, NCPM agreed that it will: (i) inform NCO Group in writing that such information is to be provided; (ii) furnish to NCO Group the identity of the recipient of the information and the terms of the takeover proposal; and (iii) furnish to or notify NCO Group of the availability of the written information. Any violation of these restrictions by NCPM, its subsidiaries or the representatives of each will be deemed to constitute a breach of the merger agreement. A "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of NCPM and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of NCPM, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of any equity securities of NCPM, or any sale, lease, exchange, transfer or license of assets, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NCPM or any NCPM subsidiary whose business constitutes 10% or more of the net revenues, net income or assets of NCPM and its subsidiaries taken as a whole.

   The board of directors of NCPM may not withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to NCO Group, its approval or recommendation of the merger agreement with NCO Group, or approve or recommend or propose publicly to approve or recommend any takeover proposal, unless the takeover proposal constitutes an unsolicited superior proposal, and the NCPM board of directors determines in good faith, after consultation with its counsel, in compliance with the terms of the merger agreement, that it is necessary to do so in order to comply with its fiduciary duties under applicable law. "Superior proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than two-thirds of the outstanding NCPM common stock (including all of the NCPM common stock owned by NCO Group) or all or substantially all of NCPM's assets, that the NCPM board of directors determines in good faith, after taking into account advice from its financial advisor and counsel, to be more favorable from a financial point of view to NCPM and its stockholders than the merger with NCO Group.


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

   The merger agreement provides generally that NCPM must submit the merger agreement for approval to the NCPM stockholders whether or not the NCPM board of directors determines that the merger agreement is no longer advisable and recommends that the NCPM stockholders reject it.

   You should read the merger agreement, which is attached as Annex A, for a more complete discussion of the non-solicitation provisions.

   Indemnification and Insurance; Indemnification Agreements

   The merger agreement provides that for a period of six years after the effective time of the merger, NCO Group will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of NCPM and its subsidiaries from all losses resulting from or arising out of actions or omissions occurring on or prior to the effective time of the merger, to the full extent permitted or required under applicable law as of the effective time of the merger or the governing documents of NCPM as of the date of the merger agreement. In addition, NCO Group has agreed to maintain, for not less than six years after the effective time of the merger, directors' and officers' liability insurance, with coverage of at least $10.0 million, covering the present and former officers, directors, employees and agents of NCPM and its subsidiaries who are currently covered by NCPM's existing directors' and officers' liability insurance, and on other terms no less favorable than those policies in effect as of the date of the merger agreement.

   In addition, NCO Group has agreed to enter into indemnification agreements with each of the directors of NCPM (other than directors who are also employees of NCPM) providing for indemnification contemplated by the merger agreement. A copy of the form of indemnification agreement is attached to this document as Annex F.

   The right to indemnification and insurance described above are subject to qualifications and limits. You should read the merger agreement, which is attached as Annex A, and the form of indemnification agreement, which is attached as Annex F, for a more complete discussion of the indemnification and insurance provisions.

   Conditions to the Merger

   The obligations of each of NCPM and NCO Group to complete the merger depend upon the satisfaction or waiver of a number of conditions, including, among other things, that:

     o no law or regulation shall be in effect that makes completion of the merger illegal, and no court order or other legal restraint or prohibition shall be in effect that prevents the consummation of the merger;

     o the merger agreement must have been approved and adopted by the NCPM stockholders;

     o the registration statement of which this joint proxy statement/ prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order or proceeding seeking a stop order; no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the merger; and no order suspending trading of NCO Group common stock on The Nasdaq National Market shall have been issued or pending;

     o NCO Group and NCPM must each have received an opinion from their respective counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes;

     o generally, the representations and warranties of the parties must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing date of the merger as though made on and as of the closing date, except where the failure of the representations and warranties to be so true and correct is not, individually or in the aggregate, reasonably likely to result in a material adverse effect on the party making the representations and warranties;

     o each party must have, in all material respects, performed all covenants and agreements and complied with all conditions required by the merger agreement to be performed or complied with by that party prior to or on the closing date of the merger.

     o there shall not be pending any action, suit or proceeding by a governmental entity which (i) challenges or seeks to restrain or prohibit the consummation of the merger, (ii) relates to the merger and seeks to obtain from NCO Group, NCPM or any of their subsidiaries damages, (iii) seeks to prohibit or limit in any material respect NCO Group's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of NCPM, or (iv) materially adversely affects the right of NCO Group, NCPM or any of their subsidiaries to own the assets or operate the business of NCPM; provided, however that this condition shall have been deemed waived by NCPM if NCO Group receives written confirmation reasonably acceptable to NCPM's board that the directors of NCPM are covered by the directors and officers liability policy required under the merger agreement or NCO Group confirms in writing to the NCPM board its obligation to indemnify the directors of NCPM with respect to any such proceeding;

     o there shall not be pending any actions, suits or proceedings which individually or in the aggregate, taking into account the totality of the facts and circumstances and the probability of an adverse judgment, are reasonably likely to have a material adverse effect on NCPM and its subsidiaries taken as a whole and which (i) challenges or seeks to restrain or prohibit the consummation of the merger; (ii) relates to the merger and seeks to obtain damages from NCO Group or any of its subsidiaries; (iii) seeks to prohibit or limit in any material respect NCO Group's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of NCPM; or (iv) affects adversely the right of NCO Group, NCPM or any subsidiary of NCO Group to own the assets or operate the business of NCPM; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by NCPM or NCO Group, such damages will be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder; provided, however that this condition shall have been deemed waived by NCPM if NCO Group receives written confirmation reasonably acceptable to NCPM's board that the directors of NCPM are covered by the directors' and officers' liability policy required under the merger agreement or NCO Group confirms in writing to the NCPM board its obligation to indemnify the directors of NCPM with respect to any such proceeding.

   With respect to the obligation of NCO Group to complete the merger, the following conditions also apply:

     o since the date of the merger agreement, there must not have been any material adverse effect on the business, condition, capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of NCPM and its subsidiaries, or on the ability of NCPM and its subsidiaries to consummate the merger and the transactions contemplated by the merger agreement, provided, however, that in determining whether there has been a material adverse effect, the following shall be disregarded:
        (a) any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which NCPM and its subsidiaries do business which conditions do not affect NCPM and any of its subsidiaries in a materially disproportionate manner; (b) any change in the market price or trading volume of NCPM's stock after December 12, 2003; (c) any adverse change, effect, event, occurrence, state of facts or developments resulting from or relating to compliance with the terms of, or the taking of any action required by, the merger agreement; or
        (d) the taking of any action by NCO Group or any of its subsidiaries, or the taking of any action approved or consented to by the NCO Group; and

     o the merger agreement must have been approved and adopted by the NCO Group shareholders.

   In addition, the following conditions apply with respect to NCPM's obligation to complete the merger:

     o the shares of NCO Group common stock to be issued in connection with the merger must have been approved for listing on The Nasdaq National Market; and

     o NCO Group shall have delivered to each of the directors of NCPM the indemnification agreements required by the merger agreement.

   To review all of the conditions contained in the merger agreement, you should read the merger agreement which is attached to this document as Annex A.

   Closing Date and Effective Date

   The closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions to closing stated in the merger agreement. At the closing of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will take effect at the time that the certificate of merger is filed.

   Termination of the Merger Agreement

   At any time before the completion of the merger, whether before or after approval of the merger by the stockholders of NCPM, the merger agreement may be terminated:

     o by the mutual consent of the boards of directors of NCO Group and NCPM;

     o by NCO Group or NCPM if the merger is not consummated on or before June 30, 2004; however, the right to terminate will not be available to any party whose breach of the merger agreement is the cause of the failure of the merger to have occurred on or prior to June 30, 2004;

     o by NCO Group or NCPM if any court or other government agency issues an order or takes any other action restraining or otherwise prohibiting the proposed merger and the order or other action becomes final and non-appealable;

     o by NCO Group or NCPM if the NCPM stockholders do not approve the proposed merger by the required vote at a NCPM stockholder meeting;

     o by NCO Group or NCPM upon any breach of the merger agreement by the other party or if the other party's representations and warranties become inaccurate and the breaching party fails to cure the breach within 15 business days after receiving notice of the breach;

     o by NCPM if the average closing sale price of NCO Group common stock during the 10 business day period ending on the second trading day preceding the closing of the merger is less than $21.50 per share and NCO Group does not elect to increase the merger exchange ratio as provided in the merger agreement;

     o by NCO Group if the NCO Group shareholders do not approve the proposed merger by the required vote at a NCO Group shareholder meeting; and

     o by NCO Group if the NCPM board of directors does not recommend or has withdrawn or adversely modified its recommendation to the NCPM stockholders in favor of approval of the merger; NCPM enters into an acquisition or other agreement with respect to a takeover proposal (as defined above in "-Non-Solicitation") with a party other than NCO Group; or a tender or exchange offer relating to NCPM securities is commenced and NCPM does not send a statement to its stockholders disclosing that NCPM recommends rejection of the tender or exchange offer.

   Expenses

   All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by NCO Group except that NCPM will pay its own costs and expenses if the merger agreement is terminated because of pending litigation, the issuance of a court order prohibiting the merger, the breach of the merger agreement by NCPM or the occurrence of an event described in the last bullet point in the preceding section.

Exchange Procedures for NCPM Stock

   NCO Group will designate an exchange agent satisfactory to NCPM. Promptly after the merger is completed, the exchange agent will mail to each NCPM stockholder a letter of transmittal and instructions for use in surrendering his or her NCPM stock certificates to the exchange agent. Upon the surrender of an

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

NCPM stock certificate to the exchange agent in accordance with the instructions and a completed and signed letter of transmittal, the exchange agent will exchange the NCPM stock certificate for new certificates representing the whole number of shares of NCO Group common stock into which the shares of NCPM common stock represented by the NCPM stock certificate have been converted in accordance with the merger agreement. No fractional shares will be issued. If applicable, the NCO Group stock certificate will be accompanied by cash in lieu of fractional shares of NCO Group common stock.

Opinion of Financial Advisor to NCO Group

   Deutsche Bank Securities Inc., or Deutsche Bank, has acted as financial advisor to NCO Group in connection with the merger. On December 12, 2003, Deutsche Bank delivered its opinion to the NCO Group board of directors, subsequently confirmed by written opinion of the same date, to the effect that, as of December 12, 2003, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to NCO Group.

   The full text of Deutsche Bank's written opinion, dated December 12, 2003, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. We urge you to read this opinion in its entirety. The following summary of the Deutsche Bank's opinion is qualified in its entirety by reference to the full text of the opinion.

   In connection with Deutsche Bank's role as financial advisor to NCO Group, and in arriving at its opinion, Deutsche Bank has, among other things:

     o reviewed publicly available financial information and other information concerning NCO Group and NCPM,

     o reviewed internal analyses and other information furnished to it by NCO Group and prepared by both NCO Group and NCPM,

     o  held discussions with the members of the senior management of NCO
        Group,

     o reviewed the reported prices and trading activity for the common stock of both NCO Group and NCPM,

     o compared financial and stock market information for NCO Group and NCPM with similar information for selected companies whose securities are publicly traded,

     o reviewed selected recent business combinations which it deemed comparable in whole or in part,

     o  reviewed the terms of the merger agreement and related documents, and

     o performed other studies and analyses and considered other factors as it deemed appropriate.

   In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning NCO Group or NCPM, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of NCO Group or NCPM. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies (collectively referred to in this summary as synergies) expected by NCO Group and NCPM to be achieved as a result of the merger, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NCO Group or NCPM as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections, including the synergies, or the assumptions on which they

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

are based. Deutsche Bank's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

   For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis:

     o the representations and warranties of NCO Group and NCPM contained in the merger agreement are true and correct,

     o that NCO Group and NCPM will each perform all of the covenants and agreements to be performed by it under the merger agreement,

     o all conditions to the obligation of each of NCO Group and NCPM to consummate the merger will be satisfied without any waiver thereof, and

     o all governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either NCO Group or NCPM is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on NCO Group or NCPM or reduce the contemplated benefits of the merger to NCO Group.

   For purposes of its opinion, Deutsche Bank has assumed, if the NCO Group common stock value (defined in the merger agreement as the average closing sale price of NCO Group common stock for the ten trading day period ending on the second day prior to the closing date of the merger) is less than $21.50, and NCO Group exercises its right under the merger agreement to adjust the exchange ratio so that NCPM's public stockholders receive that number of shares of NCO Group common stock equal to $7.78021 divided by the NCO Group common stock value, that the NCO Group common stock value will be not less than $19.20.

   In addition, Deutsche Bank has been advised by NCO Group, and accordingly has assumed for purposes of its opinion, that the merger will be tax-free to each of NCO Group and NCPM and their respective stockholders.

Deutsche Bank's Financial Analysis

   Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion. At a NCO Group board of directors meeting on December 4, 2004, Deutsche Bank reviewed these financial analyses with the NCO Group board of directors as of that date.

   As agreed in the merger agreement, the exchange ratio is 0.36187, subject to the right of NCO Group to adjust the exchange ratio if the NCO Group common stock value is less than $21.50, as described above. In reaching its conclusion regarding the fairness of the exchange ratio, Deutsche Bank performed updated analyses, which are described below. These updated analyses were presented to NCO Group's board of directors on December 12, 2003. These summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary.

   Accretion/dilution analysis. Deutsche Bank conducted an analysis of the expected NCO Group earnings per share, or EPS, in the absence of the merger, and determined the extent to which that expectation would change following the merger. Deutsche Bank analyzed the expected impact for the fiscal year 2004 on the basis of the projections delivered to Deutsche Bank, taking into account certain adjustments relating to the merger, including the impact of the expected synergies. The following table summarizes the results of Deutsche Bank's analysis:

                   Accretion/dilution analysis(1) -- summary

                                                                                      NCO Group    Pro forma   Accretion/(dilution)
                                                                                         EPS        EPS (1)             (%)
                                                                                      ---------    ---------   --------------------
2004E.............................................................................      $1.79        $1.79             0.0%

---------------
(1) Assumes the realization of $0.9 million in synergies related to the elimination of certain public company expenses that will no longer be incurred on a pro forma basis.

   Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed certain financial information and calculated commonly used valuation measurements for NCO Group and NCPM (as applicable) to corresponding information and measurements for groups of publicly traded companies in the accounts receivable management and purchased accounts receivable sectors, respectively.

   The publicly traded companies selected in the accounts receivable management sector (to which NCO Group was compared) consisted of:

          Asta Funding, Inc.
          Portfolio Recovery Associates, Inc.
          PRG-Schultz International, Inc.
          Baycorp Advantage Limited
          Collection House Limited
          Intrum Justitia AB

   The publicly traded companies selected in the purchased accounts receivable sector (to which NCPM was compared) consisted of:

          Asta Funding, Inc.
          Encore Capital Group, Inc.
          Portfolio Recovery Associates, Inc.

The financial information and valuation measurements reviewed by Deutsche Bank included, among other things:

     o  current equity market valuation and 52 week range;

     o total enterprise value (the sum of equity market valuation and net debt);

     o ratios of total enterprise value to revenues, earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT; and

     o ratios of current equity market valuation to estimated 2003 and estimated 2004 net income.

   To calculate the trading multiples for NCO Group and NCPM and the respective selected companies, Deutsche Bank used information provided by NCO Group and NCPM and publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by First Call. First Call, a subsidiary of Thomson Financial, is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. The results can be summarized as follows:

  Publicly traded company analysis -- Accounts Receivable Management Sector(1)

                                                                                           Publicly traded company
                                                                                            statistics -- Summary
                                                                                       --------------------------------
Last twelve months                                                                     High     Low      Mean    Median   NCO Group
------------------                                                                     -----   -----    -----    ------   ---------
Total enterprise value/Revenue.....................................................     7.4x    1.0x     3.4x     2.7x       1.2x
Total enterprise value/EBITDA......................................................    12.6x    6.1x     9.8x    10.2x       7.7x
Total enterprise value/EBIT........................................................    18.0x    8.5x    13.7x    13.8x      10.6x
Market price/2003E EPS.............................................................    48.3x   14.1x    28.5x    23.5x      15.1x
Market price/2004E EPS.............................................................    30.4x    9.7x    17.3x    13.8x      12.5x

---------------
(1) Publicly traded company analysis as of 12/12/03

  Publicly traded company analysis -- Purchased Accounts Receivables Sector(1)



                                                                                Publicly traded company
                                                                                 statistics -- Summary
                                                                            --------------------------------           NCPM
Last twelve months                                                          High     Low      Mean    Median   ($8.11 per -- share)
------------------                                                          -----   -----    -----    ------   --------------------
Total enterprise value/Revenue..........................................     7.4x    3.3x     5.3x     5.1x             2.5x
Total enterprise value/EBITDA...........................................    12.6x    9.6x    11.5x    12.3x             9.3x
Total enterprise value/EBIT.............................................    12.9x   10.2x    11.9x    12.7x             9.5x
Market price/2003E EPS..................................................    22.5x   14.1x    18.8x    19.7x            19.8x
Market price/2004E EPS..................................................    18.0x   10.6x    15.0x    16.6x            14.0x

---------------
(1) Publicly traded company analysis as of 12/12/03

   None of the companies utilized in the publicly traded company analysis is identical to NCO Group or NCPM. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

   Analysis of Selected Precedent Transactions. Deutsche Bank reviewed 38 completed mergers and acquisition transactions since January 1, 2000, in which the acquirer held the majority of the outstanding shares of a company, and in which the remaining minority shares of that company were acquired which are referred to as the selected transactions. Deutsche Bank calculated that the selected transactions were effected at premiums to the acquired companies' respective per share market prices prior to the announcements of the transactions. The results of this analysis are as follows:

             Analysis of Selected Precedent Transactions -- Summary

                                                       Announced equity purchase price      $8.11 over
                                                          as a premium to targets'         NCPM's stock
                                                         stock price over previous:         price (2)
                                                         --------------------------        ------------
                                                                       Adjusted
                                                               Mean    Mean (1)
                                                              -----    --------
1 day prior...............................................    38.9%     31.8%                  26.1%
1 week prior..............................................    41.8%     38.2%                  28.7%
4 weeks prior.............................................    44.2%     42.9%                  33.0%

---------------
(1) Excludes the five highest and five lowest premiums.
(2) Represents NCPM's stock price prior to NCO Group and NCPM's 10/22/03 announcement of the proposed acquisition.

   The analysis for the selected transactions was based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period between January 1, 2000 and November 30, 2003, during which the selected transactions occurred.

   Historical Exchange Ratio Analysis. Deutsche Bank reviewed the historical ratio of the daily per share market closing prices of NCPM common stock divided by the corresponding prices of NCO Group common stock over the 30-day, 60-day, 90-day, 180-day and 360-day periods prior to October 22, 2003 (the last business day prior to initial announcement of the merger). The results of this analysis can be summarized as follows:

                 Historical exchange ratio analysis -- Summary



                                                                   Average NCO       Average NCPM    Implied Exchange   Transaction
                                                                Group Stock Price     Stock Price         Ratio           premium
                                                                -----------------    ------------    ----------------   -----------
30 day(1) ...................................................         $24.63             $6.20            0.252x           43.7%
60 day(1) ...................................................         $22.87             $6.07            0.265x           36.4%
90 day(1) ...................................................         $21.38             $5.98            0.280x           29.5%
180 day(1) ..................................................         $18.84             $6.01            0.319x           13.4%
360 day(1) ..................................................         $17.73             $5.95            0.336x            7.8%

---------------
(1) Represents trading days prior to NCO Group and NCPM's 10/22/03 announcement of the proposed acquisition.

   Deutsche Bank then compared these implied exchange ratios with the exchange ratio for the merger of 0.36187.

   Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flows analysis for both NCPM and NCO Group. Deutsche Bank calculated the discounted cash flow values for each of NCPM and NCO Group as the sum of the net present values of

     o the estimated future cash flows that NCPM or NCO Group, as the case may be, will generate for the years 2004 through 2008, plus

     o  the value of NCPM or NCO Group at the end of such period.

   The estimated future cash flows were based on the financial projections for NCPM and for NCO Group for the years 2004 through 2008 prepared by NCO Group's management, furnished to Deutsche Bank by NCO Group. The terminal value for NCPM was calculated based on projected EBITDA for 2008 and a range of multiples of EBITDA ranging from 8.5x to 9.5x. Deutsche Bank used discount rates ranging from 10.0% to 11.0%. Deutsche Bank used these discount rates based on its judgment of the estimated weighted average cost of NCPM's capital and used the EBITDA multiples based on its review of the trading characteristics of NCPM. The results of Deutsche Bank's analysis can be summarized as follows:

                 NCPM Discounted Cash Flow Analysis -- Summary


                                      Terminal TEV/EBITDA
                                            multiple
                                     ----------------------
                         Discount
                           rate      8.5x     9.0x    9.5x
                         --------    -----   -----    -----
                           10.0%     $8.13   $8.59    $9.06
                           10.5%     $7.90   $8.36    $8.81
                           11.0%     $7.68   $8.13    $8.57


               NCO Group Discounted Cash Flow Analysis -- Summary

                                       Terminal TEV/EBITDA
                                             multiple
                                    -------------------------
                         Discount
                           rate      7.0x      7.5x     8.0x
                         --------   ------    ------   ------
                          12.0%     $29.22    $31.40   $33.58
                          12.5%     $28.42    $30.55   $32.68
                          13.0%     $27.63    $29.72   $31.80

   Deutsche Bank observed that the implied value of NCPM's common stock based on the discounted cash flow analysis ranged from $7.68 to $9.06 per share and compared that range of values to the notional merger consideration of $8.11 per share.

   General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to NCO Group board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

   In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the NCO Group board of directors as to the fairness to NCO Group of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by NCO Group's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond NCO Group's or NCPM's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of NCO Group, NCPM or their respective advisors, neither NCO Group nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

   The terms of the merger were determined through negotiations between NCO Group and a special committee of independent members of the NCPM board of directors and were approved by the NCPM board of directors. Although Deutsche Bank provided advice to NCO Group during the course of these negotiations, the decision to enter into the merger was solely that of the NCO Group board of directors. As described above, the opinion and presentation of Deutsche Bank to the NCO Group board of directors were only one of a number of factors taken into consideration by the NCO Group board of directors in making its determination to approve the merger. Deutsche Bank's opinion was provided to the NCO Group board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote or take any other action with respect to the merger.

   NCO Group selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. NCO Group has retained Deutsche Bank pursuant to a letter agreement dated November 21, 2003. As compensation for Deutsche Bank's services in connection with the merger, NCO Group has paid Deutsche Bank a reasonable and customary cash fee, the majority of which is not contingent on the outcome of the transaction. Regardless of whether the merger is consummated, NCO Group has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the letter agreement. NCO Group has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

   Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank's prior relationship with NCO Group included its role in March, 2001 as sole lead manager to NCO Group's $125 million convertible subordinated notes offering and as NCO Group's financial adviser in its November, 2003 announced acquisition of RMH Teleservices, Inc. In the ordinary course of business, Deutsche Bank and its affiliates may actively trade securities of NCO Group or NCPM for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

Opinion of Financial Advisor to NCPM

   Pursuant to an engagement letter dated October 21, 2003, NCPM retained JMP Securities LLC, referred to as JMP, to provide it with financial advisory services and to render an opinion to the special committee as to the fairness to NCPM's stockholders, from a financial point of view, of the consideration to be paid by to the stockholders of NCPM, other than NCO Group, referred to as NCPM's minority stockholders, in connection with the proposed transaction.

   During a conference call held with the special committee on December 12, 2003, JMP rendered its oral opinion, which was confirmed in writing as of the same date, to the effect that as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration of 0.36187 shares of NCO Group stock per one share of NCPM stock, referred to as the Offer, was fair to NCPM's minority stockholders, from a financial point of view.

   The full text of JMP's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. The summary of JMP's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   JMP's opinion is addressed to the special committee, concerns only the fairness of the Offer from a financial point of view and does not constitute a recommendation as to whether any holder of NCPM's stock should vote any shares in favor of, or take any other action with respect to, the Offer.

   In arriving at its opinion, JMP, among other things, reviewed:

     o a draft of the merger agreement dated as of December 12, 2003, including the terms and conditions of the merger contemplated by the merger agreement;

     o certain publicly available financial statements and certain other business and financial information relating to NCPM furnished to JMP by NCPM management;

     o certain publicly available financial statements and certain other publicly available business and financial information relating to NCO Group;

     o financial forecasts of NCPM for the quarters ending December 31, 2003, through December 31, 2004, prepared by the management of NCPM (NCPM management having informed JMP that these are the only forecasts available), and as modified at the request of the special committee to reflect the assumption of the higher cash purchases discussed below;

     o certain financial forecasts prepared by Wall Street research analysts who report on NCO Group, and other industry research;

     o information relating to certain strategic, financial and operational benefits anticipated from the merger provided by NCPM management;

     o the pro forma financial effects of the merger on NCO Group's earnings per share for the year ending December 31, 2004, based on First Call consensus estimates which did not include any pro forma impact of the RMH Teleservices, Inc. transaction on NCO Group's earnings per share;

     o the historical prices and trading activity of NCPM's common stock and of NCO Group's common stock;

     o public information with respect to certain other companies in lines of business JMP believed to be generally comparable to the businesses of NCPM and NCO Group; and

     o the financial terms of certain business combinations involving companies in lines of business JMP believed to be generally comparable to those of NCPM and NCO Group.

   In addition, JMP held discussions with certain members of the management of NCPM and NCO Group with respect to the proposed offer, the past and current business operations of NCO Group and NCPM, the financial condition and future prospects and operations of NCO Group and NCPM, the effects of the proposed offer on the financial condition and future prospects of NCO Group and NCPM, and certain other matters JMP deemed necessary or appropriate to its inquiry.

   In its review and analysis, and in arriving at its opinion, JMP, with the permission of the special committee, relied upon the accuracy and completeness of all of the financial and other information that was publicly available, was supplied or otherwise made available to JMP, or discussed with or reviewed by JMP, and did not assume responsibility for independently verifying, and did not independently verify, such information. With respect to financial forecasts prepared by management, JMP assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of NCPM as to the future financial performance of NCPM. JMP noted to the special committee that it viewed the internal management forecasts as potentially conservative, especially with respect to purchases of new portfolios. At the request of the special committee, JMP, using the financial model provided by NCPM management, altered the purchasing assumptions to reflect a higher amount of cash purchases for 2004, which resulted in a range of 2004 EPS estimates as high as of $0.62 per share versus $0.48 per share in NCPM's base case model. Both of the aforementioned estimates for 2004 EPS were taken into account in JMP's valuation analysis.

   JMP did not undertake or obtain any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of NCO Group or NCPM, nor did it assume any obligation to conduct any physical inspection of the properties or facilities of NCO Group or NCPM. JMP was not requested to, and did not solicit, any indications of interest from any third parties with respect to the sale of all or any part of NCPM. JMP made no independent investigation of any legal or accounting matters affecting NCO Group or NCPM, and it assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors or committees thereof. JMP did not express any opinion as to the underlying valuation, future performance or long-term viability of NCO Group or NCPM, or the price at which NCO Group or NCPM common stock would trade at any time.

   In rendering its opinion, JMP operated under the assumption that the transaction will be consummated on substantially the same terms and conditions as those set forth in the draft of the merger agreement furnished to JMP on December 12, 2003. JMP further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the offer and merger will be obtained without any adverse effect on NCO Group or NCPM or on the contemplated benefits of the transaction.

   JMP's opinion was based on economic, market and other conditions as in effect on, and the information made available to JMP as of, the date of the opinion. Subsequent developments may affect JMP's opinion; however, JMP does not have any obligation to update, revise, or reaffirm its opinion. JMP's opinion is limited to the fairness of the Offer, from a financial point of view, to NCPM's minority stockholders, and JMP expressed no opinion as to
(i) the underlying decision by NCPM to engage in the transaction described in this prospectus, (ii) the structure or tax consequences of the transaction or
(iii) the availability or advisability of any alternatives to the transaction. JMP expressed no opinion as to the price at which NCO Group's or NCPM's common stock will trade at any time after the date of its opinion, whether before or after consummation of the merger.

   The following is a summary of the material financial analyses performed by JMP in connection with providing its opinion. The summary is not a complete description of all of the analyses performed by JMP. Certain information in this section is presented in a tabular form. In order to better understand the financial analyses performed by JMP, these tables must be read together with the text of each summary. JMP's opinion is based upon the totality of the various analyses performed by JMP, and no particular portion of the analyses has any merit standing alone. The results of such analyses are summarized in the tables below.

   Implied Offer Premium Analysis. JMP reviewed the implied offer price, based on the product of the exchange ratio and the 10 day average of NCO Group's closing price through December 11, 2003, and compared it to the average closing prices of NCPM stock over various periods leading up to the announcement of NCO Group's initial proposal on October 22, 2003. The following table summarizes the implied premiums based on the implied offer price.


Period ending October 22, 2003                                            NCPM Price    Implied Offer Price   Implied Offer Premium
------------------------------                                            ----------    -------------------   ---------------------
October 22, 2003......................................................       $6.43             $8.21                  27.7%
Last 20 Day Average...................................................        6.23              8.21                  31.9%
Last 3 Month Average..................................................        6.03              8.21                  36.1%
Last 6 Month Average..................................................        5.95              8.21                  38.0%
Last 12 Month Average.................................................        5.97              8.21                  37.5%

   Precedent Stock-for-Stock Minority Buy-In Transaction Analysis. Using publicly available information, JMP analyzed, among other things, the implied premiums in selected precedent stock-for-stock minority buy-in transactions announced since October 1999. Each of these 19 transactions had a total value in excess of $5 million and involved a publicly-traded U.S. target in which a publicly-traded U.S. acquiring company owned between 50% and 90% of the target prior to announcing the transaction. These precedent transactions are set forth in the table below.

                                             Precedent Stock-for-Stock Minority Buy-In
-----------------------------------------------------------------------------------------------------------------------------------
Date Announced                             Target                                            Acquiror Name
--------------                             ------                                            -------------
05/23/03                                   FNIS                                              Fidelity National Financial
04/10/03                                   Hotels.com                                        USA Interactive
04/02/03                                   On Command Corp                                   Liberty Media
04/01/03                                   Liberty Satellite Tech                            Liberty Media
03/19/03                                   Expedia, Inc.                                     USA Interactive
07/26/02                                   Tremont Corporation                               Valhi, Inc.
06/03/02                                   Ticketmaster                                      USA Interactive
03/18/02                                   McAfee.com                                        Network Associates
02/15/02                                   NRG Energy                                        Xcel Energy
02/04/02                                   Intimate Brands                                   The Limited
11/07/01                                   Aquila                                            UtiliCorp. United
10/08/01                                   TeleCorp PCS                                      AT&T Wireless
10/05/01                                   Zengine                                           MCSi
10/04/01                                   TyCom                                             Tyco International
08/15/00                                   Infinity Broadcasting                             Viacom
03/08/00                                   Thermedics                                        Thermo Electron Corp.
03/08/00                                   Thermo Instrument Systems                         Thermo Electron Corp.
12/15/99                                   ThermoLase                                        Thermo Electron Corp.
10/20/99                                   Thermo TerraTech                                  Thermo Electron Corp.

   In its analysis, JMP derived and compared implied premiums for the merger and the precedent transactions, calculated as follows using the final offer price to the price one-day prior to initial offer and the final offer price to the price ten-days prior to initial offer.

                                                                                              Precedent Stock-for Stock Minority
                                                                                                     Buy-In Transactions
                                                                                          -----------------------------------------
                                                                                           Premium Range               Implied NCPM
                                                                                          ---------------                Price per
                                                                                            Low      High    Premium       Share
                                                                                          ------    -----    -------   ------------
Final Offer Price to the Price 1-day Prior to Initial Offer ...........................   -16.8%    87.9%
 Average ..............................................................................                       27.0%        $8.17
 Median ...............................................................................                       14.2%        $7.35
Final Offer Price to the Price 10-days Prior to Initial Offer .........................   -15.6%    98.2%
 Average ..............................................................................                       30.3%        $8.10
 Median ...............................................................................                       25.8%        $7.82

   Comparable Transaction Analysis. Using publicly available information, JMP analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in ten merger and acquisition transactions that were completed since the beginning of 1996 that involved targets that JMP deemed to be generally comparable to NCPM. In addition, JMP reviewed transactions made by NCO Group since 1994. All multiples for the comparable transactions were based on public information available at the time of the announcement of such transactions.

   The purpose of the comparable transaction analysis was to establish the equity values per share for NCPM implied by certain acquisition multiples paid in recent merger and acquisition transactions involving NCPM's peers.

                                                 Precedent Comparable Transactions
----------------------------------------------------------------------------------------------------------------------------------
Date Acquired             Target                                            Acquiror
----------------------    ----------------------------------------------    ------------------------------------------------------
01/24/02                  Howard Schultz & Associates                       Profit Recovery Group
02/20/01                  Creditrust Corporation                            NCO Group
12/17/99                  Outsourcing Solutions                             Madison Dearborn
08/20/99                  Compass International Services                    NCO Group
03/31/99                  JDR Holdings                                      NCO Group
11/30/98                  Medaphis Services Corporation                     NCO Group
04/01/98                  Union Corp                                        Outsourcing Solutions Inc.
12/31/97                  Nationwide Credit, Inc.                           Centre Partners/Weiss, Peck & Greer
11/07/96                  Payco American Corp                               OSI Holdings Corp.
07/31/96                  Aman Collection Service                           Norwest Corp


                                   Precedent Comparable Transactions Made by NCO Group
------------------------------------------------------------------------------------------------------------------------
Date
Acquired        Target
------------    --------------------------------------------------------------------------------------------------------
12/09/02        The Revenue Maximization Group
08/19/02        Great Lakes Collection Bureau
02/20/01        Creditrust Corporation
08/20/99        Compass International Services
05/21/99        Co-Source Corporation
03/31/99        JDR Holdings
11/30/98        Medaphis Services Corporation
07/01/98        MedSource
05/05/98        FCA International
02/06/98        The Response Center
01/01/98        Collections Division of American Financial Enterprises
10/01/97        ADVANTAGE Financial Services
10/01/97        Credit Acceptance Corporation
02/02/97        Collections Division of CRW Financial
01/31/97        CMS A/R Services
01/30/97        Tele-Research Center
01/22/97        Goodyear & Associates
09/05/96        Management Adjustment Bureau
01/03/96        Collections Division of Trans Union Corporation
08/01/95        Eastern Business Services
04/29/94        B. Richard Miller

   In its analysis, JMP derived and compared transaction multiples for the merger and the precedent transactions, calculated as follows:

     o Transaction value divided by revenue for the last twelve months prior to the transaction announcement date, which is referred to as "LTM Revenue"

     o Market capitalization of the target divided by target's net income for the last twelve months prior to the transaction announcement date, which is referred to as "LTM Net Income"

     o Market capitalization of the target divided by target's shareholder equity in the most recent period ending prior to the transaction announcement date, which is referred to as "Book Value"

     o Transaction value divided by EBITDA (earnings before interest, taxes, depreciation and amortization) for the last twelve months prior to the transaction announcement date, which is referred to as "LTM EBITDA"


                                                                                           Precedent Comparable Transactions
                                                                                   ------------------------------------------------
                                                                                     Multiple                              Implied
                                                                                       Range                                 NCPM
                                                                                   ------------     Average     Median    Price per
                                                                                   Low     High    Multiple    Multiple   share (1)
                                                                                   ----   -----    --------    --------   ---------
Transaction Value/LTM Revenue (2)..............................................    0.5x    2.0x       1.1x       1.0x       $ 5.21
Market Capitalization/LTM Net Income...........................................    5.5x   49.6x      25.7x      22.7x       $10.69
Market Capitalization/Book Value...............................................    0.4x    6.9x       2.7x       1.9x       $10.04
Transaction Value/LTM Revenue..................................................    0.6x    2.3x       1.4x       1.4x       $ 7.32
Transaction Value/LTM EBITDA...................................................    5.3x   11.2x       8.1x       7.3x       $ 6.03

---------------
(1) Based upon median multiple.
(2) Precedent comparable transactions made by NCO Group. Reflects the historical multiples that NCO Group has paid for their acquisitions since 4/29/1994, per NCO Group Annual Report on Form 10-K filed for period ended 12/31/02.

   Comparable Public Companies Analysis. Using publicly available information, JMP compared selected financial data for NCPM with similar data for the following publicly traded companies engaged in businesses which JMP judged to be relevant to that of NCPM:

                  Asta Funding, Inc.
                  Encore Capital Group, Inc.
                  Portfolio Recovery Associates, Inc.

   These companies were selected, among other reasons, because they engage in businesses reasonably comparable to those of NCPM. For each selected company, JMP calculated and compared various financial multiples and ratios based on closing stock prices as of December 11, 2003, publicly available financial data as of September 30, 2003 and information it obtained from Securities and Exchange Commission filings, Thomson Financial/First Call and FactSet Research Systems, Inc.

   The purpose of the comparable public companies analysis was to establish the equity values per share for NCPM implied by certain trading multiples of NCPM's publicly traded peers at the time of JMP's opinion.

   In its analysis, JMP derived and compared multiples for NCPM, and a range of selected companies, calculated as follows:

     o P/E Ratio for the twelve months ended September 30, 2003, which is referred to as "Price/LTM EPS"

     o P/E Ratio for calendar year 2003 estimated earnings, which is referred to as "Price/2003 EPS"

     o P/E Ratio for calendar year 2004 estimated earnings assuming a $0.48 scenario based on NCPM management's projections, which is referred to as "Price/2004 EPS $0.48 Scenario"

     o P/E Ratio for calendar year 2004 estimated earnings assuming a $0.62 scenario based on NCPM's internal projections modified to reflect assumptions requested by the special committee, which is referred to as "Price/2004 EPS $0.62 Scenario"

     o Total Enterprise Value, which is referred to as "TEV", defined by JMP as market capitalization plus debt minus cash, divided by operating earnings before interest, taxes, depreciation, and amortization, which is referred to as "EBITDA," for the last twelve months ended September 30, 2003

     o Market Capitalization divided by shareholder's equity, which is referred to as "Price/Book Value"

The results of this analysis are summarized as follows:

                                                                                            Comparable Companies Analysis
                                                                                  -------------------------------------------------
                                                                                     Multiple                              Implied
                                                                                      Range                                  NCPM
                                                                                  -------------     Average     Median    Price per
                                                                                   Low     High    Multiple    Multiple     share(1)
                                                                                  -----   -----    --------    --------   ---------
Price/LTM EPS.................................................................    15.2x   21.5x      19.1x      20.7x       $ 9.75
Price/2003 EPS................................................................    14.4x   22.4x      18.7x      19.1x       $ 7.85
Price/2004 EPS $0.48 Scenario.................................................    11.5x   17.8x      15.1x      16.1x       $ 7.71
Price/2004 EPS $0.62 Scenario.................................................    11.5x   17.8x      15.1x      16.1x       $ 9.64
TEV/EBITDA....................................................................     7.2x   11.8x      10.3x      11.8x       $12.91
Price/Book Value..............................................................     2.5x    5.3x       3.8x       3.4x       $17.88

---------------
(1) Based upon median multiple.

   Contribution Analysis. JMP reviewed projections of future operating and financial information for NCO Group based on Wall Street analysts' reports. JMP also reviewed projections for NCPM provided by the management of NCPM, including projections modified to reflect assumptions requested by the special committee. JMP examined the relative contribution of NCPM minority stockholders to NCO Group's pro forma financial statements, which included the latest twelve months ended September 30, 2003 and the projected 12 months ended December 31, 2004 reported by FirstCall as the consensus EPS estimate. In all scenarios, JMP assumed $550,000 of after-tax synergies anticipated to be realized as a result of the merger, based upon information and data provided by NCPM management. Comparing the pro forma basic and diluted ownership of NCPM's minority stockholders relative to their percentage contribution to NCO Group's financial statement, JMP calculated a range of equity value from $6.25 to $8.25 per share.

   Pro Forma Merger Analysis. JMP prepared a pro forma analysis of the financial impact of the transaction using First Call estimates for NCO Group and a financial model of NCPM prepared by NCO Group for NCPM management. For 2004, JMP compared the existing earnings per share estimates of NCO Group common stock (reported by FirstCall as the consensus EPS estimate) to the earnings per share of NCO Group common stock on a pro forma basis, assuming $550,000 in after-tax synergies and a range of share prices for NCO Group. Based on the number of shares expected to be issued as a result of this transaction, JMP estimated that the proposed transaction would result in approximately $0.01 of dilution for NCO Group based upon NCPM management's $0.48 EPS estimate and $0.01 of accretion for NCO Group based upon the $0.62 EPS scenario, which reflects changes to NCPM's management model requested by the special committee.

   Discounted Cash Flow Analysis. JMP calculated the unlevered free cash flows that NCPM is expected to generate during calendar years 2004 through 2008, based upon financial projections for 2004 provided by NCPM and extrapolated by JMP for the years 2005 through 2008. JMP also calculated a range of terminal values of NCPM by applying a range of terminal enterprise value to EBITDA multiples of 5.5x to 6.5x to the estimated EBITDA for 2008. The unlevered free cash flows and the range of terminal values were then discounted to the present using a range of discount rates from 16.75% to 20.75%, which were chosen by JMP based upon an analysis of NCPM's weighted average cost of capital. After subtracting estimated net debt at December 31, 2003, the discounted cash flow analysis indicated a range of equity values of between $7.36 and $10.27 for each share of NCPM common stock on a stand-alone basis (i.e., without synergies).

   The following table summarizes the implied NCPM valuations (in millions of dollars) resulting from JMP's discounted cash flow analysis:

                                             Implied Present Value of Equity based on               Implied Price Per Share
                                           --------------------------------------------    ----------------------------------------
                                                     EBITDA Terminal Multiple                      EBITDA Terminal Multiple
                                           --------------------------------------------    ----------------------------------------
Discount Rate                               5.50x    5.75x     6.00x    6.25x     6.50x    5.50x   5.75x    6.00x    6.25x    6.50x
                                           ------    ------   ------    ------   ------    -----   -----    -----    -----   ------
16.75% .................................   $123.0    $127.1   $131.2    $135.3   $139.4    $9.06   $9.36    $9.67    $9.97   $10.27
17.75% .................................    116.8     120.7    124.7     128.6    132.6     8.60    8.89     9.18     9.47     9.77
18.75% .................................    110.9     114.7    118.5     122.3    126.0     8.17    8.45     8.73     9.00     9.28
19.75% .................................    105.3     108.9    112.6     116.2    119.8     7.76    8.02     8.29     8.56     8.82
20.75% .................................    100.0     103.4    106.9     110.4    113.9     7.36    7.62     7.88     8.13     8.39

   The summary set forth above does not purport to be a complete description of the analyses or data presented by JMP. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JMP believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JMP based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JMP based its analyses are set forth above under the description of each such analysis. JMP's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JMP's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

   As a part of its investment banking business, JMP and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and other purposes. JMP was selected to deliver an opinion to the special committee with respect to the offer on the basis of such experience and its familiarity with NCPM and NCO Group.

   Under the terms of the JMP engagement, NCPM paid JMP a fee of $300,000 for issuing its fairness opinion with respect to the transaction. JMP will be paid an additional sum of $411,250 upon completion of the merger for services rendered in connection with the transaction, calculated as follows: $25,000 for each 1% increase in the aggregate value of the consideration over the original offer of $7.05 per share. The value of the NCO Group share consideration to be received was based on the average closing price of NCO Group's shares for the ten trading days prior to the signing of the merger agreement. JMP will also be reimbursed for reasonable out-of-pocket expenses. NCPM has agreed to indemnify JMP and its affiliates against certain liabilities, including liabilities arising under the Federal securities laws and otherwise.

   JMP and its affiliates maintain banking and other business relationships with NCO Group and its affiliates, for which they receive customary fees. JMP maintains a market in the shares of NCO Group common stock. In the ordinary course of their businesses, JMP and its affiliates may actively trade the debt and equity securities of NCO Group or NCPM for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Background of the Merger

   NCPM was incorporated in January 1999 as a wholly-owned subsidiary of NCO Group. In February 2001, it merged with Creditrust Corporation in connection with Creditrust's emergence from Chapter 11 bankruptcy. As a result of this merger, approximately 36.7% of the stock of NCPM was issued to persons other than NCO Group, including certain creditors of Creditrust Corporation. At such time Michael Barrist, the president and chief executive officer of NCO Group and NCPM, purchased his share ownership in NCPM, which currently is approximately 2.8% of the outstanding common stock of NCPM, excluding options. Additionally, as part of the plan of reorganization of Creditrust, NCPM entered into a 10-year agreement with NCO Group for the exclusive servicing of all of NCPM's purchases and receivables.

   In the spring of 2003, NCO Group's management began to explore the possibility of acquiring the minority interest of NCPM. Beginning in April 2003, members of NCO Group's management held discussions with NCO Group's financial advisor, Deutsche Bank Securities, and NCO Group's outside counsel, Blank Rome LLP, to consider the possible acquisition of the shares of NCPM that NCO Group did not own and the means by which that acquisition might be effected. In April 2003, Mr. Barrist indicated to the NCPM board of directors that NCO Group may be interested in acquiring the minority interest of NCPM. After consulting NCO Group's advisors, NCO Group's management discussed with NCO Group's board of directors on May 2, 2003, its consideration of a possible transaction in which NCO Group would acquire all of the common stock of NCPM that it did not already own. At that meeting, the board of NCO Group authorized management to proceed with the contemplated transaction if management so chose to proceed, including through offers made directly to the stockholders of NCPM and on the terms generally discussed with the directors. Thereafter, from time to time, the members of NCO Group's board of directors were informally advised of the progress of the discussions with NCPM. In July 2003, Mr. Barrist informed the other four members of the NCPM Board of Directors that the NCO Group Board was anticipating making a proposal regarding the purchase of the minority interest in NCPM.

   On September 15, 2003, in a telephonic meeting of the NCPM board of directors, speaking on behalf of NCO Group, Mr. Barrist and Paul E. Weitzel, Jr., Executive Vice President, Corporate Development and International Operations of NCO Group, indicated that NCO Group was considering a proposal to acquire the shares of NCPM stock that it did not own in a stock-for-stock merger at an exchange rate that would provide to each NCPM minority stockholder shares of NCO Group common stock valued at $7.05 per share of NCPM stock held. Mr. Barrist indicated further that NCO Group intended to vote on the transaction and that NCO Group had retained Deutsche Bank Securities to provide NCO Group financial advice with respect to the proposed transaction. Mr. Barrist indicated that NCO Group would make a formal proposal after the formation of a special committee of the board of directors of NCPM, which would be charged with evaluating the proposal, and the retention of financial and legal advisors by the special committee. Thereafter, on September 15, 2003, the board of directors of NCPM formed a special committee comprised of all of the independent directors of NCPM, James Rosener, James Hunter, Jeffrey Schraeder and Alan Scheinkman, to review and evaluate the anticipated proposal from NCO Group.

   Over the subsequent weeks, the special committee reviewed written proposals from prospective financial and legal advisors, and Messrs. Hunter and Rosener, acting on behalf of the special committee, interviewed certain of such financial and legal advisors. In a telephonic meeting on October 7, 2003, the special committee approved the retention of the law firm of Winston & Strawn LLP to serve as legal counsel to the special committee and agreed to invite representatives of JMP Securities LLC to provide to the special committee a form of engagement letter and to meet with the special committee for consideration of JMP as financial advisor to the special committee.

   On October 15, 2003, NCO Group sent a letter, signed by Mr. Weitzel, to the board of directors of NCPM. The letter formally expressed NCO Group's intention, to commence an exchange offer to acquire all of the common stock of NCPM that it did not already own. NCO Group's letter offered the minority stockholders of NCPM, shares of NCO Group common stock with a fair market value of $7.05 but not more than 0.3066 shares of NCO Group common stock per share of NCPM and not less than 0.2712 shares of NCO common stock per share of NCPM.

   On October 15, 2003, the special committee met with representatives of JMP and Winston & Strawn to consider the retention of JMP Securities LLC as financial advisor to the special committee and to review the written proposal from NCO Group dated October 15, 2003. The special committee approved the retention of JMP. Winston & Strawn described the relevant standards of care and loyalty under Delaware law applicable to the directors in the discharge of their fiduciary duties in considering NCO Group's bid.

   Under the terms of the NCO Group proposal, NCO Group would issue NCO Group common stock with a fair market value of $7.05 to the minority stockholders of NCPM for each share of NCPM common stock, but not more than 0.3066 shares and not less than 0.2712 shares of NCO Group common stock per share of NCPM common stock. The fair market value would be based on the average closing prices of NCO Group common stock during the 20 trading-day period ending two trading days prior to the closing date of the proposed transaction. Under the terms of the proposal, an answer from NCPM was required no later than October 22, 2003. After review of the proposal, the special committee informed the management of NCO Group that it had retained financial and legal advisors and that it would require an extension of time beyond October 22, 2003 in order to fully review the matter and to allow for the appropriate due diligence. Representatives from NCO Group agreed that such time for review would be provided.

   On October 17, 2003, the special committee requested that the management of NCPM provide certain due diligence materials for purposes of review by the special committee's financial and legal advisors.

   On October 22, 2003, NCPM issued a press release announcing its receipt of the offer from NCO Group, the formation of the special committee and the retention of financial and legal advisors. NCO Group also issued a press release announcing its proposal.

   On October 24, 2003, representatives from JMP and Winston & Strawn met with Richard Palmer, Senior Vice President, Finance, and Chief Financial Officer of NCPM, as well as with Mr. Barrist and Michael Meringolo, Senior Vice President -- Acquisitions and Portfolio Management of NCPM, in NCPM's offices in Baltimore, Maryland, to discuss the past and current business operations of NCO Group and NCPM, the financial condition and future prospects of NCO Group and NCPM and the effects of the proposed offer on the financial condition and future prospects of NCO Group and NCPM.

   On October 27, 2003, the special committee, JMP and Winston & Strawn met telephonically to discuss the status of the due diligence review.

   At an October 29, 2003 meeting, JMP and Winston & Strawn reviewed their due diligence analyses with the special committee and identified additional areas for review.

   On October 30, 2003, JMP received NCPM's 2004 forecast from the management of NCPM.

   On October 31, 2003, Mr. Barrist updated the NCO Group board of directors on the progress of the negotiations with NCPM at the regularly scheduled NCO
Group board of directors meeting.

   On November 7, 2003, the special committee met with JMP and Winston & Strawn to review the status of the due diligence activities and to discuss calls and letters received from minority stockholders of NCPM regarding the proposed acquisition. The special committee discussed, based upon a preliminary report provided by JMP, the 2004 forecast provided by the management of NCPM. The special committee requested that JMP review the impairment projections and the timing and amount of projected portfolio purchases and provide a 2004 forecast analysis with revised purchasing assumptions. After further discussion of JMP's preliminary financial valuation analysis, the special committee determined that the NCO Group offer was not acceptable.

   On November 10, 2003, the special committee communicated to NCO Group its rejection of the $7.05 per share offer. In a November 10, 2003 telephone call between Mr. Barrist and Messrs. Hunter and Rosener, Messrs. Hunter and Rosener indicated that no meaningful discussions between the special committee and NCO Group were appropriate unless NCO Group substantially improved its proposal.

   On November 11, 2003, the special committee responded to letters sent by certain NCPM stockholders regarding the proposed transaction. In its responses, the special committee confirmed that the special committee had been formed and that it was diligently evaluating the fairness of the proposed transaction.

   The special committee met with JMP and Winston & Strawn on November 17 and 18, 2003 to further review the valuation and fairness considerations presented by JMP. Using the financial model provided by NCPM, JMP and the special committee reviewed financial models suggesting earnings per share estimates ranging from $0.48 to $0.62 for 2004.

   On November 18, 2003, the special committee met with Mr. Barrist (on behalf of NCO Group) and other senior officers of NCO Group, as well as NCO Group's counsel, Blank Rome LLP. Mr. Barrist proposed to improve the exchange rate to provide an implied value of the proposed purchase price of $8.26 per NCPM share, which offer was conditioned upon agreement by NCPM that there be no requirement that the transaction be approved by a majority of the minority stockholders of NCPM. The special committee, in proposing a further increase to an exchange ratio providing for an implied value of $8.50 per NCPM share, explained its rationale for estimating the 2004 earnings per share range up to $0.62 for NCPM. Mr. Barrist disagreed with the rationale for the underlying 2004 earnings per share estimates as high as $0.62 and supported management's more conservative estimates, based upon its estimate of the availability and pricing of assets for purchase. Mr. Barrist indicated that NCO Group would be announcing after the close of business on November 18, 2003, its plans to acquire RMH Teleservices, Inc. and provided information with respect to such transaction.

   After further discussions on November 18, 2003, between the special committee and Mr. Barrist, the special committee and Mr. Barrist agreed to consider a transaction with an exchange ratio based on an NCO Group market average with an implied value of $8.50 per NCPM share, provided that if the average closing price of NCO Group common stock were less than $21.50 per share for a period prior to the closing of the transaction, NCPM could terminate the transaction, without cost to NCPM, unless NCO Group improved the exchange ratio so that NCPM stockholders would receive that number of shares of NCO Group common stock with a value equivalent to $21.50, based on such pre-closing trading value. The parties agreed that if such transaction proceeded, it would be accomplished without the approval of a majority of the minority stockholders of NCPM. The special committee indicated that any such transaction was subject to a satisfactory merger agreement and its receipt from JMP of an opinion that the transaction was fair, from a financial point of view, to the NCPM minority stock holders. Mr. Barrist stated that he would discuss the proposal with the NCO Group board of directors.

   On November 19, 2003, Mr. Barrist reported to Mr. Hunter that the NCO Group board of directors was considering, with its financial and legal advisors, approval of the transaction under the proposed terms and conditions.

   On November 20, 2003, the special committee met with JMP and Winston & Strawn to discuss the status of the transaction and to receive a summary from JMP of its analysis of the proposed transaction. JMP presented to the special committee a summary of the analysis that it had performed in connection with the potential transaction, including a due diligence review of NCPM, a review of the projected financial performance of NCPM and the strategic merits of the proposed transaction, and an assessment of the value of NCPM using a variety of market-based approaches, a minority contribution analysis approach and a discounted cash flow approach and an analysis of the performance of NCO Group's common stock.

   On November 21, 2003, Mr. Weitzel advised Mr. Rosener that the NCO Group board of directors continued to review the proposed transaction. Mr. Rosener requested that Mr. Weitzel continue to work with the NCO Group board of directors to secure approval of the transaction at the indicated exchange ratio.

   From December 1, 2003 through December 12, 2003, NCO Group and its counsel Blank Rome negotiated with the NCPM special committee and its counsel Winston & Strawn the terms and conditions of the definitive agreement for the proposed transaction. During this time, NCO Group informed NCPM that the transaction would be submitted for approval by the stockholders of NCO Group under listing requirements of The Nasdaq National Market in light of Mr. Barrist's interest in NCPM.

   On December 4, 2003, the NCO Group board of directors held a special telephonic meeting to review the terms of the merger documents. Messrs. Barrist and Weitzel made presentations concerning the principal terms of the merger and discussed the effects of the proposed merger. Representatives of Deutsche Bank then presented a summary of its financial analysis of the transaction to the board of directors based on the then proposed implied value of $8.50 per share to be paid for each share of NCPM stock. The representatives said that, based on an implied value of $8.50 per share to be paid for each share of NCPM stock, Deutsche Bank was prepared to give an opinion that the merger exchange ratio to be paid to NCPM minority stockholders is fair to NCO Group from a financial point of view. The board requested that Blank Rome LLP determine whether NCO Group shareholder approval was required under the applicable listing requirements of The Nasdaq National Market.

   On December 6, 2003, the NCO Group board of directors along with legal counsel and its financial advisors, held a special telephonic meeting to discuss the merger and the requirement for NCO Group shareholder approval under applicable listing requirements of The Nasdaq National Market.

   On December 12, 2003, Messrs. Hunter and Rosener met with Messrs. Barrist and Weitzel to discuss and resolve the open issues under the merger agreement.

   On December 12, 2003, the NCO Group board of directors held a special telephonic meeting to review the final terms of the merger documents. At this meeting, Deutsche Bank gave its opinion to the NCO Group board of directors, subsequently confirmed by written opinion of the same date, that the merger exchange ratio of 0.36187 to be paid by NCO Group in the merger is fair to NCO Group from a financial point of view. After a review of the final terms of the merger documents, the NCO Group board of directors approved the merger and authorized the officers of NCO Group to finalize and execute the merger agreement (with Mr. Barrist present but abstaining from voting following his identification of his interests in the transaction).

   On December 12, 2003, the special committee met telephonically with JMP and Winston & Strawn to consider the proposed transaction. The special committee reviewed the status of the transaction, acknowledging the recent approval by the NCO Group board. Messrs. Hunter and Rosener, with assistance from Winston & Strawn, outlined the terms of the proposed merger agreement, which provides for, among other things, an exchange ratio of 0.36187 and the right of NCO Group, in the event the average closing sale price of NCO Group common stock for the 10 day trading period ending on the second day prior to the closing date of the transaction were to be less than $21.50 per share, to terminate the merger agreement unless NCO Group were to agree to improve the exchange ratio so that the minority stockholders receive that number of shares of NCO Group common stock with a value equivalent to the $21.50 price, based on such ten trading day average stock price.

   Representatives of JMP then presented a summary of its financial analysis of NCO Group in light of the proposed transaction exchange ratio of 0.36187. JMP concluded that, as of December 12, 2003 and subject to the terms of its letter of opinion of same date, the exchange ratio of 0.36187 is fair, from a financial point of view, to the NCPM minority stockholders.

   The special committee discussed the fact that the exchange ratio implied by the proposal made by NCO Group on November 18, 2003, determined using a trailing average share price for NCO Group stock of $23.489, resulted in a nominal value of $8.21 per share of NCPM stock on December 12, 2003 (the date NCO Group's board finally approved the transaction). The special committee discussed whether the decline in the share price of NCO Group stock was the result of a performance change in NCO Group or consistent with the transitory change that had been predicted by NCO Group's management when they advised the special committee of the RMH transaction. The special committee felt that the value of the proposed transaction on the date the board of directors of NCO Group approved the offer was equivalent to the value on the date NCO Group first made the offer. Accordingly, the special committee determined to proceed with the proposed transaction at an exchange ratio of 0.36187.

   The special committee unanimously resolved (a) that the merger agreement was fair to and in the best interests of the NCPM and the NCPM minority stockholders; (b) to recommend to the board of directors of NCPM that the merger agreement be authorized, adopted and approved; and (3) to recommend that the board of directors of NCPM recommend that the stockholders of NCPM adopt the merger agreement and approve the merger contemplated thereby.

   In a meeting of the board of directors of NCPM held immediately after the special committee meeting, the board of directors of NCPM (with Mr. Barrist present but abstaining from voting following his identification of his interests in the transaction) resolved (a) that the merger agreement was advisable, fair to and in the best interests of NCPM and the NCPM minority stockholders and was approved for execution by NCPM; (b) to recommend that the stockholders of NCPM adopt the merger agreement and approve the merger; and
(c) to authorize the appropriate officers to prepare, file and execute all documents (including SEC filings) required or desirable in connection with the transaction.

   On December 12, 2003, the parties executed the merger agreement. On December 15, 2003, the parties issued a joint press release announcing the merger.

NCO Group's Reasons for the Merger; Recommendation of NCO Group's Board of Directors

   The NCO Group board of directors has determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, NCO Group and its stockholders. In reaching its determination, the NCO Group board of directors consulted with NCO Group's management, as well as its legal counsel, accountants, and financial advisors and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the NCO Group board of directors believes the merger will be beneficial to NCO Group and its stockholders:

     o The ability of the combined company to more effectively pursue, in a coordinated manner, strategic growth opportunities and other expansion strategies, in part due to improved integration and coordination between NCO Group and NCPM;

     o The elimination of the potential for conflicts of interest between the companies, enabling management to focus time and resources on the combined businesses and fully exploit the combined assets;

     o The possible reductions in costs associated with maintaining NCPM's status as a public company; and

     o The freeing up of management to focus on the day-to-day operations of NCPM's business as a result of the elimination of the responsibilities of running a public company.

   In addition to the reasons stated above, in the course of its deliberations concerning the merger, the NCO Group board of directors consulted with NCO Group's management, legal counsel, accountants and financial advisors and reviewed a number of other factors relevant to the merger, including:

     o Information concerning the business, assets, operations, management, financial condition, operating results, competitive position and prospects of NCO and NCPM;

     o  The expected tax and accounting treatment of the merger; and

     o  Reports on specific terms of the merger agreement.

   The NCO Group board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     o  The potential conflicts of interest arising out of the merger; and

     o The risk that the potential benefits of the merger might not be realized.

   The NCO Group board of directors concluded, however, that the benefits of the transaction and its stockholders outweighed the risk associated with these negative factors.

   NCO Group does not intend this discussion of the information and factors considered by the NCO Group board of directors to be exhaustive, although this discussion does include all material factors considered by the NCO Group board of directors. In reaching its determination to approve and recommend the merger agreement to the NCO Group shareholders for their approval, the NCO Group board of directors did not assign any relative or specific weights to the factors considered, and individual directors of NCO Group might have weighed factors differently.

The Special Committee's Reasons for the Merger

   As a result of NCO Group's control of NCPM and Mr. Barrist's interest in the proposed merger, to effectively and fairly review and evaluate the proposal, NCPM formed a special committee of the board, referred to as the special committee, comprised of its independent directors.

   The special committee recommended to the board of directors of NCPM approval of the merger agreement and the recommendation of the merger to the stockholders primarily because it determined that the transaction would enable the NCPM minority stockholders to receive value for their shares of NCPM common stock at a significant premium over the market price of NCPM stock before the announcement of the proposed transaction. The special committee determined to proceed with the merger transaction after it negotiated an exchange ratio that resulted in a significant premium, taking into account, among other things,

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

the limited liquidity of NCPM stock as compared to that of NCO Group stock, the limited strategic alternatives available to NCPM, and the potential synergies that would result in a merger with NCO Group.

   In its review of the NCO Group acquisition proposal, the special committee considered the absence of realistic strategic alternatives to the NCO Group proposal. The special committee determined that a strategic business combination transaction with or sale to a party other than NCO Group was not an alternative unless such transaction were initiated by NCO Group. In reaching this conclusion, the special committee considered the 63.3% stock ownership position in NCPM held by NCO Group, as well as NCO Group's expressed interest in acquiring the business of NCPM, and NCPM's exclusive servicing agreement with NCO Group which expires in 2011.

The Special Committee's Beliefs Regarding the Fairness of the Merger

   The special committee determined that the merger agreement and the merger are fair to, and in the best interests of, NCPM and its minority stockholders.

   The special committee acted solely on behalf of the NCPM minority stockholders in connection with the negotiation of the merger agreement. The members of the special committee are not employees of NCPM or otherwise affiliated with NCO Group and do not have any material direct or indirect interest in the merger other than as stockholders of NCPM. The special committee retained JMP Securities LLC to review the financial terms of the merger and to advise the special committee in connection with its negotiations with NCO Group regarding the financial terms of the merger, and to provide, in accordance with its customary practices, an opinion to the special committee with respect to the fairness, from a financial point of view, to NCPM minority stockholders of the consideration provided pursuant to the merger agreement.

   In making the fairness determination described above, the special committee considered a number of factors, including the significant positive and negative substantive and procedural factors described below. The following discussion of the factors considered by the special committee is not intended to be exhaustive, but instead summarizes the significant factors considered by the special committee in connection with its consideration of the merger agreement and the merger, as well as its determination that the merger agreement and the merger are fair to, and in the best interests of, NCPM and its minority stockholders.

   The special committee considered a number of factors and potential benefits of the merger, including the following positive substantive factors:

     o As of October 22, 2003 (the last trading day prior to the announcement of NCO Group's proposal), the ten-day average trading price for NCPM stock was $6.27 per share. Negotiations between the special committee and NCO Group began with the initial NCO Group proposal of $7.05 for each share of the common stock of NCPM common stock that NCO Group did not already own (reflecting a proposed exchange ratio of not more than 0.3066 and not less than 0.2712) and resulted in an exchange ratio of
        0.36187. This ratio provided an implied offer price of $8.21 for each share of NCPM common stock as of December 12, 2003 (the date the merger agreement was executed), representing a premium for the minority stockholders of NCPM of 30.88% over the ten-day average from October 22, 2003.

     o Ownership of NCO Group common stock provides significantly greater liquidity to its shareholders than that available to NCPM stockholders through the ownership of NCPM common stock. The ten-day average daily trading volume for NCO Group common stock as of October 22, 2003 was 82,600 shares, as compared to the ten-day average daily trading volume for NCPM common stock of 2,240 as of such date.

     o The special committee believes that the merger will allow NCO Group and NCPM to realize synergies in the form of cost savings.

     o The special committee believes that through the ownership of NCO Group common stock, NCPM's stockholders will be able to continue to participate in NCPM's growth, and to participate in a more diversified company with broader access to capital markets and greater borrowing capacity than NCPM, which may be used to finance acquisitions and capital expansion that may be unavailable to

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

        NCPM if it remains an independent public company that is majority owned and controlled by NCO Group.

     o The merger with NCO Group will eliminate certain of the administrative costs associated with NCPM's status as a public company, including costs involved in meeting the reporting obligations of the securities laws.

     o The receipt of NCO Group common stock by the holders of NCPM common stock in the merger is expected to be tax-free to such holders, as well as to NCO Group and NCPM.

     o The special committee has obtained the opinion of JMP to the effect that, based upon and subject to the assumptions, qualifications and limitations stated in its opinion, as of the date of its opinion, the exchange ratio of 0.36187 is fair, from a financial point of view, to NCPM minority stockholders.

   The special committee considered the following positive procedural factors:

     o The special committee consisted only of NCPM directors who are not employees of NCPM or otherwise affiliated with NCO Group, and who have no material direct or indirect interest in the merger other than as stockholders of NCPM.

     o The special committee and its financial and legal advisors were the only participants in meetings of the special committee during which the merger agreement and the merger were reviewed.

     o The special committee retained independent financial and legal advisors to assist the special committee in its review and analysis of the proposal from NCO Group.

     o Only NCPM directors who are not employees of NCPM or otherwise affiliated with NCO Group, and who have no material direct or indirect interest in the merger other than as stockholders of NCPM, negotiated, with the assistance of the financial and legal advisors, the terms and conditions of the merger with NCO Group.

     o The merger agreement does not limit NCPM's right to furnish non-public information to, or to enter into discussions and negotiations with, third parties in response to certain types of unsolicited acquisition proposals (such as a proposal to acquire stock in NCPM that is likely to lead to the acquisition of more than two-thirds of NCPM's outstanding common stock or substantially all of NCPM's assets) if, among other things, NCPM's board of directors determines that the failure to furnish non-public information, or to enter in such negotiations or discussions, would be inconsistent with its fiduciary duties to NCPM's stockholders under applicable law.

     o The merger agreement does not prohibit NCPM's board of directors from withdrawing, modifying or changing its recommendation that NCPM stockholders vote to approve and adopt the merger agreement and the merger if NCPM receives an unsolicited proposal from a third party to acquire more than two-thirds of NCPM's outstanding common stock or substantially all of NCPM's assets on terms that the board of directors determines to be more favorable to NCPM's stockholders than the merger, provided that the board of directors also determines that the failure to withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to NCPM stockholders under applicable law.

     o If NCPM's board of directors terminates the merger, NCPM will not be required to pay a termination or other break-up fee and will only be required to pay its own expenses in connection with the merger and merger agreement under limited circumstances in the event of termination of the merger agreement by NCO Group.

   The special committee also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger, including the following:

     o Any business combination transaction involving NCPM, or any sale of NCPM to a third party, would be dependent on the approval of NCO Group given its ownership of 63.3% of the outstanding shares of NCPM common stock as of the date of the merger agreement. In addition, NCO Group has exclusive rights to service all of NCPM's accounts receivable until 2011. The special committee

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

        believes that NCO Group's significant voting power and the servicing agreement give NCO Group an effective veto, which serves to discourage third parties from pursuing a business combination transaction with, or an acquisition of, NCPM.

     o Although the special committee has reviewed the proposed transaction, there remains a general business risk that the potential benefits of the merger might not be realized.

     o On November 18, 2003, NCO Group announced its planned acquisition of RMH Teleservices, Inc. The special committee cannot predict the impact that the proposed acquisition of RMH will have on the future performance of NCO Group stock or the overall performance of NCO Group stock in general.

     o NCPM's current portfolio was generated during a cyclical downturn of the U.S. economy. In light of the economic conditions in which such portfolios were generated, the future financial performance of NCPM could exceed the earnings per share range of estimates reviewed by the special committee.

   The special committee did not quantify or otherwise assign relative or specific weights or importance to the factors described above, nor did the special committee evaluate whether the factors described above were of equal importance. In addition, each of the individual members of the special committee may have assigned differing levels of importance to different factors described above, and may have viewed certain factors described above more positively or negatively than other members of the special committee. However, in reaching its determination regarding the fairness of the merger to NCPM minority stockholders, the special committee considered all positive and negative factors and concluded that, on balance, the positive factors outweighed the negative factors.

Interests of NCPM's Management and Stockholders in the Merger

   In considering the recommendation of the NCPM board of directors with respect to the proposed merger, NCPM stockholders should note that the directors, officers, stockholders and/or affiliates of NCPM noted below have interests in the merger that may be different from or in addition to the interests of NCPM stockholders generally. The board of directors of NCPM was aware of these interests and took these interests into account in approving the proposed merger and the transactions contemplated by the merger agreement.

   NCPM's Stock Ownership. NCO Group owns approximately 63.3% of the outstanding NCPM common stock. NCPM's directors and executive officers beneficially own approximately 2.8% of the outstanding NCPM common stock, excluding options, substantially all of which is beneficially owned by Mr. Michael Barrist, the chairman of the board, president and chief executive officer of NCPM and NCO Group. In addition, Mr. Barrist beneficially owns approximately 7.5% of the common stock of NCO Group, excluding options.

   NCPM Stock Options. NCPM's directors, officers and employees currently hold options to purchase approximately 715,500 shares of NCPM common stock. Upon completion of the merger, holders of NCPM stock options will be entitled to receive NCO Group stock options and, upon the exercise of their NCO Group stock options, a number of shares of NCO Group common stock determined as described under "The Merger -- Material Terms of the Merger Agreement -- Treatment of NCPM Stock Options."

   Special Committee Fees. Directors serving on the special committee each received a fee for such service, including $50,000 payments to each of James Rosener and James Hunter (as co-Chairmen of the special committee) and $35,000 payments to each of Jeffrey Schraeder and Alan Scheinkman.

   Employment Arrangements. Michael J. Barrist will continue as the president and chief executive officer of NCPM after the merger. The other executive officers of NCPM will remain officers and employees of NCO Group after the merger. For information concerning executive officers of NCPM and the compensation paid to them, see NCPM's Annual Report on Form 10-K, a copy of which is included as Annex D to this document.

   Severance Payments. Officers of NCPM are generally entitled to severance benefits if their employment is terminated without cause upon completion of the merger or at any time thereafter.


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

   Indemnification; Insurance; Indemnification Agreements. The merger agreement provides that for a period of six years after the effective time of the merger, NCO Group will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of NCPM and its subsidiaries from all losses, to the full extent permitted or required under applicable law as of the effective time of the merger or the governing documents of NCPM as of the date of the merger agreement. In addition, NCO Group agreed to maintain for not less than six years from the effective time of the merger directors' and officers' liability insurance, with coverage of at least $10.0 million, and on other terms and conditions no less favorable than those policies in effect on the date of the merger agreement. The right to indemnification and insurance described above is subject to exceptions. See "-- Indemnification and Insurance; Indemnification Agreements."

   In addition, NCO Group has agreed to enter into indemnification agreements with each of the directors of NCPM (other than directors who are also employees of NCPM) providing for indemnification contemplated by the merger agreement. A copy of the form of indemnification agreement is attached to this document as Annex F.

Ownership of NCO Group Following the Merger

   As a result of the merger, the holders of NCPM common stock will become shareholders of NCO Group. Upon completion of the merger, each outstanding share of NCPM stock will be converted into NCO Group common stock. NCO Group will cause the shares of NCO Group common stock to be issued in the merger to be listed on The Nasdaq National Market.

   Assuming no change in the initial exchange rate, it is anticipated that NCO Group will issue approximately 1.8 million shares of NCO Group common stock to NCPM minority stockholders. It is also anticipated that NCO Group will reserve approximately 259,000 additional shares of NCO Group common stock upon the exercise of currently outstanding options to purchase NCPM common stock to be assumed by NCO Group. Based upon the number of shares of NCO Group common stock issued and outstanding on the record date and the number of shares of NCO Group common stock anticipated to be issued in the merger, excluding shares subject to options to be assumed by NCO Group, the shares of NCO Group common stock issued to NCPM minority stockholders in the merger will constitute approximately 6.5% of the outstanding common stock of NCO Group after the merger. As previously noted, holders of NCPM options will receive options to purchase up to approximately 259,000 additional shares of NCO Group common stock. Assuming the exercise of all of these options after the merger, NCPM minority stockholders will own approximately 7.3% of the common stock of NCO Group.

Board of Directors and Management of NCO Group Upon Consummation of the Merger

   When the merger is complete, NCO Group will continue to be managed by its current directors and officers.

Regulatory Approvals

   Neither NCO Group nor NCPM is aware of any regulatory requirements that must be complied with in connection with the merger.

Resale of NCO Group Common Stock

   The NCO Group common stock issued in connection with the merger will be freely transferable, except that shares issued to any NCPM stockholder who is an affiliate of NCPM or who becomes an affiliate of NCO Group are subject to restrictions on resale under Rule 145 adopted by the SEC.

No Dissenters' or Appraisal Rights for NCO Group Shareholders or NCPM
Stockholders

   Under Pennsylvania law, holders of NCO Group common stock are not entitled to dissenters' rights or appraisal rights in connection with the merger.


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

   Under Delaware law, holders of NCPM common stock are not entitled to dissenters' rights or appraisal rights in connection with the merger.

Material Federal Income Tax Consequences of the Merger

   The following discussion summarizes the material federal income tax consequences of the merger of NCPM with and into a subsidiary of NCO Group to holders of NCPM common stock, assuming that the merger is effected as described in the merger agreement and this joint proxy statement/prospectus. The following discussion is based on currently existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the transaction to the stockholders of NCPM.

   This discussion does not address all United States federal income tax considerations that may be relevant to particular NCPM stockholders in light of their individual circumstances or to NCPM stockholders who are subject to special rules, such as:

     o  financial institutions;

     o  insurance companies;

     o  retirement plans;

     o  tax-exempt organizations;

     o  dealers in securities;

     o persons that hold their NCPM common stock as part of a straddle, a hedge against a currency risk or a constructive sale or conversion transaction;

     o persons who hold their NCPM common stock through partnerships or pass-through entities;

     o persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts;

     o persons who are subject to the alternative minimum tax provisions of the Code; or

     o persons who acquired their NCPM common stock in connection with a stock option or stock purchase plans or in some other compensatory transaction.

   This discussion assumes that NCPM's stockholders hold their shares of NCPM common stock as capital assets. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Furthermore, the discussion does not address the tax consequences of transactions effected before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which NCPM's common stock is acquired or NCO Group shares are disposed of.

   It is a condition to the closing under the merger agreement that each of Blank Rome LLP, counsel to NCO Group, and Winston & Strawn LLP, counsel to the special committee of NCPM, render a tax opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. This discussion is, and the opinions of counsel will be, subject to certain assumptions, limitations and qualifications, and are based upon the truth and accuracy of certain factual representations made by NCO Group and NCPM. If any of those representations or assumptions is inaccurate, the tax consequences of the merger could differ from those discussed here.

   No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, stockholders of NCPM should be aware that the tax opinion discussed in this section is not binding upon the Internal Revenue Service. Moreover, the Internal Revenue Service could adopt a contrary position which could be sustained by a court.

   Assuming the merger constitutes a reorganization within the meaning of
Section 368(a) of the Code, the following federal income tax consequences will result to NCPM stockholders:


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

     o No Gain or Loss. Subject to the discussion below regarding cash received in lieu of fractional shares of NCO Group common stock, NCPM stockholders receiving NCO Group common stock in the merger will not recognize any gain or loss as a result of the receipt of NCO Group common stock in exchange for their NCPM common stock in the merger.

     o Cash Payments Received in Lieu of Fractional Shares. Cash payments received by NCPM stockholders in lieu of fractional shares of NCO Group common stock will generally recognize capital gain or loss upon such payment, equal to the difference, if any, between such NCPM stockholder's tax basis in the fractional share and the amount of cash received. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the share of NCPM common stock exchanged for the fractional share of NCO Group common stock is more than one year at the completion of the merger.

     o Tax Basis and Holding Period. A stockholder's aggregate tax basis in the NCO Group common stock received in the merger will be equal to the aggregate tax basis of the NCPM common stock surrendered in the exchange less any tax basis of the NCPM common stock surrendered that is allocable to a fractional share of the NCO Group common stock for which cash is received. A NCPM stockholder's holding period for the NCO Group common stock received will include the holding period for the NCPM common stock surrendered in exchange therefor.

   NCPM stockholders receiving NCO Group common stock in the merger should file a statement with their United States federal income tax returns for the year in which the merger occurs setting forth the tax basis in the NCPM common stock exchanged in the merger and the fair market value of the NCO Group common stock and the amount of cash, if any, received in the merger.

   This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis of all potential United States federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances.

   THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, NCPM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

   Following the completion of the merger, NCO Group will adjust the 36.7% minority interest component of the assets and liabilities of NCPM to the fair value in NCO Group's consolidated balance sheet and will no longer record the 36.7% minority interest component of NCPM's income after the closing date in NCO Group's consolidated statement of income. See "Pro Forma Combined Condensed Financial Statements."

Listing of NCO Group Common Stock on Nasdaq

   NCO Group will cause the shares of NCO Group common stock to be issued in connection with the merger to be listed on The Nasdaq National Market.

Delisting and Deregistration of NCPM Common Stock

   If the merger is completed, all NCPM common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended.


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

Information Concerning NCPM

   The rules of the SEC require this joint proxy statement/prospectus to include certain information regarding NCPM, including, among other things, (i) a description of NCPM's business, (ii) management's discussion and analysis of financial conditions and results of operations of NCPM, and (iii) audited financial statements of NCPM. In order to provide certain parts of the required information, NCPM included as Annex D to this joint proxy statement/ prospectus its Annual Report on Form 10-K for the year ended December 31, 2002 in the form such report was filed with the SEC on March 13, 2003. Such Annual Report is attached as Annex D and is incorporated by reference into this joint proxy statement/prospectus. Information concerning compensation paid to Mr. Barrist in his capacity as president and chief executive officer of NCO Group and NCPM is incorporated by reference to NCO Group's Annual Report on Form 10-K for the year ended December 31, 2002.

                         NCPM COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of February 10, 2004, certain information regarding the beneficial ownership of NCPM common stock by: (i) each person known by NCPM to own beneficially more than 5% of the outstanding common stock; (ii) each of NCPM's directors; (iii) the chief executive officer and each of the other executive officers of NCPM; and (iv) NCPM's directors and other executive officers as a group. As of February 10, 2004, 13,576,519 shares of NCPM common stock were outstanding. Except as otherwise indicated, to the knowledge of NCPM, the beneficial owners of NCPM common stock listed below have sole investment and voting power with respect to such shares.

      Name and Address of              Amount and Nature
     Beneficial Owner (1)         of Beneficial Ownership (2)   Percent of Class
 -----------------------------    ---------------------------   ----------------
NCO Group, Inc. (3) ..........             8,600,317                  63.3%
Michael J. Barrist (4) .......               507,216                   3.6%
Joshua Gindin (5) ............                90,000                     *
Michael B. Meringolo (6) .....               102,433                     *
Richard J. Palmer (6) ........               100,503                     *
James T. Hunter (7)  .........                18,000                     *
James D. Rosener (7) .........                18,000                     *
Alan D. Scheinkman (7) .......                18,000                     *
Jeffrey A. Schraeder (8) .....                18,631                     *
Royal Capital Management,
  L.L.C. (9) .................               899,800                   6.6%
Wellington Management
  Company, LLP (10) ..........             1,135,400                   8.4%
All directors and executive
  officers as a group (8
  persons) (11) ..............               872,783                   6.0%

---------------
*     Less than 1%
(1) Unless otherwise specified, the address of these persons is c/o NCO Portfolio Management, Inc., 1804 Washington Blvd., Department 200, Baltimore, Maryland 21230.
(2) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "SEC") and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after February 10, 2004. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.
(3)   The address for NCO Group is 507 Prudential Road, Horsham, Pennsylvania
      19044.
(4) Includes: (i) 382,161 shares owned by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, of which Mr. Barrist's spouse is a co-trustee, and Mr. Barrist has the sole power to vote these shares pursuant to an irrevocable proxy, and (ii) 125,000 shares issuable upon exercise of stock options. Does not include shares of NCPM owned by NCO Group. Mr. Barrist is chairman of the board, president and

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

      chief executive officer of NCO Group and beneficially owns approximately 7.5% of the common stock of NCO Group, excluding options. Mr. Barrist is also chairman of the board, president and chief executive officer of NCPM.
(5) Represents shares issuable upon exercise of stock options. Does not include shares of NCPM owned by NCO Group. Mr. Gindin is executive vice president, general counsel and secretary of NCO Group. Mr. Gindin is also executive vice president, general counsel and secretary of NCPM.
(6)   Includes 100,000 shares issuable upon the exercise of stock options.
(7)   Represents shares issuable upon exercise of stock options.
(8) Includes: (i) 80 shares, as to which Mr. Schraeder shares voting and investment power with his spouse, and (ii) 18,000 shares issuable upon the exercise of stock options.
(9) Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC by Royal Capital Management, L.L.C. with respect to its beneficial ownership of the Common Stock as of December 31, 2003. Royal Capital Management, L.L.C. has sole voting and investment power with respect to these shares. The address of Royal Capital Management, L.L.C. is 575 Lexington Avenue, 4th Floor, New York, New York 10022. Robert W. Medway and Yale M. Fergang, as principals of Royal Capital Management, L.L.C., have sole voting and investment power with respect to the shares beneficially owned by Royal Capital Management, L.L.C. The address of Mr. Medway and Mr. Fergang is c/o Royal Capital Management, L.L.C., 575 Lexington Avenue, 4th Floor, New York, New York 10022.
(10) Based on information contained in a Schedule 13G filed with the SEC by Wellington Management Company, LLP with respect to its ownership of the Common Stock as of December 31, 2002. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(11) Includes: (i) 382,161 shares owned by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, of which Mr. Barrist's spouse is a co-trustee, and Mr. Barrist has the sole right to vote these shares pursuant to an irrevocable proxy and (ii) an aggregate of 487,000 shares issuable upon the exercise of stock options. Does not include shares of NCPM owned by NCO Group. Mr. Barrist is chairman of the board, president and chief executive officer of NCO Group and beneficially owns approximately 7.5% of the common stock of NCO Group, excluding options. Mr. Barrist is also chairman of the board, president and chief executive officer of NCPM.

                       Comparison of Stockholder's Rights

   The rights of NCO Group shareholders are governed by NCO Group's charter and bylaws and the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL. The right of NCPM's stockholders are governed by NCPM's charter, bylaws and the Delaware General Corporation Law, referred to as the DGCL.

   The following is a summary of material differences between the rights of NCO Group shareholders and the rights of NCPM stockholders. This summary is not intended to be complete, and is qualified in its entirety by reference to the applicable provisions of the PBCL, the DGCL, NCO Group's charter and bylaws and NCPM's charter and bylaws.

Authorized Capital

   NCO Group. NCO is authorized to issue 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

   NCPM. NCPM is authorized to issue 35,000,000 shares of common stock, $.01 per share par value, and 5,000,000 shares of preferred stock, par value $.01 per share.

Special Meetings of Shareholders and Stockholders; Action by Written Consent

   NCO Group. Special meetings of shareholders may be called at any time by NCO Group's board of directors, chairman of the board or chief executive officer. No action may be authorized by the shareholders of NCO Group without a meeting by less than unanimous written consent.

   NCPM. Special meetings of the stockholders may be called at any time by NCPM's board of directors or the chairman of the board. Any action required or permitted to be taken at a meeting of NCPM stockholders may be taken without a meeting upon the written consent of stockholders (a) with respect to matters which have received prior approval of at least a majority of the NCPM "independent directors," as defined in NCPM's by-laws, by those holders who would have been entitled to cast at least the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting and (b) with respect to matters that have not received the prior approval of the independent directors, by holders entitled to cast at least 65% of the votes entitled to be cast at the meeting in addition to such number of holders of any outstanding series of preferred stock. Under the DGCL, any action taken by partial written consent may become effective immediately upon its authorization, but prompt notice of the action must be given to stockholders entitled to vote thereon who have not consented.

Size, Classification and Qualifications of the Board of Directors

   NCO Group. NCO Group's board of directors must consist of not less than three nor more than seven directors, with the number of directors to be elected determined by the board. The NCO board of directors is currently fixed at six directors. The directors are divided into three classes as nearly equal in number as possible, with one class to be elected annually.

   NCPM. The number of NCPM directors shall consist of not less than three nor more than ten directors with the number of directors to be determined by the board of directors. The NCPM board of directors is currently fixed at five directors. The board of directors of NCPM is divided into three classes as nearly equal in number as possible, with one class to be elected annually.

Removal of Directors

   NCO Group. NCO Group's charter provides that the entire board, or a class of the board, or any individual director may be removed from office only for "cause" and only by the affirmative vote of shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any annual or regular election of directors. The term "cause" includes only the following: the conviction of a director of a felony, a declaration by order of court that a director is of unsound mind, or a gross abuse of trust which is proved by clear and convincing evidence to have been committed in bad faith. The board of directors, without shareholder approval, may declare vacant the office of any director for any proper cause. In addition, the PBCL provides that the board of directors may remove a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or any other proper cause which the bylaws may specify.

   NCPM. NCPM's charter provides that NCPM's board of directors, any class of the board or any individual director may be removed from office by the stockholders entitled to vote thereon only for cause and only by the affirmative vote of stockholders entitled to cast at least 65% of the votes entitled to be cast by all stockholders at any annual or regular election of directors or any such class of directors. The term "cause" refers only to one of the following events: conviction of the director of a felony, declaration by order of court that the director is of unsound mind, or gross abuse of trust which is proved by clear and convincing evidence to have been committed in bad faith.

Amendment of Governing Documents

   NCO Group. The NCO Group charter provides that shareholders of NCO Group are not entitled to propose an amendment to the charter. Any amendment to, or repeal of, any provision of NCO Group's charter which has not previously received the approval of at least a majority of the "incumbent directors" requires for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders, in addition to any other approval which is required by law, NCO Group's charter, NCO Group's bylaws or otherwise. The term "incumbent directors" means, generally, those directors on the board who were directors on the date NCO Group's charter was adopted and any other director whose election or appointment by NCO Group's board of directors, or whose nomination for election by NCO Group's shareholders, was approved by a vote of at least a majority of the directors then in office who either were directors on the date NCO Group's charter was adopted or whose election or appointment or nomination for election was previously so approved.

   In addition, NCO Group's bylaws may be amended or repealed without shareholder approval by a majority vote of the incumbent directors, as defined above, subject to any other approval which is required by law, NCO Group's charter, NCO Group's bylaws or otherwise. Any amendment to, or repeal of, any provision of NCO Group's bylaws which has not previously received the approval of at least a majority of the incumbent directors on the board of directors will require for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders, in addition to any other approval which is required by law, NCO Group's charter, NCO Group's bylaws or otherwise. An amendment or repeal which has previously received the approval of at least a majority of the incumbent directors will require for adoption the affirmative vote of a majority of the votes cast by shareholders at a duly convened meeting.

   NCPM. The DGCL provides that in order to effect any amendment to NCPM's charter, NCPM's board of directors must first adopt a resolution setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be considered at a meeting of NCPM's stockholders. Moreover, the NCPM charter provides that any amendment to, or repeal of, any provision of the charter, which has not previously received the approval of at least a majority of the "incumbent directors," shall require approval of at least 65% of the votes entitled to be cast by all stockholders at a duly convened annual or special meeting, in addition to any other approval which is required by law, NCPM's charter or bylaws, or otherwise. The term "incumbent directors" means, generally, those directors on the board who were directors on the date NCPM's charter was adopted and any other director whose election or appointment by NCPM's board of directors, or whose nomination for election by NCPM's stockholders, was approved by a vote of at least a majority of the directors then in office who either were directors on the date NCPM's charter was adopted or whose election or appointment or nomination for election was previously so approved.

   The NCPM bylaws may be amended or repealed without stockholder approval by a majority of the incumbent directors, as defined above, subject to any different vote required by law, NCPM's charter or bylaws, or otherwise. Any amendment or repeal of NCPM's bylaws that has not received the vote of a majority of the incumbent directors requires the approval of stockholders entitled to cast at least 65% of the votes which all stockholders are entitled to cast thereon at any regular or special meeting in addition to any other approval which is required by law, NCPM's charter or bylaws, or otherwise. The approval of the entire board of NCPM is required to amend NCPM's bylaws in such a way that would contravene or otherwise alter the terms of the provisions relating to the classification of the Board. In addition, NCPM's charter sets forth restrictions on amending the bylaw provisions relating to the limitation of directors' liability.

Anti-Takeover Provisions

   NCO Group. NCO Group's charter provides that the NCO Group board of directors may oppose a tender offer or other offer for NCO Group's securities, whether the offer is in cash or in securities of a corporation or otherwise. In considering whether to oppose an offer, the NCO Group board of directors may, but is not legally obligated to, consider any pertinent issues. By way of illustration, but not of limitation, the NCO Group board of directors may, but will not be legally obligated to, consider any and all of the following:

     o whether the offer price is acceptable based on the historical and present operating results or financial conditions of NCO Group;

     o whether a more favorable price could be obtained for NCO Group's securities in the future;

     o the effects of any proposed transaction upon any or all groups affected by the action, including among others, shareholders, employees, suppliers, customers and creditors of NCO Group and its subsidiaries and on the communities served by NCO Group and its subsidiaries;

     o the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of NCO Group and its subsidiaries and the future value of NCO Group's stock;

     o the value of the securities, if any, which the offeror is offering in exchange for NCO Group's securities, based on an analysis of the worth of NCO Group as compared to the corporation or other entity whose securities are being offered; and

     o any antitrust or other legal and regulatory issues that are raised by the offer.

   If the NCO Group board of directors determines that an offer should be rejected, NCO Group's charter provides that it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; commencing litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring NCO Group's securities and/or the offeror's securities; selling or otherwise acquiring any assets; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; selling or otherwise issuing any debt securities or options therefor; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

   If the NCO Group board of directors determines to sell NCO Group or any subsidiary to a third party, or to merge or consolidate NCO Group or any subsidiary with a third party, the NCO Group board of directors will not be legally obligated to create an auction and may negotiate with only one acquiror.

   NCO Group's articles and bylaws contain additional provisions that may have an impact upon a person's decision to implement a takeover of NCO Group, including the following provisions:

     o special meetings of shareholders may be called at any time only by the board of directors, its chairman or the chief executive officer;

     o the board of directors is classified, with each director having a three-year term;

     o shareholders must provide the board of directors with advance notice of proposals and director nominations and provide certain specified related information in the proposal;

     o the board of directors is able to issue additional shares of authorized common stock without shareholder approval; and

     o the board of directors is authorized to issue preferred stock and designate the rights and terms thereof.

   The overall effect of the foregoing provisions, including the provisions under "-- Removal of Directors" and "-- Amendment of Governing Documents," may be to deter a future tender offer or other offer to acquire NCO Group or its shares. NCO Group shareholders might view such an offer to be in their best interest if the offer included a substantial premium over the market price of NCO Group common stock at that time. In addition, these provisions may have the effect of assisting NCO Group's management to retain its position and place it in a better position to resist changes that NCO Group shareholders may want to make if dissatisfied with the conduct of NCO Group's business.

   In addition, Pennsylvania has adopted anti-takeover provisions from which a corporation may exempt itself. NCO Group has not exempted itself from the following anti-takeover provisions of the PBCL:

     o Business Combinations with Interested Shareholders. Subject to certain exceptions, a business combination between a Pennsylvania corporation that has a class or series of shares registered under the Exchange Act, and a beneficial owner of 20% or more of such corporation's voting stock, referred to as an "interested stockholder," may be accomplished only if: (i) the business combination is approved by the corporation's directors prior to the date on which such interested shareholder acquired 20% or more of such stock or if the board approved such interested shareholder's acquisition of 20% or more of such stock prior to such acquisition; (ii) where the interested shareholder owns shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors, the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors, excluding shares held by the interested shareholder, which vote may occur no earlier than three months after the interested shareholder acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfied certain minimum conditions; (iii) the business combination is approved by the affirmative vote of all outstanding shares of common stock; (iv) the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in the election of directors, excluding shares held by the interested shareholder, which vote may occur no earlier than five years after the interested shareholder became an interested shareholder; or (v) the business combination that meets certain minimum conditions is approved at a shareholder's meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder.

   Pennsylvania has adopted other anti-takeover legislation from which NCO has elected to exempt itself in its articles.

   NCPM. NCPM's charter and bylaws contain provisions that may have an impact upon a person's decision to implement a takeover of NCPM, including the following provisions:

     o special meetings of stockholders may be called at any time only by the board of directors or its chairman;

     o the board of directors is classified, with each director having a three-year term;

     o stockholders generally must provide the board of directors with advance notice of proposals and director nominations and provide certain specified related information in the proposal;

     o the board of directors is able to issue additional shares of authorized common stock without stockholder approval; and

     o the board of directors is authorized to issue preferred stock and designate the rights and terms thereof without stockholder approval.

   The overall effect of the foregoing provisions, including the provisions under "-- Removal of Directors" and "-- Amendment of Governing Documents," may be to deter a future tender offer or other offers to acquire NCPM or its shares. NCPM stockholders might view such an offer to be in their best interest if the offer included a substantial premium over the market price of NCPM common stock at that time. In addition, these provisions may have the effect of assisting NCPM's management to retain its position and place it in a better position to resist changes that NCPM stockholders may want to make if dissatisfied with the conduct of NCPM's business.

   In addition, Delaware has adopted anti-takeover provisions from which a corporation may exempt itself. NCPM has exempted itself from Section 203 of the DGCL.

   Copies of the NCO Group charter, the NCO Group bylaws, the NCPM charter and the NCPM bylaws, in each case as in effect on the date of this joint proxy statement/prospectus, are incorporated by reference and may be obtained as described in "Where You Can Find More Information."

                                 Legal Matters

   The validity of the shares of NCO Group common stock offered hereby will be passed upon for NCO Group by Blank Rome LLP. It is a condition to the completion of the merger that each of NCO Group and NCPM receive an opinion from their respective counsel with respect to the tax treatment of the merger.

                                    Experts

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of NCO Group, Inc. included in the NCO Group, Inc. Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report (which contains an explanatory paragraph related to the change in method of accounting for goodwill and its related amortization as described in Note 2 to the consolidated financial statements and an explanatory paragraph related to the restatement of the consolidated financial statements for the years ended December 31, 2001 and 2000 for the correction of an error as described in Note 3 to the consolidated financial statements), which is incorporated by reference in this joint proxy statement/ prospectus. NCO Group, Inc.'s consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of Great Lakes Collection Bureau, Inc. and subsidiary as of December 31, 2001 and 2000 and for the years then ended, have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of NCO Portfolio Management, Inc. included in the NCO Portfolio Management, Inc. Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is included in Annex D to and is incorporated by reference in this joint proxy statement/prospectus. NCO Portfolio Management, Inc.'s consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

               Pro Forma Combined Condensed Financial Statements

                             Basis of Presentation

   The unaudited pro forma combined condensed balance sheet as of September 30, 2003 and the unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 are based on historical financial statements of the entities included therein. All of NCO Group's acquisitions included in the unaudited combined condensed financial statements have been accounted for using the purchase method of accounting, with the results of the acquired companies included in NCO Group's historical statements of operations beginning on the date of acquisition.

   The unaudited pro forma combined condensed balance sheet and statements of operations does not purport to represent what NCO Group's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project NCO Group's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the accompanying notes. In addition, the allocation of purchase price to the assets and liabilities of NCPM is preliminary and the final allocation may differ from the amounts reflected herein.

   The unaudited pro forma combined condensed statement of operations for the twelve months ended December 31, 2002 has been prepared assuming the acquisition of Great Lakes, which was completed on August 18, 2002, and assuming that the pending acquisition of the minority interest of NCPM occurred on January 1, 2002.

   The unaudited pro forma combined condensed balance sheet as of September 30, 2003 has been prepared assuming the pending acquisition of the minority interest of NCPM occurred on September 30, 2003. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2003 has been prepared assuming the pending acquisition of the minority interest of NCPM occurred on January 1, 2003.

   The following data should be read in conjunction with NCO Group's historical consolidated financial statements and the accompanying notes; the historical financial statements of NCPM and Great Lakes; and NCO Group's and NCPM's "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are either incorporated by reference into or included elsewhere in this joint proxy statement/prospectus. See "Where You
Can Find More Information."

   The unaudited pro forma combined condensed financial statements do not reflect the proposed acquisition of RMH Teleservices, Inc. by NCO Group.

                                   NCO Group
                   Pro Forma Combined Condensed Balance Sheet
                               September 30, 2003
                                  (Unaudited)
                             (dollars in thousands)

                                                                                                      NCPM Minority
                                                                                                   Interest Acquisition
                                                                                      NCO Group       Adjustments(1)      Pro Forma
                                                                                      ---------    --------------------   ---------
ASSETS
Current assets:
 Cash and cash equivalents........................................................     $ 44,027          $     --          $ 44,027
 Restricted cash..................................................................          900                --               900
 Accounts receivable, trade, net..................................................       86,076                --            86,076
 Purchased accounts receivable, current portion...................................       54,852            (1,793)           53,059
 Deferred income taxes............................................................       14,802                --            14,802
 Bonus receivable, current portion................................................        5,488                --             5,488
 Prepaid expenses and other current assets........................................       16,189                --            16,189
                                                                                       --------          --------          --------
   Total current assets...........................................................      222,334            (1,793)          220,541
Property and equipment, net.......................................................       75,445                --            75,445
Other assets:
 Goodwill.........................................................................      531,666            18,577           550,243
 Other intangibles, net of accumulated amortization...............................       13,384                --            13,384
 Purchased accounts receivable, net of current portion............................       86,729            (2,831)           83,898
 Bonus receivable, net of current portion.........................................          138                --               138
 Other assets.....................................................................       37,062                --            37,062
                                                                                       --------          --------          --------
   Total other assets.............................................................      668,979            15,746           684,725
                                                                                       --------          --------          --------
Total assets......................................................................     $966,758          $ 13,953          $980,711
                                                                                       ========          ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Long-term debt, current portion..................................................     $ 46,802          $     --          $ 46,802
 Income taxes payable.............................................................        5,144                --             5,144
 Accounts payable.................................................................        6,013                --             6,013
 Accrued expenses.................................................................       31,336             1,835            33,171
 Accrued compensation and related expenses........................................       16,175                --            16,175
 Deferred revenue, current portion................................................       14,272                --            14,272
                                                                                       --------          --------          --------
   Total current liabilities......................................................      119,742             1,835           121,577
Long-term liabilities:
 Long-term debt, net of current portion...........................................      274,687                --           274,687
 Deferred revenue, net of current portion.........................................       13,262                --           13,262
 Deferred income taxes............................................................       53,365            (1,734)           51,631
 Other long-term liabilities......................................................        2,655                --             2,655
Minority interest.................................................................       26,046           (26,046)               --
Shareholders' equity
 Preferred stock..................................................................           --                --                --
 Common stock.....................................................................      320,654            39,898           360,552
 Common stock warrants............................................................        2,562                --             2,562
 Stock options issued for business combination....................................           --                --                --
 Deferred compensation............................................................           --                --                --
 Other comprehensive income.......................................................        3,779                --             3,779
 Retained earnings................................................................      150,006                --           150,006
                                                                                       --------          --------          --------
   Total shareholders' equity.....................................................      477,001            39,898           516,899
                                                                                       --------          --------          --------
Total liabilities and shareholders' equity........................................     $966,758          $ 13,953          $980,711
                                                                                       ========          ========          ========

   See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                                   NCO Group
              Pro Forma Combined Condensed Statement of Operations
                  For the Nine Months Ended September 30, 2003
                                  (Unaudited)
                (amounts in thousands, except per share amounts)


                                                                                                             NCPM
                                                                                                           Minority
                                                                                                           Interest
                                                                                                          Acquisition
                                                                                             NCO Group    Adjustments   Pro Forma
                                                                                             ---------    -----------   ---------
Revenue....................................................................................   $566,210      $   --       $566,210
Operating costs and expenses:
  Payroll and related expenses ............................................................    264,506          --        264,506
 Selling, general, and administrative expenses.............................................    210,299          --        210,299
 Depreciation and amortization expense.....................................................     23,746          --         23,746
 Impairment and restructuring charges......................................................         --          --             --
                                                                                              --------      ------       --------
    Total operating costs and expenses.....................................................    498,551          --        498,551
                                                                                              --------      ------       --------
Income from operations.....................................................................     67,659          --         67,659
Other income (expense):
 Interest and investment income............................................................      2,952          --          2,952
 Interest expense..........................................................................    (17,267)         --        (17,267)
 Other income (expense)....................................................................      1,128          --          1,128
                                                                                              --------      ------       --------
                                                                                               (13,187)         --        (13,187)
                                                                                              --------      ------       --------
Income before income tax expense...........................................................     54,472                     54,472
Income tax expense.........................................................................     20,661          --         20,661
                                                                                              --------      ------       --------
Income before minority interest............................................................     33,811          --         33,811
Minority interest..........................................................................     (1,619)      1,619(2)
                                                                                              --------      ------       --------
Net income.................................................................................   $ 32,192      $1,619       $ 33,811
                                                                                              ========      ======       ========
Net income per share:
 Basic.....................................................................................   $   1.24                   $   1.22
                                                                                              ========                   ========
 Diluted...................................................................................   $   1.17                   $   1.16
                                                                                              ========                   ========
Weighted average shares outstanding:
 Basic.....................................................................................     25,919                     27,720(3)
                                                                                              ========                   ========
 Diluted...................................................................................     29,811                     31,655(4)
                                                                                              ========                   ========


  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                                   NCO Group
              Pro Forma Combined Condensed Statement of Operations
                 For the Twelve Months Ended December 31, 2002
                                  (Unaudited)
                (amounts in thousands, except per share amounts)


                                                                                                             NCPM
                                                                                                           Minority
                                                                                               GLB         Interest
                                                                                           Acquisition    Acquisition
                                                                    NCO Group   GLB (5)     Adjustment    Adjustments  Pro Forma
                                                                    ---------   -------    -----------    -----------  ---------
Revenue...........................................................  $703,450    $28,185       $   --        $   --      $731,635
Operating costs and expenses:
 Payroll and related expenses.....................................   335,405     19,264           --            --       354,669
 Selling, general, and administrative expenses....................   249,672     12,765           --            --       262,437
 Depreciation and amortization expense............................    27,324        815          241(6)         --        28,380
 Impairment and restructuring charges.............................        --         --           --            --            --
                                                                    --------    -------       ------        ------      --------
    Total operating costs and expenses............................   612,401     32,844          241            --       645,486
                                                                    --------    -------       ------        ------      --------
Income (loss) from operations.....................................    91,049     (4,659)        (241)           --        86,149
Other income (expense):
 Interest and investment income...................................     3,222         --           --            --         3,222
 Interest expense.................................................   (20,976)    (3,713)        (348)(7)        --       (25,037)
 Other income (expense)...........................................      (216)        --           --            --          (216)
                                                                    --------    -------       ------        ------      --------
                                                                     (17,970)    (3,713)        (348)           --       (22,031)
                                                                    --------    -------       ------        ------      --------
Income (loss) before income tax expense...........................    73,079     (8,372)        (589)           --        64,118
Income tax expense (benefit)......................................    27,702     (2,930)        (223)(8)        --        24,549
                                                                    --------    -------       ------        ------      --------
Income (loss) before minority interest............................    45,377     (5,442)        (366)           --        39,569
Minority interest.................................................    (3,218)        --        1,423(9)      1,795(10)        --
                                                                    --------    -------       ------        ------      --------
Net income (loss).................................................  $ 42,159    $(5,442)      $1,057        $1,795      $ 39,569
                                                                    ========    =======       ======        ======      ========
Net income per share:
 Basic............................................................  $   1.63                                            $   1.43
                                                                    ========                                            ========
 Diluted..........................................................  $   1.54                                            $   1.37
                                                                    ========                                            ========
Weighted average shares outstanding:
 Basic............................................................    25,890                                              27,691(3)
                                                                    ========                                            ========
 Diluted..........................................................    29,829                                              31,673(4)
                                                                    ========                                            ========


  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

           Notes to Pro Forma Combined Condensed Financial Statements
                                  (Unaudited)


(1) Gives effect to the following acquisition related adjustments: (i) the recognition of goodwill; (ii) the adjustment of 36.7% (the acquired share) of the carrying values of the purchased accounts receivable to fair value; (iii) the stock issued to finance the purchase of the NCPM minority interest; (iv) the elimination of the minority interest; (v) the reduction in deferred tax liability accrued on the fair value adjustment to the carrying value of the purchased accounts receivable; and (vi) the accrual of professional fees related to the acquisition. The fair value of the purchased accounts receivable was based on a discounted cash flow analysis. The discounted cash flow analysis was based on collections, net of projected servicing fees and costs, projected interest or participations due secured lenders, and projected cost of funds. The discount rate used was comparable to discount rates used on similar purchases and took into consideration NCO Group's existing experience with the acquired portfolios. The allocation of the purchase price paid for minority interest of NCPM is as follows (dollars in thousands):

                                                                    NCPM
                                                                  Minority
                                                                  Interest
                                                                  --------
     Net tangible assets acquired .............................    $23,156
     Acquisition related adjustments:
      Accrued acquisition expenses ............................     (1,835)
      Goodwill ................................................     18,577
                                                                  --------
     Consideration paid* ......................................    $39,898
                                                                  ========

---------------
* The consideration paid for the minority interest of NCPM includes approximately 1.8 million shares of NCO Group common stock valued at approximately $39.9 million, based on the average closing price for the two days prior to and the two days after the public announcement of the acquisition.
(2) Gives effect to the elimination of minority interest assuming the acquisition of the minority interest of NCPM had occurred on January 1, 2003.
(3) Gives effect to the issuance of approximately 1.8 million shares of common stock to finance the acquisition of the minority interest of NCPM.
(4) Gives effect to: (i) the issuance of approximately 1.8 million shares of common stock to finance the acquisition of the minority interest of NCPM; and (ii) the dilutive effect resulting from options to purchase shares of NCO Group common stock issued in connection with the acquisition of the minority interest of NCPM.
(5) Represents the historical results of operations of Great Lakes from January 1, 2002 to August 18, 2002, the date that the Great Lakes acquisition was completed.
(6) Gives effect to the adjustment to depreciation of property and equipment and the amortization expense from the customer list assuming a five-year estimated life as if the Great Lakes acquisition had occurred on January 1, 2002.
(7) Gives effect to: (i) the elimination of interest on Great Lakes' debt that was not assumed as part of the acquisition; (ii) interest expense on the borrowings related to the Great Lakes acquisition as if it occurred on January 1, 2002; and (iii) deferred income attributable to the lender's residual interest in the purchased accounts receivable. The interest expense was calculated using an estimated interest rate of 3.5 percent on the $10.6 million of borrowings under NCO Group's revolving credit facility and 8.0 percent on the $21.6 million borrowed by NCO Portfolio to acquire Great Lakes' purchased accounts receivable.
(8) Adjusts the income tax expense to give effect to the Great Lakes acquisition as if it had occurred on January 1, 2002.
(9) Reflects the minority interest on the income from the Great Lakes purchased accounts receivable that were acquired by NCPM as if it had occurred on January 1, 2002.
(10) Gives effect to the elimination of minority interest assuming the acquisition of the minority interest of NCPM occurred on January 1, 2002.

                                    ANNEX A

===============================================================================










                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                                NCO GROUP, INC.,


                          NCPM ACQUISITION CORPORATION


                                      AND


                         NCO PORTFOLIO MANAGEMENT, INC.


                         Dated as of December 12, 2003










===============================================================================

                          AGREEMENT AND PLAN OF MERGER

                               Table of Contents


                                                                            Page
                                                                            ----
ARTICLE I         THE MERGER .........................................       A-1
1.1.              The Merger .........................................       A-1
1.2.              Certificate of Incorporation .......................       A-1
1.3.              By-Laws ............................................       A-1
1.4.              Directors and Officers .............................       A-1
1.5.              Effective Time .....................................       A-1

ARTICLE II        CONVERSION OF SHARES ...............................       A-2
2.1.              Company Common Stock ...............................       A-2
2.2.              Fractional Interests ...............................       A-2
2.3.              Anti-Dilution Provisions ...........................       A-2
2.4.              Purchaser Common Stock .............................       A-2
2.5.              Exchange of Shares .................................       A-2
2.6.              Employee Stock Options .............................       A-3

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY ......       A-4
3.1.              Organization .......................................       A-4
3.2.              Capitalization .....................................       A-4
3.3.              Authorization of this Agreement ....................       A-4
3.4.              Consents and Approvals; No Violation ...............       A-5
3.5.              Information in Proxy Statement/Prospectus,
                    Registration Statement............................       A-5
3.6.              Opinion of Financial Advisor .......................       A-5
3.7.              Finders and Brokers ................................       A-5
3.8.              Disclosure .........................................       A-6

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
                    THE PURCHASER ....................................       A-6
4.1.              Organization .......................................       A-6
4.2.              Capitalization .....................................       A-6
4.3.              Authorization of this Agreement ....................       A-6
4.4.              Consents and Approvals; No Violation ...............       A-6
4.5.              Financial Statements and Reports ...................       A-7
4.6.              Absence of Material Adverse Change .................       A-8
4.7.              Information in Proxy Statement/Prospectus,
                    Registration Statement............................       A-8
4.8.              Undisclosed Liabilities ............................       A-8
4.9.              Taxes ..............................................       A-8
4.10.             Litigation .........................................       A-8
4.11.             Compliance with Laws ...............................       A-8
4.12.             Finders and Investment Bankers .....................       A-8
4.13.             Disclosure .........................................       A-8

ARTICLE V         CONDUCT OF BUSINESS PENDING THE MERGER .............       A-9
5.1.              Conduct of the Business of the Company .............       A-9
5.2.              Conduct of the Business of Parent and the Purchaser        A-9
5.3.              SEC Filings ........................................       A-9
5.4.              Control of Company's Business ......................       A-9

                                                                            Page
                                                                            ----
ARTICLE VI        ADDITIONAL AGREEMENTS ..............................      A-10
6.1.              Proxy Statement/Prospectus; S-4 Registration
                    Statement.........................................      A-10
6.2.              Access to Information ..............................      A-10
6.3.              Consents ...........................................      A-10
6.4.              Board Actions; Company Stockholder Meeting .........      A-11
6.5.              Commercially Reasonable Efforts ....................      A-12
6.6.              Public Announcements ...............................      A-12
6.7.              Consent of the Purchaser and the Parent ............      A-12
6.8.              No Solicitation ....................................      A-12
6.9.              Indemnification ....................................      A-13
6.10.             Employee Benefits and Communication ................      A-14
6.11.             Tax Covenants ......................................      A-15
6.12.             Section 16b-3 ......................................      A-15
6.13.             Rule 145 ...........................................      A-15
6.14.             Board Actions; Parent Shareholder Meeting ..........      A-15

ARTICLE VII       CLOSING CONDITIONS .................................      A-15
7.1.              Conditions to the Obligations of the Parent, the
                    Purchaser and the Company.........................      A-15
7.2.              Conditions to the Obligations of the Parent and the
                    Purchaser.........................................      A-16
7.3.              Conditions to the Obligations of the Company .......      A-17

ARTICLE VIII      CLOSING ............................................      A-18
8.1.              Time and Place .....................................      A-18
8.2.              Filings at the Closing .............................      A-18

ARTICLE IX        TERMINATION AND ABANDONMENT ........................      A-18
9.1.              Termination ........................................      A-18
9.2.              Procedure and Effect of Termination ................      A-19

ARTICLE X         MISCELLANEOUS ......................................      A-20
10.1.             Amendment and Modification .........................      A-20
10.2.             Waiver of Compliance; Consents .....................      A-20
10.3.             Survival of Warranties .............................      A-20
10.4.             Notices ............................................      A-20
10.5.             Assignment; Parties in Interest ....................      A-21
10.6.             Expenses ...........................................      A-21
10.7.             Specific Performance ...............................      A-21
10.8.             Governing Law ......................................      A-21
10.9.             Counterparts .......................................      A-21
10.10.            Interpretation .....................................      A-21
10.11.            Entire Agreement ...................................      A-21
10.12.            Severability .......................................      A-22
10.13.            Jurisdiction and Process ...........................      A-22
10.14.            Interpretation of Representations ..................      A-22
10.15.            Reliance by Parent and Purchaser ...................      A-22
10.16.            Tax Disclosure .....................................      A-22

ANNEX I:          Defined Terms ......................................      A-24
ANNEX III:        Form of Parent Tax
                    Certificate.................         [intentionally omitted]
ANNEX IV:         Form of Company Tax
                    Certificate.................         [intentionally omitted]
ANNEX V:          Form of Tax Opinion from
                    Parent's Counsel............         [intentionally omitted]
ANNEX VI:         Form of Tax Opinion from
                    Company's Counsel...........         [intentionally omitted]

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2003, among NCO Group, Inc., a Pennsylvania corporation (the "Parent"), NCPM Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and NCO Portfolio Management, Inc., a Delaware corporation (the "Company").

   WHEREAS, the Boards of Directors of the Parent, the Purchaser and the Company have approved the merger of the Company with and into the Purchaser (the "Merger"), upon the terms and subject to the conditions set forth herein; and

   WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereby.

   NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

   1.1. The Merger. (a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, and in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the "DGCL"), the parties hereto shall cause the Company to be merged with and into the Purchaser, and the Purchaser shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Company shall cease.

   (b) The Surviving Corporation, by virtue of the Merger, shall change its name to that of the Purchaser and shall possess all the property, rights, privileges, immunities, powers and franchises of the Purchaser and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Company and the Purchaser.

   1.2. Certificate of Incorporation. Subject to Section 6.9(a) hereof, the Certificate of Incorporation of the Purchaser in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to NCO Portfolio Management, Inc., until thereafter amended in accordance with provisions thereof and as provided by law.

   1.3. By-Laws. Subject to Section 6.9(a) hereof, the By-Laws of the Purchaser in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to NCO Portfolio Management, Inc., until thereafter amended, altered or repealed as provided therein and by law.

   1.4. Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the directors, of the Surviving Corporation after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

   1.5. Effective Time. The Merger shall become effective at the time when a properly executed certificate of merger (the "Certificate of Merger"), together with any other documents required by law to effectuate the Merger, shall be filed and recorded with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251 of the DGCL. The Certificate of Merger shall be filed in accordance with Section 103 of the DGCL as soon as practicable after the Closing. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                                   ARTICLE II

                              CONVERSION OF SHARES

   2.1. Company Common Stock. (a) Each share (a "Share") of common stock, par value $0.01 per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that number of fully paid and non-assessable shares of the common stock, no par value per share, of the Parent ("Parent Common Stock"), as follows (hereinafter the "Exchange Ratio"): (i) except as provided in clause (ii), the Exchange Ratio shall be 0.36187; and
(ii) if the Parent Common Stock Value is less than $21.50, Parent may elect, at its sole option, to adjust the Exchange Ratio to an amount equal to $7.78021 divided by the Parent Common Stock Value, rounded to five decimal places (together with any cash in lieu of such fractional shares of Parent Common Stock to be paid pursuant to Section 2.2, the "Merger Consideration").

   (b) Each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

   (c) Each Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

   (d) At the Effective Time the holders of certificates representing Shares shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration and for such rights, if any, as they may have pursuant to the DGCL.

   2.2. Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of the Parent. In lieu of a fractional interest in a share of Parent Common Stock, each holder of Shares exchanged pursuant to Section 2.1 who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Parent Common Stock Value.

   2.3. Anti-Dilution Provisions. The Exchange Ratio shall be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the Shares and the shares of Parent Common Stock where the record date occurs prior to the Effective Time; provided that the Exchange Ratio shall not be adjusted as a result of Parent Common Stock issued in connection with the acquisition of RMH Teleservices, Inc. or any other Person.

   2.4. Purchaser Common Stock. Each share of common stock, par value $0.01 per share ("Purchaser Common Stock"), of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

   2.5. Exchange of Shares. (a) Prior to the Effective Time, the Parent shall deposit in trust with an exchange agent designated by the Purchaser and reasonably satisfactory to the Company (the "Exchange Agent"), shares of Parent Common Stock in an amount sufficient for the purpose of exchanging Parent Common Stock for Common Stock pursuant to Section 2.1(a) plus sufficient cash to make the payments required under Section 2.2 (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, issue the shares of Parent Common Stock out of the stock portion of the Exchange Fund and make the payments provided for in Section 2.2 of this Agreement out of the cash portion of the Exchange Fund. The Exchange Agent shall invest the cash portion of the

Exchange Fund as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $5,000,000,000. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

   (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries) as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock equal to the product of the number of Shares represented by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, less any applicable withholding tax, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the shares of Parent Common Stock or the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Shares owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or Company Subsidiaries) shall represent for all purposes the right to receive the number of shares of Parent Common Stock equal to the product of the number of Shares evidenced by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, without any interest thereon.

   (c) If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the Surviving Corporation or the Parent, the posting by such person of a bond in such reasonable amount as such entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration pursuant to this Agreement.

   (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable portion of the Merger Consideration pursuant to this Agreement.

   (e) Any portion of the Exchange Fund which remains unclaimed by the stockholders of the Company for one year after the Effective Time (including any interest received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any stockholders of the Company who have not theretofore complied with Section 2.5(b) and/or this Section 2.5(e) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their proportionate claim for the Merger Consideration plus cash in lieu of fractional shares, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law.

   2.6. Employee Stock Options. The Company's 2000 Stock Option Plan (the "Company Option Plan") and all options to acquire Shares granted pursuant to the Company Option Plan that are issued and outstanding immediately before the Effective Time (collectively, the "Plan Options"), and options to acquire shares that are issued to directors of the Company and outstanding immediately before the Effective Time

(the "Director Options" and together with the Plan Options, the "Options") shall be assumed by the Parent at the Effective Time and shall continue in effect, as an option plan of Parent and as options issued by Parent, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Time (and each Option that prior to the Effective Time, is or as a result of the Merger becomes fully vested and exercisable as a result of the Merger shall continue as a fully vested and exercisable option of Parent), subject to the adjustments set forth in this
Section 2.6. At the Effective Time, each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option shall be that number of shares of Parent Common Stock (rounded off to the nearest whole number of shares) equal to the number of Shares issuable upon exercise of such Option immediately before the Effective Time, multiplied by the Exchange Ratio, and (b) the exercise price per share of Parent Common Stock under such Option shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per Share under such Option immediately before the Effective Time, divided by the Exchange Ratio.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the Company SEC Filings, the Company represents and warrants to the Parent and the Purchaser as follows:

   3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company Subsidiaries which is a corporation is duly organized, and each of the Company Subsidiaries which is a limited partnership is duly formed, and each of the Company Subsidiaries is validly existing and in good standing, in each case under the laws of the jurisdictions of its incorporation or formation, as the case may be, except where the failure of any Company Subsidiary to be duly organized or duly formed or validly existing and in good standing, when combined with all other such failures, would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

   3.2. Capitalization. (a) The authorized capital stock of the Company consists of (a) 35,000,000 shares of Common Stock, par value $0.01 per share, of which, as of the date hereof, there are 13,576,519 shares issued and outstanding, 3,000,000 shares reserved for issuance under the Company Option Plan, and no shares held in the Company's treasury, and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Company Preferred Stock"), of which as of the date hereof, none were issued or outstanding. No other capital stock or other security of the Company is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except for outstanding options to acquire not more than 715,500 shares issued pursuant to the Company Option Plan and, there are not now, and at the Effective Time there will not be, any securities, options, warrants, calls, subscriptions, preemptive rights, earn-outs or other rights or other agreements or commitments whatsoever obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock or other securities of the Company or any of the Company Subsidiaries, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such agreement or commitment.

   (b) There is no shareholder rights plan (or similar plan commonly referred to as a "poison pill") or similar existing agreement or plan under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

   3.3. Authorization of this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and, subject to approval by the stockholders of the Company, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors, the Board of Directors has declared the advisability of this Agreement and the consummation of the transactions contemplated hereby and thereby, and, except for the adoption of this Agreement by the stockholders of the Company and the filing and recordation of the appropriate merger documents required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser) this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 203 of the DGCL does not apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.

   3.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing and recordation of appropriate merger documents as required by the DGCL and, if applicable, the laws of other states in which the Company is qualified to do business, and (iii) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or on the business or financial condition of the Company and the Company Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws of the Company.

   3.5. Information in Proxy Statement/Prospectus, Registration Statement. None of the information supplied by the Company for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the time the S-4 Registration Statement becomes effective, at the date of mailing of the Proxy Statement/Prospectus to Company stockholders and Parent shareholders and at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to portions of the S-4 Registration Statement or the Proxy Statement/Prospectus prepared by or on behalf of Parent or Purchaser or statements made therein based on information supplied by Parent or Purchaser for inclusion in the Proxy Statement/ Prospectus.

   3.6. Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of JMP Securities LLC dated as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares, other than the Parent.

   3.7. Finders and Brokers. Except for fees payable to JMP Securities LLC for services as are set forth in the engagement letter previously provided to Parent, no agent, investment banker, broker, finder, intermediary or other Person acting on behalf of the Company or any of the Company Subsidiaries, is or shall be entitled to any financial advisory, brokerage, or finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. The Company has made available to Parent a copy of all commitments, agreements or other documentation in respect of which fees, commissions or other amounts may become payable to, and all indemnification and other contracts related to the engagement of, JMP Securities LLC.

   3.8. Disclosure. No representation or warranty by the Company in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which would reasonably be expected to have a Company Material Adverse Effect which has not been set forth in the Company SEC Filings or in this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                        OF THE PARENT AND THE PURCHASER

   Except as set forth in the Parent SEC Filings, the Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

   4.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Purchaser and each of the other Parent Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Parent, the Purchaser and the other Parent Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Parent, the Purchaser and the other Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Except as and to the extent set forth in the Parent SEC Filings, the Parent owns beneficially and of record directly or indirectly all of the issued and outstanding capital stock of each of the Parent Subsidiaries, free and clear of any liens, claims, charges, mortgages or other encumbrances.

   4.2. Capitalization. The authorized capital stock of the Parent consists of
(a) 50,000,000 shares of Parent Common Stock of which, as of September 30, 2003, there are 25,973,850 shares issued and outstanding, approximately 8,113,000 shares reserved for issuance in connection with the exercise of outstanding options under Parent's stock option plans, outstanding warrants and outstanding convertible notes, and no shares held in the Parent's treasury, and (b) 5,000,000 shares of preferred stock, of which as of the date hereof, no shares were issued or outstanding. No other capital stock of the Parent is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock that will be issued in connection with this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable.

   4.3. Authorization of this Agreement. Each of the Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of Parent, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Parent's and the Purchaser's respective Board of Directors, each of the Board of Directors of the Parent and the Purchaser has declared the advisability of this Agreement and the consummation of the transactions contemplated hereby, and, no other corporate proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser, and this Agreement constitutes a valid and binding agreement of the Parent and the Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   4.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act and the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and, if applicable, the laws of other states in which the Parent or the Purchaser is qualified to do business, and (iii) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby or on the business or financial condition of the Parent, the Purchaser and the other Parent Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by either the Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws of the Parent or the Purchaser,
(ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, loss of material benefits or acceleration or give to any Person any interest in or result in the creation of any Lien upon any of the properties or assets of the Parent, the Purchaser or any of the other Parent Subsidiaries, with or without notice or lapse of time, or both, under the Certificate of Incorporation or the By-Laws of the Parent or the Purchaser or any note, bond, mortgage, indenture, license, benefit plan, agreement or other instrument or obligation to which the Parent, the Purchaser or any of the other Parent Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming the truth of the representations and warranties of the Company contained herein and their compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Parent, the Purchaser or any of the other Parent Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) conflicts, violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

   4.5. Financial Statements and Reports. (a) The Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act (collectively, the "Parent SEC Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Parent SEC Filings, at the time filed or subsequently amended by a Parent SEC Filing filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Filings filed after the date of this Agreement and prior to the Effective Time, (i) will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in Section 4.7 hereof, no representation is made by the Parent or the Purchaser with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

   (b) The consolidated balance sheets and the related consolidated statements of income, cash flow and changes in shareholder equity of the Parent and the Parent Subsidiaries (i) contained in the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and the Parent's Annual Report on Form 10-K for the year ended December 31, 2002 (collectively, the "Parent 2002-2003 Financial Statements"), and (ii) to be contained in Parent SEC Filings filed after the date hereof (collectively with the Parent 2002-2003 Financial Statements, the "Parent Financial Statements"), when filed (i) complied or will comply in all material respects as to form with the published rules and regulations of the SEC and
(ii) presented or will present fairly the consolidated financial position of the Parent and the Parent Subsidiaries as of such date, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP.

   (c) The books and records of the Parent and its Subsidiaries have been prepared and maintained in form and substance adequate in all material respects for preparing the Parent's financial statements in accordance with GAAP.

   4.6. Absence of Material Adverse Change. Since December 31, 2002, except as reflected in the Parent 2002-2003 Financial Statements, there has not been a Parent Material Adverse Effect.

   4.7. Information in Proxy Statement/Prospectus, Registration Statement. The S-4 Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the S-4 Registration Statement. None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement/ Prospectus will, at the date mailed to stockholders of the Company and shareholders of the Parent and at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   4.8. Undisclosed Liabilities. Except for liabilities or obligations reflected or reserved against in the Parent 2002-2003 Financial Statements, incurred in the ordinary course of business after September 30, 2003, none of the Parent or any of the Parent Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are required by GAAP to be so reflected or reserved against.

   4.9. Taxes. The Parent and the Parent Subsidiaries have filed with the appropriate governmental agencies all material Tax Returns required to be filed, taking into account any extension of time to file granted to or obtained on behalf of the Parent and the Parent Subsidiaries. All material Taxes of the Parent and the Parent Subsidiaries required to be paid have been paid to the proper authorities, other than such Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with GAAP. For purposes of this Agreement, "Tax" or "Taxes" shall mean all United States federal, state or local or foreign taxes and any other applicable taxes, duties levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable tax law), and also including all interest penalties and additions imposed with respect to such amounts, and "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

   4.10. Litigation. Except for such matters as are not reasonably likely to result in a Parent Material Adverse Effect, there are no (i) actions, suits or proceedings or investigations pending or, to the knowledge of the Parent, threatened, or (ii) outstanding awards, judgments, orders, writs, injunctions or decrees, or, to the knowledge of the Parent, applications, requests or motions therefor, against or affecting the assets, business, operations or financial condition of the Parent or the Parent Subsidiaries at law or in equity in any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

   4.11. Compliance with Laws. There are no violations or defaults by the Parent or any of the Parent Subsidiaries under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to them or any of their properties or their operations which are reasonably likely to have a Parent Material Adverse Effect.

   4.12. Finders and Investment Bankers. Except for Deutsche Bank Securities, Inc., no agent, investment banker, broker, finder, intermediary, or other Person acting on behalf of the Parent or any of the Parent Subsidiaries is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

   4.13. Disclosure. No representation or warranty by the Parent or the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Parent or the Purchaser which would reasonably be expected to have a Parent Material Adverse Effect which has not been set forth in the Parent SEC Filings or in this Agreement.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

   5.1. Conduct of the Business of the Company. Except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Company nor any of the Company Subsidiaries will, without the prior written consent of the Parent:

      (a) amend its Certificate of Incorporation or By-Laws;

      (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exercisable for shares of capital stock of any class, except as required by any employee benefit or stock option plan or agreement existing as of the date hereof;

      (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or partnership interest, or redeem or otherwise acquire any shares of its capital stock, except any distribution made by any of the Company Subsidiaries to the Company or any of the other Company Subsidiaries; or

      (d) merge with or into or consolidate with any other Person (other than between the Company Subsidiaries) or make any acquisition of all or any part of the assets or capital stock or business of any other Person except for tangible property acquired in the ordinary course of business.

   5.2. Conduct of the Business of Parent and the Purchaser. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent and the Parent Subsidiaries will take no action that could reasonably be deemed to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Parent nor any of the Parent Subsidiaries will, without the prior written consent of the Company:

      (a) amend the Articles of Incorporation or By-Laws of Parent in a manner which would materially adversely change the rights of holders of Parent Common Stock;

      (b) during the period in which the Parent Common Stock Value is being determined, pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except any distribution made by any of the Parent Subsidiaries to the Parent or any of the other Parent Subsidiaries; or

      (c) agree to do any of the foregoing.

   5.3. SEC Filings. All Company and Parent SEC filings filed after the date of this Agreement and prior to the Effective Time (i) will be timely filed and comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in Section 3.5, with respect to the Company, and Section 4.7, with respect to Parent, no representation is made by the Company or Parent, as the case may be, with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

   5.4. Control of Company's Business. Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the

Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   6.1. Proxy Statement/Prospectus; S-4 Registration Statement. In connection with the solicitation of approval of this Agreement and the Merger by the Company's stockholders and the Parent's shareholders, the Company, the Parent and the Purchaser shall as promptly as practicable prepare and file with the SEC, a Registration Statement on Form S-4 (the "S-4 Registration Statement") relating to the Merger, this Agreement, and the issuance of Parent Common Stock and use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the S-4 Registration Statement. The Company and the Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the S-4 Registration Statement. The Company and Parent each shall cause a definitive proxy statement to be mailed to its stockholders and shareholders respectively, at the earliest practicable date after the S-4 Registration Statement has been declared effective. Such definitive proxy statement shall also constitute a prospectus of Parent with respect to the Parent Common Stock to be issued in the Merger (such proxy statements and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on the S-4 Registration Statement for the purpose of registering under the Securities Act the Parent Common Stock to be issued pursuant to Section 2.1(a). The Parent shall use all commercially reasonable efforts to have the S-4 Registration Statement declared effective by the SEC. The Parent shall also take any action required to be taken under applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger to stockholders of the Company; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction. The Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested by Parent in connection with such action. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officer or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the S-4 Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

   6.2. Access to Information. (a) Each party hereto will (i) give the other party hereto and its authorized representatives reasonable access during normal business hours to all offices and other facilities and to all books and records of such party and such party's subsidiaries, in order to permit such party to make such inspections as it may reasonably require and (ii) will furnish the other party with a copy of each report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Time, pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business and properties of the other party and the other party's subsidiaries as such party may from time to time reasonably request.

   (b) Parent will furnish the Company with a copy of each publicly available report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Time, pursuant to the requirements of federal and state securities laws.

   6.3. Consents. (a) The Parent and the Company each shall use their commercially reasonable efforts to obtain all consents of third parties under the agreements of the Company or the Parent, as the case may be, obtain all material consents of governmental authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement.

   (b) Each of the parties hereto agrees to furnish to each other party hereto such necessary information and commercially reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under any federal, state, local or foreign statute or regulations. Each of the parties shall (1) give the other party prompt notice of the commencement of any claim, action, suit or proceeding by or before any governmental entity with respect to the Merger or any of the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such claim, action, suit or pending or proceeding, and (3) promptly inform the other party of any communication to or from any governmental entity regarding the Merger or the transactions contemplated by this Agreement. Each of the parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any claim, action, suit or proceeding by or before any governmental entity with respect to the Merger or any of the transactions contemplated by this Agreement. In addition, except as may be prohibited by any governmental entity or by any applicable federal, state, local or foreign laws, ordinances or regulations, in connection with any such claim, action, suit or proceeding, each of the parties will permit authorized representatives of the other party to be present, to the extent reasonably practicable, at each meeting or conference relating to any such claim, action, suit or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such claim, action, suit or proceeding.

   (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of the Parent Subsidiaries to dispose of any assets, or to commit to cause the Company or any of the Company Subsidiaries to dispose of any assets;
(ii) to discontinue or cause any of the Parent Subsidiaries to discontinue offering any product, or to commit to cause the Company or any of the Company Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of the Parent Subsidiaries to license or otherwise make available, to any persons, any technology, intellectual property, software or other intangible assets, or to commit to cause the Company or any of the Company Subsidiaries to license or otherwise make available to any person any technology, intellectual property, software or other intangible assets to the extent reasonably practicable; (iv) to hold separate or cause any of the Parent Subsidiaries to hold separate any assets or operations, or to commit to cause the Company or any of the Company Subsidiaries to hold separate any assets or operations; or (v) to make or cause any of the Parent Subsidiaries to make any commitment (to any governmental entity or otherwise) regarding its future operations or the future operations of the Company or any of the Parent Subsidiaries or Company Subsidiaries, if any of the actions described in (i)-(v) above would materially interfere with Parent's anticipated benefits from the transactions contemplated hereby or have a material adverse effect on Parent.

   6.4. Board Actions; Company Stockholder Meeting. (a) The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of its stockholders and, subject to Section 6.8 hereof, (i) the Board of Directors of the Company will recommend to the Company's stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to the Company's stockholders in connection herewith and use its commercially reasonable efforts to obtain the necessary approvals by the Company's stockholders of this Agreement and the transactions contemplated hereby; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of the adoption and approval of the Merger at the Company's Stockholder Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that Company's stockholders vote in favor of and adopt and approve the Merger, except as provided in Section 6.8.

   (b) As soon as reasonably practicable after the date of the Agreement, Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will convene the Company Stockholder

Meeting, as promptly as practicable and in any event use its commercially reasonable efforts to convene such meeting within 45 days after the S-4 Registration Statement is declared effective by the SEC.

   6.5. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

   6.6. Public Announcements. The Parent and the Company will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange in which case reasonable notice shall be given to the party not making such press release or other public announcement.

   6.7. Consent of the Purchaser and the Parent. (a) The Parent, as the sole stockholder of the Purchaser, by executing this Agreement consents to the execution and delivery of this Agreement by the Purchaser and the consummation of the Merger by the Purchaser and the other transactions contemplated hereby, and such consent shall be treated for all purposes as a vote duly cast at a meeting of the stockholders of the Purchaser held for such purpose.

   (b) Anything in this Agreement to the contrary notwithstanding, Parent, in its capacity as a stockholder of Company, shall have the right to vote the Shares that it owns or has the right to vote, at the Company Stockholder Meeting in its sole and absolute discretion (including, without limitation, voting some or all of such Shares for and/or against, and/or abstaining from voting with respect to, the approval of this Agreement and transactions contemplated hereby). Nothing in this Agreement shall be deemed to constitute the approval of this Agreement and the transactions contemplated hereby by the Parent in its capacity as a stockholder of the Company or to require that the Parent in its capacity as a stockholder of the Company vote for, against or abstain from voting with respect to the approval of this Agreement and the transactions contemplated hereby.

   6.8. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its, or the Company Subsidiaries', directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of it or any of the Company Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to a Company Takeover Proposal, or (iv) approve, endorse or recommend a Company Takeover Proposal; provided, however, that if and to the extent that, at any time prior to the time of the adoption of this Agreement by the Company's stockholders, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failing to do so would violate its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any Company Takeover Proposal which is likely to lead to a Company Superior Proposal (as hereinafter defined) and which was not solicited by it and which did not otherwise result from a breach of this Section 6.8(a); (x) furnish information with respect to the Company and the Company Subsidiaries to any Person inquiring about or making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel); and (y) participate in discussions or negotiations regarding such Company Takeover Proposal; provided that prior to or at the time of furnishing any such information or entering into such discussions or negotiations, the Company shall: (1) inform Parent in writing as to the fact such information is to be provided, (2) furnish to Parent the identity of the recipient of such information and/or the potential acquirer and the terms of such Company Takeover Proposal and (3) furnish to or notify Parent of the availability of such written information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative of the Company or any of the Company Subsidiaries shall be deemed to constitute a breach of this Section 6.8(a) by the Company. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any Company Takeover Event. For purposes of this Agreement, "Company Takeover Event" means any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries), taken as a whole, or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of any equity securities of the Company, or any sale, lease, exchange, transfer or license of assets, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary) whose business constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries taken as a whole.

   (b) Except as expressly permitted by this Section 6.8(b), the Board of Directors of the Company shall not (i) withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to the Parent and the Purchaser, its approval or recommendation of this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend any Company Takeover Proposal, unless (x) such Company Takeover Proposal is a Company Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to comply with its fiduciary duties under applicable law, and (z) neither the Company nor any Company Subsidiary nor any representative of the Company or a Company Subsidiary shall have caused the Company Superior Proposal to be made in violation of Section 6.8(a). For purposes of this Agreement, the term "Company Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than two-thirds of the Shares then outstanding (including all of the Shares owned by Parent) or all or substantially all the assets of the Company, that the Board of Directors of the Company determines in good faith, after taking into account advice from its financial advisor, to be more favorable from a financial point of view to the Company and its stockholders than the Merger and which would breach the Board of Directors' fiduciary duty to not accept.

   (c) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required under applicable law; provided that the Company does not amend, withdraw or modify, or propose to amend, withdraw or modify, its position with respect to the Merger, or approve, recommend or propose publicly to approve or recommend a Company Takeover Proposal, unless the Company and the Board of Directors has complied with the provisions of
Section 6.8(b).

   (d) Anything in this Agreement to the contrary notwithstanding, except as expressly permitted by Section 6.8(b) in the case of a Company Superior Proposal, the Company shall submit this Agreement for approval to the stockholders of the Company at the Company Stockholder Meeting whether or not the Board of Directors determines at any time subsequent to the date hereof that the Agreement is no longer advisable and recommends that the stockholders reject it.

   6.9. Indemnification. (a) For a period of six years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law as of the Effective Time and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Certificate of Incorporation and the By-Laws of the Company in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to payment and advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. In the event of any dispute as to indemnification provided for herein which cannot be resolved within 30 days, the parties agree that the resolution of such dispute shall be made by independent counsel jointly selected by the Indemnified Party and the Parent. Prior to Closing, Parent shall enter into an indemnification agreement with each of the directors of the Company (other than directors who are also employees of the Company) providing for the indemnification contemplated by this Section, in form and substance reasonably acceptable to the Parent and such directors ("Indemnification Agreements"). The form of the Indemnification Agreements shall be agreed to prior to the date of the filing of the S-4 Registration Statement with the SEC.

   (b) For not less than six years after the Effective Time, the Parent and the Purchaser shall maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, with coverage of at least $10.0 million and on other terms and conditions no less favorable to such directors and officers than those in effect on the date hereof, which insurance shall cover the actions of the directors and officers with respect to the consideration and approval of the transactions and filings contemplated by this Agreement and the Merger.

   (c) Any Indemnified Party wishing to claim indemnification under Section 6.9(a) shall provide notice to the Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and (i) the Parent shall retain counsel satisfactory to the Parent, the Indemnified Party and the insurer under any applicable directors' and officers' liability insurance, (ii) the Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, and (iii) the Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Company shall be liable for any settlement of any claims effected without its written consent, which consent, however, shall not be unreasonably withheld; and provided, further, that neither Parent nor Company shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action unless in the reasonable judgment of counsel to such Indemnified Party a conflict of interest exists between such Indemnified Party and any other Indemnified Parties with respect to any claims as determined by Rule 1.7(b) of the ABA Model Rules of Professional conduct. The omission by any Indemnified Party to give notice as provided herein shall not relieve the Parent of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Parent and the Parent is materially damaged as a result of such failure to give notice. The Parent and the Indemnified Party shall cooperate in the defense of any action or claim subject to this Section 6.9, including but not limited to furnishing all available documentary or other evidence as is reasonably requested by the other.

   (d) This Section 6.9 is intended for the benefit of the Indemnified Parties whether or not parties to this Agreement and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. Subject to appropriate reimbursement assurances, Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys fees, that may be incurred by any Indemnified Party in enforcing the provisions of this Section 6.9. The rights of the Indemnified Parties under this Section 6.9 are in addition to and not in limitation of any rights such Indemnified Parties may have under the Company's Certificate of Incorporation, by-laws, under any agreement, under the DGCL, or otherwise.

   (e) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assumes all of the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.9.

   6.10. Employee Benefits and Communication. The Parent shall maintain or caused to be maintained for the benefit of each employee of the Parent or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time employee benefit plans and programs that provide such employee with benefits, rights and entitlements which are comparable to similarly situated employees of the Parent. Following the Effective Time, Parent shall cause the Surviving Company to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between the Company and any of the Company Subsidiaries and any officer, director or employee thereof. After the date hereof, Parent and the Company shall establish a mechanism reasonably acceptable to each by which Parent will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with Company employees regarding employee-related matters after the Effective Time.

   6.11. Tax Covenants. Whether before or after the Effective Time, neither the Parent nor the Company shall take (or permit any of their Affiliates to take) any action that could reasonably be expected to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parent and the Company shall use its respective commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to cause its respective officers to furnish such customary and appropriate representations to Blank Rome LLP ("Parent's Counsel") and Winston & Strawn LLP ("Company's Counsel") as may be reasonably requested to enable such counsel to deliver the opinions described in Sections 7.2(c) and 7.3(c).

   6.12. Section 16b-3. Prior to the Effective Time, Parent and the Company shall take such steps as may be required to cause any dispositions of capital stock of Parent and the Company (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 of the 1934 Act.

   6.13. Rule 145. Parent and the Company shall cooperate and use their commercially reasonable efforts to identify those persons who may be deemed to be "Affiliates" of Parent or Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act. Parent and the Company shall use their respective commercially reasonable efforts to cause each person so identified to deliver to Parent, no later than 15 days prior to the Effective Time, a written agreement in form and substance reasonably satisfactory to Parent with respect to the resale of Parent Common Stock.

   6.14. Board Actions; Parent Shareholder Meeting. (a) The Board of Directors of the Parent has determined that the Merger is advisable and in the best interests of its shareholders. The Board of Directors of the Parent will recommend to the Parent's shareholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to the Parent's shareholders in connection herewith and use its commercially reasonable efforts to obtain the necessary approvals by the Parent's shareholders of this Agreement and the transactions contemplated hereby.

   (b) As soon as reasonably practicable after the date of the Agreement, Parent shall duly call, give notice of, convene and hold the Parent Shareholder Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Parent will convene the Parent Shareholder Meeting, as promptly as practicable and in any event use its commercially reasonable efforts to convene such meeting within 45 days after the S-4 Registration Statement is declared effective by the SEC.

                                  ARTICLE VII

                               CLOSING CONDITIONS

   7.1. Conditions to the Obligations of the Parent, the Purchaser and the Company. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

      (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

      (b) This Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Common Stock in accordance with the Certificate of Incorporation and By-Laws of the Company and the DGCL.

      (c) The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger. No order suspending trading of Parent Common Stock on the NASDAQ National Market shall have been issued or pending for that purpose.

   7.2. Conditions to the Obligations of the Parent and the Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions.

      (a) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties (other than the representations and warranties set forth in Section 3.2) to be so true and correct (without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect.

      (b) The Company shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date. The Company shall deliver to Parent a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs (a) and (b) of this Section 7.2.

      (c) Parent shall have received from Parent's Counsel an opinion in substantially the form attached hereto as Annex V, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

      (d) There shall not be pending any action, suit or proceeding by a governmental entity (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking material monetary damages from the Parent, the Company or any of the Parent or Company Subsidiary; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (d) which would materially and adversely affect the right of Parent, the Company or any Parent or Company Subsidiary to own the assets or operate the business of the Company after the Effective Time; provided that Parent shall use reasonable efforts to resolve such matters.

      (e) There shall not be pending any actions, suits or proceeding: (i) which individually or in the aggregate, taking into account the totality of the facts and circumstance and the probability of an adverse judgment, are reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect and (ii) which (A) challenges or seeks to restrain or prohibit the consummation of the Merger; (B) relates to the Merger and seeks to obtain from Parent or any of its subsidiaries damages; (C) seeks to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (D) affects adversely the right of Parent, the Company or any subsidiary of Parent to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Parent, such damages shall be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder.

      (f) Since the date hereof, there shall not have been a Company Material Adverse Effect.

      (g) This Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Parent Common Stock in accordance with the Articles of Incorporation and By-Laws of the Parent, the Pennsylvania Business Corporation Law and any applicable Nasdaq Marketplace Rules.

   7.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

      (a) The representations and warranties of the Parent and the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and the representations and warranties of the Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties to be so true and correct (without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

      (b) The Parent and the Purchaser shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Parent and the Purchaser prior to or on the Closing Date. The Parent shall deliver to Company a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs
   (a) and (b) of this Section 7.3.

      (c) Company shall have received from Company's Counsel an opinion in substantially the form attached hereto as Annex VI, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Company's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

      (d) The shares of Parent Common Stock that will be issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market.

      (e) There shall not be pending any action, suit or proceeding by a governmental entity (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking material monetary damages from the Parent, the Company or any of the Parent or Company Subsidiary; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (d) which would materially and adversely affect the right of Parent, the Company or any Parent or Company Subsidiary to own the assets or operate the business of the Company after the Effective Time; provided, however, that Company shall have been deemed to waive the condition set forth in this
   Section 7.3(e) if (i) Parent obtains written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, that the carrier of directors' and officers' liability insurance policy required by
   Section 6.9(b) has accepted coverage of the directors of the Company with respect to any such action, suit or proceeding or (ii) Parent provides written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, of its obligation to indemnify the directors of the Company with respect to any such action, suit or proceeding.

      (f) There shall not be pending any actions, suits or proceeding:
   (i) which individually or in the aggregate, taking into account the totality of the facts and circumstance and the probability of an adverse judgment, are reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect and (ii) which (A) challenges or seeks to restrain or prohibit the consummation of the Merger; (B) relates to the Merger and seeks to obtain from Parent or any of its subsidiaries damages; (C) seeks to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (D) affects adversely the right of Parent, the Company or any subsidiary of Parent to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Parent, such damages shall be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder; and provided further, however, that Company shall have been deemed to waive the condition set forth in this Section 7.3(f) if (i) Parent obtains written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, that the carrier of directors' and officers' liability insurance policy required by Section 6.9(b) has accepted coverage of the directors of the Company with respect to any such action, suit or proceeding or (ii) Parent provides written confirmation, in a form reasonably acceptable to the Board of Directors of the Company, of its obligation to indemnify the directors of the Company with respect to any such action, suit or proceeding.

      (g) The Parent shall have delivered to each of respective directors of the Company the Indemnification Agreements required by Section 6.9(a), duly executed by the Parent.

                                  ARTICLE VIII

                                    CLOSING

   8.1. Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in Article VII. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

   8.2. Filings at the Closing. At the Closing, the Parent, the Purchaser and the Company shall cause the Certificate of Merger, together with any other documents required by law to effectuate the Merger, to be filed and recorded with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251 of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

   9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

      (a) by mutual written consent duly authorized by of the Board of Directors of the Parent and the Board of Directors of the Company;

      (b) by either the Parent or the Company if the Merger shall not have been consummated on or before June 30, 2004; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under or breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

      (c) by either the Parent or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

      (d) by either the Parent or the Company, if the approval of the Merger by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

      (e) by the Company:

         (i) upon the breach of any representation, warranty, covenant or other agreement of Parent contained in this Agreement, or if any representation or warranty of Parent shall be or shall have become inaccurate, in either case such that Parent fails to cure such breach within fifteen (15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in
   Section 7.3(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate or, if capable of being cured, at the end of such cure period; or

         (ii) if the Parent Company Stock Value is less than $21.50 and Parent has not elected to adjust the Exchange Ratio pursuant to Section 2.1(a)(ii) hereof.

      (f) By Parent:

         (i) upon the breach of any representation, warranty, covenant or other agreement of the Company contained in this Agreement, or if any representation or warranty of the Company shall be or shall become inaccurate, in either case such that the Company fails to cure such breach within fifteen (15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in Section 7.2(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate, or, if capable of being cured, at the end of such cure period;

         (ii) if (a) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Merger; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Merger; (c) the Company shall have entered into any Company Acquisition Agreement; or (d) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its stockholders and, if applicable, optionholders, within the required time in accordance with applicable SEC rules after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

         (iii) if the approval of the Merger by the shareholders of the Parent shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

   9.2. Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Section 9.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided that any termination shall be without prejudice to the rights of any party hereto arising out of any breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in Sections 3.7, 4.12, 9.2,
10.6 and 10.8 shall in any event survive any termination.

                                   ARTICLE X

                                 MISCELLANEOUS

   10.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

   10.2. Waiver of Compliance; Consents. Any failure of the Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2. The Purchaser hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

   10.3. Survival of Warranties. Each and every representation and warranty made in this Agreement shall survive the date of this Agreement but shall expire with, and be terminated and extinguished by, the Merger, or the termination of this Agreement pursuant to Section 9.1. This Section 10.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

   10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by email, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

      (a) if to the Parent or the Purchaser, to

                     NCO Group, Inc.
                     507 Prudential Road
                     Horsham, PA 19044
                     Email: paul.weitzel@ncogroup.com
                     Fax: 215-441-3908
                     Attention: Paul E. Weitzel, Jr.

        with copies to

                     NCO Group, Inc.
                     507 Prudential Road
                     Horsham, PA 19044
                     Email: josh.gindin@ncogroup.com
                     Fax: 215-441-3929
                     Attention: Joshua Gindin

                     Blank Rome LLP
                     One Logan Square
                     Philadelphia, PA 19103
                     Email: dehel@blankrome.com
                     Fax: 215-832-5532
                     Attention: Francis E. Dehel, Esquire

      (b) if to the Company, to

                     NCO Portfolio Management
                     1705 Whitehead Road
                     Baltimore, MD 21207
                     Email: rick.palmer@ncogroup.com
                     Fax: 410-594-9620
                     Attention: Richard F. Palmer

        with a copy to

                     Winston & Strawn LLP
                     200 Park Avenue
                     New York, New York 10166-4193
                     Email: dkroenlein@winston.com
                     Fax: 212-294-4700
                     Attention: David F. Kroenlein, Esquire

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy and (z) when the addressor receives e-mail delivery confirmation, if sent by e-mail.

   10.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for Section 6.9, which is intended for the benefit of the Company's directors, officers, employees and agents, and Section 6.11, which is intended for the benefit of the Company's stockholders, this Agreement is not intended to confer upon any other Person except the parties any rights or remedies under or by reason of this Agreement.

   10.6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent; provided, however, that if this Agreement is terminated due to the failure to satisfy the conditions set forth in Section 7.2(d) or (e) or pursuant to
Section 9.1(c) or 9.1(f)(i) or (ii), Company shall bear and pay its own costs and expenses.

   10.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, as provided in Section 10.13, this being in addition to any other remedy to which they are entitled at law or in equity.

   10.8. Governing Law. This Agreement, and all matters arising out of or related to this Agreement, shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Pennsylvania, without giving effect to the conflict of laws rules thereof to the extent such rules would permit the application of the laws of another jurisdiction.

   10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   10.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

   10.11. Entire Agreement. This Agreement, including the Annexes hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

   10.12. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

   10.13. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.4 and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

   10.14. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Except as set forth herein, exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

   10.15. Reliance by Parent and Purchaser. Notwithstanding the right of Parent and Purchaser to investigate the business, assets and financial condition of the Company and the Company Subsidiaries, and notwithstanding any knowledge obtained or obtainable by Parent and Purchaser as a result of such investigation, Parent and Purchaser have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Company in this Agreement or pursuant hereto.

   10.16. Tax Disclosure. Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transaction described in this Agreement, the parties hereto shall be permitted to disclose the U.S. federal income tax treatment and tax structure of the transaction described in this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the date hereof. Moreover, notwithstanding any other provision of this agreement, there shall be no limitation on either party's ability to consult any tax adviser, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction described in this Agreement. Except as otherwise required by law, any such disclosure as to tax structure or tax treatment shall be made in a manner that preserves confidentiality as to the parties and their business operations and any other non-tax related proprietary information with respect thereto.

    [remainder of page intentionally left blank - signature page to follow]

   IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

PARENT:                               NCO GROUP, INC.
                                      By: /s/ Paul E. Weitzel, Jr.
                                          --------------------------------------
                                      Name: Paul E.Weitzel, Jr.
                                            ------------------------------------
                                      Title: EVP
                                             -----------------------------------

PURCHASER:                            NCPM ACQUISITION CORPORATION
                                      By: /s/ Paul E. Weitzel, Jr.
                                          --------------------------------------
                                      Name: Paul E. Weitzel, Jr.
                                            ------------------------------------
                                      Title: VP
                                             -----------------------------------

THE COMPANY                           NCO PORTFOLIO MANAGEMENT, INC.
                                      By: /s/ Richard J. Palmer
                                          --------------------------------------
                                      Name: Richard J. Palmer
                                            ------------------------------------
                                      Title: SVP, Finance and CFO
                                             -----------------------------------

                                    ANNEX I

                                 DEFINED TERMS

   DGCL: as defined in Section 1.1(a).

   Certificate of Merger: as defined in Section 1.5.

   Certificates: as defined in Section 2.5(b).

   Closing: as defined in Section 8.1.

   Closing Date: as defined in Section 8.1.

   Code: as defined in the second recital of this Agreement.

   Common Stock: as defined in Section 2.1(a).

   Company: as defined in the first paragraph of this Agreement.

   Company Acquisition Agreement: as defined in Section 6.8(a).

   Company Material Adverse Effect: means a Material Adverse Effect with respect to the Company and the Company Subsidiaries, taken as a whole.

   Company Option Plan: as defined in Section 2.6.

   Company Preferred Stock: as defined in Section 3.2(a).

   Company SEC Filings: means all SEC filings of forms, reports and documents made by the Company since March 1, 2001 including all exhibits; thereto (whether actually filed with such filings or incorporated by reference into such Company SEC Filings.

   Company Stockholder Meeting: the annual or special meeting of the stockholders of the Company to be held to vote on the approval of this Agreement and the transactions contemplated hereby.

   Company Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the Company or any limited partnership of which the Company or any Company Subsidiary is the general partner or the ownership of 50% or more of a limited partnership interest.

   Company Superior Proposal: as defined in Section 6.8(b).

   Company Takeover Event: as defined in Section 6.8(a).

   Company Takeover Proposal: as defined in Section 6.8(a).

   Company's Counsel: as defined in Section 6.11.

   Director Options: as defined in Section 2.6.

   Effective Time: as defined in Section 1.5.

   Exchange Act: as defined in Section 3.4.

   Exchange Agent: as defined in Section 2.5(a).

   Exchange Fund: as defined in Section 2.5(a).

   Exchange Ratio: as defined in Section 2.1(a)

   GAAP: shall mean generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered. In no event shall the consistent application of the historical accounting policies used by the Company have priority over GAAP, regardless of materiality.

   Indemnification Agreement: as defined in Section 6.9(a).

   Indemnified Parties: as defined in Section 6.9(a).

   Material Adverse Effect: an event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the entity and such entity's subsidiaries if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the entity and such entity's subsidiaries, taken as a whole, or
(ii) the ability of an entity to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement; provided, however, that in determining whether there has been a Material Adverse Effect, (a) any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which the entity and entity subsidiaries do business which conditions do not affect the entity and any entity subsidiaries in a materially disproportionate manner; (b) any change in the market price or trading volume of the Company's stock after the date hereof; (c) any adverse change, effect, event, occurrence, state of facts or developments resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (d) with respect to the Company only, the taking of any action by the Parent or any of the Parent's Subsidiaries, or the taking of any action approved or consented to by the Parent, shall be disregarded.

   Merger: as defined in the first recital of this Agreement.

   Merger Consideration: as defined in Section 2.1(a).

   Options: as defined in Section 2.6.

   Parent: as defined in the first paragraph of this Agreement.

   Parent Common Stock: as defined in Section 2.1(a).

   Parent Common Stock Value: means the mean average of the closing sale prices for Parent Common Stock as quoted in the Nasdaq National Market System, as reported by The Wall Street Journal, for the ten trading day period ending on the second trading day next preceding the Closing Date.

   Parent Financial Statements: as defined in Section 4.5(b).

   Parent 2002-2003 Financial Statements: as defined in Section 4.5(b).

   Parent Material Adverse Effect: means a Material Adverse Effect with respect to the Parent and the Parent Subsidiaries, taken as a whole.

   Parent SEC Filings: as defined in Section 4.5(a).

   Parent Shareholder Meeting: the annual or special meeting of the shareholders of the Parent to be held to vote on the approval of this Agreement and the transactions contemplated hereby.

   Parent Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by Parent.

   Parent's Counsel: as defined in Section 6.11.

   Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

   Plan Options: as defined in Section 2.6.

   Proxy Statement/Prospectus: as defined in Section 6.1.

   Purchaser: as defined in the first paragraph of this Agreement.

   Purchaser Common Stock: as defined in Section 2.4.

   S-4 Registration Statement: as defined in Section 6.1.

   Securities Act: as defined in Section 3.4.

   SEC: means the Securities and Exchange Commission.

   Shares: as defined in Section 2.1(a).

   Surviving Corporation: as defined in Section 1.1(a).

   Surviving Corporation Common Stock: as defined in Section 2.4.

   Tax or Taxes: as defined in Section 4.9.

                                    ANNEX B

                           [Deutsche Bank Letterhead]

December 12, 2003

Board of Directors
NCO Group, Inc.
507 Prudential Road
Horsham, PA 19044



Gentlemen:

     Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to NCO Group, Inc. ("NCO") in connection with the proposed merger of NCO and NCO Portfolio Management, Inc. ("NCPM" or the "Company") pursuant to the Agreement and Plan of Merger, dated as of December 12, 2003, among the Company, NCO and NCPM Acquisition Corporation, a wholly owned subsidiary of NCO ("NCO Sub") (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into NCO Sub (the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of NCO. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by the Company or NCO will be converted into the right to receive 0.36187 of a share (the "Exchange Ratio") of Common Stock, no par value, of NCO ("NCO Common Stock"). If the average closing sale price of NCO Common Stock for the ten trading day period ending on the second day prior to the closing date of the transaction (the "NCO Common Stock Value") is less than $21.50, NCO may elect, at its sole option, to adjust the Exchange Ratio so that the NCPM public stockholders receive that number of shares of NCO Common Stock equal to $7.78021 divided by the NCO Common Stock Value. For purposes of this opinion, Deutsche Bank has assumed that, if NCO makes the election referred to in the preceding sentence, the NCO Common Stock Value will be not less than $19.20. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to NCO of the Exchange Ratio.

     In connection with Deutsche Bank's role as financial advisor to NCO, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and NCO and certain internal analyses and other information furnished to it by the Company and NCO. Deutsche Bank has also held discussions with members of the senior managements of the Company and NCO regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and NCO Common Stock, (ii) compared certain financial and stock market information for the Company and NCO with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or NCO, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or NCO. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by NCO and the Company to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or NCO, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of NCO, NCO Sub and the Company contained in the Merger Agreement are true and correct, that NCO, NCO Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of NCO, NCO Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either NCO or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on NCO or the Company or materially reduce the contemplated benefits of the Transaction to NCO. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of NCO and the Company and their respective stockholders.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of NCO. This opinion is limited to the fairness, from a financial point of view, to NCO of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by NCO to engage in the Transaction. Deutsche Bank does not express any opinion as to the prices at which Company Common Stock or NCO Common Stock may trade after the announcement of the Transaction or as to the prices at which NCO Common Stock may trade after the consummation of the Transaction.

     Deutsche Bank will be paid a fee for its services as financial advisor to NCO in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking services to NCO or its affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities of NCO and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to NCO.

                                    Very truly yours,

                                    /s/Deutsche Bank Securities Inc.

                                    DEUTSCHE BANK SECURITIES INC.

                                    ANNEX C

                        [JMP Securities LLC Letterhead]


December 12, 2003

Special Committee of the Board of Directors
NCO Portfolio Management, Inc.
1804 Washington Blvd., Dept. 200
Baltimore, Maryland 21230
Attention: James D. Rosener and James T. Hunter

Gentlemen:

     We understand that NCO Group ("Group") and NCO Portfolio Management, Inc. ("Portfolio") intend to enter into an Agreement dated as of December 12, 2003, pursuant to which Group would acquire Portfolio in a transaction (the "Merger") in which each issued and outstanding share of Portfolio's common stock not owned by Group (the "Minority Shares") would be converted into the right to receive 0.36187 shares (the "Exchange Ratio") of Group's common stock.

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of the Minority Shares.

     In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

     (i) a draft of the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 12, 2003;

     (ii) certain publicly available financial statements and certain other business and financial information relating to Portfolio furnished to JMP Securities LLC ("JMP") by Portfolio management;

     (iii)certain publicly available financial statements and certain other publicly available business and financial information relating to Group;

     (iv) financial forecasts of Portfolio for the quarters ending December 31, 2003, through December 31, 2004, prepared by the management of Portfolio (Portfolio management having informed us that these are the only forecasts available), and as modified to reflect assumptions requested by the Special Committee;

     (v) certain financial forecasts prepared by Wall Street research analysts who report on Group, and other industry research;

     (vi) information relating to certain strategic, financial and operational benefits anticipated from the Merger provided by Portfolio management;

     (vii) the pro forma financial effects of the Merger on Group's earnings per share for the year ending December 31, 2004, based on First Call consensus estimates which did not include any pro forma impact of the RMH Teleservices, Inc. transaction on Group's earnings per share;

     (viii) the historical prices and trading activity of Portfolio's common stock and of Group's common stock;

     (ix) public information with respect to certain other companies in lines of business we believe to be generally comparable to the businesses of Portfolio and Group;

     (x) the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of Portfolio and Group; and

     (xi) discussions with certain senior officers and other representatives of Group and Portfolio relating to the aforementioned and any other matters which we deemed relevant to our inquiry.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with us, including, without limitation, the financial statements of each of Group and Portfolio, certain of which have been audited by Ernst & Young LLP. We have further relied upon the assurances of the management of Portfolio that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Portfolio that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Portfolio as to the future financial performance of Portfolio and the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. Although a separate department of our firm publishes research and related forecasts of Group's earnings, we have not consulted with such department and we have not considered such forecasts for purposes of reaching our opinion, except as one of several earnings estimates contributing to the First Call consensus. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Group or Portfolio nor have we made any physical inspection of the properties or assets of Group or Portfolio.

     Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

     For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement in all material respects and that all conditions to the consummation of the Merger will be satisfied materially without waiver thereof. We have assumed that the final form of the Merger Agreement will not vary materially from the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

     Our opinion, as set forth herein, relates to the relative values of Group and Portfolio. We are not expressing any opinion as to what the value of the Group common stock actually will be when issued in the Merger or the price at which the Group common stock will trade or otherwise be transferable subsequent to the Merger. With respect to Group's announcement on November 18, 2003, that it had entered into a definitive agreement to acquire RMH Teleservices, Inc. ("RMH"), we do not believe that Group's announcement that it has entered into such definitive agreement has had an adverse impact on the Exchange Ratio. For the purposes of our analysis and opinion, we are relying solely upon the representation by Group management in its press release dated November 18, 2003, that, based upon Group management's analysis and expectations, the transaction with RMH is expected to be slightly accretive to Group's earnings in the year ending December 31, 2004, and increasingly accretive to Group's earnings in the years ending December 31, 2005 and beyond. We have not conducted any independent analysis of the transaction or its anticipated effects on Group's financial performance or the value of Group's common stock in the future.

     We were not requested to consider, and our opinion does not address, Portfolio's underlying business decision to effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies that might exist for Portfolio or the effect of any other transaction in which Portfolio might engage. We were not requested to consider, and our opinion does not address, the non-financial terms of the Merger Agreement, nor does it address the terms of any of the related agreements to be entered into by the parties. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     JMP is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. We have acted as financial advisor to the Special Committee of Portfolio's Board of Directors in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this opinion. In addition, Portfolio has agreed to indemnify us against certain liabilities arising out of our engagement.

     In the ordinary course of our business, JMP may trade in the securities of Group and Portfolio for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. JMP may maintain other relationships with, and provide advisory and other services to Group, Portfolio and their respective affiliates, and may receive fees for the rendering of such services.

     It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of Portfolio in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this opinion may be reproduced in its entirety in any proxy statement relating to the Merger filed by Portfolio under the Securities Exchange Act of 1934, and any description of or reference to JMP or any summary of this letter in such proxy statement will be in a form acceptable to JMP and its counsel, and provided, further, that to the extent the proxy statement is part of a registration statement filed by Group under the Securities Act of 1933, as amended, in consenting to such inclusion we do not admit or acknowledge that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

     This letter does not constitute a recommendation to any holder of Portfolio common stock as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Minority Shares.

               Very truly yours,

               /s/ JMP Securities LLC

               JMP SECURITIES LLC

                                    ANNEX D

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
  (Mark One)

  [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                   For the fiscal year ended December 31, 2002

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

               For the transition period from _______ to ________

                        Commission File Number 000-32403

                         NCO PORTFOLIO MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                          23-3005839
       (State or other jurisdiction                         (I.R.S. Employer
  of incorporation or organization)                         Identification No.)

1804 Washington Blvd., Department 200, Baltimore, Maryland             21230
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code: (443) 263-3020

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:
                     Common Stock, par value $0.01 per share
                                (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes [ ] No[X]

The aggregate market value of voting and nonvoting common equity held by nonaffiliates was approximately $32.8 million. (1) Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

                                                          Outstanding at
                Title of Class                            March 13, 2003
                --------------                            --------------
Common stock, par value $0.01 per share......           13,576,519 shares

                       DOCUMENTS INCORPORATED BY REFERENCE

Certain portions of the registrant's definitive information statement in connection with its 2003 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission within 120 days after December 31, 2002 are incorporated by reference into Part III of this report. Other documents incorporated by reference are listed in the Exhibit Index.

(1) The aggregate market value of the voting and nonvoting common equity held by nonaffiliates equals the number of shares of the registrant's common stock outstanding, reduced by the number of shares of common stock held by officers, directors and stockholders owning in excess of 10 percent of the registrant's common stock, multiplied by $7.15, the last reported sale price for the registrant's common stock as of the last business day of the registrant's most recently completed second fiscal quarter. The information provided shall in no way be construed as an admission that any officer, director or 10 percent stockholder of the registrant may be deemed an affiliate of the registrant or that he or it is the beneficial owner of the shares reported as being held by him or it, and any such inference is hereby disclaimed. The information provided herein is included solely for record keeping purposes of the Securities and Exchange Commission.

                                    FORM 10-K
                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
                                                        PART I

Item 1.  Business.............................................................................................      D-1
Item 2.  Properties...........................................................................................      D-9
Item 3.  Legal Proceedings....................................................................................      D-9
Item 4.  Submission of Matters to a Vote of Security Holders..................................................      D-9

                                                        PART II

Item 5.  Market for Registrant's Common Equity and Related Stockholder Matters................................      D-9
Item 6.  Selected Financial Data..............................................................................     D-10
Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations................     D-12
Item 7A. Quantitative and Qualitative Disclosures About Market Risk...........................................     D-24
Item 8.  Consolidated Financial Statements and Supplementary Data.............................................     D-25
Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.................     D-45

                                                       PART III

Item 10. Directors and Executive Officers of the Registrant...................................................     D-45
Item 11. Executive Compensation...............................................................................     D-45
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.......     D-45
Item 13. Certain Relationships and Related Transactions.......................................................     D-45
Item 14. Controls and Procedures..............................................................................     D-46

                                                        PART IV

Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K......................................     D-47

         Signatures...........................................................................................     D-52
         Certifications.......................................................................................     D-53


As used in this Annual Report on Form 10-K, unless the context otherwise requires, "we", "us", "our", "Company", "NCPM", or "NCO Portfolio" refers to NCO Portfolio Management, Inc. and its subsidiaries.

Forward-Looking Statements

Certain statements included in this Annual Report on Form 10-K ("Annual Report"), including, without limitation, statements in Item 1. "Business", Item
7. "Management's Discussion and Analysis of Financial Condition and Results of Operations," statements as to the Company's or management's outlook as to financial results in 2003 and beyond, statements as to the effects of the economy on the Company's business, statements as to the Company's or management's beliefs, expectations or opinions, and all other statements in this Annual Report, other than historical facts, are forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by various factors and risks that may cause actual results to differ materially from the expected or planned results. The Company disclaims any intent or obligation to update forward-looking statements contained in the Annual Report. Certain risk factors, including without limitation, risks related to the current economic condition in the United States, threats of war or future terrorist attacks, risks relating to growth and future accounts receivable purchases, risks related to the Company's debt, risks related to the recoverability of purchased accounts receivable, risks related to the use of estimates, risks related to the ability to purchase accounts receivable at favorable prices in the open market, risks related to competition, risks related to regulatory oversight, risks related to the retention of the senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to the ownership control of the Company by NCO Group, Inc. ("NCO Group," "NCOG," " or Parent"), risks related to the dependency on NCO Group's subsidiary for collections, and other risks described under Item 1. "Business - Investment Considerations," can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                                     PART I

Item 1. Business

General

We were incorporated in Delaware on January 22, 1999 (date of inception) under the name NCO Portfolio Funding, Inc. We changed our name from NCO Portfolio Funding, Inc. to NCO Portfolio Management, Inc. in February 2001. We purchase and manage investments in past due accounts receivable from consumer creditors such as banks, finance companies, retailers, hospitals, utilities, and other consumer-oriented companies. Our purchased accounts receivable originate from consumers throughout the United States, Canada and the United Kingdom. On February 20, 2001, Creditrust Corporation ("Creditrust") merged with and into us (the "Merger"). Included in the statement of income are the results of operations of the assets acquired in the Merger of Creditrust for all periods beginning February 21, 2001. All of our revenues are derived from our investments in purchased accounts receivable.

NCO Group owns 63.347 percent of our outstanding common stock, based upon the final resolution of substantially all of the disputed claims and administrative costs related to the bankruptcy of Creditrust. As part of the Merger, we entered into a ten-year service agreement with NCO Financial Systems, Inc. ("NCOF"), a wholly owned subsidiary of NCO Group, to be the provider of collection services (with certain exceptions). As part of the agreement, NCO Group has agreed to offer all of its future U.S. accounts receivable purchase opportunities to us. NCO Group's affiliates in the United Kingdom and Canada have invited us to invest with them in select opportunities to purchase accounts receivable in those countries. The relationship with NCO Group allows us to manage investment risk by leveraging NCO Group's client relationships, experience, analytical databases and scale. We are one of the largest companies, and one of the few public companies, in our industry.

Past due consumer receivables are the unpaid debts of individuals to consumer creditors such as banks, finance companies, retailers, hospitals, utilities, and other consumer-oriented companies. Most of our receivables are VISA(R) and MasterCard(R) credit card accounts that the issuing banks have charged off their books due to non-payment. Since our founding in 1999 through December 31, 2002, we have purchased almost $11 billion of past due consumer accounts receivable for approximately $251 million, and have collected approximately $248 million from over 4 million accounts. We have also invested in smaller balance past due consumer receivables such as utility and medical debts through our joint venture with IMNV Holdings, LLC ("IMNV"). Our focus is on maximizing the returns on our purchased accounts receivable while minimizing our risk of ownership.

We have twenty wholly-owned subsidiaries which own all of our purchased accounts receivable, one wholly-owned subsidiary that employs all of our employees who handle the acquisition, resale, day-to-day oversight and management of our accounts receivable, and one wholly-owned subsidiary that holds all of our excess cash used for operations, investing and financing activities. Each of our subsidiaries that owns accounts receivable was established for a specific purpose, including the carry over of the legacy Creditrust entities, accounts receivable acquired in the ordinary course of business, entities used to secure collateral on notes payable, and entities that own investments in either a joint venture or limited partnership interests.

Accounts Receivable Analysis and Acquisition

We are an analytics based purchaser of past due consumer accounts receivable originated through VISA(R), MasterCard(R), private label credit cards, and consumer loans issued by consumer creditors such as banks, finance companies, retailers, hospitals, utilities, and other consumer-oriented companies. We use our proprietary pricing models, extensive databases and collection experience to evaluate and value purchases of past due accounts receivable. These past due accounts receivable typically are charged off by the credit grantors due to non-payment. We have determined that the average portfolio of accounts receivable has an estimated economic life of 60 months.

We purchase portfolios of past due accounts receivable typically for less than 10 percent of the unpaid balance at the time of charge off by the credit grantors. Some credit grantors pursue an auction type sales approach by constructing a portfolio of accounts receivable and seeking bids from specially invited competing parties. Other means of purchasing accounts receivable include privately negotiated direct sales when the credit grantors contact known, reputable purchasers and the terms are negotiated. Credit grantors have also entered into "forward flow" contracts that provide for a credit grantor to sell some or all of its accounts receivable over a period of time to us on the terms agreed to in a contract.

In 2002, we broadened our acquisition strategy to include larger portfolios. We believe these types of portfolios have elements of reperforming accounts, and the competition for them is less intensive. We have also partnered with other buyers to bid on larger portfolios of accounts receivable and have resold purchased accounts receivable at a premium immediately after acquisition to enhance our yields.

Our acquisition team meets with consumer credit grantors and brokers to develop sources of past due consumer accounts receivable for purchase. Once a portfolio has been located, the acquisition team is responsible for evaluating and determining the appropriate price to pay for the portfolio. Then they coordinate the due diligence, including site visits as needed, bidding, contract negotiation and execution. The acquisitions team also coordinates the transfer of information on purchased portfolios into NCOF's collection recovery software system. We also have staff devoted to post-purchase account verification. The post-purchase liaison group is a group that verifies buy-backs and returns with sellers after the purchase of accounts receivable. Buy-backs and returns are accounts that are returned to the seller because they did not meet the terms of our purchase agreement with the seller, typically due to prior settlement, or the death or bankruptcy of the customer prior to purchase.

In developing our maximum purchase price offer, we use the best available collection statistics available to us from NCOF's collection experience on our own portfolios or comparable portfolios and other sources. We develop a target purchase price based on estimated collections less estimated servicing and other costs that is expected to deliver the desired internal rate of return over five years.

Financing Purchases

Since the Merger, we have funded our accounts receivable purchases and the expansion of our business through internal cash flows, borrowings from NCO Group and the Cargill Financing described below.

Effective with the Merger, NCO Group amended its credit agreement with Citizens Bank of Pennsylvania ("Citizens Bank") to provide us with a line of credit in the form of a subfacility under NCO Group's existing credit facility. As of December 31, 2002, our borrowing limit under the subfacility was $40 million. Our borrowing limit under the subfacility is subject to mandatory quarterly reductions of $3.75 million effective March 31, 2003 until the earlier of the maturity date, currently May 20, 2004, or the date at which the subfacility is reduced to $25 million. The outstanding balance on the subfacility as of December 31, 2002 was $36.9 million.

In August 2002, we entered into a four-year financing agreement with CFSC Capital Corp. XXXIV ("Cargill Financing," "Cargill Financial") to provide financing for larger purchases of accounts receivable. Cargill Financial, at its sole discretion, has the right to finance any purchase of $4 million or more. This agreement gives us the financing necessary to purchase larger portfolios that we may not otherwise be able to purchase, and has no minimum or maximum credit authorization. Borrowings under this financing agreement are nonrecourse to us and NCOG, but are collateralized by the accounts receivable purchased with the Cargill Financing and cross-collateralized with all other accounts receivable purchases financed by Cargill Financial. See "Investment Considerations - We have substantial debt, which could have adverse effects on our business."

Collection Services and Monitoring Results

As part of the Merger, we entered into a ten-year service agreement that appointed NCOF as the provider of our collection services. Generally, NCOF is paid a commission ranging from 20 percent to 40 percent of the collected amount depending on the nature of the accounts. For accounts that do not fit the proscribed fee range in the agreement, the commission is based on market rates that have ranged up to 52 percent. NCO Group has agreed to offer all of its future U.S. accounts receivable purchase opportunities to us. For the years ended December 31, 2001 and 2002, servicing fees of $27.5 million and $35.5 million, respectively, were paid to NCOF. We believe that the commission rates paid are reasonable and are consistent with rates charged by other collection agencies for the same type of services. Our acquisition and finance teams monitor NCOF's collection process, performance and costs towards meeting our targeted goals and investment returns. Under the servicing agreement, we may elect to outsource accounts to other agencies on a test basis. In fact, NCOF has utilized other collection agencies to augment collections and to test its performance as servicer. The cost of further outsourcing to third party collection agencies is generally higher. When outsourcing, the appropriate commission is determined based on the type of accounts being serviced in conjunction with current market rates paid to other collection agencies. Typically, as accounts age, or are further outsourced, the higher the commission rates are on subsequent outsourcing.

Legal Recovery

We monitor the collection of past due accounts receivable through NCOF's Attorney Network, which specializes in the pursuit of consumers with past due obligations who we believe have the financial resources to repay their debts but are unwilling to do so. During 2002, we transferred our in-house attorney and support staff to the NCOF Attorney Network. The NCOF Attorney Network processes thousands of court and arbitration cases each year and is responsible for coordinating a network of attorneys nationwide, determining the suit criteria for each individual jurisdiction, placing cases for immediate suit, obtaining judgment, seizing bank accounts, and instituting wage garnishments to satisfy judgments. In order to sue or pursue arbitration on accounts, we incur up front filing fees and court costs.

Competition

Our business is highly competitive. We compete with other purchasers of past due consumer accounts receivable, including national attorney networks, consortiums of buyers, and third-party collection agencies. Successful bids are won based on a combination of price and relationship. Our ability to obtain new customers is also significantly affected by the financial services companies that choose to manage their own past due consumer accounts receivable. Some of those companies have substantially greater personnel and financial resources. The market for past due consumer accounts receivable has been very competitive at times over the past several quarters as a result of new purchasers entering the market causing upward price pressures. We have partnered with other buyers to bid on larger portfolios of accounts receivable and have resold purchased accounts receivable at a premium immediately after acquisition to enhance our yields.

Regulation

The accounts receivable management and collection industry is regulated at both the Federal and state level. The Federal Fair Debt Collection Practices Act regulates any person who regularly collects or attempts to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. The Fair Debt Collection Practices Act establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications. Further, it prohibits harassment or abuse by debt collectors, including the threat of violence or criminal prosecution, obscene language or repeated telephone calls made with the intent to abuse or harass. The Fair Debt Collection Practices Act also places restrictions on communications with individuals other than consumer debtors in connection with the collection of any consumer debt and sets forth specific procedures to be followed when communicating with such third parties for purposes of obtaining location information about the consumer. Additionally, the Fair Debt Collection Practices Act contains various notice and disclosure requirements and prohibits unfair or misleading representations by debt collectors. We are also subject to the Fair Credit Reporting Act, which regulates the consumer credit reporting industry and which may impose liability on us to the extent that adverse credit information reported on a consumer to a credit bureau is false or inaccurate. The Federal Trade Commission has the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. Other laws and regulations that govern the relationship between a customer and a creditor are the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Graham Leach Bliley Privacy Act, and various other Federal regulations which relate to these acts, as well as comparable statutes in the states where account debtors reside or where credit grantors are located.

It is our policy and a condition of our agreement with NCOF that all collection activities by NCOF, on our behalf, comply with the provisions of the Fair Debt Collection Practices Act and other Federal regulations, as well as comparable state statutes. NCOF's failure to comply with such laws and regulations could have a materially adverse effect on us. See "Investment Considerations - Our operations are subject to extensive regulation."

Employees

As of the date of this report, we had 16 full-time employees. None of our employees is represented by a labor union.

Available Information

As part of the services shared with NCO Group, we include information about the Company at NCO Group's website which is www.ncogroup.com. Information contained on this website is not part of this Annual Report. We make available, free of charge, on NCO Group's website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission ("SEC"). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC web site is www.sec.gov.

Investment Considerations

You should carefully consider the risks described below. If any of the risks actually occur, our business, financial condition or results of operations could be materially adversely affected. This Annual Report contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this Annual Report.

Decrease in our collections due to the current economic condition may have an adverse effect on our operating results, revenue and stock price.

Due to the current economic conditions in the United States, which has led to the increasing rates of unemployment and personal bankruptcy filings, the ability of consumers to pay their debts has significantly decreased. Past due consumer loans that we purchase are generally unsecured, and we may often be unable to collect these loans in case of the personal bankruptcy of a consumer. Because of increased unemployment rates and bankruptcy filings, our collections may significantly decline, which may adversely impact our results of operations, revenue and stock price.

Threats of war or future terrorist attacks may negatively impact our results of operations, revenue, and stock price.

Threats of war or actual conflicts involving the United States or its allies, future terrorist attacks against the United States, as well as future events occurring in response or in connection with these threats or attacks, may adversely impact our ability to collect our accounts receivable. Any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the economy. They could also result in the deepening of the economic recession in the United States. Any of these occurrences could have a material adverse effect on our operating results, collections and revenue, and may result in volatility of the market price for our common stock.

We may not be able to grow our business.

We intend to expand and rapidly grow our business, which could place great demands on our administrative, operational and financial resources. Furthermore, we may not be able to finance our continued growth, or to manage it effectively, which would harm our business, results of operations and financial condition, and our ability to meet our debt service obligations. Future growth and development will depend on numerous factors, including our ability to:

o     develop and expand relationships with credit grantors;

o maintain underwriting criteria in purchasing past due consumer accounts receivable;

o     recruit, train and retain qualified employees;

o     maintain quality service to customers and credit grantors;

o enhance and maintain information technology, operational and financial systems;

o access sufficient sources of funding to purchase additional accounts receivable; and

o effectively collect our past due accounts receivable through NCOF as servicer while adhering to the Fair
      Debt Practices Act and similar state regulations.

We have substantial debt, which could have adverse effects on our business.

At December 31, 2002, we had total assets of $167.8 million, total debt (including certain nonrecourse debt and accounts payable) of approximately $92.1 million and stockholders' equity of approximately $66.6 million. This relatively high level of debt could result in a number of adverse effects, including:

o     increasing our vulnerability to a business downturn;

o     limiting our ability to obtain necessary financing in the future;

o requiring us to dedicate a substantial portion or all of our cash flows from operations to pay debt service obligations rather than for other purposes, such as working capital or purchasing additional portfolios of consumer accounts receivable;

o     limiting our flexibility to react to changes in our business and market;
      and

o making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

Most of our debt is interest rate sensitive. Any significant rise in interest rates would increase interest expense, which would decrease net income. Approximately $53.2 million of debt on our balance sheet is nonrecourse to us. The cash flows on assets associated with some of the debt may be restricted to servicing the nonrecourse debt and may not be generally available to us.

Collections may not be sufficient to recover the cost of investments in purchased accounts receivable and support operations.

We purchase past due accounts receivable generated primarily by consumer credit transactions. These are obligations that the individual consumer has failed to pay when due. The accounts receivable are purchased from consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. Substantially all of the accounts receivable consist of account balances that the credit grantor has made numerous attempts to collect, has subsequently deemed uncollectible, and charged off its books. After purchase, collections on accounts receivable could be reduced by consumer bankruptcy filings, which have been on the rise. The accounts receivable are purchased at a significant discount, typically less than 10 percent of face value, to the amount the customer owes and, although we estimate that the recoveries on the accounts receivable will be in excess of the amount paid for the accounts receivable, actual recoveries on the accounts receivable will vary and may be less than the amount expected, or even the purchase price paid for such accounts. The timing or amounts to be collected on those accounts receivable cannot be assured. If cash flows from operations are less than anticipated as a result of our inability to collect our accounts receivable, we will not be able to purchase new accounts receivable after we have exhausted the availability under the subfacility, and our future growth and profitability will be materially adversely affected. There can be no assurance that our operating performance will be sufficient to service debt on the subfacility or finance the purchase of new accounts receivable.

We use estimates in reporting our results.

Our revenue is recognized based on estimates of future collections on portfolios of accounts receivable purchased. Although estimates are based on analytics, the actual amount collected on portfolios and the timing of those collections will differ from estimates. If collections on portfolios are materially less than estimated, we will be required to record impairment expenses that will reduce earnings and could materially adversely affect our earnings, financial condition, and creditworthiness.

We may experience a shortage of available accounts receivable for purchase at favorable prices.

The availability of portfolios of past due consumer accounts receivable for purchase at favorable prices depends on a number of factors outside of our control, including the continuation of the current growth trend in consumer debt and competitive factors affecting potential purchasers and sellers of portfolios of accounts receivable. The growth in consumer debt may also be affected by changes in credit grantors' underwriting criteria and regulations governing consumer lending. Any slowing of the consumer debt growth trend could result in less credit being extended by credit grantors. Consequently, fewer delinquent accounts receivable could be available at prices that we find attractive. If competitors raise the prices they are willing to pay for portfolios of accounts receivable above those we wish to pay, we may be unable to buy the type and quality of past due accounts receivable at prices consistent with our historic return targets. In addition, we may overpay for portfolios of delinquent accounts receivable, which may have a materially adverse effect on our financial results.

We may be unable to compete with other purchasers of past due accounts receivable, which may have an adverse effect on our financial results.

We face bidding competition in our acquisitions of portfolios of past due consumer accounts receivable. Some of our existing competitors and potential new competitors may have greater financial and other resources that allow them to offer higher prices for the accounts receivable portfolios. New purchasers of such portfolios entering the market also cause upward price pressures. We may not have the resources or ability to compete successfully with our existing and potential new competitors. To remain competitive, we may have to increase our bidding prices, which may have an adverse impact on our financial results.

Our operations are subject to extensive regulation.

Federal and state consumer protection and related laws and regulations govern the relationship of a customer and a creditor. Significant laws include the Fair Debt Collection Practices Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Electronic Funds Transfer Act, and various Federal regulations which relate to these acts, as well as comparable statutes in the states where account debtors reside or where credit grantors are located. Some of these laws may apply to our activities. If credit grantors who sell accounts receivable to us fail to comply with these laws, our ability to collect on those accounts receivable could be limited regardless of any act or omission on our part. Our failure to comply with these laws may also limit our ability to collect on the accounts receivable and may subject us to fines and disciplinary actions. It is a condition of our agreement with NCOF that all collection activities by NCOF, on our behalf, comply with the provisions of the Fair Debt Collection Practices Act and other Federal regulations, as well as comparable state statutes. NCOF's failure to comply with such laws and regulations could have a materially adverse effect on us.

Our success depends on our senior management team and if we are not able to retain our management, it would have a materially adverse effect on us.

We are highly dependent upon the continued services and experience of our senior management team, including Michael J. Barrist, Chairman of the Board, President and Chief Executive Officer, and Michael B. Meringolo, Senior Vice President, Acquisitions and Portfolio Management. We depend on the services of Messrs. Barrist and Meringolo and the other members of our senior management team to, among other things, successfully implement our business plan, manage existing accounts receivable portfolios and find, negotiate and purchase new consumer accounts receivable portfolios. The loss of service of one or more members of the senior management team could have a material adverse effect on us.

We engage in securitization transactions that could expose us to risk.

Prior to the Merger, Creditrust completed four securitization transactions, two of which resulted in a gain on sale. We intend only to pursue securitization transactions that will not qualify as a sale for accounting purposes. Our quarterly and annual financial statements could be materially affected by future write-downs associated with changes in the fair value of the residual investment in the one remaining previous securitization that resulted in a gain on sale, Creditrust SPV98-2, LLC ("SPV 98-2"). If NCOF were to lose the right to service the accounts receivable included in the securitizations, then such loss could have a material adverse effect on us. A change in servicer could result in lower collections due to re-establishing contact with customers or for other reasons.

The market price for our common stock may be adversely affected by fluctuations in our quarterly and annual operating results.

Because of the nature of our business, our quarterly and annual operating results may fluctuate in the future, which may adversely effect the market price of our common stock. The reasons our results may fluctuate include:

o     the timing and amount of collections on our accounts receivable;

o     timing, quality and prices paid for new purchases of accounts receivable;

o     a decline in value of our residual investment in securitization;

o increases in operating expenses associated with the growth of our operations;

o announcements of fluctuations in our, or our competitors' operating results; and

o     general market conditions.


In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely effect the market price of our common stock.

NCOG owns 63.347 percent of our common stock and controls our affairs.

NCOG owns 63.347 percent of our outstanding voting securities. Accordingly, NCOG can elect all of the directors and approve or control most other matters presented for approval by our stockholders. Under Delaware law and our certificate of incorporation, owners of a majority of our outstanding common stock are able to elect all of our directors and approve significant corporate transactions without the approval of the other stockholders. As a result, NCOG will have the unilateral ability to elect all of our directors and to control the vote on all matters submitted to a vote of the holders of our common stock, including any privatization transaction, merger, consolidation or sale of all or substantially all of our assets. There can be no assurance that the interests of NCOG will not conflict with the interests of other stockholders.

Because of NCOG's control of us, potential conflicts could arise between NCOG and us.

Mr. Barrist, who is the Chairman of the Board, President and Chief Executive Officer of NCOG, holds the same positions with us. In addition, Mr. Joshua Gindin, the Executive Vice President, General Counsel and Secretary of NCOG, also holds the same positions with us. These persons may have conflicts of interest with respect to matters concerning us and our relationship with NCOG, and do not devote their full time and attention to our business.

We invested jointly with NCOG, through its United Kingdom subsidiary, in a $3.0 million portfolio in the United Kingdom in December 2002. We plan to invest jointly with them in additional United Kingdom and Canadian portfolios as opportunities arise. NCOG's foreign affiliates source and service such transactions. We have not adopted any formal procedures regarding potential conflicts of interest with NCOG, although any material transaction is subject to review and approval by the independent directors on our Audit Committee.

We are dependent upon NCOF for the collection of our accounts receivable.

We have entered into a servicing agreement with NCOF pursuant to which we have granted to NCOF the exclusive right to service all of our accounts receivable, subject to limited testing rights, for a period of 10 years. We are materially dependent upon NCOF's efforts under the servicing agreement to collect our accounts receivable and able to terminate that agreement only due to NCOF's default under the agreement. Any poor performance under, or breach of, adverse change in or termination of, the servicing agreement by NCOF could have a material adverse effect on our business, assets, financial condition, results of operations and liquidity.

We are highly dependent on NCOF's ability to timely respond to technological changes in telecommunications and computer systems.

Collections of past due consumer accounts receivable depend on sophisticated telecommunications and computer systems. NCOF's ability to use such systems is essential to our competitive position and results of operations. NCOF may not have the adequate resources necessary to timely adopt technological changes to the telecommunications and computer systems used by it. Such failure to respond to technological changes may adversely impact our results of operations.

We are highly dependent on NCOF's telecommunications and computer systems.

As noted above, our business is highly dependent on NCOF's sophisticated telecommunications and computer systems. NCOF's systems could be interrupted by natural disasters, power losses, or similar events. NCOF's business also is materially dependent on services provided by various local and long distance telephone companies. If NCOF's equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, NCOF may be prevented from providing collection services to us. Such interruption of collection services may adversely impact our results of operations.

Executive Officers of the Registrant

                   Name                        Age                Position
                   ----                        ---                --------
Michael J. Barrist........................     42    Chairman of the Board, Chief Executive Officer, and
                                                     President
Joshua Gindin.............................     46    Executive Vice President, General Counsel and Secretary
Michael B. Meringolo......................     55    Senior Vice President, Acquisitions and Portfolio Management
Richard J. Palmer.........................     51    Senior Vice President, Chief Financial Officer and Treasurer

Michael J. Barrist, Chairman of the Board, Chief Executive Officer, and President. Mr. Barrist has also served as our Chairman of the Board, President and Chief Executive Officer since February 2001. Mr. Barrist has served as Chairman of the Board, President and Chief Executive Officer of NCO Group since purchasing that company in 1986. Mr. Barrist was employed by U.S. Healthcare Inc. from 1984 to 1986, most recently as Vice President of Operations, and was employed by Gross & Company, a certified public accounting firm, from 1980 through 1984. Mr. Barrist is a Certified Public Accountant.

Joshua Gindin, Executive Vice President, General Counsel and Secretary. Mr. Gindin has served as Executive Vice President, General Counsel and Secretary since February 2001. Mr. Gindin has served as Executive Vice President and General Counsel of NCO Group since May 1998. Prior to joining NCO Group, Mr. Gindin was a partner in the law firm of Kessler & Gindin since 1995. Mr. Gindin has practiced law since 1983 and has represented NCOF since 1986 and NCOG since 1996.

Michael B. Meringolo, Senior Vice President, Acquisitions and Portfolio Management. Mr. Meringolo has served in this capacity since February 2001. Prior to the Merger, Mr. Meringolo was employed by NCOF in a similar role since September 1997. Previously he was responsible for consumer recoveries and outside agency management at several institutions including Chemical Bank, American Express and First Union National Bank.

Richard J. Palmer, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Palmer has served as Senior Vice President, Chief Financial Officer and Treasurer since February 2001. Mr. Palmer was Chief Financial Officer of Creditrust from 1996 to 2001. From 1983 to 1996, Mr. Palmer served as Chief Financial Officer of, and in various other financial functions for, CRI, Inc., a national real estate investment company with headquarters in Rockville, Maryland. Prior to CRI, Inc., Mr. Palmer was with Grant Thornton LLP from 1976 until 1983 and KPMG Peat Marwick from 1973 to 1976.

Item 2. Properties

Our headquarters facility is located at 1804 Washington Blvd., Department 200, Baltimore, Maryland 21230. We share our headquarters facility space with NCOF, which is composed of approximately 2,000 square feet in one of NCOF's collection facilities. NCOF's lease on this facility has a term of 12 years expiring January 2015. Office space is included as part of shared services with NCO Group, which are paid directly to NCO Group.

Item 3. Legal Proceedings

We are involved in legal proceedings from time to time in the ordinary course of business. We believe that none of these legal proceedings will have a materially adverse effect on our financial condition or results of operations.

Item 4. Submission of Matters to a Vote of Security Holders

Not applicable.

                                     PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

Price Range of Common Stock

Our common stock was listed on the Nasdaq National Market on April 4, 2001 under the symbol "NCPM". From February 23, 2001 through April 3, 2001, our common stock was quoted on the "Pink Sheets". The following table sets forth the high and low prices for the common stock as reported by the "Pink Sheets" for the period from March 8, 2001 (the date on which information regarding such prices became publicly available) through April 3, 2001, and the high and low prices for the common stock, as reported by Nasdaq for the period from April 4, 2001 to December 31, 2001, and for the fiscal year ended December 31, 2002:

                                                        High         Low
2001                                                    ----         ---
----

First Quarter (from March 8, 2001)..................   $12.25        $6.00
Second Quarter......................................     7.90         5.25
Third Quarter.......................................     8.00         5.00
Fourth Quarter......................................     7.40         5.12


2002
----
First Quarter.......................................   $ 7.13        $6.21
Second Quarter......................................     7.36         6.21
Third Quarter.......................................     7.17         4.85
Fourth Quarter......................................     6.29         4.26

As of March 10, 2003, 57 holders of record held our common stock.

Dividend Policy

We have never declared or paid cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our line of credit facility restricts the payments of cash dividends without the lender's prior consent. We currently intend to retain future earnings to finance our operations and fund the growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our board of directors deems relevant.

Equity Compensation Plan Information

See Part III, Item 12 of this Annual Report for disclosure regarding our equity compensation plan.

Item 6. Selected Financial Data

The following table sets forth selected balance sheet information as of December 31, 1999, 2000, 2001 and 2002, and statement of income and cash flow data for the period January 22, 1999 (date of inception) to December 31, 1999, and each of the years in the three-year period ended December 31, 2002. The selected financial data for the period January 22, 1999 (date of inception) to December 31, 1999 and the years ended December 31, 2000, 2001 and 2002 have been derived from our audited financial statements. The consolidated balance sheets as of December 31, 2001 and 2002 and the consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2000, 2001 and 2002 are included elsewhere in this Annual Report. The selected financial data presented below should be read in conjunction with the consolidated financial statements and the related notes, and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Annual Report.

                                                                  For the period
                                                                 January 22, 1999
                                                             (date of inception) to  As of and for the years ended December 31,
(Amounts in thousands, except per share data)                    December 31, 1999    2000          2001 (4)        2002
                                                                 -----------------    ----          --------        ----
Statement of income data:
Revenue...........................................................     $ 1,959      $ 13,151        $ 62,929       $ 63,379

Operating costs and expenses:
   Payroll and related expenses...................................         180           327           1,624          1,532
   Servicing fee expenses.........................................         981         5,741          27,771         35,534
   Selling, general, and administrative expenses..................          57           112           2,017          2,794
   Amortization expense...........................................          --            --             250            320
   Impairment of purchased accounts receivable....................          --            --           2,649          1,935
                                                                       -------       -------        --------       --------
Total operating costs and expenses................................       1,218         6,180          34,311         42,115
                                                                       -------       -------        --------       --------
Income from operations............................................         741         6,971          28,618         21,264
Other income (expense):
   Interest and other income......................................          --            --             531          1,024
   Interest expense...............................................        (253)       (1,334)         (8,230)        (8,224)
                                                                       -------       -------        --------       --------
       Total other expense........................................        (253)       (1,334)         (7,699)        (7,200)
                                                                       -------       -------        --------       --------
Income before income tax expense..................................         488         5,637          20,919         14,064
Income tax expense................................................         183         2,114           7,845          5,269
                                                                       -------       -------        --------       --------
Income from operations before minority interest...................         305         3,523          13,074          8,795
Minority interest.................................................          --            --              --            (15)
                                                                       -------       -------        --------       --------
Net income........................................................       $ 305       $ 3,523        $ 13,074        $ 8,780
                                                                       =======       =======        ========       ========

Basic net income per common share.................................       $0.04         $0.41          $ 1.02         $ 0.65
Diluted net income per common share...............................       $0.04         $0.41          $ 1.02         $ 0.65
Weighted average number of basic shares outstanding...............       8,599         8,599          12,871         13,576
Weighted average number of diluted shares outstanding.............       8,599         8,599          12,871         13,577

Other data:
Revenue as a percentage of collections (1)........................        48.2%         74.2%          60.5%           52.0%
Collections on managed accounts receivable (2)....................     $ 4,064      $ 17,716       $ 104,080      $ 121,806
Collections applied to principal of managed accounts
   receivable (3).................................................       2,105         4,565          41,151         58,427

Cash flows provided by (used in):
  Operating activities............................................         928         7,840          23,032         16,496
  Investing activities............................................      (4,694)      (27,452)        (25,067)       (14,029)
  Financing activities............................................       3,766        19,612           8,544         (2,588)
Impaired purchased accounts receivable as a percentage of total
  purchased accounts receivable...................................           0%            0%            4.2%           3.9%

Balance sheet data:
Cash and cash equivalents.........................................          --            --           6,509          6,388
Purchased accounts receivable.....................................       4,694        31,480         136,339        148,968
Total debt........................................................       3,765        23,377          92,509         92,144
Stockholders' equity..............................................         306         3,829          57,864         66,637

(1) Revenue as a percentage of collections is presented because we rely on this indicator in the management of our business as a key measure of our overall return on investment on purchased accounts receivable.

(2) Managed accounts receivable includes purchased accounts receivable that we own and accounts receivable that we invest in but do not own, including purchased accounts receivable in our investment in securitization, SPV 98-2, but excluding purchased accounts receivable of our joint venture with IMNV.

(3) Collections applied to principal of managed accounts receivable is calculated by subtracting revenue recognized from collections on managed accounts receivable. Collections applied to principal of owned purchased accounts receivable amounted to $4,565, $34,159, and $53,819 for the years ended December 31, 2000, 2001 and 2002, respectively.

 (4) The information presented as of and for the year ended December 31, 2001 includes the results of the Merger from February 21, 2001 to December 31, 2001, and is not comparable to 2000 and 2002.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are an analytics-based purchaser and manager of past due consumer accounts receivable. Past due accounts receivable are the unpaid debts of individuals to consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. We use our proprietary pricing models and extensive analytical databases to evaluate and value accounts receivable purchases. Most of our accounts receivable are VISA(R) and MasterCard(R) credit card accounts that the issuing banks have charged off their books for non-payment. By selling past due accounts receivable to us, credit grantors recover some of their charged off accounts.

On February 20, 2001, Creditrust merged with and into us, at which time we became a publicly traded company. The Merger was accounted for using the purchase method of accounting. As a result of the Merger, we issued 4,977,482 shares of common stock resulting in a total of 13,576,519 shares of our common stock outstanding, including 291,732 shares held in escrow. In 2002, the 291,732 shares held in escrow were distributed to eligible stockholders upon the final resolution of certain disputed and administrative claims. The purchase price was valued at approximately $25 million. Additional acquisition related costs incurred in connection with the Merger were $4.2 million. We allocated the purchase price based on the fair value of the net assets acquired, principally to purchased accounts receivable, deferred tax asset and certain assumed liabilities. The net deferred tax asset of $14.4 million was the result of the combination of a significant net operating loss carryforward acquired in the Merger, offset by deferred tax liabilities arising from book tax differences in the carrying value of the acquired accounts receivable. The purchase price allocation and determination of certain income tax valuations estimated at the Merger date have been finalized and are reflected in the financial statements as of December 31, 2001 and 2002.

From our inception in 1999, we have invested $251.4 million ($6.8 million in 1999, $31.4 million in 2000, $141.7 million in 2001 including $93.5 million from the Merger, and $71.5 million in 2002) in past due consumer accounts receivable. At December 31, 2002, we managed over 4 million accounts with an original charged off amount of almost $11 billion measured as the amount charged off by the credit grantors that originated the charged off VISA(R), MasterCard(R), private label credit cards and consumer loan accounts at the date of charge off.

The following table illustrates our revenue and collection experience for the periods indicated (Amounts in thousands):


                                                                                For the years ended December 31,
                                                                             2000         2001 (4)          2002
                                                                             ----         --------          ----
Revenue.............................................................       $ 13,151      $   62,929     $   63,379
Revenue as a percentage of collections (1)..........................           74.2%           60.5%          52.0%

Collections on managed accounts receivable (2)......................       $ 17,716      $  104,080     $  121,806
Collections applied to principal on managed accounts receivable (3).       $  4,565      $   41,151     $   58,427

          (1) Revenue as a percentage of collections is presented because we rely on this indicator in the management of our business as a key measure of our overall return on investment on purchased accounts receivable.

          (2) Managed accounts receivable include purchased accounts receivable that we own and accounts receivable that we invest in but do not own, including purchased accounts receivable in our investment in securitization, SPV 98-2, but excluding purchased accounts receivable of our joint venture with IMNV.

          (3) Collections applied to principal of managed accounts receivable is calculated by subtracting revenue recognized from collections on managed accounts receivable. Collections applied to principal of owned purchased accounts receivable amounted to $4,565, $34,159, and $53,819 for the years ended December 31, 2000, 2001 and 2002, respectively.

          (4) The information presented for the year ended December 31, 2001 includes the results of the Merger from February 21, 2001 to December 31, 2001, and is not comparable to 2000 and 2002.

Critical Accounting Policies

General

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results will differ from those estimates. We believe the following accounting policies include the estimates that are the most critical and could have the most potential impact on our results of operations. For further discussion of other significant accounting policies, see Notes to Consolidated Financial Statements of the Company - Note B.

Purchased Accounts Receivable

We account for our investment in purchased accounts receivable on an accrual basis under the guidance of the American Institute of Certified Public Accountants' Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans," using unique and exclusive portfolios. Portfolios are established with accounts having similar attributes. Typically, each portfolio consists of an individual acquisition of accounts that are initially recorded at cost. Once a portfolio is established, the accounts in the portfolio are not changed. Proceeds from the sale of accounts and return of accounts within a portfolio are accounted for as collections in that portfolio. The discount between the cost of each portfolio and the face value of the portfolio is not recorded since we expect to collect a relatively small percentage of each portfolio's face value.

Collections on the portfolios are allocated to revenue and principal reduction based on the estimated internal rate of return ("IRR") for each portfolio. The IRR for each portfolio is derived based on the expected monthly collections over the estimated economic life of each portfolio (generally five years, based on our collection experience), compared to the original purchase price. Revenue on purchased accounts receivable is recorded monthly based on applying each portfolio's effective IRR to each portfolio's monthly opening carrying value (effective interest method). To the extent collections exceed the revenue, the carrying value is reduced and the reduction is recorded as collections are applied to principal. Because the IRR reflects estimated collections for the entire economic life of the portfolio, and those collections are not constant, lower collection rates, typically in the early months of ownership, can result in a situation where the actual collections are less than the revenue accrual. In this situation, the carrying value of the portfolio may be increased by the difference between the revenue accrual and collections.

To the extent actual collections differ from the estimate of collections, we prospectively adjust the IRR. If the carrying value of a particular portfolio exceeds its expected future collections, a charge to income would be recognized in the amount of such impairment. Additional impairments on previously impaired portfolios may occur if the current estimates of future collections are less than the current carrying value recorded. After the impairment of a portfolio, all collections are recorded as a return of capital and no income is recorded on that portfolio until the full carrying value of the portfolio has been recovered. For the years ended December 31, 2001 and 2002, impairments of $2.6 million and $1.9 million, respectively, were recorded as a charge to income on portfolios where the carrying amounts exceeded the expected future cash flows. No income will be recognized on these portfolios until the carrying values have been fully recovered. The combined carrying values on these impaired portfolios aggregated approximately $5.7 million, or 4.2 percent, and $5.8 million, or 3.9 percent, of purchased accounts receivable, as of December 31, 2001 and 2002, respectively, representing their net realizable value. There were no impairments recorded in 2000.

Use of Estimates

In the ordinary course of accounting for purchased accounts receivable, estimates have been made by management as to the amount of future cash flows expected from each portfolio. The estimated future cash flow of each portfolio is used to compute the IRR for the portfolio. The IRR is used to allocate collections between revenue and amortization of the carrying values of the purchased accounts receivable.

On an ongoing basis, we compare the historical trends of each portfolio to projected collections. Projected collections are then increased, within preset limits, or decreased based on the actual cumulative performance of each portfolio. We review each portfolio's adjusted projected collections to determine if further downward adjustment is warranted. Management regularly reviews the trends in collection patterns and uses its best efforts to improve under-performing portfolios. However, actual results will differ from these estimates and a material change in these estimates could occur within one year. For the year ended December 31, 2001, differences between actual and estimated collections on existing portfolios as of the beginning of 2001 resulted in a reduction in revenue, net of estimated servicing costs and impairment expense, of $2.5 million. For the year ended December 31, 2002, differences between actual and estimated collections on existing portfolios as of the beginning of 2002 resulted in a reduction in revenue, net of estimated servicing costs and impairment expense, of $7.5 million.

Cargill Financing:

Our Cargill Financing carries both a conventional coupon rate of interest and a residual share of collections, net of servicing fees, for the life of each portfolio financed. We account for this deferred interest expense throughout the life of the receivables financed by accruing interest equal to Cargill Financial's share of book net income on each portfolio financed.

Investments in debt and equity securities

We acquired an investment in securitization in connection with the Merger. The investment in securitization, SPV 98-2, qualified as a sale under generally accepted accounting principles in 1998 when the securitization was completed. The investment in securitization is accounted for under the provisions of Statement of Financial Accounting Standards No. 115, " Accounting for Certain Investments in Debt and Equity Securities," as a debt security held available-for-sale. This investment accrues income as a noncash item included in the statement of income as other income, and in the balance sheet as a component of the fair value of the investment in securitization. Once the securitization note is retired, recoveries will be applied to reduce the carrying value of the investment in securitization. We record our investment in securitization at fair value and any unrealized gain or loss, net of the related tax effect, generally is not reflected in earnings but is recorded as a separate component of stockholders' equity until realized. As of December 31, 2002, the carrying value approximated fair value. A decline in the value of the investment in securitization below cost that is deemed other than temporary would be charged to income as an impairment and result in the establishment of a new cost basis for the security. No impairments were recorded in 2001 and 2002.

Income Taxes

Income taxes or tax benefits have been provided in the results of operations based on the statutory Federal and state rates at 37.5 percent of pre-tax income. For financial reporting purposes, revenue is recognized over the life of the portfolio. Because the portfolios of purchased accounts receivable are comprised of distressed debt and collection results are not guaranteed until received, for tax purposes, any gain on a particular portfolio is deferred until the full cost of the portfolio is recovered (cost recovery method). Temporary differences arise due to the differences in revenue recognition methods. Permanent differences between the statutory tax rates and actual rates are minimal. Temporary differences arising from the recognition of revenue on purchased accounts receivable have resulted in deferred tax liabilities. Assumed utilization of net operating losses acquired in the Merger have resulted in deferred tax assets. Our deferred tax liabilities grew significantly through 2002 as a result of the increase in purchased accounts receivable, providing us with additional liquidity. As of December 31, 2002, the net deferred tax liability of $4.3 million was the result of the combination of deferred tax assets generated principally by the assumed utilization of net operating loss carryforwards from the Merger, offset by the deferred tax liabilities arising from book tax differences on purchased accounts receivable, including the purchased accounts receivable acquired in the Merger. The utilization of net operating loss carryforwards is an estimate based on a number of factors beyond our control, including the level of taxable income available from successful operations in the future. The utilization of net operating losses acquired in the Merger has been further impacted by Federal tax law provisions that limit the amount of net operating loss carryforwards that can be utilized subsequent to a change in control.

Results of Operations

The following table sets forth certain data from the statement of income on an historical basis, each as a percentage of revenue:

                                                                  For the years ended December 31,
                                                               2000              2001 (1)        2002
                                                               ----              --------        ----
Revenue...................................................    100.0%              100.0%        100.0%
Operating costs and expenses:
    Payroll and related expenses..........................      2.5                 2.6           2.4
    Servicing fee expenses................................     43.7                44.1          56.0
    Selling, general, and administrative expenses.........      0.8                 3.2           4.4
    Amortization expense..................................       --                 0.4           0.5
    Impairment of purchased accounts receivable...........       --                 4.2           3.1
                                                              -----              ------        ------
Total operating costs and expenses........................     47.0                54.5          66.4
                                                              -----              ------        ------
Income from operations....................................     53.0                45.5          33.6
Other income (expense):
    Interest and other income.............................       --                 0.8           1.6
    Interest expense......................................    (10.1)              (13.1)        (13.0)
                                                              -----              ------        ------
Total other expense.......................................    (10.1)              (12.3)        (11.4)
                                                              -----              ------        ------
Income before income tax expense..........................     42.9                33.2          22.2
Income tax expense........................................     16.1                12.5           8.3
                                                              -----              ------        ------
Income from operations before minority interest...........     26.8                20.7          13.9
Minority interest.........................................       --                  --            --
                                                              -----              ------        ------
Net income................................................     26.8%               20.7%         13.9%
                                                              =====              ======        ======


(1) The information presented for the year ended December 31, 2001 includes the results of the Merger from February 21, 2001 to December 31, 2001, and is not comparable to 2000 and 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

For comparison purposes, the year ended December 31, 2001 includes the results of operations for Creditrust from February 21, 2001 through December 31, 2001.

Revenue. Total revenue increased by $450,000, or 0.7 percent, from $62.9 million for the year ended December 31, 2001 to $63.4 million for the year ended December 31, 2002. Collections on managed purchased accounts receivable increased $17.7 million, or 17.0 percent, from $104.1 million for the year ended December 31, 2001 to $121.8 million for the year ended December 31, 2002 as the total amount of purchased accounts receivable under management grew from $136.3 million in 2001 to $149.0 million in 2002. Total purchases were $48.2 million in 2001 versus $71.5 million in 2002. Included in collections for the year ended December 31, 2002, was $3.7 million in proceeds from the sales of accounts, of which $1.7 million was received as a payment on the sale of certain nonperforming accounts to a leading credit card issuer. Additionally, during 2002, we concluded a contract renegotiation with the seller of several existing portfolios resulting in a $4 million cash price reduction on purchases from 2000 and 2001. The $4 million proceeds were recorded as an adjustment to purchase price of the affected portfolios. On several previously impaired portfolios, the cash price reduction reduced the carrying value of such portfolios, resulting in the cost of certain of the portfolios becoming fully recovered. Included in revenue for the year ended December 31, 2002, was $803,000 that resulted from the contract price reduction of these fully recovered portfolios.

Actual collection results have differed from estimated projections. For the year ended December 31, 2002, differences between actual and estimated collections on existing portfolios as of the beginning of 2002 resulted in a reduction in revenue, net of estimated servicing costs and impairment expense, of $7.5 million.

Revenue as a percentage of collections was 60 percent and 52 percent for the years ended December 31, 2001 and 2002, respectively. Revenue as a percentage of collections can fluctuate period over period due to a number of factors including:

                  (i) the relative under- or over-achievement of actual collections versus the established estimates. Actual collections exceeding estimates will tend to lower the percentage because revenue is not impacted at the same rate as the change in collections due to the effective interest method of computing revenue, and conversely, not meeting collection estimates will tend to increase the percentage;
                  (ii) the differences in the composition of portfolios at a point in time in their life cycle. Over the life cycle of a portfolio, the percentage will fluctuate due to the variable collection stream. However, in the aggregate, the percentage of collections recognized as revenue should approximate the lifetime profit, before servicing costs, recognized and the remainder is amortized as a return of capital;
                  (iii) the composition of the targeted IRRs present in all of the portfolios combined. Fresher purchased accounts receivable (portfolios with few or no placements to collection agencies prior to purchase) generally have lower IRRs than purchased accounts receivable that have been placed with multiple collection agencies prior to purchase. Fresher accounts receivable typically cost more. However, net of servicing fees, lower IRRs are offset by lower costs to collect, resulting in similar targeted net returns;
                  (iv) collection trends will increase or decrease our expected IRR. Increases or decreases in collections have the effect of raising (within specified parameters) or lowering the future collection projections on all portfolios, which translates into higher or lower IRRs, and in turn, affects the percentage of collections recognized as revenue, and finally;
                  (v) portfolios that become impaired are placed on cost recovery, and no revenue will be recorded until their carrying value has been fully recovered. After the carrying value has been fully recovered, all collections are recorded as revenue.

Revenue as a percentage of collections declined in 2002 versus 2001 due to a number of these factors. First, the total composition of purchased accounts receivable has changed somewhat from 2001. Purchased accounts receivable acquired in, and subsequent to, the Merger were acquired at a lower IRR compared to accounts receivable purchased in prior years. Purchases of accounts receivable made in the latter half of 2001 and continuing through 2002 have returns that were targeted lower at the time of acquisition due to reduced collection estimates due to the tougher economic climate facing us in the near term, and due to larger purchases with components of reperforming accounts
(past due accounts that are now performing). Second, the overall percentage was lowered due to a slow down in collections on existing portfolios as a result of the continued softening economic climate in 2002. Shortfalls in current period collection estimates had the effect of lowering the future projections on most older portfolios, which translated to lower IRRs and revenue compared to collections in the current period. Third, proceeds from sales of accounts totaling $3.7 million are included in collections and had a marginal impact on revenue as the rate at which revenue is recognized period-to-period is not affected at the same rate as changes in collections due to the effective interest method of computing revenue. Finally, portfolios with $5.8 million in carrying value, or 3.9 percent of total purchased accounts receivable, as of December 31, 2002 have been impaired and placed on cost recovery status. Accordingly, no revenue was recorded on these portfolios after their impairment. All of these factors equate to a lower ratio of revenue to collections.

Payroll and related expenses. Payroll and related expenses decreased $100,000, or 6.3 percent, from $1.6 million for the year ended December 31, 2001 to $1.5 million for the year ended December 31, 2002. Payroll and related expenses remain a small part of the business model as a percentage of revenue because our collection activities and many administrative functions are outsourced to NCOF. The decrease in payroll and related expenses was principally due to the legal recovery and agency outsourcing groups being transferred to the NCOF attorney network during 2002, as well as a decrease in overall incentive compensation in 2002 compared to 2001.

Servicing fee expenses. Servicing fee expenses increased $7.7 million, or 27.7 percent, from $27.8 million for the year ended December 31, 2001 to $35.5 million for the year ended December 31, 2002. Servicing fees are paid as a commission on collections and include contingency legal fees. Servicing fee expenses are impacted by the volume of collections on purchased accounts receivable and the type of accounts receivable acquired, which effects the servicing fee rates charged by NCOF. Servicing fees paid as a percentage of collections were 26.7 percent and 29.1 percent for the years ended December 31, 2001 and 2002, respectively. Substantially all servicing fees were paid to NCOF for the years ended December 31, 2001 and 2002. Included in servicing fees for the year ended December 31, 2002 was $170,000 in servicing fees paid on $1.7 million in sale proceeds received from the sale of nonperforming accounts to a leading credit card issuer. The increase in servicing fees as a percentage of collections from 2001 to 2002 was principally attributable to the change in the composition of accounts receivable under management. In general, the accounts receivable acquired in the Merger have lower servicing fees as compared to accounts receivable purchased since the Merger because collections were more predictable as a result of Creditrust's experience with these portfolios and had a component of re-performing accounts. We expect that servicing fees as a percentage of collections will increase in the future as collections from accounts receivable acquired in the Merger decline in proportion to total collections. Further, NCOF has and may continue to outsource collections in an attempt to offset negative economic trends, to test itself, and generally to augment resources. The servicing cost to us resulting from outsourcing is generally higher on such accounts since they are relatively more difficult to resolve.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $800,000, or 40 percent, from $2.0 million for the year ended December 31, 2001 to $2.8 million for the year ended December 31, 2002. Selling, general and administrative expenses consist primarily of filing fees and court costs associated with legal collections, insurance, professional fees, trustee fees, and office expenses. The increase was principally attributable to increased court costs associated with legal collections, professional fees associated with operational compliance activities, and postage in connection with mailings required by the Graham Leach Bliley Privacy Act. Selling, general and administrative expenses for the year ended December 31, 2002, have been reduced by $340,000 relating to the reduction of certain estimated Merger related liabilities as finally determined from the closure of Creditrust's Chapter 11 bankruptcy, in the fourth quarter.

Impairment of purchased accounts receivable. During 2002, we recorded an impairment of $1.9 million, compared to $2.6 million in 2001. The combined remaining carrying value on impaired portfolios aggregated $5.8 million, or 3.9 percent of total purchased accounts receivable, as of December 31, 2002, compared to $5.7 million, or 4.2 percent of total purchased accounts receivable as of December 31, 2001. Impairments have occurred principally on older portfolios purchased prior to the Merger at somewhat higher prices and with original projections predicated on higher collection rates experienced historically under better economic circumstances. The decline in impairment experience is principally due to most of these earlier purchases becoming impaired in 2001. Further, by adjusting under performing portfolios downward by each portfolio's historical trend, the remaining collection estimates are lowered and the likelihood of additional impairments is reduced.

Other income (expense). Other income (expense) decreased $500,000, or 6.5 percent, from $7.7 million for the year ended December 31, 2001 to $7.2 million for the year ended December 31, 2002. Interest expense was flat year over year at $8.2 million due to increased borrowings on new purchases largely offsetting debt repayment on the existing revolver and secured debt. Offsetting interest expense and included in other income is income from two unconsolidated subsidiaries. Interest expense totaled $8.2 million for each of the years ended December 31, 2001 and 2002. Interest income and other income totaled $531,000 and $1.0 million for the years ended December 31, 2001 and 2002, respectively. The increase was principally attributable to growth in net earnings due to additional investments in the joint venture with IMNV.

Income tax expense. Income tax expense was recorded at 37.5 percent of pre-tax income for each of the years ended December 31, 2001 and 2002. Tax payments in 2001 and 2002 were deferred due to the book tax difference of accounting for purchased accounts receivable on the accrual basis for Generally Accepted Accounting Principles and the cost recovery basis for tax reporting.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenue. Total revenue increased by $49.7 million, or 378.5 percent, from $13.2 million for the year ended December 31, 2000 to $62.9 million for the year ended December 31, 2001. The increase in revenue was attributable to the purchase of $141.7 million in accounts receivable, consisting of $93.5 million of accounts receivable acquired in our merger with Creditrust, and an additional $48.2 million in accounts receivable purchased in 2001 through normal operations. The carrying value of the purchased accounts receivable increased significantly over the prior year. Collections on purchased accounts receivable increased from $17.7 million for the year ended December 31, 2000 to $104.1 million for the year ended December 31, 2001 due to the increase in purchased accounts receivable. Revenue as a percentage of collections was 74 percent and 60 percent for the years ended December 31, 2000 and 2001, respectively.

Revenue as a percentage of collections for the year ended December 31, 2001, declined principally due to changes in the mix of purchased accounts receivable in 2001 versus 2000. Purchased accounts receivable acquired in the Merger were acquired at a lower IRR compared to accounts receivable purchased in prior years. Net after servicing costs, these purchased accounts receivable are expected to equal or exceed our usual targeted net returns. Further affecting the lower percentage for 2001 were current acquisitions that had returns that were targeted lower at the time of acquisition due to the tougher economic climate facing us in the near term. Finally, the overall percentage was lowered due to a slow down in collections due to the softening economic climate in the first three quarters of 2001, accelerated by the events of September 11.

Actual collection results have differed from estimated projections. For the year ended December 31, 2001, differences between actual and estimated collections on existing portfolios as of the beginning of 2001, resulted in a reduction of revenue, net of estimated servicing costs and impairment expense, of $2.5 million

Portfolios with $5.7 million in carrying value, or 4.2 percent of purchased accounts receivable, as of December 31, 2001 were impaired during 2001 and placed on cost recovery. Accordingly, no revenue was recorded on these portfolios after their impairment, equating to a lower ratio of revenue to collections. See impairment of purchased accounts receivable below.

Payroll and related expenses. Payroll and related expenses increased from $327,000 for the year ended December 31, 2000 to $1.6 million for the year ended December 31, 2001. The increase was attributable to an increase in personnel during the first quarter of 2001 directly related to the Merger. Payroll and related expenses after the Merger increased as more staffing was implemented for us to operate as an independent public company and to manage a significant increase in purchased accounts receivable due to the Merger and internal growth.

Servicing fee expenses. Servicing fee expenses increased $22.1 million, or 383.7 percent, from $5.7 million for the year ended December 31, 2000 to $27.8 million for the year ended December 31, 2001. The increase in servicing fee expenses is directly attributable to the increase in collections on purchased accounts receivable. Servicing fees paid as a percentage of collections were 32.4 percent and 26.7 percent for the years ended December 31, 2000 and 2001, respectively. The decrease in servicing fees as a percentage of collections was principally attributable to the lower serving fees paid in connection with the purchased accounts receivable acquired in the Merger. Though the mix of accounts acquired in the Merger were generally older and had been through multiple placements (compared to current purchases), collections were more predictable as a result of Creditrust's experience with these portfolios, and had a component of re-performing accounts. We expect that servicing fees as a percentage of collections will increase in the future as collections from accounts receivable acquired in the Merger decline in proportion to total collections. Further, NCOF has and may continue to outsource collections in an attempt to offset negative economic trends, to test itself, and generally to augment resources. The servicing cost to us resulting from outsourcing is generally higher on such accounts since they are relatively more difficult to resolve.

Selling, general and administrative expenses. Selling, general and administrative expenses increased from $112,000 for the year ended December 31, 2000 to $2 million for the year ended December 31, 2001. Selling, general and administrative expenses consist primarily of filing fees and court costs associated with legal collections, insurance, professional fees, trustee fees, and office expenses. The increase was attributable to costs incurred in connection with being an independent public company, and outside collection costs related to the accounts receivable acquired in the Merger.

Impairment of purchased accounts receivable. During 2001, we recorded an impairment of $2.6 million. The combined remaining carrying value on impaired portfolios aggregated $5.7 million, or 4.2 percent of purchased accounts receivable, as of December 31, 2001. No impairments were recorded in 2000. Impairments have occurred principally on older portfolios purchased prior to the Merger at somewhat higher prices and with original projections predicated on higher collection rates experienced historically under better economic circumstances.

Other income (expense). Other income (expense) consisted principally of interest expense and increased $6.4 million, or 477.1 percent, from $1.3 million for the year ended December 31, 2000 to $7.7 million for the year ended December 31, 2001. This increase was principally attributable to an increase in interest expense as a result of $65.3 million in debt incurred and assumed in connection with the Merger, as well as increased borrowings from NCO Group to fund the purchase of accounts receivable in 2001. Included in other income is $329,000 of income from two unconsolidated subsidiaries.

Income tax expense. Income tax expense was recorded at 37.5 percent of pre-tax income for the years ended December 31, 2000 and 2001. Tax payments in 2000 were deferred due to the book tax difference of accounting for purchased accounts receivable on the accrual basis for GAAP and the cost recovery basis for tax reporting. Prior to the Merger, we were included in the consolidated tax return of NCO Group. We received a tax sharing payment of $601,000 from NCO Group for tax losses incurred during the period prior to the Merger.

Liquidity and Capital Resources

Historically, we derived all of our cash flow from collections on purchased accounts receivable and borrowings from NCO Group. Effective with the Merger, we entered into a credit agreement with NCO Group in the form of a subfacility under its existing credit facility. Borrowings under the subfacility have been used primarily for the purchase of accounts receivable, the Merger and working capital to support our growth.

NCO Group has a credit agreement with Citizens Bank, for itself and as administrative agent for other participating lenders that originally provided for borrowings up to $350 million, structured as a revolving credit facility. The borrowing capacity of the credit facility is subject to quarterly reductions of $5.2 million until maturity, and 50 percent of the net proceeds received from any offering of debt or equity. As of December 31, 2002, there was $51.2 million available under the credit agreement. NCO Group's borrowings are collateralized by substantially all the assets of NCO Group, including our common stock owned by NCO Group. Pursuant to the Merger, we entered into a credit agreement with NCO Group in the form of a subfacility under its existing credit facility. Certain of our assets have been pledged to Citizens Bank and other participating lenders to secure our borrowings under the subfacility. The balance on the NCOG credit facility and our subfacility will become due on May 20, 2004. The borrowing capacity of the subfacility is subject to quarterly reductions. Effective March 31, 2003, quarterly reductions of $3.75 million are required until the earlier of May 20, 2004 or the date at which the subfacility is reduced to $25 million. The maximum borrowing capacity on the subfacility was reduced by $2.5 million each quarter in 2002 and was $40 million as of December 31, 2002.

The NCO Group credit agreement and the NCOG subfacility contain certain financial covenants such as maintaining net worth and funded debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA") ratio requirements, and include restrictions on, among other things, acquisitions and distributions to stockholders. As of December 31, 2002, NCOG and we were in compliance with all of the financial covenants.

The subfacility carries interest at 2 percent over NCO Group's underlying rate from Citizens Bank and other participating lenders, of which 1 percent is paid to the lenders and 1 percent is paid to NCO Group. At the option of NCO Group, NCO Group's borrowings bear interest at a rate equal to either Citizens Bank's prime rate plus a margin ranging from 0.25 percent to 0.50 percent that is determined quarterly based upon NCO Group's consolidated funded debt to EBITDA ratio (Citizens Bank's prime rate was 4.25 percent at December 31, 2002), or the London InterBank Offered Rate ("LIBOR") plus a margin ranging from 1.25 percent to 2.25 percent depending on NCO Group's consolidated funded debt to EBITDA ratio (LIBOR was 1.38 percent at December 31, 2002). As of December 31, 2001 and 2002, the outstanding balance under the subfacility was $47.1 million and $36.9 million, respectively. Total availability under the subfacility as of December 31, 2002 was $3.1 million.

We have two secured notes payable which were assumed in the Merger that have debt service payments equal to total collections less servicing fees and expenses. No additional borrowings are available on these notes. The combined balances of these two secured notes payable amounted to $41.6 million and $35.5 million as of December 31, 2001 and 2002, respectively. These borrowings carry interest at LIBOR plus 0.65 percent and 15 percent, respectively, and mature on March 2005 and December 2004, respectively. One of these secured notes has a $900,000 liquidity reserve that restricts our use of cash. The reserve will be returned to us upon full satisfaction of the note. As of December 31, 2002, we were in compliance with all of the financial covenants under the notes.

We also have a note payable related to our unconsolidated subsidiary that we assumed in connection with the Merger. This note payable matures on January 2004, carries an interest rate of 8.61 percent, and had a balance of $5.5 million and $2.4 million as of December 31, 2001 and 2002, respectively. In May 2002, another secured note assumed in the Merger was paid off. All collections from this note are now remitted directly to us and are used to purchase new receivables and fund operations.

In August 2002, we entered into a four-year financing agreement with Cargill Financial to provide financing for larger purchases of accounts receivable at 90 percent of the purchase price, unless otherwise negotiated. Cargill Financial, at its sole discretion, has the right to finance any purchase of $4 million or more. This agreement gives us the financing to purchase larger portfolios that we may not otherwise be able to purchase, and has no minimum or maximum credit authorization. Borrowings carry interest at the prime rate plus 3.25 percent (prime rate was 4.25 percent as of December 31, 2002), and are nonrecourse to us and NCOG, except for the assets within the special purpose entities established in connection with this financing agreement. Debt service payments equal total collections less servicing fees and expenses until each individual borrowing is fully repaid and our original investment is returned, including interest. Thereafter, Cargill Financial is paid a residual of 40 percent of collections less servicing costs, unless otherwise negotiated. Individual loans are required to be repaid based on collections, but not more than two years from the date of borrowing. Total debt outstanding under this facility as of December 31, 2002 was $17.6 million. As of December 31, 2002, we were in compliance with all of the financial covenants.

We currently have a fixed price, three-month renewable agreement ("forward-flow") with a major financial institution that obligates us to purchase, on a monthly basis, portfolios of charged off receivables meeting certain criteria. As of December 31, 2002, we were obligated to purchase accounts receivable to a maximum of $1.8 million per month through May 2003. A portion of the purchase price is deferred for twelve months, including a nominal rate of interest. NCOG guarantees this forward-flow agreement. Included in notes payable is $2.1 million of deferred purchase price as of December 31, 2002 incurred on purchases from June 2002 through December 2002.

The debt service requirements associated with borrowings under our secured credit facilities, including the borrowings under the Cargill Financial agreement, and the mandatory reductions on our subfacility from NCOG have increased liquidity requirements. The availability under the subfacility was reduced to $40.0 as of December 31, 2002, and provides for additional mandatory reductions of $3.75 million per quarter starting March 31, 2003 until the subfacility is reduced to $25 million. All of our secured debt requires amortization of principal based on total collections net of servicing fees and expenses on the secured portfolios. We anticipate that cash flows from operations will be sufficient to fund all mandatory reductions on the subfacility, debt service payments on secured debt, operating expenses, interest expense and mandatory purchases of accounts receivable under our existing forward-flow agreement. Cash flows from operations are directly related to the amount of collections actually received. Estimates are used to forecast collections and revenue. A decrease in cash flows from operations due to a decrease in collections from changes in the economy or the performance of NCOF as service provider, may require us to reduce the amount of accounts receivable purchased. The effect of reduced accounts receivable purchases would be a reduction in planned collections and revenue in the periods affected.

Contractual Obligations

The following summarizes our contractual obligations as of December 31, 2002 (amounts in thousands). For detailed discussion of our contractual obligations, see Notes to Consolidated Financial Statements of the Company -- Notes G, H and I.

                                                               Payments Due by Period
                                       ---------------------------------------------------------------------
                                                      Less than 1   1 to 3 Years   3 to 5 Years  More than 5
                                           Total          Year                                      Years
                                       ------------   -----------   ------------   -----------   -----------
NCOG subfacility                         $ 36,880      $11,880       $25,000        $        --   $        --
Secured notes                              55,264       27,166        28,098                 --            --
Forward flow agreement                      9,000        9,000            --                 --            --
                                         --------      -------       -------        -----------   -----------

Total contractual obligations            $101,144      $48,046       $53,098        $        --   $        --
                                         ========      =======       =======        ===========   ===========


Cash Flows from Operating Activities

Net cash provided by operating activities was $16.5 million for the year ended December 31, 2002, compared to $23.5 million for the year ended December 31, 2001. The decrease in cash and cash equivalents provided by operations was principally attributable to the decrease in net income and deferred income tax expense. Net income decreased from $13.1 million in 2001 to $8.8 million in 2002. Additionally, $2.6 million in restricted cash was released and used to pay down debt in 2001 pursuant to the Merger, compared to $200,000 of restricted cash being released in 2002 when a secured note was fully paid off.

Net cash provided by operating activities was $23.5 million for the year ended December 31, 2001, compared to $7.8 million for the year ended December 31, 2000. The increase in cash and cash equivalents provided by operations was principally attributable to the large increase in net income and deferred income tax expense. Net income grew due to the significant increase in revenue generated from the $93.5 million of accounts receivable acquired in the Merger, and $48.2 million in other accounts receivable purchased in the normal course of business in 2001. Additionally, approximately $2.6 million in restricted cash was released and used to pay down debt in the first quarter of 2001 pursuant to the Merger.

Cash Flows from Investing Activities

Net cash used in investing activities was $14 million for the year ended December 31, 2002, compared to $25.5 million for the year ended December 31, 2001. Net cash used in investing activities is principally a function of the amount of accounts receivable purchased, offset by collections applied to principal of purchased accounts receivable. While cash purchases of accounts receivable grew to $69.6 million in 2002 from $48.2 million in 2001, the amount of collections applied to principal of accounts receivable, including a purchase price adjustment of $3.2 million from the renegotiation of a contract, grew to $57 million in 2002 from $34.1 million in 2001. In 2002, we invested $2.0 million in our joint venture, and we received $546,000 in cash through our investment in a consolidated subsidiary from the minority interest. Additionally, in 2001, $11.1 million in cash was used for pre-acquisition liabilities and related costs in connection with the Merger.

Net cash used in investing activities was $25.5 million for the year ended December 31, 2001, compared to $27.5 million for the year ended December 31, 2000. While cash purchases of accounts receivable grew to $48.2 million in 2001 from $31.4 million in 2000, the amount of collections applied to principal of purchased accounts receivable grew to $34.1 million in 2001 from $4.6 million in 2000. Additionally, in 2001, $11.1 million in cash and cash equivalents was used for pre-acquisition liabilities and related costs in connection with the Merger.

Cash Flows from Financing Activities.

Net cash used in financing activities was $2.6 million for the year ended December 31, 2002, compared to cash provided by investing activities of $8.5 million for the year ended December 31, 2001. Borrowings under the Cargill Financing totaled $24.5 million for 2002, compared to borrowings under the NCOG subfacility of $47.1 million in 2001. Payments on secured notes payable and the NCOG subfacility amounted to $26.8 million in 2002, compared to $40 million in repayments on secured notes payable in 2001. In 2001, there was $2.3 million in proceeds from the issuance of common stock at the time of the Merger, and $901,000 in fees paid to secure the NCO Group credit facility. In 2002, $217,000 in fees were paid to acquire secured debt.

Net cash provided by financing activities was $8.5 million for the year ended December 31, 2001, compared to $19.6 million for the year ended December 31, 2000. Total borrowings increased to $47.1 million in 2001, of which $36.3 million related to debt incurred in the Merger, from $19.6 million in 2000. Partially offsetting total borrowings, $40.0 million was repaid on notes payable during 2001. All of the borrowings in 2001 were from the NCO Group credit facility. Additionally, there was $2.3 million in proceeds from the issuance of common stock at the time of the Merger, and $901,000 in fees paid to secure the NCO Group credit facility.

Off-Balance Sheet Arrangements

We own a 100 percent retained residual interest in an investment in securitization, SPV 98-2, which was acquired in the Merger. This transaction qualified for gain on sale accounting when the purchased receivables were originally securitized. This securitization issued a nonrecourse note that is due the earlier of January 2004 or satisfaction of the note from collections, and had a balance of $2.4 million and $5.5 million as of December 31, 2002 and 2001, respectively. The retained interest represents the present value of the residual interest in the securitization using discounted future cash flows after the securitization note is fully repaid, plus a cash reserve. As of December 31, 2002 and 2001, the investment in securitization was $7.5 million and $7.3 million, respectively, composed of $4.2 million and $4.0 million, respectively, in the present value of discounted residual cash flows plus $3.3 million in cash reserves. The maximum exposure to loss as a result of the Company's involvement with this investment in securitization would be limited to the carrying value of the investment in the securitization. The investment accrues noncash income at a rate of 8 percent per annum on the residual cash flow component only. The income earned increases the investment balance until the securitization note has been repaid, after which, collections are split between income and amortization of the investment in securitization based on the discounted cash flows. We recorded $162,000 and $211,000 of income on this investment for the year ended December 31, 2002 and for the period from February 21, 2001 to December 31, 2001, respectively. The off balance sheet cash reserves of $3.3 million plus the first $1.3 million in residual cash collections received, after the securitization note has been repaid, have been pledged as collateral against another securitized note.

We have a 50 percent ownership interest in a joint venture, InoVision-MEDCLR-NCOP Ventures, LLC ("Joint Venture"), with IMNV Holdings, LLC ("IMNV"). This Joint Venture was set up in 2001 to purchase utility, medical and various other small balance accounts receivable and is accounted for using the equity method of accounting. Included in other assets on the balance sheet is our investment in the Joint Venture of $3.4 million and $574,000 as of December 31, 2002 and 2001, respectively. Included in the Statement of Income, in "other income," was $762,000 and $118,000 for the years ended December 31, 2002 and 2001, respectively, representing our 50 percent share of operating income from this unconsolidated subsidiary. The Joint Venture has access to capital from Cargill Financial, who, at its option, lends 90 percent of the value of the purchased accounts receivable to the Joint Venture. Borrowings carry interest at the prime rate plus 4.25 percent (prime rate was 4.25 percent as of December 31, 2002). Debt service payments equal total collections less servicing fees and expenses until each individual borrowing is fully repaid and the Joint Venture's original investment is returned, including interest. Thereafter, Cargill Financial is paid a residual of 40 percent of collections, less servicing costs. Individual loans are required to be repaid based on collections, but not more than two years from the date of borrowing. The debt is cross-collateralized by all portfolios in which the lender participates, and is nonrecourse to us.

Related Party Transactions

Servicing Fees

See discussion of servicing fees contained in Item 1. "Business - Collection Services and Monitoring Results".

Services Shared with NCO Group

NCO Group paid certain costs on our behalf during the years ended December 31, 2000, 2001 and 2002. We reimbursed NCO Group in full for these costs. These costs related to certain shared services, including office space, human resources, insurance, legal, payroll processing, external reporting, management information systems and certain other administrative expenses. Pursuant to management's estimate of the fair allocation of the costs, shared services amounted to $112,000, $180,000 and $180,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

NCO Group Credit Subfacility

See discussion of the NCO Group subfacility contained in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

Limited Partnership

In December 2002, we, through one of our subsidiaries, invested $2.4 million for an 80 percent limited partnership interest in a portfolio from a major financial institution in the United Kingdom. The portfolio is comprised of charged off consumer loans to residents of the United Kingdom. Our 20 percent general partner in the transaction is NCO Financial Services (UK) Ltd. ("NCO (UK)"), a wholly owned subsidiary of NCO Group. NCO (UK) is in the business of contingency fee based collections in the United Kingdom, and also purchases accounts receivable in the United Kingdom. NCO (UK) has been servicing the portfolio since originally outsourced by the seller and will continue to do so under the partnership agreement between the two companies. Under the partnership agreement, NCO (UK) will receive a 15 percent preferred distribution for its services to the partnership, including the ongoing servicing of the portfolio. Thereafter, collections are split 80 percent to us and 20 percent to NCO (UK). The operating results of the partnership have been included in our consolidated results. NCO (UK)'s 20 percent interest is deducted from earnings as a minority interest in consolidated earnings. The minority interest was $15,000 for the year ended December 31, 2002.

Impact of Recently Issued and Proposed Accounting Pronouncements

FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures required by guarantors in their interim and annual financial statements. FIN 45 also requires a guarantor to recognize a liability at the date of inception for the fair value of the obligation it assumes under the guarantee. The disclosure requirements are effective for periods ending after December 15, 2002. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the disclosure requirements of FIN 45, and do not believe the adoption of the recognition and measurement provisions of FIN 45 will have a material impact on our financial position and results of operations.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities"

In January 2003, the FASB issued Interpretation No. 46 ("FIN" 46), "Consolidation of Variable Interest Entities". The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. FIN 46 defines variable interest entities and requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The disclosure requirements are effective for periods ending after December 15, 2002. The consolidation requirements apply immediately to variable interest entities created after January 31, 2003, and apply to existing variable interest entities in the first fiscal year or interim period beginning after June 15, 2003. We adopted the disclosure requirements of FIN 46, and do not believe the adoption of FIN 46 will have a material impact on our financial position and results of operations.

Accounting for Certain Purchased Loans or Debt Securities (formerly known as Discounts Related to Credit Quality) (Exposure Draft-December 1998)

The exposure draft applies to all companies that acquire loans for which it is probable at the acquisition date that all contractual amounts due under the acquired loans will not be collected. The proposal addresses accounting for differences between contractual and expected future cash flows from an investor's initial investment in certain loans when such differences are attributable, in part, to credit quality. The scope also includes such loans acquired in purchased business combinations. If adopted, the proposed Statement of Position ("SOP") would supersede Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. In June 2001, the FASB cleared the SOP for issuance subject to minor editorial changes and planned to issue a final SOP in early 2002. The SOP has not yet been issued.

The proposed SOP would limit the revenue that may be accrued to the excess of the estimate of expected future cash flows over the portfolio's initial cost of accounts receivable acquired. The proposed SOP would require that the excess of the contractual cash flows over expected future cash flows not be recognized as an adjustment of revenue, expense or on the balance sheet. The proposed SOP would freeze the IRR originally estimated when the accounts receivable are purchased for subsequent impairment testing. Rather than lower the estimated IRR if the original collection estimates are not received, the carrying value of a portfolio would be written down to maintain the original IRR. Increases in expected future cash flows would be recognized prospectively through adjustment of the IRR over a portfolio's remaining life. The exposure draft provides that previously issued annual financial statements would not need to be restated. Until final issuance of this SOP, we cannot ascertain its effect on our reporting.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, changes in corporate tax rates, and foreign currency exchange rate fluctuations. A material change in these rates could adversely affect our operating results and cash flows. A 25 basis-point increase in interest rates could increase our annual interest expense by $25,000 for each $10 million of variable debt outstanding for the entire year. We retain an investment in securitization with respect to our securitized accounts receivable, which is a market risk sensitive financial instrument held for purposes other than trading. This investment exposes us to market risk, which may arise from changes in interest and discount rates applicable to this investment. The impact of a 1 percent increase in the discount rate used by us in the fair value calculations would not have a material impact on our balance sheet as of December 31, 2002. There would be no impact on our future cash flows. We own an 80 percent interest in a limited partnership that invests in accounts receivable in the United Kingdom. This investment exposes us to risk due to fluctuations in foreign currency exchange rates. As of December 31, 2002, exchange rate fluctuations did not have a material impact on our balance sheet. We do not invest in derivative financial or commodity instruments.

Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2000, 2001 and 2002.

Item 8. Consolidated Financial Statements and Supplementary Data

                         NCO Portfolio Management, Inc.

                   Index to Consolidated Financial Statements

Report of Independent Auditors........................................    D-26
Consolidated Financial Statements:
     Consolidated Balance Sheets as of December 31, 2001 and 2002.....    D-27
     Consolidated Statements of Income for each of the
       three years in the period ended December 31, 2002..............    D-28
     Consolidated Statements of Stockholders' Equity for each of the
       three years in the period ended December 31, 2002..............    D-29
     Consolidated Statements of Cash Flows for each of the
       three years in the period ended December 31, 2002..............    D-30
     Notes to Consolidated Financial Statements.......................    D-31

                         Report of Independent Auditors


To the Board of Directors and
Stockholders of NCO Portfolio Management, Inc.


We have audited the accompanying consolidated balance sheets of NCO Portfolio Management, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCO Portfolio Management Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

Philadelphia, PA
January 31, 2003

                         NCO PORTFOLIO MANAGEMENT, INC.
                           Consolidated Balance Sheets
                  (Amounts in thousands, except per share data)

                                                                                                        December 31,
                                                 ASSETS                                              2001          2002
                                                                                                  -----------   ----------

Cash and cash equivalents                                                                         $    6,509    $   6,388
Restricted cash                                                                                        1,125          900
Purchased accounts receivable                                                                        136,339      148,968
Investment in securitization                                                                           7,312        7,474
Deferred income taxes                                                                                    992            -
Deferred costs                                                                                           651          547
Other assets                                                                                             784        3,520
                                                                                                  ----------   ----------
     Total assets                                                                                 $  153,712   $  167,797
                                                                                                  ==========   ==========


                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Accounts payable                                                                             $       73   $       89
     Accrued expenses                                                                                  2,861        3,936
     Accrued compensation and related expenses                                                           405          155
     Notes payable                                                                                    45,379       55,264
     Note payable - affiliate                                                                         47,130       36,880
     Deferred income taxes                                                                                 -        4,276

     Minority interest                                                                                     -          560

Stockholders' equity:
     Preferred stock, $.01 par value, 5,000 shares authorized,
          no shares issued and outstanding                                                                 -            -
     Common stock,  $.01 par value, 35,000 shares authorized and
          13,576 shares issued and outstanding in 2001 and 2002, respectively                            136          136
     Additional paid-in capital                                                                       40,826       40,826
     Other comprehensive loss                                                                              -           (7)
     Retained earnings                                                                                16,902       25,682
                                                                                                  ----------   ----------
          Total stockholders' equity                                                                  57,864       66,637
                                                                                                  ----------   ----------
Total liabilities and stockholders' equity                                                        $  153,712   $  167,797
                                                                                                  ==========   ==========




                  See accompanying notes.

                         NCO PORTFOLIO MANAGEMENT, INC.
                        Consolidated Statements of Income
                  (Amounts in thousands, except per share data)


                                                        For the years ended December 31,
                                                         2000         2001         2002
                                                       ---------   ----------    ---------

Revenue                                                $ 13,151    $  62,929     $ 63,379

Operating costs and expenses:
     Payroll and related expenses                           327        1,624        1,532
     Servicing fee expenses                               5,741       27,771       35,534
     Selling, general, and administrative expenses          112        2,017        2,794
     Amortization expense                                     -          250          320
     Impairment of purchased accounts receivable              -        2,649        1,935
                                                       --------    ---------     --------
          Total operating costs and expenses              6,180       34,311       42,115
                                                       --------    ---------     --------

Income from operations                                    6,971       28,618       21,264

Other income (expense):
     Interest and other income                                -          531        1,024
     Interest expense                                    (1,334)      (8,230)      (8,224)
                                                       --------    ---------     --------
          Total other expense                            (1,334)      (7,699)      (7,200)
                                                       --------    ---------     --------
Income before income tax expense                          5,637       20,919       14,064

Income tax expense                                        2,114        7,845        5,269
                                                       --------    ---------     --------

Income from operations before minority interest           3,523       13,074        8,795

Minority interest                                             -            -          (15)
                                                       --------    ---------     --------

Net income                                             $  3,523    $  13,074     $  8,780
                                                       ========    =========     ========

Net income per share:
     Basic                                             $   0.41    $    1.02     $   0.65
                                                       ========    =========     ========
     Diluted                                           $   0.41    $    1.02     $   0.65
                                                       ========    =========     ========

Weighted average shares outstanding:
     Basic                                                8,599       12,871       13,576
     Diluted                                              8,599       12,871       13,577

                             See accompanying notes.

                         NCO PORTFOLIO MANAGEMENT, INC.
                 Consolidated Statements of Stockholders' Equity
                             (Amounts in thousands)

                                                                                      Other
                                                 Common Stock       Additional    Comprehensive    Retained  Comprehensive
                                               Shares     Amount Paid-in Capital  Income (Loss)    Earnings      Income       Total
                                            ------------  ------ ---------------  -------------   ---------- -------------   ------
Balance at January 1, 2000                     8,599      $    1      $      -      $      -       $   305      $   305    $   306

  Net income                                       -           -             -             -         3,523        3,523      3,523
                                             -------      ------      --------      --------       -------      -------    -------

Balance at December 31, 2000                   8,599           1             -             -         3,828        3,828      3,829

Issuance of common stock                       4,977         135        40,826             -             -            -     40,961

  Net income                                       -           -             -             -        13,074       13,074     13,074
                                             -------      ------      --------      --------       -------      -------    -------
Balance at December 31, 2001                  13,576         136        40,826             -        16,902       16,902     57,864

Comprehensive income, net of tax:
  Net income                                       -           -             -             -         8,780        8,780      8,780
  Other comprehensive income (loss):
    Foreign currency translation adjustment
       Total comprehensive income                  -           -             -            (7)            -           (7)        (7)
                                             -------      ------      --------      --------       -------      -------    -------

Balance at December 31, 2002                  13,576      $  136      $ 40,826      $     (7)      $25,682      $ 8,773    $66,637
                                            ========      ======      ========      ========       =======      =======    =======


             See accompanying notes.

                         NCO PORTFOLIO MANAGEMENT, INC.
                      Consolidated Statements of Cash Flows
                             (Amounts in thousands)




                                                                                         For the years ended December 31,
                                                                                          2000         2001        2002
                                                                                        --------    ---------   ---------
Cash flows from operating activities:
  Net income                                                                            $  3,523    $  13,074    $  8,780
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Amortization of deferred costs                                                           -          250         320
      Impairment of purchased accounts receivable                                              -        2,649       1,935
      Income from investment in securitization                                                 -         (211)       (162)
      Equity income from investment in joint venture                                           -         (118)       (762)
      Minority interest                                                                        -            -          15
      Changes in operating assets and liabilities, net of acquisition:
        Restricted cash                                                                        -        2,555         225
        Other assets                                                                           -        1,035          36
        Accounts payable and accrued expenses                                                  -       (4,191)        841
        Deferred income taxes                                                              4,317        8,446       5,268
                                                                                        --------    ---------    --------
          Net cash provided by operating activities                                        7,840       23,489      16,496
                                                                                        --------    ---------    --------

Cash flows from investing activities:
  Purchases of accounts receivable                                                       (31,351)     (48,149)    (69,553)
  Collections applied to principal of purchased accounts receivable                        4,565       34,159      53,818
  Purchase price adjustments applied to principal on purchased accounts receivable             -            -       3,197
  Investment in joint venture, net of distributions                                            -         (457)     (2,038)
  Investment in consolidated subsidary by minority interest, net of distributions              -            -         546
  Net cash paid for pre-acquisition liabilities and acquisition related costs               (666)     (11,077)          -
                                                                                        --------    ---------    --------
          Net cash used in investing activities                                          (27,452)     (25,524)    (14,030)
                                                                                        --------    ---------    --------

Cash flows from financing activities:
  Borrowings (repayments) under note payable - affiliate                                       -       47,130     (10,250)
  Borrowings under secured notes payable                                                       -            -      24,477
  Repayment of secured notes payable                                                           -      (40,005)    (16,598)
  Payment of fees to acquire debt                                                              -         (901)       (216)
  Issuance of common stock                                                                     -        2,320           -
  Notes payable, affiliate borrowings                                                     19,612            -           -
                                                                                        --------    ---------    --------
          Net cash provided by (used in) financing activities                             19,612        8,544      (2,587)
                                                                                        --------    ---------    --------

Net increase (decrease) in cash and cash equivalents                                           -        6,509        (121)

Cash and cash equivalents at beginning of year                                                 -            -       6,509
                                                                                        --------    ---------    --------

Cash and cash equivalents at end of year                                                $      -    $   6,509    $  6,388
                                                                                        ========    =========    ========



                    See accompanying notes.

                         NCO PORTFOLIO MANAGEMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A--Organization and Business

NCO Portfolio Management, Inc. ("NCO Portfolio" or the "Company") was incorporated in Delaware on January 22, 1999 (date of inception) under the name of NCO Portfolio Funding, Inc. The Company changed its name from NCO Portfolio Funding, Inc. to NCO Portfolio Management, Inc. in February 2001. NCO Portfolio purchases and manages past due consumer accounts receivable from consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. NCO Portfolio's purchased accounts receivable originate from consumers located throughout the United States, Canada and the United Kingdom. NCO Portfolio has funded its purchased accounts receivable through internal cash flows, financing from NCO Group, Inc. ("NCO Group", "NCOG", or the "Parent"), and other financing facilities. NCO Portfolio was a wholly owned subsidiary of NCO Group until NCO Portfolio's merger with Creditrust Corporation ("Creditrust") on February 20, 2001 (the "Merger"). In connection with the Merger, NCO Portfolio became a publicly traded company (NASDAQ: NCPM). Included in the statement of income are the results of operations of the net assets acquired in the Merger with Creditrust for the period from February 21, 2001 through December 31, 2001.

As part of the acquisition, NCO Portfolio entered into a ten-year service agreement that appointed a wholly owned subsidiary of NCO Group, NCO Financial Systems, Inc. ("NCOF"), as the provider of collection services to NCO Portfolio. NCO Group has agreed to offer all of its future U.S. accounts receivable purchase opportunities to NCO Portfolio. Additionally, NCO Group amended its credit agreement with Citizens Bank of Pennsylvania ("Citizens Bank") to provide a credit facility to NCO Portfolio in the form of a subfacility (Note I).

During 2002, all disputed claims and administrative costs related to the bankruptcy of Creditrust were substantially resolved and, based upon such final determination, NCO Group now owns 63.347 percent of the outstanding NCO Portfolio common stock. (See Note C)

Note B--Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all affiliated subsidiaries and entities controlled by the Company. All significant intercompany accounts and transactions have been eliminated. Two affiliates that the Company does not control are InoVision-MEDCLR-NCOP Ventures, LLC and Creditrust SPV98-2, LLC ("SPV 98-2") and are not included in the consolidated financial statements. See Note F - Investments in Unconsolidated Subsidiaries.

Cash and Cash Equivalents

NCO Portfolio considers all highly liquid securities purchased with an initial maturity of three months or less to be cash equivalents. One securitization that is accounted for as secured borrowing has provisions that restrict NCO Portfolio's use of cash. Restricted cash as of December 31, 2001 and 2002 was $1.1 million and $900,000, respectively.

Purchased Accounts Receivable

NCO Portfolio accounts for its investment in purchased accounts receivable on an accrual basis under the guidance of the American Institute of Certified Public Accountants' Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans," using unique and exclusive portfolios. Portfolios are established with accounts having similar attributes. Typically, each portfolio consists of an individual acquisition of accounts that are initially recorded at cost, which includes the external costs of acquiring portfolios. Once a portfolio is acquired, the accounts in the portfolio are not changed. Proceeds from the sale of accounts and return of accounts within a portfolio are accounted for as collections in that portfolio. The discount between the cost of each portfolio and the face value of the portfolio is not recorded since NCO Portfolio expects to collect a relatively small percentage of each portfolio's face value.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note B--Summary of Significant Accounting Policies (Continued)

Purchased Accounts Receivable (continued)

Collections on the portfolios are allocated to revenue and principal reduction based on the estimated internal rate of return ("IRR") for each portfolio. The IRR for each portfolio is derived based on the expected monthly collections over the estimated economic life of each portfolio (generally five years, based on NCO Portfolio's collection experience), compared to the original purchase price. Revenue on purchased accounts receivable is recorded monthly based on each portfolio's effective IRR for the quarter applied to each portfolio's monthly opening carrying value. To the extent collections exceed the revenue, the carrying value is reduced and the reduction is recorded as collections applied to principal. Because the IRR reflects collections for the entire economic life of the portfolio, and those collections are not constant, lower collection rates, typically in the early months of ownership, can result in a situation where the actual collections are less than the revenue accrual. In this situation, the carrying value of the portfolio may be increased by the difference between the revenue accrual and collections.

To the extent actual collections differ from estimated projections, NCO Portfolio prospectively adjusts the IRR. If the carrying value of a particular portfolio exceeds its expected future collections, a charge to income would be recognized in the amount of such impairment. Additional impairments on each quarters' previously impaired portfolios may occur if the current estimated future cash flow projection, after being adjusted prospectively for actual collection results, is less than the current carrying value recorded. After the impairment of a portfolio, all collections are recorded as a return of capital and no income is recorded on that portfolio until the full carrying value of the portfolio has been recovered. The estimated IRR for each portfolio is based on estimates of future collections, and actual collections will vary from current estimates. The difference could be material.

Third party legal and professional fees incurred with respect to the acquisition of purchase accounts receivable are capitalized as part of the cost of the portfolio, and amortized over the life of the portfolio. For the year ended December 31, 2002, legal and professional fees of $242,000 were capitalized and included in the cost of purchased accounts receivable.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

In the ordinary course of accounting for purchased accounts receivable, estimates are made by management as to the amount and timing of future cash flows expected from each portfolio. The estimated future cash flow of each portfolio is used to compute the IRR for the portfolio. The IRR is used to allocate collections between revenue and principal reduction of the carrying value of the purchased accounts receivable.

On an ongoing basis, the Company compares the historical trends of each portfolio to projected collections. Projected collections are then increased, within preset limits, or decreased based on the actual cumulative performance of each portfolio. We review each portfolio's adjusted projected collections to determine if further downward adjustment is warranted. Management regularly reviews the trends in collection patterns and uses its best efforts to improve under-performing portfolios. However, actual results will differ from these estimates and a material change in these estimates could occur within one year. (See Note E)

Investments in Debt and Equity Securities

NCO Portfolio accounts for investments, such as the investment in securitization, SPV 98-2, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As such, investments are recorded as either trading, available for sale, or held to maturity based on management's intent relative to those securities. NCO Portfolio records its investment in securitization as an available for sale debt security. Such a security is recorded at fair value, and the unrealized gain or loss, net of the related taxes, is not reflected in income but is recorded as other comprehensive income in stockholders' equity until realized. A decline in the value of an available for sale security below cost that is deemed other than temporary is charged to earnings as an impairment and results in the establishment of a new cost basis for the security.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note B--Summary of Significant Accounting Policies (Continued)

Investments in Debt and Equity Securities (continued)

The investment in securitization represents the residual interest in a securitized pool of purchased accounts receivable acquired in the Merger. The investment in securitization accrues interest at an effective yield (IRR), which is estimated based on the expected monthly collections over the estimated economic life of the investment (approximately five years). Cost approximated fair value of this investment as of December 31, 2001 and 2002. (See Note F).

Foreign Currency Translation

NCO Portfolio consolidates an entity (see Note I) whose functional currency is the British Pound. For this entity, the assets and liabilities have been translated using the current exchange rates, and the income and expenses have been translated using historical exchange rates. The adjustments resulting from translation have been recorded separately in stockholders' equity as other comprehensive loss and are not included in determining net income.

Income Taxes

Effective with the Merger, NCO Portfolio files its own income tax returns. The Company accounts for income taxes using an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities.

The portfolios of purchased accounts receivable are composed of distressed debt. Collection results are not guaranteed until received; accordingly, for tax purposes, any gain on a particular portfolio is deferred until the full cost of its acquisition is recovered. Revenue for financial reporting purposes is recognized over the life of the portfolio. Deferred tax liabilities arise from deferrals created during the early stages of the portfolio. These deferrals reverse after the cost basis of the portfolio is recovered. The creation of new tax deferrals from future purchases of portfolios are expected to offset a significant portion of the reversal of the deferrals from portfolios where the collections have become fully taxable.

Earnings Per Share

Basic earning per share ("EPS") was computed by dividing net income applicable to common stockholders for the years ended December 31, 2000, 2001, and 2002, by the weighted average number of common shares outstanding. Diluted EPS was computed by dividing net income for the years ended December 31, 2000, 2001, and 2002, by the weighted average number of common shares outstanding plus all common equivalent shares. Outstanding options have been utilized in calculating diluted net income per share only when their effect would be dilutive. The Company had no stock options outstanding for the year ended December 31, 2000. As of December 31, 2001 and 2002, there were 581,000 and 591,000 options outstanding to purchase shares of common stock, respectively.

The reconciliation of basic-to-diluted weighted average shares outstanding was as follows (amounts in thousands):

                                        For the years ended December 31,
                                    2000             2001               2002
                                    ----             ----               ----
Basic                              8,599            12,871             13,576
Dilutive effect of options            --                --                  1
                                   -----            ------             ------
Diluted                            8,599            12,871             13,577
                                  ======            ======             ======

                         NCO PORTFOLIO MANAGEMENT, INC.

Note B--Summary of Significant Accounting Policies (Continued)

Stock Option Plan

The Company accounts for stock option grants in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Under APB 25, because the exercise price of the stock options equaled the fair value of the underlying common stock on the date of grant, no compensation cost was recognized. In accordance with SFAS 123, "Accounting for Stock-Based Compensation", the Company does not recognize compensation cost based on the fair value of the options granted at grant date. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date, net income and net income per share would have been reduced to the pro forma amounts indicated in the following table for the periods ending (amounts in thousands, except per share amounts):

                                               For the years ended December 31,
                                                 2000         2001       2002
                                                 ----         ----       ----
Net income - as reported......................  $ 3,523    $13,074    $ 8,780

    Proforma compensation, net of taxes.......      (29)      (372)      (730)
                                                -------    -------    -------
Net income -- pro forma.......................  $ 3,494    $12,702    $ 8,050
                                                =======    =======    =======
Net income per share - as reported:
     Basic and diluted........................  $  0.41    $  1.02    $  0.65
Net income per share -- pro forma:
     Basic and diluted........................  $  0.41    $  0.99    $  0.59

Deferred Costs

NCO Portfolio capitalizes legal and professional fees incurred in connection with new debt facilities. The costs are being amortized over the terms of the facilities, which range from twenty-four to thirty-six months.

Reclassifications

Certain amounts for the year ended December 31, 2001 have been reclassified to conform with 2002 presentation for comparative purposes.

Note C--Acquisitions

On February 20, 2001, Creditrust merged with and into NCO Portfolio, at which time NCO Portfolio became a publicly traded company. The Merger was accounted for using the purchase method of accounting. As a result of the Merger, NCO Portfolio issued 4,977,482 shares of common stock resulting in a total of 13,576,519 shares of NCO Portfolio common stock outstanding, including 291,732 shares held in escrow. In 2002, the 291,732 shares held in escrow were distributed to eligible stockholders upon the final resolution of certain disputed and administrative claims. The purchase price was valued at approximately $25.0 million. Additional acquisition related costs incurred in connection with the Merger were $4.2 million. The Company allocated the purchase price based on the fair value of the net assets acquired, principally to purchased accounts receivable, deferred tax asset and certain assumed liabilities. The net deferred tax asset of $14.4 million recorded was the result of the combination of a significant net operating loss carryforward acquired from Creditrust, offset by deferred tax liabilities arising from book tax differences in the carrying value of the acquired accounts receivable and further limited by Federal tax law regarding the change in control of ownership of the Company.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note C--Acquisitions (Continued)

The following summarizes the unaudited pro forma results of operations for the years ended December 31, 2000 and 2001, assuming the Merger occurred as of the beginning of the respective years. The pro forma information is provided for informational purposes only. It is based on historical information, and does not necessarily reflect the actual results that would have occurred, nor is it indicative of the future results of operations of the consolidated entities (amounts in thousands, except per share data):

                                                For the years ended December 31,
                                                --------------------------------
                                                  2000                   2001
                                                  ----                   ----
Revenue.......................................  $ 55,300              $ 66,509
Net (loss) income.............................  $(59,751)               $3,583
Net (loss) income per share - basic...........    $(4.40)                $0.26
Net (loss) income per share - diluted.........    $(4.40)                $0.26

Note D--Fair Value of Financial Instruments

The accompanying financial statements include various estimated fair value information as of December 31, 2001 and 2002, as required by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Such information, which pertains to NCO Portfolio's financial instruments, is based on the requirements set forth in the Statement and does not purport to represent the aggregate net fair value of NCO Portfolio.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

Cash and Cash Equivalents

The carrying amount approximates fair value.

Purchased Accounts Receivable

NCO Portfolio records purchased accounts receivable at cost, which is discounted from the contractual receivable balance. NCO Portfolio recorded the accounts receivable acquired in the Merger at fair value. The carrying value of purchased accounts receivable, which is based upon estimated future cash flows, approximated fair value at December 31, 2001 and 2002.

Investment in Securitization

Upon completion of the Merger, NCO Portfolio recorded the investment in securitization acquired from Creditrust at fair value. As of December 31, 2001 and 2002, the carrying value approximated fair value.

Notes Payable

Quoted market prices for the same or similar issues or the current rate offered to NCO Portfolio for debt of the same remaining maturities are used to estimate the fair value of NCO Portfolio's notes payable. At December 31, 2001 and 2002, the carrying amount of the notes payable approximated fair value.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note E--Purchased Accounts Receivable

NCO Portfolio purchases defaulted consumer accounts receivable at a discount from the actual principal balance. The following summarizes the change in purchased accounts receivable for the years ended December 31, (amounts in thousands):

                                                                      2001                2002
                                                                      ----                ----
Balance, at beginning of year.................................    $  31,480            $ 136,339
      Purchased accounts receivable acquired in the Merger....       93,518                   --
      Purchases of accounts receivable........................       48,149               71,579
      Collections on purchased accounts receivable............      (97,088)            (116,394)
      Purchase price adjustment...............................           --               (4,000)
      Revenue recognized......................................       62,929               63,379
      Impairment of purchased accounts receivable.............       (2,649)              (1,935)
                                                                  ---------            ---------
Balance, at end of year.......................................    $ 136,339            $ 148,968
                                                                  =========            =========

During the years ended December 31, 2001 and 2002, impairment charges of $2.6 million and $1.9 million, respectively, were recorded as a charge to income on portfolios where the carrying values exceeded the expected future cash flows. No income will be recorded on these portfolios until their carrying values have been fully recovered. As of December 31, 2001 and 2002, the combined carrying values on all impaired portfolios aggregated $5.7 million and $5.8 million, respectively, or 4.2 percent and 3.9 percent of total purchased accounts receivable, respectively, representing their net realizable value. No impairments were recorded in 2000.

Included in collections for the year ended December 31, 2002, was $3.7 million in proceeds from the sales of accounts. During the year ended December 31, 2002, the Company concluded a contract renegotiation with the seller of several existing portfolios resulting in a $4 million cash price reduction on several purchases from 2000 and 2001. The $4 million proceeds were recorded as a reduction to purchase price of the affected portfolios. On several previously impaired portfolios, the cash price reduction reduced the carrying value of such portfolios, resulting in the cost of certain of the portfolios becoming fully recovered. Included in revenue for the year ended December 31, 2002, was $803,000 from these fully cost recovered portfolios. Revenue of approximately $354,000 was recorded during the year ended December 31, 2002, on several nonimpaired portfolios due to the improved IRRs as a result of the cash price reduction.

Note F--Investments in Unconsolidated Subsidiaries

NCO Portfolio owns a 100 percent retained residual interest in an investment in securitization, SPV 98-2, which was acquired in the Merger. This transaction qualified for gain on sale accounting when the purchased receivables were originally securitized. This securitization issued a nonrecourse note that is due the earlier of January 2004 or satisfaction of the note from collections, carries an interest rate of 8.61 percent, and had a balance of $5.5 million and $2.4 million as of December 31, 2001 and 2002, respectively. The retained interest represents the present value of the residual interest in the securitization using discounted future cash flows after the securitization note is fully repaid, plus a cash reserve. As of December 31, 2001 and 2002, the investment in securitization was $7.3 million and $7.5 million, respectively, composed of $4.0 million and $4.2 million, respectively, in the present value of discounted residual cash flows plus $3.3 million in cash reserves for each year. The maximum exposure to loss as a result of the Company's involvement with this investment in securitization would be limited to the carrying value of the investment in the securitization. The investment accrues noncash income at a rate of 8 percent per annum on the residual cash flow component only. The income earned increases the investment balance until the securitization note has been repaid, after which, collections are split between income and amortization of the investment in securitization based on the discounted cash flows. NCO Portfolio recorded $211,000 and $162,000 of income on this investment for the period from February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002, respectively. The off balance sheet cash reserves of $3.3 million plus the first $1.3 million in residual cash collections received, after the securitization note has been repaid, have been pledged as collateral against another securitized note (Warehouse Facility - see Note G).

                         NCO PORTFOLIO MANAGEMENT, INC.

Note F--Investments in Unconsolidated Subsidiaries (Continued)

NCO Portfolio has a 50 percent ownership interest in a joint venture, InoVision-MEDCLR-NCOP Ventures, LLC ("Joint Venture"), with IMNV Holdings, LLC ("IMNV"). This Joint Venture was established in 2001 to purchase utility, medical and various other small balance accounts receivable and is accounted for using the equity method of accounting. Included in "other assets" on the Balance Sheets was the Company's investment in the Joint Venture of $574,000 and $3.4 million as of December 31, 2001 and 2002, respectively. Included in the Statements of Income, in "other income," were $118,000 and $762,000 for the years ended December 31, 2001 and 2002, respectively, representing the Company's 50 percent share of operating income from this unconsolidated subsidiary. The Joint Venture has access to capital through Cargill Financial who, at its option, lends 90 percent of the value of the purchased accounts receivable to the Joint Venture. Borrowings carry interest at the prime rate plus 4.25 percent (prime rate was 4.25 percent as of December 31, 2002). Debt service payments equal total collections less servicing fees and expenses until each individual borrowing is fully repaid and the Joint Venture's investment is returned, including interest. Thereafter, Cargill Financial is paid a residual of 40 percent of collections less servicing costs. Individual loans are required to be repaid based on collections, but not more than two years from the date of borrowing. The debt is cross-collateralized by all portfolios in which the lender participates, and is nonrecourse to NCO Portfolio. The following table summarizes the financial information of the Joint Venture as of and for the years ended December 31, 2001 and 2002 (amounts in thousands):

                                  2001                2002
                                  ----                ----
Total assets...............     $ 5,581             $11,638
Total liabilities..........     $ 4,455             $ 4,944
Revenue....................     $ 1,061             $ 9,832
Net income.................     $   236             $ 1,524

Note G--Notes Payable

NCO Portfolio assumed four securitized notes payable in connection with the Merger, one of which is included in an unconsolidated subsidiary, SPV98-2 (See Note F). The remaining three notes are reflected in notes payable. These notes payable were originally established to fund the purchase of accounts receivable. Each of the notes payable is nonrecourse to the Company and NCO Group, is secured by a portfolio of purchased accounts receivable, and is bound by an indenture and servicing agreement. Pursuant to the Merger, the trustee appointed NCOF as the successor servicer for each portfolio of purchased accounts receivable within these securitized notes. When the notes payable were established, a separate nonrecourse special purpose finance subsidiary was created to house the assets and issue the debt. These are term notes without the ability to re-borrow. Monthly principal payments on the notes equal all collections after servicing fees, collection costs, interest expense and administrative fees.

The first securitized note ("Warehouse Facility") was established in September 1998 through Creditrust Funding I LLC, a special purpose finance subsidiary. The Warehouse Facility carries a floating interest rate of LIBOR plus 0.65 percent per annum, and the final due date of all payments under the facility is the earlier of March 2005, or satisfaction of the note from collections. A $900,000 liquidity reserve is included in restricted cash as of December 31, 2001 and 2002, and is restricted as to use until the facility is retired. Interest expense, trustee fees and guarantee fees aggregated $945,000 and $621,000 for the period from February 21, 2001 to December 31, 2001 and the year ended December 31, 2002, respectively. As of December 31, 2001 and 2002, the amount outstanding on the facility was $17.8 million and $15.4 million, respectively. The note insurer, Radian Asset Assurance Inc., formerly Asset Guaranty Insurance Company, has been guaranteed against loss by the Company for up to $4.5 million, which will be reduced if and when reserves and residual cash flows from another securitization, SPV 98-2, are posted as additional collateral for this facility.

The second securitized note ("SPV99-1") was established in August 1999 through Creditrust SPV99-1, LLC, a special purpose finance subsidiary. SPV99-1 carries interest at 9.43 percent per annum, with a final payment date of the earlier of August 2004, or satisfaction of the note from collections. In May 2002, the note was paid off, and the $225,000 liquidity reserve was returned to the Company. The liquidity reserve was included in restricted cash as of December 31, 2001, and was restricted as to use until the facility was retired. Interest expense and trustee fees aggregated $691,000 and $56,000 for the period from February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002, respectively. As of December 31, 2001, the amount outstanding on the facility was $3.8 million.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note G--Notes Payable (Continued)

The third securitized note ("SPV99-2") was established in August 1999 through Creditrust SPV99-2, LLC, a special purpose finance subsidiary. SPV99-2 carries interest at 15 percent per annum, with a final payment date of the earlier of December 2004, or satisfaction of the note from collections. Interest expense and trustee fees aggregated $3.3 million for the period from February 21, 2001 to December 31, 2001 and for the year ended December 31, 2002. As of December 31, 2001 and 2002, the amount outstanding on the facility was $23.8 million and $20.1 million, respectively.

In August 2002, the Company entered into a four-year exclusivity agreement with CFSC Capital Corp. XXXIV ("Cargill Financial"). The agreement stipulates that all purchases of accounts receivable with a purchase price in excess of $4 million, with limited exceptions, shall be first offered to Cargill Financial for financing at its discretion. The agreement has no minimum or maximum credit authorization. The Company may terminate the agreement at any time after two years for a cost of $125,000 per month for each month of the remaining four years, payable monthly. If Cargill Financial chooses to participate in the financing of a portfolio of accounts receivable, the financing will be at 90 percent of the purchase price, unless otherwise negotiated, with floating interest at the prime rate plus 3.25 percent (prime rate was 4.25 percent as of December 31, 2002). Each borrowing is due twenty-four months after the loan is made. Debt service payments equal collections less servicing fees and interest expense. As additional interest, Cargill Financial will receive 40 percent of the residual collections, unless otherwise negotiated, which is defined as all cash collections after servicing fees, floating rate interest, repayment of the note and the initial investment by the Company, including imputed interest. Borrowings under this financing agreement are nonrecourse to us and NCO Group, except for the assets within the special purpose entities established in connection with the financing agreement. This loan agreement contains a collections performance requirement, among other covenants, that, if not met, provides for cross-collateralization with any other Cargill Financial financed portfolios, in addition to other remedies. As of December 31, 2002, NCO Portfolio was in compliance with all required covenants.

During 2002, the Company purchased accounts receivable from Great Lakes Collection Bureau, Inc. and another major credit card institution, which were financed through Cargill Financial under the exclusivity agreement. The total amount borrowed under two notes amounted to $24.5 million. The final payment date on the notes is the earlier of August 2004 and November 2004, respectively, or satisfaction of the notes from collections. Interest expense totaled $1.4 million for the year ended December 31, 2002, which includes $831,000 of accrued interest representing Cargill Financial's residual interest earned. The effective interest rate on these notes, including the residual interest component was approximately 21.8 percent for the year ended December 31, 2002. As of December 31, 2002, $17.6 million was outstanding under this facility.

The required minimum principal payments payable by NCO Portfolio are included in the table under Note I.

Note H--Commitments and Contingencies

Forward-Flow Agreement

NCO Portfolio currently has a fixed price, three-month renewable agreement ("forward-flow") with a major financial institution that obligates NCO Portfolio to purchase, on a monthly basis, portfolios of charged off receivables meeting certain criteria. As of December 31, 2002, NCO Portfolio was obligated to purchase accounts receivable to a maximum of $1.8 million per month through May 2003. A portion of the purchase price is deferred for twelve months, including a nominal rate of interest. NCO Group guarantees this forward-flow agreement. Included in notes payable is $2.1 million of deferred purchase price as of December 31, 2002.

Litigation

NCO Portfolio is party, from time to time, to various legal proceedings incidental to its business. In the opinion of management, none of these items individually or in the aggregate will have a significant effect on the financial position, results of operations, cash flows, or liquidity of NCO Portfolio.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note I--Related Party Transactions

Servicing Fees

As part of the Merger, NCO Portfolio entered into a ten-year service agreement that appointed NCOF as the provider of collection services to NCO Portfolio. NCO Group has agreed to offer all of its future U.S. accounts receivable purchase opportunities to NCO Portfolio. NCO Portfolio pays NCOF to perform collection services for its purchased accounts receivable. Generally, NCOF is paid a commission ranging from 20 percent to 40 percent of collections depending on the nature of the accounts. NCOF may outsource collections activities. As customary in the market, the cost of outsourcing is generally higher as accounts age and are passed to another placement level. Management believes that the commission rates paid are reasonable and are consistent with rates charged by other collection agencies for the same type of services. Servicing fees paid to NCOF amounted to $5.7 million, $27.5 million and $35.5 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Shared Services

NCO Group paid certain costs on behalf of NCO Portfolio during the years ended December 31, 2000, 2001 and 2002. NCO Portfolio reimbursed NCO Group in full for these costs. These costs related to certain shared services, including office space, human resources, insurance, legal, payroll processing, external reporting, management information systems and certain other administrative expenses. Shared services amounted to $112,000, $180,000 and $180,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

Note Payable, Affiliate

Prior to the Merger, NCO Portfolio borrowed money from NCO Group to finance the purchase of accounts receivable and to fund certain operating costs, and remitted all cash collections to NCO Group. Effective with the Merger, the notes were paid off, and all collections have been remitted to NCO Portfolio, net of the applicable servicing fees. NCO Portfolio was charged interest on the net outstanding note balance using a weighted average interest rate of 10.24 percent for the year ended December 31, 2000, and 10.21 percent for the period January 1, 2001 to February 20, 2001. Interest expense of $1.3 million and $379,000 was recorded for the year ended December 31, 2000, and the period January 1, 2001 to February 20, 2001, respectively.

NCO Group Credit Facility

NCO Group has a credit agreement with Citizens Bank, for itself and as administrative agent for other participating lenders that originally provided for borrowings up to $350 million, structured as a revolving credit facility. The borrowing capacity of the revolving credit facility is subject to quarterly reductions of $5.2 million until maturity, and 50 percent of the net proceeds received from any offering of debt or equity. As of December 31, 2002, there was $51.2 million available under the credit agreement. NCO Group's borrowings are collateralized by substantially all the assets of NCO Group, including its common stock of NCO Portfolio. Pursuant to the Merger, NCO Portfolio entered into a credit agreement with NCO Group in the form of a subfacility under its existing credit facility. Certain of NCO Portfolio's assets have been pledged to Citizens Bank and other participating lenders to secure our borrowings under the subfacility. The balance under the subfacility will become due on May 20, 2004 ("Maturity Date"). The borrowing capacity of the subfacility is subject to mandatory quarterly reductions. Effective March 31, 2003, quarterly reductions of $3.75 million are required until the earlier of the Maturity Date or the date at which the subfacility is reduced to $25 million. The maximum borrowing capacity on the subfacility was reduced to $40 million as of December 31, 2002. The NCO Group credit agreement and the NCO Portfolio subfacility contain certain financial covenants such as maintaining net worth and funded debt to income before interest, taxes, depreciation, and amortization ("EBITDA") ratio requirements, and include restrictions on, among other things, acquisitions and distributions to stockholders. As of December 31, 2002, NCO Group and NCO Portfolio were in compliance with all of the financial covenants.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note I--Related Party Transactions (Continued)

NCO Group Credit Facility (Continued)

The subfacility carries interest at 2 percent over NCO Group's underlying rate from Citizens Bank and other participating lenders, of which 1 percent is paid to the lenders and 1 percent is paid to NCO Group. At the option of NCO Group, NCO Group's borrowings bear interest at a rate equal to either Citizens Bank's prime rate plus a margin ranging from 0.25 percent to 0.50 percent that is determined quarterly based upon NCO Group's consolidated funded debt to EBITDA ratio (Citizens Bank's prime rate was 4.25 percent at December 31, 2002), or the London InterBank Offered Rate ("LIBOR") plus a margin ranging from 1.25 percent to 2.25 percent depending on NCO Group's consolidated funded debt to EBITDA ratio (LIBOR was 1.38 percent at December 31, 2002). The subfacility contains a provision that provides Citizens Bank and other participating lenders with an additional commitment fee of 0.25 percent per quarter. This charge will continue until the subfacility is reduced to $25 million. NCO Portfolio was charged an additional 0.25 percent per quarter on the full commitment from August 20, 2001 to December 31, 2001 and the year ended December 31, 2002, which is included as part of interest expense. NCO Portfolio is charged a fee on the unused portion of the subfacility ranging from 0.13 percent to 0.38 percent depending on NCO Group's consolidated funded debt to EBITDA ratio. As of December 31, 2001 and 2002, the outstanding balance under the subfacility was $47.1 million and $36.9 million, respectively. The total availability on the subfacility as of December 31, 2002 was $3.1 million. Interest expense totaled $3.1 million and $3.0 million for the period February 21, 2001 to December 31, 2001 and the year ended December 31, 2002, respectively.

As of December 31, 2002, required and projected minimum principal payments payable by NCO Portfolio under the notes payable and the NCO Group subfacility are as follows (amounts in thousands):

                Year ending December 31,
                ------------------------
                2003......................................    $ 39,046
                2004......................................      45,828
                2005......................................       7,270
                                                              --------
                Total minimum principal payments..........    $ 92,144
                                                              ========
Limited Partnership

In December 2002, NCO Portfolio invested $2.4 million for an 80 percent limited partnership interest in a portfolio from a major financial institution in the United Kingdom. The portfolio is comprised of charged off consumer loans to residents of the United Kingdom. NCO Portfolio's 20 percent general partner in the transaction is NCO Financial Services (UK) Ltd. ("NCO (UK)"), a wholly owned subsidiary of NCO Group. NCO (UK) is in the business of contingency fee based collections in the United Kingdom, and also purchases accounts receivable in the United Kingdom. NCO (UK) has been servicing the portfolio since originally outsourced by the seller and will continue to do so under the partnership agreement between the two companies. Under the partnership agreement, NCO (UK) will receive a 15 percent preferred distribution for its services to the partnership, including the ongoing servicing of the portfolio. Thereafter, collections are split 80 percent to NCO Portfolio and 20 percent to NCO (UK). The operating results of the partnership have been included in NCO Portfolio's consolidated results. NCO (UK)'s 20 percent interest is deducted from earnings as a minority interest in consolidated earnings. The minority interest was $15,000 for the year ended December 31, 2002.

Note J--Employee Benefit Plans

Employees of NCO Portfolio are participants in NCO Group's savings plan under
Section 401(k) of the Internal Revenue Code (the "Plan"). The Plan allows all eligible employees to defer up to 15 percent of their income on a pretax basis through contributions to the Plan subject to limitations under Section 401(k) of the Internal Revenue Code. NCO Portfolio will provide a matching contribution of 25 percent of the first 6 percent of an employee's contribution.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note K--Income Taxes

Income tax expense consisted of the following components (amounts in thousands):

                                                                                For the years ended December 31,
                                                                          2000                 2001                2002
                                                                          ----                 ----                ----
Current:
      Federal.................................................             $--             $   (601)          $      --
                                                                       -------             --------           ---------
Total current tax benefit.....................................              --                 (601)                 --
                                                                       -------             --------           ---------

Deferred:
      Federal.................................................           1,897                7,641               4,922
      State...................................................             217                  805                 347
                                                                       -------             --------           ---------
Total deferred tax expense....................................           2,114                8,446               5,269
                                                                       -------             --------           ---------

Income tax expense............................................         $ 2,114             $  7,845            $  5,269
                                                                       =======             ========           =========

The net deferred tax assets (liabilities) consist of the following as of
December 31, (amounts in thousands):
                                                                                               2001                2002
Deferred tax assets:                                                                           ----                ----

      Net operating loss carryforward.............................................         $ 33,720            $ 32,630
      Other.......................................................................              637                 387
                                                                                           --------            --------
Total deferred tax assets.........................................................           34,357              33,017

Deferred tax liabilities:
      Purchased accounts receivable...............................................           30,288              34,231
      Investment in securitization................................................            2,833               1,876
      Other.......................................................................              244               1,186
                                                                                           --------            --------
Total deferred tax liabilities....................................................           33,365              37,293
                                                                                           --------            --------
Net deferred tax (liabilities) assets.............................................         $    992            $ (4,276)
                                                                                           ========            ========

A reconciliation of the U.S. statutory income tax rate to the effective rate is as follows:
                                                                                For the years ended December 31,
                                                                          2000              2001                 2002
                                                                          ----              ----                 ----
U. S. statutory income tax rate.................................         35.0%              35.0%                35.0%
State taxes, net of federal benefit.............................          2.5%               2.5%                 2.5%
                                                                         -----              ----                 -----
Effective tax rate..............................................         37.5%              37.5%                37.5%
                                                                         =====              ====                 ====

As of December 31, 2002 NCO Portfolio had a federal net operating loss carryforwards of approximately $105.5 million, which fully expires through 2021. Of this amount, $100.4 million existed as of the date of the Creditrust acquisition. Due to the Creditrust ownership change in 2001, the use of the net operating loss carryforwards could be substantially curtailed by Section 382 of the Internal Revenue Code. The annual use of the net operating loss carryforwards is limited under this section and such limitation is dependent on:
i) the fair market value of Creditrust at the time of the ownership change; and
ii) the net unrealized built-in gains of Creditrust at the time of the ownership change, which are recognized within five years of the Merger date. Based on an analysis performed by the Company, it is anticipated that $81.8 million of the Creditrust net operating loss will be available for utilization after Section 382 limitations. Accordingly, a deferred tax asset based on this amount was recorded at the acquisition date being available to offset future reversing temporary differences and future taxable income. At year-end, this deferred tax asset was expected to be fully utilized to offset future reversing temporary differences, primarily relating to purchased accounts receivable. As of December 31, 2002, the net deferred tax liability of $4.3 million was the result of the combination of deferred tax assets generated principally by the assumed utilization of net operating loss carryforwards from the Merger, offset by the deferred tax liabilities arising from book tax differences on purchased accounts receivable, including the purchased accounts receivable acquired in the Merger.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note L--Stock Option Plan

In November 2000, the Company adopted the 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan authorized 3.0 million shares of incentive or non-qualified stock options. The 2000 Plan is administered by the Board of Directors and provides for the grant of stock options to directors and to all eligible employees and consultants of NCO Portfolio, including executive officers. Options granted under the plan vest over three years for employees, and one year for directors. The options expire no later than ten years from the date of grant. All of the Company's stock options were issued from the 2000 Plan.

At December 31, 2001 and 2002, there were 24,000 NCO Group stock options outstanding issued prior to the Merger that have a weighted average price of $26.58.

A summary of the stock option activity is as follows (amounts in thousands, except per share amounts):

                                                                                                          Weighted Average
                                                                                           Number of        Exercise Price
                                                                                            Options           Per Share
                                                                                           ---------          ---------
     Outstanding at January 1, 2001..........................................                   --                $ --
        Granted..............................................................                  581                 6.92
                                                                                              ----               ------
     Outstanding at December 31, 2001........................................                  581                 6.92
        Granted..............................................................                   12                 7.10
        Forfeited............................................................                   (2)                6.60
                                                                                              ----               ------
     Outstanding at December 31, 2002........................................                  591               $ 6.92
                                                                                              ====               ======
     Stock options exercisable at year-end...................................                  234               $ 6.93
                                                                                              ====               ======

As of December 31, 2002, there were 591,000 stock options outstanding with a weighted average remaining life of 8.41 years, and 233,667 stock options exercisable with a weighted average remaining life of 8.36 years.

The Company accounts for stock option grants in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Under APB 25, because the exercise price of the stock options equaled the fair value of the underlying common stock on the date of grant, no compensation cost was recognized. In accordance with SFAS 123, "Accounting for Stock-Based Compensation", the Company does not recognize compensation cost based on the fair value of the options granted at grant date. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date, net income and net income per share would have been reduced to the pro forma amounts indicated in the following table for the periods ending (amounts in thousands, except per share amounts):

                                                                                For the years ended December 31,
                                                                          2000                 2001                2002
                                                                          ----                 ----                ----
     Net income - as reported..........................                  $ 3,523            $ 13,074             $ 8,780
         Proforma compensation costs, net of taxes.....                      (29)               (372)               (730)
                                                                         -------            --------             -------
     Net income -- pro forma...........................                  $ 3,494            $ 12,702             $ 8,050
                                                                         =======            ========             =======

     Net income per share - as reported:
          Basic and diluted............................                  $ 0.41               $ 1.02              $ 0.65
     Net income per share -- pro forma:
          Basic and diluted............................                  $ 0.41               $ 0.99              $ 0.59

                         NCO PORTFOLIO MANAGEMENT, INC.

Note L--Stock and Option Plans (Continued)

The estimated weighted average, grant date fair values of the options granted during the years ended December 31, 2000, 2001 and 2002 were $10.81, $4.40 and $4.40, respectively. All stock options granted were at the fair market value of the stock on the grant date. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions for grants on a weighted average basis is as follows:

                                                                                For the years ended December 31,
                                                                          2000                 2001                2002
                                                                          ----                 ----                ----

     Volatility factor.................................                 52.96%                 73.90%             63.80%
     Risk-free interest rate...........................                  5.90%                  4.50%              4.50%
     Expected life in years............................                  3.25                   5.00               5.00
     Dividend yield....................................                  None                   None               None
     Forfeiture rate...................................                  5.00%                  5.00%              5.00%

Note M--Supplemental Cash Flows Information

The following are supplemental disclosures of cash flow information for the years ended December 31, 2000, 2001 and 2002 (amounts in thousands):

                                                                        2000                  2001                 2002
                                                                        ----                  ----                 ----
Cash paid for interest..........................................      $ 1,334            $   7,846               $ 7,455
Noncash investing and financing activities:
      Deferred portion of purchased accounts receivable.........      $    --            $      --               $ 2,026
      Common stock issued for Creditrust acquisition............      $    --            $  24,058               $    --
      Fair value of assets acquired in merger...................      $    --            $ 123,978               $    --
      Liabilities assumed in merger.............................      $    --            $ 109,394               $    --

Note N--Supplementary Financial Information (Unaudited)

The following tables represent selected quarterly financial information for the three months ended (amounts in thousands, except per share amounts):

                                            March 31,              June 30,           September 30,           December 31,
                                              2001                   2001                 2001                    2001
                                              ----                   ----                 ----                    ----
Revenue                                     $ 12,618               $ 17,916              $ 16,189                $ 16,206
Income from operations                         6,232                  8,490                 6,509                   7,387
Net income                                     2,931                  3,923                 2,703                   3,517
Basic and diluted net income per share      $   0.27               $   0.29              $   0.20                $   0.26

                                             March 31,             June 30,           September 30,           December 31,
                                              2002                   2002                 2002                    2002
                                              ----                   ----                 ----                    ----

Revenue                                     $ 16,270               $ 14,108              $ 16,338                $ 16,663
Income from operations                         5,978                  4,213                 5,887                   5,186
Net income                                     2,651                  1,727                 2,424                   1,978
Basic and diluted net income per share      $   0.20               $   0.13              $   0.18                $   0.15


                         NCO PORTFOLIO MANAGEMENT, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Note O - Impact of Proposed Accounting Pronouncements

FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures required by guarantors in its interim and annual financial statements. FIN 45 also requires a guarantor to recognize a liability at the date of inception for the fair value of the obligation it assumes under the guarantee. The disclosure requirements are effective for periods ending after December 15, 2002. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the disclosure requirements of FIN 45, and do not believe the adoption of the recognition and measurement provisions of FIN 45 will have a material impact on the Company's financial position and results of operations.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities"

In January 2003, the FASB issued Interpretation No. 46 ("FIN" 46), "Consolidation of Variable Interest Entities". The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. FIN 46 defines variable interest entities and requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The disclosure requirements are effective for periods ending after December 15, 2002. The consolidation requirements apply immediately to variable interest entities created after January 31, 2003, and apply to existing variable interest entities in the first fiscal year or interim period beginning after June 15, 2003. We adopted the disclosure requirements of FIN 46, and do not believe the adoption of FIN 46 will have a material impact on the Company's financial position and results of operations.

Accounting for Certain Purchased Loans or Debt Securities (formerly known as Discounts Related to Credit Quality) (Exposure Draft-December 1998)

The exposure draft applies to all companies that acquire loans for which it is probable at the acquisition date that all contractual amounts due under the acquired loans will not be collected. The proposal addresses accounting for differences between contractual and expected future cash flows from an investor's initial investment in certain loans when such differences are attributable, in part, to credit quality. The scope also includes such loans acquired in purchased business combinations. If adopted, the proposed SOP would supersede Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. In June 2001, the FASB cleared the SOP for issuance subject to minor editorial changes and planed to issue a final SOP in early 2002. The SOP has not yet been issued.

The proposed SOP would limit the revenue that may be accrued to the excess of the estimate of expected future cash flows over the portfolio's initial cost of accounts receivable acquired. The proposed SOP would require that the excess of the contractual cash flows over expected future cash flows not be recognized as an adjustment of revenue, expense or on the balance sheet. The proposed SOP would freeze the IRR originally estimated when the accounts receivable are purchased for subsequent impairment testing. Rather than lower the estimated IRR if the original collection estimates are not received, the carrying value of a portfolio would be written down to maintain the original IRR. Increases in expected future cash flows would be recognized prospectively through adjustment of the IRR over a portfolio's remaining life. The exposure draft provides that previously issued annual financial statements would not need to be restated. Until final issuance of this SOP, we cannot ascertain its effect on our reporting.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

                                    PART III

Item 10. Directors and Executive Officers of the Registrant

Incorporated by reference from the Company's definitive information statement relating to the 2003 Annual Meeting of Stockholders to be filed in accordance with General Instructions G(3) to the Annual Report.

Item 11. Executive Compensation

Incorporated by reference from the Company's definitive information statement relating to the 2003 Annual Meeting of Stockholders to be filed in accordance with General Instructions G(3) to the Annual Report.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information under this Item, other than the equity compensation plan information provided below, is incorporated by reference from the Company's definitive information statement relating to the 2003 Annual Meeting of Stockholders to be filed in accordance with General Instructions G(3) to the Annual Report.

Equity Compensation Plan Information

The following table details information regarding the Company's existing equity compensation plan as of December 31, 2002 (amounts in thousands, except for exercise price):

                                                                                                                    (c)
                                                                                                           Number of securities
                                                                        (a)                   (b)           remaining available
                                                              Number of securities     Weighted-average     for future issuance
                                                                to be issued upon      exercise price of       under equity
                                                                   exercise of            outstanding        compensation plans
                                                               outstanding options,    options, warrants    (excluding securities
Plan category                                                  warrants and rights        and rights      reflected in column (a))
-------------                                                  -------------------        ----------      -----------------------
Equity compensation plans approved by security holders........            591               $ 6.92                  2,409
Equity compensation plans not approved by security holders....             --                   --                     --
                                                                          ---               ------                  -----
Total.........................................................            591               $ 6.92                  2,409
                                                                          ===               ======                  =====

Item 13. Certain Relationships and Related Transactions

Incorporated by reference from the Company's definitive information statement relating to the 2003 Annual Meeting of Stockholders to be filed in accordance with General Instructions G(3) to the Annual Report.

Item 14. Controls and Procedures

Quarterly evaluation of our Disclosure Controls and Internal Controls. Within the 90 days prior to the date of this Annual Report, we evaluated the effectiveness of the design and operation of our "disclosure controls and procedures" ("Disclosure Controls"). This evaluation ("Controls Evaluation") was done under the supervision and with the participation of management, including the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO").

Limitations on the Effectiveness of Controls. Our management, including the CEO and CFO, does not expect that our Disclosure Controls or our "internal controls and procedures for financial reporting" ("Internal Controls") will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Conclusions. Based upon the Controls Evaluation, the CEO and CFO have concluded that, to the best of their knowledge and subject to the limitations noted above, the Disclosure Controls are effective to timely alert management to material information relating to us during the period when our periodic reports are being prepared.

In accordance with SEC requirements, the CEO and CFO note that, to the best of their knowledge, since the date of the Controls Evaluation to the date of this Annual Report, there have been no significant changes in Internal Controls or in other factors that could significantly affect Internal Controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                     PART IV

Item 15.  Exhibits, Financial Statement Schedules and Reports on Form 8-K.

(a)(1)    The following consolidated financial statements of NCO
          Portfolio Management, Inc. and its subsidiaries are included in
          Item 8:
                                                                            Page
          Report of Independent Auditors                                      26

          Consolidated Balance Sheets as of December 31, 2001 and 2002        27

          Consolidated Statements of Income for each of the three years in
          the period ended December 31, 2002                                  28

          Consolidated Statements of Stockholders' Equity for each of the
          three years in the period ended December 31, 2002                   29

          Consolidated Statements of Cash Flows for each of the three years
          in the period ended December 31, 2002                               30

          Notes to Consolidated Financial Statements                          31

(a)(2) No financial statement schedules for the years ended December 31, 2001 and 2002 are required to be filed as part of this Annual Report.

(a)(3) List of Exhibits filed in accordance with Item 601 of Regulation S-K. The following exhibits are incorporated by reference in, or filed with, this Annual Report:

Exhibit No.                         Document
-----------                         --------

2.1 Second Amended and Restated Agreement and Plan of Merger dated as of September 20, 2000 for the Merger of Creditrust Corporation with and into NCO Portfolio Funding, Inc. (7)

3.1       Certificate of Incorporation of NCO Portfolio Management, Inc. (1)

3.2       By-Laws of NCO Portfolio Management, Inc. (1)

4.1 Senior Secured Bridge Note dated August 2, 1999, executed by Creditrust SPV 99-2, LLC. (5)

4.2       Reference is being made to the form of Promissory Note in
          Exhibit 10.38

4.3       Reference is being made to the form of Promissory Note in
          Exhibit 10.45

4.4       Reference is being made to the form of Promissory Note in
          Exhibit 10.48

10.1 Indenture and Servicing Agreement, dated as of September 1, 1998, by and among Creditrust Funding I LLC, Norwest Bank Minnesota, National Association, Creditrust Corporation and Asset Guaranty Insurance Company. (2)

10.2 Amendment No. 1 to Indenture and Servicing Agreement, dated as of February 16, 1999, by and among Creditrust Funding I LLC, as issuer, Norwest Bank Minnesota, National Association, as trustee, and as backup servicer, Creditrust Corporation, as servicer, and Asset Guaranty Insurance Company, as note insurer. (3)

10.3 Amendment No. 2 to Indenture and Servicing Agreement, dated as of March 15, 1999, by and among Creditrust Funding I LLC, as issuer, Norwest Bank Minnesota, National Association, as trustee, and as backup servicer, Creditrust Corporation, as servicer, and Asset Guaranty Insurance Company, as note insurer. (3)

10.4 Amendment No. 3 to Indenture and Servicing Agreement, dated as of December 31, 1999, by and among Creditrust Funding I LLC, as issuer, Norwest Bank Minnesota, National Association, as trustee, and as backup servicer, Creditrust Corporation, as servicer, and Asset Guaranty Insurance Company, as note insurer. (4)

10.5 Amendment No. 4 to Indenture and Servicing Agreement, dated as of February 29, 2000 by and among Creditrust Funding I LLC, as issuer, Norwest Bank Minnesota, National Association, as trustee, and as backup servicer, Creditrust Corporation, as servicer, and Asset Guaranty Insurance Company, as note insurer. (4)

10.6 Amendment No. 5 to Indenture and Servicing Agreement, dated as of February 20, 2001, among Creditrust Funding I, LLC, Wells Fargo Bank Minnesota, National Association, Asset Guaranty Insurance Company, Wells Fargo Bank Minnesota, National Association and NCO Financial Systems, Inc. (10)

10.7 Indenture and Servicing Agreement, dated as of December 29, 1998, by and among Creditrust SPV98-2, LLC, Norwest Bank Minnesota, National Association, Creditrust Corporation and Asset Guaranty Insurance Company. (3)

10.8 Amendment No. 1 to Indenture and Servicing Agreement, dated as of February 16, 1999, by and among Creditrust SPV98-2, LLC, as issuer, Norwest Bank Minnesota, National Association, as trustee, and as backup servicer, Creditrust Corporation, as servicer, and Asset Guaranty Insurance Company, as note insurer. (3)

10.9 Amendment No. 2 to Indenture and Servicing Agreement, dated as of June 1, 1999, by and among Creditrust SPV98-2, LLC, as issuer, Norwest Bank Minnesota, National Association, as trustee, and as backup servicer, Creditrust Corporation, as servicer, and Asset Guaranty Insurance Company, as note insurer. (4)

10.10 Amendment No. 3 to Indenture and Servicing Agreement, dated as of December 31, 1999, by and among Creditrust SPV98-2, LLC, issuer, Norwest Bank Minnesota, National Association, as trustee, and as backup servicer, Creditrust Corporation, as servicer, and Asset Guaranty Insurance Company, as note insurer. (4)

10.11 Amendment No. 4 to Indenture and Servicing Agreement, dated as of February 20, 2001, among Creditrust SPV98-2, LLC, Wells Fargo Bank Minnesota, National Association, Asset Guaranty Insurance Company, Wells Fargo Bank Minnesota, National Association and NCO Financial Systems, Inc. (10)

10.12 Limited Liability Company Agreement of Creditrust SPV98-2, LLC, dated as of December 29, 1998. (3)

10.13 Bridge Loan Agreement dated as of August 2, 1999 among dated as of August 2, 1999 among Creditrust SPV 99-2, LLC, Creditrust SPV 99-2 Capital, Inc., Creditrust Corporation, the Lenders named therein, and Norwest Bank Minnesota, National Association. (5)

10.14 Amendment No. 1 to Bridge Loan Agreement dated as of August 2, 1999 among Creditrust SPV99-2, LLC, CRDT SPV99-2 Capital Inc., Creditrust Corporation, the lenders named therein and Norwest Bank Minnesota, National Association. (6)

10.15 Amendment No. 2 to Bridge Loan Agreement, dated as of February 14, 2001, among Creditrust SPV99-2 Capital, Inc., CRDT SPV99-2 Capital, Inc., the lenders named therein, and Wells Fargo Bank Minnesota, N.A.
          (10)

10.16 Amended and Restated Limited Liability Company Agreement of Creditrust SPV99-2, LLC dated as of March 1, 2000. (7)

10.17 Indenture and Servicing Agreement, dated as of August 31, 1999, by and among Creditrust SPV99-1, LLC, Norwest Bank Minnesota, National Association, and Creditrust Corporation (5)

10.18 Amendment No. 1 to Indenture and Servicing Agreement, dated as of February 14, 2001, among Creditrust SPV 99-1, Wells Fargo Bank Minnesota, National Association and NCO Financial Systems, Inc. (10)

10.19 Limited Liability Company Agreement of Creditrust SPV99-1, LLC, dated as of August 31, 1999. (5)

10.20 Amendment No. 1 to Limited Liability Company Agreement of Creditrust SPV99-1, LLC, dated as of February 14, 2001, between Creditrust Corporation and GSS Holdings II, Inc. (10)

10.21 Creditrust Corporation Fifth Amended Plan of Reorganization Under Chapter 11 Bankruptcy dated December 21, 2000. (7)

10.22 Fifth Amended Disclosure Statement of Creditrust Corporation dated December 21, 2000. (7)

10.23 Independent Contractor Agreement between NCO Portfolio Funding, Inc. and Joseph K. Rensin. (8)

10.24 Order Confirming Fifth Amended Plan of Reorganization (with Technical Amendments) dated December 21, 2000. (10)

10.25 Amendment No. 1 to Limited Liability Company Agreement, dated as of February 20, 2001, between Creditrust Corporation and GSS Holdings II, Inc. (10)

10.26 Amendment No. 1 to Limited Liability Company Agreement of Creditrust Funding I, LLC, dated as of February 20, 2001, between Creditrust Corporation and GSS Holdings II, Inc. (10)

10.27 Servicing Agreement, dated as of February 14, 2001, between Creditrust Corporation and NCO Financial Systems, Inc. (10)

10.28 Servicing Agreement, dated as of February 20, 2001, among Creditrust SPV99-2, LLC, NCO Financial Systems, Inc. and Wells Fargo Bank. (10)

10.29 Subscription Agreement between NCO Portfolio Management, Inc. and Joseph K. Rensin. (10)

10.30 Subscription Agreement between NCO Portfolio Management, Inc. and Michael J. Barrist. (10)

10.31 Credit Agreement, dated as of February 20, 2001, between NCO Portfolio Management, Inc. and NCO Group, Inc. (10)

10.32     NCO Portfolio Management, Inc. 2000 Stock Option Plan. (9) (10)

10.33 Employment Agreement dated February 20, 2001 by and between NCO Portfolio Management, Inc. and Michael B. Meringolo. (9) (11)

10.34     Limited Liability Agreement of InoVision-MEDCLR-NCOP Ventures, L.L.C.
          (11)

10.35     Limited Liability Agreement of InoVision-MEDCLR-NCOP-F, L.L.C. (11)

10.36     Limited Liability Agreement of InoVision-MECLR-NCOP-NF, L.L.C. (11)

10.37 Exclusivity Agreement dated March 9, 2001, by and among Marlin Integrated Capital Holding Corporation, NCO Portfolio Management, Inc. NCO Group, Inc. (11)

10.38 Credit Agreement by and between InoVision-MEDCLR-NCOP-F, L.L.C. as Borrower and CFSC Capital Corp. XXXIV, as Lender dated as of March 9, 2001 (11)

10.39 Employment Agreement dated February 20, 2001 by and between NCO Portfolio Management, Inc. and Michael J. Barrist (9) (12)

10.40 Employment Agreement dated February 20, 2001 by and between NCO Portfolio Management, Inc. and Richard J. Palmer (9) (12)

10.41 Employment Agreement dated February 20, 2001 by and between NCO Portfolio Management, Inc. and Joshua Gindin (9) (12)

10.42 Employment Agreement dated February 20, 2001 by and between NCO Portfolio Management, Inc. and Steven L. Winokur (9) (12)

10.43 Amendment No. 5 to Indenture and Servicing Agreement (Series 98-2) Creditrust SPV 98-2, LLC, as Issuer and Wells Fargo Bank Minnesota, National Association, as Trustee and Backup Servicer and Radian Asset Assurance Inc. (f/k/a Asset Guaranty Insurance Company), as Note Insurer and NCO Financial Systems, Inc. as Successor Servicer Dated June 29, 2002. (13)

10.44 Amendment No. 6 to Indenture and Servicing Agreement (Warehouse Facility) Creditrust Funding I, LLC, as Issuer and Wells Fargo Bank Minnesota, National Association, as Trustee and Backup Servicer and Radian Asset Assurance Inc. (f/k/a Asset Guaranty Insurance Company), as Note Insurer and NCO Financial Systems, Inc. as Successor Servicer Dated June 29, 2002. (13)

10.45 Credit Agreement by and between NCOP Lakes, Inc. as Borrower and CFSC Capital Corp. XXXIV as Lender dated as of August 19, 2002. (13)

10.46 Exclusivity Agreement related to Credit Agreement between NCOP Lakes, Inc. (the Borrower) and CFSC Capital Corp. XXXIV (the Lender) dated as of August 19, 2002. (13)

10.47 First Amendment to Credit Agreement dated as of November 1, 2002, by and between NCO Portfolio Management, Inc. (the "Borrower") and NCO Group, Inc. (the "Lender"). (13)

10.48 Credit Agreement by and between NCOP Capital, Inc. as Borrower and CFSC Capital Corp. XXXIV as Lender dated as of November 26, 2002. (14)

10.49 Amendment No.1 to Servicing Agreement, dated as of October 1, 2002, entered into by and between NCO Portfolio Management, Inc. (as successor by Merger to Creditrust Corporation), for itself and as the sole owner of Creditrust SPV2, LLC, as owner and NCO Financial Systems, Inc., as servicer. (14)

21.1      List of Subsidiaries. (14)

23.1      Consent of Independent Auditors (14)

99.1 Chief Executive Officer Certification Pursuant to U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
          (14)

99.2 Chief Financial Officer Certification Pursuant to U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
          (14)

(1) Previously filed as an exhibit to Creditrust's Current Report on Form 8-K dated February 22, 2001.

(2) Previously filed as an exhibit to Creditrust's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 and incorporated herein by reference.

(3) Previously filed as an exhibit to Creditrust's Registration Statement on Form S-1 (Reg. No. 333-70845) and incorporated herein by reference.

(4) Previously filed as an exhibit to Creditrust's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

(5) Previously filed as an exhibit to Creditrust's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference. A portion of this exhibit has been omitted based upon a request for confidential treatment.

(6) Previously filed as an exhibit to Creditrust's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

(7) Previously filed as an exhibit to Creditrust's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference.

(8) Previously filed as an exhibit to Creditrust's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

(9) Indicates management agreement or compensatory plan or arrangement.

(10) Previously filed as an exhibit to NCO Portfolio's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

(11) Previously filed as an exhibit to NCO Portfolio's Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.

(12) Previously filed as an exhibit to NCO Portfolio's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and incorporated herein by reference.

(13) Previously filed as an exhibit to NCO Portfolio's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

(14) Filed herewith.

       (b) Reports on Form 8-K.

NCO Portfolio filed an 8-K on October 4, 2002, Item 7 " Financial Statements and Exhibits" and Item 9 "Regulation FD Disclosures". NCO Portfolio filed an 8-K on November 20, 2002, Item 7 " Financial Statements and Exhibits" and Item 9 "Regulation FD Disclosures".

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on March 13, 2003.

                         NCO Portfolio Management, Inc.

                           By: /s/ MICHAEL J. BARRIST
                               -----------------------
                               Chairman, Chief Executive Officer, and President


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

              Signature                         Title                                 Date
              ---------                         -----                                 -----
/s/ Michael J. Barrist       Chairman, Chief Executive Officer, and President      March 13, 2003
----------------------       (Principal Executive Officer)
Michael J. Barrist

/s/ Richard J. Palmer        Senior Vice President, Chief Financial Officer        March 13, 2003
---------------------        and Treasurer
Richard J. Palmer            (Principal Financial and
                             Accounting Officer)

/s/ James D. Rosener         Director                                              March 13, 2003
---------------------
James D. Rosener


/s/ James T. Hunter          Director                                              March 13, 2003
--------------------
James T. Hunter


/s/ Jeffrey A. Schraeder     Director                                              March 13, 2003
------------------------
Jeffrey A. Schraeder


/s/ Alan D. Scheinkman       Director                                              March 13, 2003
----------------------
Alan D. Scheinkman


                                 CERTIFICATIONS

I, Michael J. Barrist, Chief Executive Officer of NCO Portfolio Management, Inc., certify that:

         1. I have reviewed this annual report on Form 10-K of NCO Portfolio Management, Inc.;
         2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
         3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
         4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have: a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared; b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and c. presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;
         5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions): a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and
         6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 13, 2003

/s/ MICHAEL J. BARRIST
----------------------+
Michael J. Barrist
Chief Executive Officer
(Principal Executive Officer)

I, Richard J. Palmer, Chief Financial Officer of NCO Portfolio Management, Inc., certify that:

         1. I have reviewed this annual report on Form 10-K of NCO Portfolio Management, Inc.;
         2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;
         3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;
         4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have: a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared; b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and c. presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;
         5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions): a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and
         6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 13, 2003

/s/ RICHARD J. PALMER
----------------------
Richard J. Palmer
Chief Financial Officer
(Principal Financial Officer)

                                    ANNEX E

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10-Q

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
         EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 2003

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the transition period from _____ to _____

                        Commission File Number 000-32403

                         NCO PORTFOLIO MANAGEMENT, INC.
             (Exact name of Registrant as Specified in its charter)

                    Delaware                                  23-3005839
            (State or other jurisdiction                   (I.R.S. Employer
          of incorporation or organization)               Identification No.)


           1804 Washington Blvd., Dept. 200, Baltimore, Maryland 21230
               (Address of principal executive offices) (Zip code)

                                 (443) 263-3020
              (Registrant's telephone number, including area code)

                                 Not applicable
          (Former name or former address if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days Yes [X] No [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

The number of shares outstanding of the registrant's common stock as of November 14, 2003 was 13,576,519.

                                               NCO PORTFOLIO MANAGEMENT, INC.

                                                         FORM 10-Q

                                                           INDEX

PART I.  FINANCIAL INFORMATION

             Item 1. Consolidated Financial Statements (Unaudited)
                                                                                                                      Page
                         Consolidated Balance Sheets
                         As of December 31, 2002 and September 30, 2003................................................  E-3

                         Consolidated Statements of Income
                         For the Three and Nine Months Ended September 30, 2002 and 2003...............................  E-4

                         Consolidated Statements of Cash Flows
                         For the Nine Months Ended September 30, 2002 and 2003.........................................  E-5

                         Notes to Consolidated Financial Statements....................................................  E-6

             Item 2. Management's Discussion and Analysis of Financial
                         Condition and Results of Operations........................................................... E-16

             Item 3. Quantitative and Qualitative Disclosures about Market Risk........................................ E-22

             Item 4. Controls and Procedures........................................................................... E-23

PART II.  OTHER INFORMATION

             Item 1. Legal Proceedings................................................................................. E-24

             Item 2. Changes in Securities and Use of Proceeds......................................................... E-24

             Item 3. Defaults Upon Senior Securities................................................................... E-24

             Item 4. Submission of Matters to a Vote of Shareholders................................................... E-24

             Item 5. Other Information................................................................................. E-24

             Item 6. Exhibits and Reports on Form 8-K.................................................................. E-24

             SIGNATURES................................................................................................ E-25


Part 1 - Financial Information
Item 1 - Financial Statements

                                               NCO PORTFOLIO MANAGEMENT, INC.
                                                Consolidated Balance Sheets
                                         (Amounts in thousands, except par values)
                                                                                                              (Unaudited)
                                                                                            December 31,      September 30,
                                            ASSETS                                              2002              2003
                                                                                              --------          --------
                                                                                              $  6,388          $  8,101
Cash and cash equivalents
Restricted cash                                                                                    900               900
Purchased accounts receivable                                                                  148,968           138,743
Investment in securitization                                                                     7,474             7,474
Deferred costs                                                                                     547               715
Investment in joint venture                                                                      3,362             4,094
Other assets                                                                                       158               656
                                                                                              --------          --------
      Total assets                                                                            $167,797          $160,683
                                                                                              ========          ========


                             LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable                                                                            $     89          $     81
  Accrued expenses                                                                               3,105             4,767
  Accrued compensation and related expenses                                                        155               264
  Notes payable                                                                                 56,095            52,126
  Note payable - affiliate                                                                      36,880            25,000
  Deferred income taxes                                                                          4,276             6,938

  Minority interest                                                                                560               428

Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares authorized,
   no shares issued and outstanding                                                                  -                 -
  Common stock,  $.01 par value, 35,000 shares authorized,
   13,576 shares issued and outstanding                                                            136               136
  Additional paid-in capital                                                                    40,826            40,826
  Accumulated other comprehensive income (loss)                                                     (7)               20
  Retained earnings                                                                             25,682            30,097
                                                                                              --------          --------
     Total stockholders' equity                                                                 66,637            71,079
                                                                                              --------          --------
Total liabilities and stockholders' equity                                                    $167,797          $160,683
                                                                                              ========          ========

                             See accompanying notes.

                                               NCO PORTFOLIO MANAGEMENT, INC.
                                             Consolidated Statements of Income
                                                        (Unaudited)
                                       (Amounts in thousands, except per share data)


                                                                 For the Three Months                   For the Nine Months
                                                                  Ended Septmber 30,                    Ended September 30,
                                                             ----------------------------           ----------------------------
                                                               2002               2003                2002               2003
                                                             ---------          ---------           ---------          ---------
Revenue                                                      $  16,338          $  18,849           $  46,716          $  55,167

Operating costs and expenses:
  Payroll and related expenses                                     328                243               1,431              1,286
  Servicing fee expenses                                         8,932             12,348              25,296             36,233
  Selling, general, and administrative expenses                    715                830               2,087              2,526
  Amortization expense                                              78                 85                 228                298
  Impairment of purchased accounts receivable                      398                226               1,596              1,148
                                                             ---------          ---------           ---------          ---------
      Total operating costs and expenses                        10,451             13,732              30,638             41,491
                                                             ---------          ---------           ---------          ---------

Income from operations                                           5,887              5,117              16,078             13,676

Other income (expense):
  Interest and other income                                        135                722                 569              1,712
  Interest expense                                              (2,143)            (2,679)             (5,762)            (8,120)
                                                             ---------          ---------           ---------          ---------
      Total other income (expense)                              (2,008)            (1,957)             (5,193)            (6,408)
                                                             ---------          ---------           ---------          ---------
Income before income tax expense                                 3,879              3,160              10,885              7,268

Income tax expense                                               1,455              1,160               4,083              2,649
                                                             ---------          ---------           ---------          ---------

Income from operations before minority interest                  2,424              2,000               6,802              4,619

Minority interest                                                    -                (68)                  -               (204)
                                                             ---------          ---------           ---------          ---------

Net income                                                   $   2,424          $   1,932           $   6,802          $   4,415
                                                             =========          =========           =========          =========

Net income per share applicable to common stockholders:
 Basic                                                       $    0.18          $    0.14           $    0.50          $    0.33
                                                             =========          =========           =========          =========
 Diluted                                                     $    0.18          $    0.14           $    0.50          $    0.33
                                                             =========          =========           =========          =========

Weighted average shares outstanding:
  Basic                                                         13,576             13,576              13,576             13,576
  Diluted                                                       13,576             13,576              13,577             13,576


                             See accompanying notes.


                                                 NCO PORTFOLIO MANAGEMENT, INC.
                                             Consolidated Statements of Cash Flows
                                                          (Unaudited)
                                                     (Amounts in thousands)

                                                                                                 For the Nine Months
                                                                                                 Ended September 30,
                                                                                             --------------------------
                                                                                               2002              2003
                                                                                             -------            -------
Cash flows from operating activities:

  Net income                                                                                 $ 6,802            $ 4,415
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Amortization of deferred costs                                                             229                298
      Impairment of purchased accounts receivable                                              1,596              1,148
      Income from investment in securitization                                                  (105)                 -
      Equity income from investment in joint venture                                            (375)            (1,666)
      Minority interest                                                                            -                204
      Changes in operating assets and liabilities:
        Restricted cash                                                                          225                  -
        Other assets                                                                             (13)              (499)
        Accounts payable and accrued expenses                                                      8              5,005
        Deferred income taxes                                                                  4,083              2,649
                                                                                             -------            -------
          Net cash provided by operating activities                                           12,450             11,554
                                                                                             -------            -------
Cash flows from investing activities:
  Purchases of accounts receivable                                                           (49,085)           (40,731)
  Collections applied to principal of purchased accounts receivable                           37,151             54,170
  Purchase price adjustment applied to principal on purchased accounts receivable              3,197                  -
  Investment in joint venture, net of distributions                                           (2,038)               935
  Distributions of minority interest                                                               -               (336)
                                                                                             -------            -------
          Net cash (used in) provided by investing activities                                (10,775)            14,038
                                                                                             -------            -------
Cash flows from financing activities:
  Borrowings under notes payable                                                              20,610              9,890
  Repayments of notes payable                                                                 (9,912)           (21,423)
  Borrowings under note payable - affiliate                                                      370              1,000
  Repayments of note payable - affiliate                                                     (13,620)           (12,880)
  Payment of fees to acquire debt                                                                (77)              (466)
                                                                                             -------            -------
          Net cash used in financing activities                                               (2,629)           (23,879)
                                                                                             -------            -------
Net (decrease) increase in cash and cash equivalents                                            (954)             1,713
Cash and cash equivalents at beginning of period                                               6,509              6,388
                                                                                             -------            -------
Cash and cash equivalents at end of period                                                   $ 5,555            $ 8,101
                                                                                             =======            =======


                                                    See accompanying notes.

                         NCO PORTFOLIO MANAGEMENT, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note A - Organization and Business

NCO Portfolio Management, Inc. ("NCO Portfolio" or the "Company") was incorporated in Delaware on January 22, 1999, (date of inception) under the name of NCO Portfolio Funding, Inc. The Company changed its name from NCO Portfolio Funding, Inc. to NCO Portfolio Management, Inc. in February 2001. NCO Portfolio purchases and manages past due consumer accounts receivable from consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. NCO Portfolio's purchased accounts receivable originate from consumers located throughout the United States, Canada, and the United Kingdom. NCO Portfolio has funded its purchased accounts receivable through internal cash flows, financing from NCO Group, Inc. ("NCO Group" or the "Parent"), and other financing facilities. NCO Portfolio was a wholly owned subsidiary of NCO Group, Inc. until NCO Portfolio's merger with Creditrust Corporation ("Creditrust") on February 20, 2001 (the "Merger"). In connection with the Merger, NCO Portfolio became a publicly traded company (NASDAQ: NCPM).

As part of the acquisition, NCO Portfolio entered into a ten year service agreement that appointed a wholly owned subsidiary of NCO Group, NCO Financial Systems, Inc. ("NCOF") as the provider of collection services to NCO Portfolio. NCO Group has agreed to offer all of its future U.S. accounts receivable purchase opportunities to NCO Portfolio.

Note B - Summary of Significant Accounting Policies

Basis of Accounting

The financial statements and disclosures included herein for the three and nine months ended September 30, 2002 and 2003, are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of adjustments of a normal and recurring nature) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2003, are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2003.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all affiliated subsidiaries and entities controlled by the Company. See Note G - Related Party transactions. All significant intercompany accounts and transactions have been eliminated. Two affiliates that the Company does not control are InoVision-MEDCLR-NCOP Ventures, LLC and Creditrust SPV98-2, LLC ("SPV 98-2") and are not included in the consolidated financial statements. See Note D - Investments in Unconsolidated Subsidiaries.

Cash and Cash Equivalents and Restricted Cash

NCO Portfolio considers all highly liquid securities purchased with an initial maturity of three months or less to be cash equivalents. One securitization that is accounted for as secured borrowing has provisions that restrict NCO Portfolio's use of cash. Restricted cash as of December 31, 2002, and September 30, 2003, was $900,000.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note B - Summary of Significant Accounting Policies (Continued)

Purchased Accounts Receivable

NCO Portfolio accounts for its investment in purchased accounts receivable on an accrual basis under the guidance of the American Institute of Certified Public Accountants' Practice Bulletin No. 6, "Amortization of Discounts on Certain Acquired Loans," using unique and exclusive portfolios. Portfolios are established with accounts having similar attributes. Typically, each portfolio consists of an individual acquisition of accounts that are initially recorded at cost, which includes external costs of acquiring portfolios. Once a portfolio is acquired, the accounts in the portfolio are not changed. Proceeds from the sale of accounts and return of accounts within a portfolio are accounted for as collections in that portfolio. The discount between the cost of each portfolio and the face value of the portfolio is not recorded since NCO Portfolio expects to collect a relatively small percentage of each portfolio's face value.

Collections on the portfolios are allocated to revenue and principal reduction based on the estimated internal rate of return ("IRR") for each portfolio. The IRR for each portfolio is derived based on the expected monthly collections over the estimated economic life of each portfolio (generally five years, based on NCO Portfolio's collection experience), compared to the original purchase price. Revenue on purchased accounts receivable is recorded monthly based on each portfolio's effective IRR for the quarter applied to each portfolio's monthly opening carrying value. To the extent collections exceed the revenue, the carrying value is reduced and the reduction is recorded as collections applied to principal. Because the IRR reflects collections for the entire economic life of the portfolio, and those collections are not constant, lower collection rates, typically in the early months of ownership, can result in a situation where the actual collections are less than the revenue accrual. In this situation, the carrying value of the portfolio may be increased for the difference between the revenue accrual and collections.

To the extent actual collections differ from estimated projections, NCO Portfolio prospectively adjusts the IRR. If the carrying value of a particular portfolio exceeds its expected future collections, a charge to income would be recognized in the amount of such impairment. Additional impairments on each quarter's previously impaired portfolios may occur if the current estimated future collections projection, after being adjusted prospectively for actual collection results, is less than the carrying value recorded. After the impairment of a portfolio, all collections are recorded as a return of capital and no income is recorded on that portfolio until the full carrying value of the portfolio has been recovered. The estimated IRR for each portfolio is based on estimates of future collections, and actual collections will vary from current estimates. The difference could be material.

Third party legal and professional fees incurred with respect to the acquisition of purchase accounts receivable are capitalized as part of the cost of the portfolio, and amortized over the life of the portfolio. For the three and nine months ended September 30, 2002 and 2003, $154,000 and $0, respectively, of legal and professional fees were capitalized.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

In the ordinary course of accounting for purchased accounts receivable, estimates have been made by management as to the amount and timing of future collections expected from each portfolio. The estimated future collections of each portfolio are used to compute the IRR for the portfolio and any impairment. The IRR is used to allocate collections between revenue and principal reduction of the carrying values of the purchased accounts receivable.

On an ongoing basis, the Company compares the historical trends of each portfolio to projected collections. The future projections are then increased, within preset limits, or decreased based on the actual cumulative performance of each portfolio. The Company reviews each portfolio's adjusted projected collections to determine if further upward or downward adjustment is warranted. Management regularly reviews the trends in collection patterns and uses its best efforts to improve collections of under-performing portfolios. On newly acquired portfolios, additional reviews are made to determine if the estimated collections at the time of purchase require upward or downward adjustment due to unusual collection patterns in the early months of ownership. However, actual results will differ from these estimates and a material change in these estimates could occur within one year. See Note C - Purchased Accounts Receivable.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note B - Summary of Significant Accounting Policies (Continued)

Use of Estimates (Continued)

During the three months ended September 30, 2003, the Company adjusted the remaining future collections on several portfolios that had account sale proceeds. The change was made to more accurately reflect the remaining future collections related to sold accounts from within these portfolios. The effect was to increase net income for the three months ended September 30, 2003, by $344,000, and diluted earnings per share by $0.03.

Investments in Debt and Equity Securities

NCO Portfolio accounts for investments, such as the investment in securitization, SPV 98-2, in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As such, investments are recorded as either trading, available for sale, or held to maturity based on management's intent relative to those securities. NCO Portfolio records its investment in securitization as an available for sale debt security. Such security is recorded at fair value, and unrealized gains and losses, net of taxes, are not reflected in income but are recorded as other comprehensive income in stockholders' equity until realized. A decline in the value of an available for sale security below cost that is deemed other than temporary is charged to earnings as an impairment and results in the establishment of a new cost basis for the security.

The investment in securitization represents the residual interest in a securitized portfolio of purchased accounts receivable acquired in the Merger. The investment in securitization accrues interest at an IRR that is estimated based on the expected monthly collections over the estimated economic life of the investment (approximately five years). The cost of this investment approximates fair value at September 30, 2003. See Note D - Investments in Unconsolidated Subsidiaries.

Foreign Currency Translation

NCO Portfolio consolidates an entity whose functional currency is the British Pound. For this entity, the assets and liabilities have been translated using the current exchange rates, and the income and expenses have been translated using historical exchange rates. The adjustments resulting from translation have been recorded separately in stockholders' equity as accumulated other comprehensive income (loss) and are not included in determining net income.

Income Taxes

NCO Portfolio files its own income tax returns. The Company accounts for income taxes using an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities.

The portfolios of purchased accounts receivable are composed of distressed debt. Collection results are not guaranteed until received; accordingly, for tax purposes, any gain on a particular portfolio is deferred until the full cost of its acquisition is recovered. Revenue for financial reporting purposes is recognized over the life of the portfolio. Deferred tax liabilities arise from deferrals created during the early stages of the portfolio. These deferrals reverse after the cost basis of the portfolio is recovered. The creation of new tax deferrals from future purchases of portfolios are expected to offset a significant portion of the reversal of the deferrals from portfolios where the collections have become fully taxable.

Earnings Per Share

Basic earnings per share ("EPS") was computed by dividing net income applicable to common stockholders for the three and nine months ended September 30, 2002 and 2003, by the weighted average number of common shares outstanding. Diluted EPS was computed by dividing net income applicable to common stockholders for the three and nine months ended September 30, 2002 and 2003, by the weighted average number of common shares outstanding plus all common equivalent shares. Outstanding options have been utilized in calculating diluted net income per share only when their effect would be dilutive. As of September 30, 2002 and 2003, there were 593,000 and 715,500 options outstanding to purchase shares of common stock, respectively.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note B - Summary of Significant Accounting Policies (Continued)

Earnings Per Share (Continued)

The reconciliation of basic to diluted weighted average shares outstanding for the three and nine months ended September 30, 2002 and 2003 was as follows (amounts in thousands):

                                                 For the three months ended                      For the nine months ended
                                                        September 30,                                   September 30,
                                                        -------------                                   -------------
                                                   2002              2003                        2002                 2003
                                                   ----              ----                        ----                 ----
Basic                                             13,576            13,576                      13,576               13,576
Dilutive effect of options                            --                --                           1                   --
                                                  ------            ------                      ------               ------
Diluted                                           13,576            13,576                      13,577               13,576
                                                  ======            ======                      ======               ======

Deferred Costs

NCO Portfolio capitalizes legal and professional fees incurred in connection with new or amendment of existing debt facilities. The costs are being amortized over the terms of the facilities, which range from twenty-four to thirty-one months. During the three and nine months ended September 30, 2003, the Company capitalized $443,000 and $466,000, respectively, in professional fees in connection with the amendment of its credit facility with NCOG. The costs are being amortized over the remaining life of the facility, or thirty-one months.

Stock Option Plan

The Company accounts for stock option grants in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Under APB 25, because the exercise price of the stock options equaled the fair value of the underlying common stock on the date of grant, no compensation cost was recognized. In accordance with SFAS 123, "Accounting for Stock-Based Compensation", the Company does not recognize compensation cost based on the fair value of the options granted at grant date. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date, net income and net income per share would have been reduced to the pro forma amounts indicated in the following table for the three and nine months ended September 30, (amounts in thousands, except per share amounts):

                                                              For the three months ended          For the nine months ended
                                                                    September 30,                       September 30,
                                                                    -------------                       -------------
                                                               2002              2003              2002               2003
                                                               ----              ----              ----               ----
     Net income - as reported..........................      $ 2,424          $ 1,932            $ 6,802             $4,415
         Pro forma compensation cost, net of taxes.....         (171)            (202)              (546)              (588)
                                                             -------          -------            -------             ------
     Net income -- pro forma...........................      $ 2,253          $ 1,730            $ 6,256             $3,827
                                                             =======          =======            =======             ======
     Net income per share - as reported:
          Basic and diluted............................      $  0.18          $  0.14            $  0.50             $ 0.33
                                                             =======          =======            =======             ======
     Net income per share -- pro forma:
          Basic and diluted............................      $  0.17          $  0.13            $  0.46             $ 0.28
                                                             =======          =======            =======             ======

Court Cost Reimbursements

NCO Portfolio incurs court costs and related filing fees on certain accounts that have been placed in the NCO Attorney Network. NCO Portfolio is reimbursed for these expenses when the debtor makes payments on their account. The reimbursement of these costs is recorded as revenue in the accompanying Statements of Income in accordance with EITF 01-14, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred", and amounted to $24,000 and $256,000 for the three and nine months ended September 30, 2003.

Reclassifications

Certain amounts as of December 31, 2002, and for the three and nine months ended September 30, 2002, have been reclassified to conform with the 2003 presentation for comparative purposes.
                                       E-9

                         NCO PORTFOLIO MANAGEMENT, INC.

Note C - Purchased Accounts Receivable

NCO Portfolio purchases defaulted consumer accounts receivable at a discount from the actual principal balance. The following summarizes the change in purchased accounts receivable for the year ended December 31, 2002, and for the nine months ended September 30, 2003 (amounts in thousands):

                                                                                                   2002             2003
                                                                                                   ----             ----
Balance, at beginning of period.............................................................    $ 136,339       $ 148,968
                  Purchases of accounts receivable..........................................       71,579          45,025
                  Collections on purchased accounts receivable..............................     (116,394)       (109,083)
                  Purchase price adjustment.................................................       (4,000)             --
                  Revenue recognized on purchased accounts receivable.......................       63,379          54,911
                  Foreign currency translation gain.........................................           --              70
                  Impairment of purchased accounts receivable...............................       (1,935)         (1,148)
                                                                                                ---------       ---------
Balance, at end of period...................................................................    $ 148,968       $ 138,743
                                                                                                =========       =========

During the three months ended September 30, 2002 and 2003, an impairment charge of $398,000 and $226,000, respectively, was recorded as a charge to income on portfolios where the carrying values exceeded the expected future collections. During the nine months ended September 30, 2002 and 2003, an impairment charge of $1.6 million and $1.1 million, respectively was recorded as a charge to income. No revenue will be recorded on these portfolios until their carrying values have been fully recovered. As of December 31, 2002, and September 30, 2003, the combined carrying values on all impaired portfolios aggregated $5.8 million and $8.6 million, respectively, or 3.9 percent and 6.2 percent of total purchased accounts receivable, respectively, representing their net realizable value. Revenue from fully cost recovered portfolios was $183,000 and $483,000 for the three and nine months ended September 30, 2003, respectively. Included in collections for the three and nine months ended September 30, 2003, was $868,000 and $2.4 million in proceeds from the sale of accounts. For the nine months ended September 30, 2003, a foreign currency translation gain of $70,000 was recorded on accounts receivable whose functional currency is the British Pound.

Note D - Investments in Unconsolidated Subsidiaries

NCO Portfolio owns a 100 percent retained residual interest in an investment in securitization, SPV 98-2, which was acquired in the Merger. This transaction qualified for gain on sale accounting when the purchased accounts receivable were originally securitized by Creditrust. This securitization issued a nonrecourse note that is due the earlier of January 2004 or satisfaction of the note from collections, carries an interest rate of 8.61 percent, and had a balance of $2.4 million and $585,000 as of December 31, 2002 and September 30, 2003, respectively. The retained interest represents the present value of the residual interest in SPV 98-2 using discounted future collections after the securitization note is fully repaid, plus a cash reserve. As of September 30, 2003, the investment in SPV 98-2 was $7.5 million, composed of $4.2 million in present value of discounted residual cash flows plus $3.25 million in cash reserves. The investment accrues noncash income at a rate of 8 percent per annum on the residual cash flow component only. No income was recorded for the three and nine months ended September 30, 2003, due to concerns related to the future recoverability of the investment. NCO Portfolio recorded $30,000 and $105,000 in income on this investment for the three and nine months ended September 30, 2002, respectively. The off balance sheet cash reserves of $3.25 million plus the first $1.3 million in residual cash collections received, after the securitization note has been repaid, have been pledged as collateral against the Warehouse Facility. See Note E - Notes Payable.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note D - Investments in Unconsolidated Subsidiaries (Continued)

NCO Portfolio has a 50 percent ownership interest in a joint venture, InoVision-MEDCLR-NCOP Ventures, LLC ("Joint Venture") with IMNV Holdings, LLC ("IMNV"). This Joint Venture was established in 2001 to purchase utility, medical and various other small balance accounts receivable and is accounted for using the equity method of accounting. Gains and losses are shared equally between NCO Portfolio and IMNV. NCO Portfolio had an investment in the Joint Venture of $3.4 million and $4.1 million as of December 31, 2002, and September 30, 2003, respectively. Included in the Statements of Income, in "other income," for the three months ended September 30, 2002 and 2003, was $72,000 and $715,000, respectively, representing the Company's 50 percent share of operating income from this unconsolidated subsidiary. For the nine months ended September 30, 2002 and 2003, NCO Portfolio recorded $375,000 and $1.7 million in income from this unconsolidated subsidiary.

The Joint Venture has access to capital through CFSC Capital Corp. XXXIV ("Cargill Financial") who, at its option, lends 90 percent of the cost of the purchased accounts receivable to the Joint Venture. Borrowings carry interest at the prime rate plus 4.25 percent (prime rate was 4.00 percent as of September 30, 2003). Debt service payments equal total collections less servicing fees and expenses until each individual borrowing is fully repaid and the Joint Venture's investment is returned, including interest. Thereafter, Cargill Financial is paid a residual of 50 percent of collections less servicing costs. Individual loans are required to be repaid based on collections, but not more than two years from the date of borrowing. The debt is cross-collateralized by all portfolios in which the lender participates, and is nonrecourse to NCO Portfolio. The following table summarizes the financial information of the Joint Venture as of December 31, 2002, and September 30, 2003, and for the nine months ended September 30, 2002 and 2003 (amounts in thousands):

                                                        2002              2003
                                                        ----              ----
    Total assets............................          $ 11,638          $ 15,877
    Total liabilities.......................          $  4,944          $  7,712
    Revenue.................................          $  6,732          $ 10,271
    Net income..............................          $    750          $  3,333

Note E - Notes Payable

NCO Portfolio assumed four securitized notes payable in connection with the Merger, one of which is included in an unconsolidated subsidiary, SPV 98-2 (see Note E - Investments in Unconsolidated Subsidiaries). The remaining three notes are reflected in notes payable. These notes payable were originally established to fund the purchase of accounts receivable. Each of the notes payable is nonrecourse to the Company and NCO Group, is secured by a portfolio of purchased accounts receivable, and is bound by an indenture and servicing agreement. Pursuant to the Merger, the trustee appointed NCOF as the successor servicer for each portfolio of purchased accounts receivable within these securitized notes. When the notes payable were established, a separate nonrecourse special purpose finance subsidiary was created to hold the assets and issue the debt. These are term notes without the ability to reborrow. Monthly principal payments on the notes equal all collections after servicing fees, collection costs, interest expense, and administrative fees.

The first securitized note ("Warehouse Facility") was established in September 1998 through Creditrust Funding I LLC, a special purpose finance subsidiary. The Warehouse Facility carries a floating interest rate of London InterBank Offered Rate ("LIBOR") plus .65 percent per annum, and the final due date of all payments under the facility is the earlier of March 2005, or satisfaction of the note from collections. A $900,000 liquidity reserve is included in restricted cash as of December 31, 2002, and September 30, 2003, and is restricted as to use until the facility is retired. Interest expense, trustee fees and guarantee fees aggregated $155,000 and $112,000 for the three months ended September 30, 2002 and 2003, respectively. Interest expense, trustee fees and guarantee fees aggregated $483,000 and $357,000 for the nine months ended September 30, 2002 and 2003, respectively. As of December 31, 2002 and September 30, 2003, the amount outstanding on this facility was $15.4 million and $14.3 million, respectively. Pursuant to the Merger, the note insurer, Radian Group, Inc., has been guaranteed against loss by the Company for up to $4.5 million, which will be reduced if and when cash reserves and residual collections from another securitization, SPV 98-2, are posted as additional collateral for this facility.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note E - Notes Payable (Continued)

The second securitized note ("SPV99-1 Financing") was established in August 1999 through Creditrust SPV99-1, LLC, a special purpose finance subsidiary. SPV99-1 Financing carried interest at 9.43 percent per annum. This facility was repaid and retired in May 2002. Interest expense and trustee fees aggregated $56,000 for the nine months ended September 30, 2002.

The third securitized note ("SPV99-2 Financing") was established in August 1999 through Creditrust SPV99-2, LLC, a special purpose finance subsidiary. SPV99-2 Financing carries interest at 15 percent per annum, with a final payment date of the earlier of December 2004, or satisfaction of the note from collections. Interest expense and trustee fees aggregated $796,000 and $739,000 for the three months ended September 30, 2002 and 2003, respectively. Interest expense and trustee fees aggregated $2.5 million and $2.2 million for the nine months ended September 30, 2002 and 2003, respectively. As of December 31, 2002 and September 30, 2003, the amount outstanding on this facility was $20.1 million and $19.5 million, respectively.

In August 2002, the Company entered into a four year exclusivity agreement with Cargill Financial. The agreement stipulates that all purchases of accounts receivable with a purchase price in excess of $4 million shall be first offered to Cargill Financial for financing at its discretion. The agreement has no minimum or maximum credit authorization. The Company may terminate the agreement at any time after two years for a cost of $125,000 per month for each month of the remaining two years, payable monthly. If Cargill Financial chooses to participate in the financing of a portfolio of accounts receivable, the financing will be at 90 percent of the purchase price, unless otherwise negotiated, with floating interest at the prime rate plus 3.25 percent (prime rate was 4.00 percent as of September 30, 2003). Each borrowing is due twenty-four months after the loan is made. Debt service payments equal collections less servicing fees and interest expense. As additional interest, Cargill Financial will receive 40 percent of the residual collections, unless otherwise negotiated, which is defined as all cash collections after servicing fees, floating rate interest, repayment of the note and the initial investment by the Company, including imputed interest. Borrowings under this financing agreement are nonrecourse to the Company and NCO Group, except for the assets within the special purpose entities established in connection with the financing agreement. This loan agreement contains a collections performance requirement, among other covenants, that, if not met, provides for cross-collateralization with any other Cargill Financial financed portfolios, in addition to other remedies. As of September 30, 2003, NCO Portfolio was in compliance with all required covenants.

During the three months ended September 30, 2003, the Company purchased no accounts receivable through Cargill Financial under the exclusivity agreement. The total amount outstanding for all portfolios under the exclusivity agreement as of December 31, 2002 and September 30, 2003, was $17.6 million and $9.2 million, respectively. The final payment date on the outstanding notes range from August 2004 to June 2005, or satisfaction of the notes from collections. Interest expense on all notes totaled $1.2 million and $3.6 million for the three and nine months ended September 30, 2003, respectively, which includes $1.0 million and $2.8 million, respectively, of accrued interest representing Cargill Financial's residual interest earned. Total accrued interest expense attributable to the residual liability, included in notes payable, was $831,000 and $3.7 million as of December 31, 2002, and September 30, 2003, respectively. The effective interest rate on all notes, including the residual interest component was approximately 33.2 percent and 28.9 percent for the three and nine months ended September 30, 2003, respectively.

Note F - Commitments and Contingencies

Forward-Flow Agreement

In May 2003, NCO Portfolio renewed the fixed price agreement ("forward-flow") with a major financial institution that obligates NCO Portfolio to purchase, on a monthly basis, portfolios of charged off accounts receivable meeting certain criteria. As of September 30, 2003, NCO Portfolio was obligated to purchase accounts receivable at a maximum of $2.5 million per month through May 2004. A portion of the purchase price is deferred for 24 months, including a nominal rate of interest. Deferred purchase price payable, included in notes payable, as of December 31, 2002, and September 30, 2003, was $2.1 million and $5.5 million, respectively, with payments commencing June 2003 on the previously deferred portions.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note F - Commitments and Contingencies (Continued)

Litigation

NCO Portfolio is party, from time to time, to various legal proceedings incidental to its business. In the opinion of management, none of these items individually or in the aggregate will have a significant effect on the financial position, results of operations, cash flows, or liquidity of NCO Portfolio.

Note G - Related Party Transactions

Servicing Fees

As part of the Merger, NCO Portfolio entered into a ten year service agreement that appointed NCOF as the provider of collection services to NCO Portfolio. NCO Group has agreed to offer all of its future U.S. accounts receivable purchase opportunities to NCO Portfolio. NCO Portfolio pays NCOF to perform collection services for its purchased accounts receivable. Generally, NCOF is paid a commission ranging from 20 percent to 40 percent depending on the nature of the accounts. NCOF may outsource collections activities. As customary in the market, the cost of outsourcing is generally higher as accounts age and are passed to another placement level. Management believes that the commission rates paid are reasonable and are consistent with rates charged by other collection agencies for the same type of services. Servicing fees paid to NCOF amounted to $8.9 million and $12.3 million for the three months ended September 30, 2002 and 2003, respectively, and $25.3 million and $36.2 million for the nine months ended September 30, 2002 and 2003, respectively.

Shared Services

NCO Group paid certain costs on behalf of NCO Portfolio during the three months ended September 30, 2002 and 2003. NCO Portfolio reimbursed NCO Group in full for these costs. These costs related to certain shared services, including office space, human resources, insurance, legal, payroll processing, external reporting, management information systems and certain other administrative expenses. Shared services amounted to $45,000 and $135,000 for the three and nine months ended September 30, 2002 and 2003, respectively.

NCO Group Credit Facility

Effective August 13, 2003, in connection with NCO Group's amendment to its credit agreement, NCO Portfolio amended its credit agreement with NCO Group. Paralleling NCO Group's credit facility, the term of the credit agreement was extended until March 15, 2006 ("Maturity Date"). Additionally, the structure of the credit agreement was changed to an open line of credit with NCO Group, and is no longer a subfacility under NCO Group's credit facility with Citizens Bank of Pennsylvania ("Citizens Bank"). NCO Group may extend credit to NCO Portfolio up to the maximum borrowing capacity without restriction, initially $32.5 million. The borrowing capacity of the credit agreement is subject to mandatory quarterly reductions of $3.75 million per quarter for the quarters ending September 30, 2003, and December 31, 2003, at which time the facility will remain at $25.0 million until the Maturity Date. Certain of NCO Portfolio's assets have been pledged to NCO Group to secure its borrowings under the credit agreement. The NCO Portfolio credit agreement contains certain financial covenants such as maintaining net worth and funded debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA") requirements, and include restrictions on, among other things, acquisitions and distributions to shareholders. Under certain circumstances, a default by NCO Group on its credit facility would cross default NCO Portfolio's credit agreement. As of September 30, 2003, NCO Portfolio was in compliance with all of the financial covenants.

                         NCO PORTFOLIO MANAGEMENT, INC.

Note G - Related Party Transactions (Continued)

NCO Group Credit Facility (Continued)

The NCO Portfolio credit agreement carries interest at one percent over NCO Group's underlying rate from Citizens Bank and other participating lenders, which is paid to NCO Group. Until February 28, 2004, all borrowings bear interest at a rate equal to either, at the option of NCO Group, Citizens Bank's prime rate plus a margin of 1.25 percent (Citizens Bank's prime rate was 4.00 percent at September 30, 2003), or LIBOR plus a margin of 3.00 (LIBOR was 1.12 percent at September 30, 2003). After February 28, 2004, all borrowings bear interest at a rate equal to either, at the option of NCO Group, Citizens Bank's prime rate plus a margin ranging from 0.75 percent to 1.25 percent that is determined quarterly based upon NCO Group's consolidated funded debt to EBITDA ratio, or LIBOR plus a margin ranging from 2.25 percent to 3.00 percent depending on NCO Group's consolidated funded debt to EBITDA ratio. NCO Portfolio is charged a fee of 0.38 percent on the unused portion of the credit agreement. As of December 31, 2002, and September 30, 2003, the outstanding balance under the credit agreement was $36.9 million and $25.0 million, respectively. Interest expense for the three months ended September 30, 2002 and 2003, amounted to $728,000 and $397,000, respectively. Interest expense for the nine months ended September 30, 2002 and 2003, amounted to $2.4 million and $1.6 million, respectively. The effective interest rate on the NCOG credit facility was approximately 6.3 percent and 6.6 percent for the three and nine months ended September 30, 2003, respectively.

Limited Partnership

In December 2002, NCO Portfolio invested $2.4 million for an 80 percent limited partnership interest in a portfolio acquired from a major financial institution in the United Kingdom. The portfolio is composed of charged off consumer loans to residents of the United Kingdom. NCO Portfolio's 20 percent general partner in the partnership is NCO Financial Services (UK) Ltd. ("NCO (UK)"), a wholly owned subsidiary of NCO Group. NCO (UK) is in the business of contingency fee based collections in the United Kingdom, and also purchases accounts receivable in the United Kingdom. NCO (UK) has been servicing the portfolio since originally outsourced by the seller and will continue to do so under the partnership agreement between the two companies. Under the partnership agreement, NCO (UK) will receive a 15 percent preferred distribution for its services to the partnership, including the ongoing servicing of the portfolio. Thereafter, collections are split 80 percent to NCO Portfolio and 20 percent to NCO (UK). The operating results of the partnership have been included in NCO Portfolio's consolidated results. NCO (UK)'s 20 percent interest is deducted from earnings as a minority interest in consolidated earnings. Minority interest for the three and nine months ended September 30, 2003, was $68,000 and $204,000, respectively.

Court Costs

Effective April 1, 2003, NCO Portfolio amended its servicing agreement with NCOF. Since NCOF is responsible for the operational decisions on referrals to collection attorneys through the NCO Attorney Network, it was agreed that NCOF will pay for most court costs and filings fees, and will be reimbursed for those costs from most debtor payments once all principal and interest are paid by the debtor.

Note H - Supplemental Cash Flow Information

The following are supplemental disclosures of cash flow information for the nine months ended September 30, 2002 and 2003 (amounts in thousands):

                                                                                               2002                2003
                                                                                               ----                ----
Cash paid for interest............................................................           $ 5,439             $ 5,114
Noncash investing and financing activities:
       Deferred portion of purchased accounts receivable..........................           $ 1,135             $ 4,294
       Acquisition of purchased accounts receivable...............................           $   946             $    --


                         NCO PORTFOLIO MANAGEMENT, INC.

Note I - Comprehensive Income

Comprehensive income consists of net income from operations, plus certain changes in assets and liabilities that are not included in net income but are reported as a separate component of shareholders' equity. The Company's comprehensive income was as follows for the three and nine months ended September 30, (amounts in thousands):

                                                              For the three months ended          For the nine months ended
                                                                    September 30,                       September 30,
                                                                    -------------                       -------------
                                                               2002              2003              2002               2003
                                                               ----              ----              ----               ----
Net income.......................................            $ 2,424            $ 1,932          $ 6,802            $ 4,415
Other comprehensive income:
   Foreign currency translation adjustment.......                 --                 (2)              --                 27
                                                             -------            -------          -------            -------
Comprehensive income.............................            $ 2,424            $ 1,930          $ 6,802            $ 4,442
                                                             =======            =======          =======            =======


Note J - Subsequent Event

On October 22, 2003, NCO Group proposed to acquire all of the outstanding common stock of NCO Portfolio owned by the minority stockholders of NCO Portfolio. Under the proposal, NCO Group would issue NCO Group common stock with a fair market value of $7.05 to the minority stockholders of NCO Portfolio for each share of NCO Portfolio common stock held, but not more than .3066 shares and not less than .2712 shares of NCO Group common stock per share of NCO Portfolio common stock. The fair market value would be based on the average closing prices of NCO Group common stock during the 20 trading-day period ending two trading days prior to the closing date of the proposed transaction. The Board of Directors of NCO Portfolio has formed a special committee of independent directors of NCO Portfolio to evaluate the proposal. The special committee has retained legal counsel and investment bankers to assist in the process.

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Certain statements in this report on Form 10-Q, including, without limitation, statements as to completion of any transaction between NCOG and NCPM or the value of any such transaction, if completed, to the stockholders of NCPM; statements as to the Company's or management's outlook as to financial results in 2003 and beyond; statements as to the effects of the economy on the Company's business; statements as to the Company's or management's beliefs, expectations or opinions, and all other statements in this report on Form 10-Q, other than historical facts, are forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. The Company disclaims any intent or obligation to update forward-looking statements contained in this Form 10-Q. Certain risk factors, including without limitation, risks related to the current economic condition in the United States, threats of war or future terrorist attacks, risks relating to growth and future accounts receivable purchases, risks related to the Company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the ability to purchase accounts receivable at favorable prices in the open market, risks related to competition, risks related to regulatory oversight, risks related to the retention of the senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCO Group's ownership control of the Company by NCO Group, risks related to the dependency on NCO Group's subsidiary for collections, risks related to the dependency on NCO Group's telecommunications and computer systems, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 13, 2003, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained electronically by visiting our web site www.ncogroup.com, or, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1804 Washington Blvd., Department 200, Baltimore, Maryland 21230.

Three Months Ended September 30, 2003, Compared to the Three Months Ended September 30, 2002

Revenue. Total revenue increased $2.5 million, or 15.3 percent, from $16.3 million for the three months ended September 30, 2002, to $18.8 million for the three months ended September 30, 2003. Revenue from purchased accounts receivable totaled $16.3 million and $18.8 million for the three months ended September 30, 2002 and 2003, respectively, which includes revenue from fully cost recovered portfolios of $801,000 and $183,000 for the three months ended September 30, 2002 and 2003, respectively. Last year, revenue on fully cost recovered portfolios was increased by proceeds received from a purchase price adjustment on several older portfolios.

Collections on purchased accounts receivable increased $7.3 million, or 24.8 percent, from $29.4 million for the three months ended September 30, 2002, to $36.7 million for the three months ended September 30, 2003. The increase in collections was due to an increase in accounts receivable under management during 2003 versus 2002. Included in collections for the three months ended September 30, 2002 and 2003, was $1.7 million and $868,000, respectively, in proceeds from the sale of accounts.

Revenue on purchased accounts receivable as a percentage of collections was 56 percent and 51 percent for the three months ended September 30, 2002 and 2003, respectively. Revenue on purchased accounts receivable as a percentage of collections can fluctuate period over period due to a number of factors including:

         (i) the relative under or over-achievement of actual collections versus the established estimates. Actual collections exceeding estimates will tend to lower the percentage because revenue on purchased accounts receivable is not impacted at the same rate as the change in collections due to the effective interest method of computing revenue, and conversely, not meeting collection estimates will tend to increase the percentage;
         (ii) the differences in the composition of portfolios at a point in time in their life cycle. Over the life cycle of a portfolio, the percentage will fluctuate due to the variable collection stream. However, in the aggregate, the percentage of collections recognized as revenue should approximate the lifetime profit recognized, before servicing costs, and the remainder is amortized as a return of capital;
         (iii) the composition of the targeted IRRs present in all of the portfolios combined. Fresher purchased accounts receivable (portfolios with few or no placements to collection agencies prior to purchase) generally have lower IRRs than purchased accounts receivable that have been placed with multiple collection agencies prior to purchase. Fresher accounts receivable typically cost more. However, net of servicing fees, lower IRRs are offset by lower costs to collect, resulting in similar targeted net returns;

         (iv) collection trends will increase or decrease our expected IRR. Increases or decreases in collections have the effect of raising (within specified parameters) or lowering the future collection projections on all portfolios, which translates into higher or lower IRRs, and in turn, affects the percentage of collections recognized as revenue on purchased accounts receivable;
         (v) portfolios that become impaired are placed on cost recovery, and no revenue on purchased accounts receivable will be recognized until their carrying value has been fully recovered. After the carrying value has been fully recovered, all collections are recorded as revenue on purchased accounts receivable, and finally;
         (vi) the occurrence of account sales in a quarter tend to reduce the percentage of revenue recognized as account sale proceeds only marginally increase the IRRs of the portfolios involved. The majority of the account sale proceeds are allocated to principal amortization.

Revenue on purchased accounts receivable as a percentage of collections for the three months ended September 30, 2003, declined compared to the same quarter last year due to a number of these factors. First, purchases of accounts receivable made in 2002 through September 30, 2003, have returns that were targeted lower, but within our acceptable range of IRRs, at the time of acquisition due to reduced collection estimates caused by the tougher economic climate. Additionally, larger purchases with components of reperforming accounts (past due accounts that are now performing) sometimes have lower targeted IRRs set at the time of purchase. Second, the overall percentage was lowered due to a slow down in collections on existing portfolios as a result of the continued weak collections environment. Current period collection shortfalls on most older portfolios had the effect of lowering the future collection projections, which translated to lower IRRs and revenue on purchased accounts receivable. Lastly, portfolios with $8.6 million in carrying value, or 6.2 percent of total purchased accounts receivable as of September 30, 2003, have been impaired and placed on cost recovery status. Accordingly, no revenue is recorded on these portfolios until they are fully cost recovered. All of these factors contributed to a lower ratio of revenue from purchased accounts receivable to collections.

During the three months ended September 30, 2003, the Company adjusted the remaining future collections on several portfolios that had account sale proceeds. The change was made to more accurately reflect the remaining future collections related to sold accounts from within these portfolios. The effect was to increase net income for the three months ended September 30, 2003, by $344,000, and diluted earnings per share by $0.03.

Payroll and related expenses. Payroll and related expenses decreased $85,000, or
25.9 percent, from $328,000 for the three months ended September 30, 2002, to $243,000 for the three months ended September 30, 2003. Payroll and related expenses remain a small part of the business model as a percentage of revenue because our collection activities and many administrative functions are outsourced to NCOF.

Servicing fee expenses. Servicing fee expenses increased $3.4 million, or 38.2 percent, from $8.9 million for the three months ended September 30, 2002, to $12.3 million for the three months ended September 30, 2003. Servicing fees are paid as a commission on collections, and include contingency legal fees and agency outsourcing fees. Servicing fees are impacted by the volume of collections on purchased accounts receivable and the type of accounts receivable acquired, which affects the servicing fee rates charged by NCOF. Servicing fees paid as a percentage of collections were 30.4 percent and 33.6 percent for the three months ended September 30, 2002 and 2003, respectively. All of the servicing fees were paid to NCOF during the three months ended September 30, 2002 and 2003. Servicing fees as a percentage of collections increased from 2002 to 2003 as the composition of accounts receivable has changed and aged over the previous twelve months. In general, the accounts receivable acquired in the Merger have lower servicing fees as compared to other accounts receivable purchased since the Merger because collections were more predictable as a result of Creditrust's experience with these portfolios, which also had a component of reperforming accounts. We expect that servicing fees as a percentage of collections will increase marginally in the future as collections from accounts receivable acquired in the Merger decline in proportion to total collections, and as the other portfolios age in general. Further, NCOF has and may continue to outsource collections in an attempt to offset negative economic trends, to test itself, and generally to augment resources. The cost to us resulting from outsourcing is generally higher on such accounts since they are relatively more difficult to resolve.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $115,000, or 16.1 percent, from $715,000 for the three months ended September 30, 2002, to $830,000 for the three months ended September 30, 2003. Selling, general and administrative expenses consist primarily of professional fees, insurance, court costs associated with legal collections, trustee and guarantee fees, shared services, and office expenses. The increase in principally attributable to increases in professional fees and insurance costs.

Impairment of purchased accounts receivable. Impairment charges of $398,000 and $226,000 for the three months ended September 30, 2002 and 2003, respectively, were recorded. The combined remaining carrying value on impaired portfolios as of September 30, 2002 and 2003, aggregated $6.5 million and $8.6 million, respectively, or 4.5 percent and 6.2 percent, respectively, of purchased accounts receivable. Impairments have occurred on older portfolios acquired over two to three years ago at higher prices and with original collection projections estimated higher based on historical experience compared to more recently purchased portfolios. Impairment charges are composed of portfolios impaired in the current quarter and additional impairments on previously impaired portfolios.

Other income (expense). Other income (expense) is composed principally of interest expense, and was ($2.0) million for the three months ended September 30, 2002 and 2003. Interest expense increased from $2.1 million for the three months ended September 30, 2002, to $2.7 million for the three months ended September 30, 2003. This increase is due to increased borrowings from Cargill Financial. Offsetting interest expense is interest income and income from our unconsolidated subsidiaries, which totaled $135,000 and $722,000 for the three months ended September 30, 2002 and 2003, respectively. The increase was due to growth in net earnings of our investment in the Joint Venture due to additional purchased portfolios during the fourth quarter of 2002 and the first nine months of 2003.

Income tax expense. Income tax expense was recorded at 37.5 percent of pre-tax income before minority interest for the three months ended September 30, 2002 and 2003. Our effective tax rate may fluctuate as a result of changes in pre-tax income and nondeductible expenses. Tax payments for the three months ended September 30, 2002 and 2003, were deferred principally due to the book tax difference of accounting for purchased accounts receivable on the accrual basis for Generally Accepted Accounting Principles and the cost recovery basis for tax reporting.

Nine Months Ended September 30, 2003, Compared to the Nine Months Ended September 30, 2002

Revenue. Total revenue increased $8.5 million, or 18.2 percent, from $46.7 million for the nine months ended September 30, 2002, to $55.2 million for the nine months ended September 30, 2003. Revenue from purchased accounts receivable totaled $46.7 million and $54.9 million for the nine months ended September 30, 2002 and 2003, respectively, which includes revenue from fully cost recovered portfolios of $801,000 and $483,000 for the nine months ended September 30, 2002 and 2003, respectively. Last year, revenue on fully cost recovered portfolios was increased by proceeds received from a purchase price adjustment on several older portfolios. Included in revenue for the nine months ended September 30, 2003 was $256,000 of revenue from the reimbursement of court cost expenditures.

Collections on purchased accounts receivable increased $26.0 million, or 31.3 percent, from $83.1 million for the nine months ended September 30, 2002, to $109.1 million for the nine months ended September 30, 2003. The increase in collections was due to the increase in accounts receivable under management during 2003 versus 2002. Included in collections for the nine months ended September 30, 2002 and 2003, was $1.7 million and $2.4 million, respectively, in proceeds from the sale of accounts.

Revenue from purchased accounts receivable as a percentage of collections was 56 percent and 50 percent for the nine months ended September 30, 2002 and 2003, respectively. Revenue on purchased accounts receivable as a percentage of collections for the nine months ended September 30, 2003, declined compared to the same quarter last year due to a number of factors. First, purchases of accounts receivable made in 2002 through September 30, 2003, have returns that were targeted lower, but within our acceptable range of IRRs, at the time of acquisition due to reduced collection estimates caused by the tougher economic climate. Additionally, larger purchases with components of reperforming accounts (past due accounts that are now performing) sometimes have lower targeted IRRs set at the time of purchase. Second, the overall percentage was lowered due to a slow down in collections on existing portfolios as a result of the continued weak economy. Current period collection shortfalls on most older portfolios had the effect of lowering the future collection projections, which translated to lower IRRs and revenue on purchased accounts receivable. Lastly, portfolios with $8.6 million in carrying value, or 6.2 percent of total purchased accounts receivable as of September 30, 2003, have been impaired and placed on cost recovery status. Accordingly, no revenue is recorded on these portfolios until they are fully cost recovered. All of these factors contributed to a lower ratio of revenue from purchased accounts receivable to collections.

Payroll and related expenses. Payroll and related expenses decreased from $1.4 million for the nine months ended September 30, 2002, to $1.3 million for the nine months ended September 30, 2003. Payroll and related expenses were generally flat year over year and remain a small part of the business model as a percentage of revenue because our collection activities as many administrative functions are outsourced to NCOF.

Servicing fee expenses. Servicing fee expenses increased $10.9 million, or 43.1 percent, from $25.3 million for the nine months ended September 30, 2002, to $36.2 million for the nine months ended September 30, 2003. Servicing fees are paid as a commission on collections, and include contingency legal fees and agency outsourcing fees. Servicing fees paid as a percentage of collections was
30.5 percent and 33.2 percent for the nine months ended September 30, 2002 and 2003, respectively. All of the servicing fees were paid to NCOF during the nine months ended September 30, 2002 and 2003. Servicing fees as a percentage of collections increased from 2002 to 2003 as the composition of accounts receivable has changed and aged over the previous twelve months. In general, the accounts receivable acquired in the Merger have lower servicing fees as compared to other accounts receivable purchased since the Merger because collections were more predictable as a result of Creditrust's experience with these portfolios, which also had a component of reperforming accounts. We expect that servicing fees as a percentage of collections will increase marginally in the future as collections from accounts receivable acquired in the Merger decline in proportion to total collections, and as the other portfolios age in general. Further, NCOF has and may continue to outsource collections in an attempt to offset negative economic trends, to test itself, and generally to augment resources. The cost to us resulting from outsourcing is generally higher on such accounts since they are relatively more difficult to resolve.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $400,000, or 19.0 percent, from $2.1 million for the nine months ended September 30, 2002, to $2.5 million for the nine months ended September 30, 2003. Selling, general and administrative expenses consist primarily of professional fees, insurance, court costs associated with legal collections, trustee and guarantee fees, shared services, and office expenses. The increase is principally due to increases in professional fees and insurance costs.

Impairment of purchased accounts receivable. Impairment charges of $1.6 million and $1.1 for the nine months ended September 30, 2002 and 2003, respectively, were recorded. The combined remaining carrying value on impaired portfolios as of September 30, 2002 and 2003, aggregated $6.5 million and $8.6 million, respectively, or 4.5 percent and 6.2 percent, respectively, of purchased accounts receivable. Impairments have occurred on older portfolios acquired over two to three years ago at higher prices and with original collection projections estimated higher based on historical experience compared to more recently purchased portfolios. Impairment charges are composed of portfolios impaired in the current quarter and additional impairments on previously impaired portfolios.

Other income (expense). Other income (expense) is composed principally of interest expense, and increased $1.2 million, or 23.1 percent, from ($5.2) million for the nine months ended September 30, 2002, to ($6.4) million for the nine months ended September 30, 2003. Interest expense increased from $5.8 million for the nine months ended September 30, 2002, to $8.1 million for the nine months ended September 30, 2003. This increase is due to increased borrowings from Cargill Financial. Offsetting interest expense is interest income and income from our unconsolidated subsidiaries, which totaled $569,000 and $1.7 million for the nine months ended September 30, 2002 and 2003, respectively. The increase was due to growth in net earnings of our investment in the Joint Venture due to additional purchased portfolios during the fourth quarter of 2002 and the first nine months of 2003.

Income tax expense. Income tax expense was recorded at 37.5 percent of pre-tax income before minority interest for the nine months ended September 30, 2002 and 2003. Our effective tax rate may fluctuate as a result of changes in pre-tax income and nondeductible expenses. Tax payments for the nine months ended September 30, 2002 and 2003, were deferred principally due to the book tax difference of accounting for purchased accounts receivable on the accrual basis for Generally Accepted Accounting Principles and the cost recovery basis for tax reporting.

Liquidity and Capital Resources

NCO Portfolio derives all of its cash for working capital and purchases of accounts receivable from operating cash flow, a credit agreement with NCO Group, and borrowings under an exclusivity agreement with Cargill Financial.

Effective August 13, 2003, in connection with NCO Group's amendment to its credit facility, NCO Portfolio amended its credit agreement with NCO Group. Paralleling NCO Group's credit facility, the term of the credit agreement was extended until March 15, 2006 ("Maturity Date"). Additionally, the structure of the credit agreement was changed to an open line of credit with NCO Group, and is no longer a subfacility under NCO Group's credit facility with Citizens Bank of Pennsylvania ("Citizens Bank"). NCO Group may extend credit to NCO Portfolio up to the maximum borrowing capacity without restriction, initially $32.5 million. The borrowing capacity of the credit agreement is subject to mandatory quarterly reductions of $3.75 million per quarter for the quarters ending September 30 and December 31, 2003, at which time the facility will remain at $25.0 million until the Maturity Date. Certain of NCO Portfolio's assets have been pledged to NCO Group to secure its borrowings under the credit agreement. The NCO Portfolio credit agreement contains certain financial covenants such as maintaining net worth and funded debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA") requirements, and include restrictions on, among other things, acquisitions and distributions to shareholders. A default by NCO Group on its credit facility would cross default NCO Portfolio's credit agreement. As of September 30, 2003, NCO Portfolio was in compliance with all of the financial covenants.

The NCO Portfolio credit agreement carries interest at one percent over NCO Group's underlying rate from Citizens Bank and other participating lenders, which is paid to NCO Group. At the option of NCO Group, NCO Group's borrowings bear interest at a rate equal to either Citizens Bank's prime rate plus a margin ranging from 0.75 percent to 1.25 percent that is determined quarterly based upon NCO Group's consolidated funded debt to EBITDA ratio (Citizens Bank's prime rate was 4.00 percent at September 30, 2003), or LIBOR plus a margin ranging from 2.25 percent to 3.00 percent depending on NCO Group's consolidated funded debt to EBITDA ratio (LIBOR was 1.12 percent at September 30, 2003). As of December 31, 2002 and September 30, 2003, the outstanding balance under the credit agreement was $36.9 million and $25.0 million, respectively. There was $3.75 million available under the credit agreement as of September 30, 2003.

In August 2002, we entered into a four-year financing exclusivity agreement with Cargill Financial to provide financing for larger purchases of accounts receivable at 90 percent of the purchase price, unless otherwise negotiated. Cargill Financial, at their sole discretion, has the right to finance any purchase of $4 million or more. This agreement gives us the financing to purchase larger portfolios that we may not otherwise be able to purchase, and has no minimum or maximum credit authorization. Borrowings carry interest at the prime rate plus 3.25 percent (prime rate was 4.00 percent as of September 30, 2003), and are nonrecourse to us and NCO Group, except for the assets within the special purpose entities established in connection with this financing agreement. Debt service payments equal total collections less servicing fees and expenses until each individual borrowing is fully repaid, and our original investment is returned, including interest. Thereafter, Cargill Financial is paid a residual of 40 percent of collections less servicing costs, unless otherwise negotiated. Individual loans are required to be repaid based on collections, but not more than two years from the date of borrowing. Total debt outstanding under this facility as of December 31, 2002, and September 30, 2003, was $17.6 million and $9.2 million. Total accrued interest expense attributable to the residual liability, included in notes payable, was $831,000 and $3.7 million as of December 31, 2002, and September 30, 2003, respectively. As of September 30, 2003, we were in compliance with all of the financial covenants.

We have two secured notes payable that were assumed in the Merger that have debt service payments equal to total collections less servicing fees and expenses. No additional borrowings are available on these notes. The combined balances of these two secured notes payable amounted to $35.5 million and $33.7 million as of December 31, 2002 and September 30, 2003, respectively. These borrowings carry interest at LIBOR plus 0.65 percent and 15 percent, respectively, and mature in March 2005 and December 2004, respectively. One of these secured notes has a $900,000 liquidity reserve that restricts our use of cash, which will increase as additional reserves are added upon the full satisfaction of a note from our unconsolidated subsidiary assumed in the Merger. As of September 30, 2003, we were in compliance with all of the financial covenants under the notes.

We also have a note payable related to our unconsolidated subsidiary that we assumed in connection with the Merger. This note payable matures on January 2004, carries an interest rate of 8.61 percent, and had a balance of $2.4 million and $585,000 as of December 31, 2002 and September 30, 2003, respectively. In May 2002, the final secured note assumed in the Merger was paid off. All collections from this note are now remitted directly to us, and are used to purchase new accounts receivable and fund operations.

In May 2003, we renewed our fixed price agreement ("forward-flow") with a major financial institution that obligates NCO Portfolio to purchase, on a monthly basis, portfolios of charged off accounts receivable meeting certain criteria. As of September 30, 2003, we were obligated to purchase accounts receivable at a maximum of $2.5 million per month through May 2004. A portion of the purchase price is deferred for twenty-four months, including a nominal rate of interest. Deferred purchase price payable, included in notes payable, as of December 31, 2002, and September 30, 2003, was $2.1 million and $5.5 million, respectively, with payments commencing June 2003 on the deferred portions incurred during the twelve months under the previous agreement.

The debt service requirements associated with borrowings under our secured credit facilities, including the borrowings under the Cargill Financial agreement, the forward-flow agreement, and the mandatory reductions on our NCO Group credit agreement have increased liquidity requirements. The availability under the credit agreement was $28.75 million as of September 30, 2003, and provides for one final mandatory reduction of $3.75 million, which will reduce the line to $25.0 million as of December 31, 2003. All of our secured debt requires principal amortization based on total collections net of servicing fees and expenses. We anticipate that cash flows from operations will be sufficient to fund all payments due through September 30, 2004, on the credit agreement, debt service payments on secured debt through September 30, 2004, operating expenses, interest expense and mandatory purchases of accounts receivable under our existing forward-flow agreement. Cash flows from operations are directly related to the amount of collections actually received. Estimates are used to forecast collections and revenue. A decrease in cash flows from operations due to a decrease in collections from changes in the economy or the performance of NCOF as service provider, may require us to reduce the amount of accounts receivable purchased. The effect of reduced accounts receivable purchases would be a reduction in planned collections and revenue in the periods affected.

Cash Flows from Operating Activities. Net cash provided by operating activities was $12.4 million for the nine months ended September 30, 2002, compared to $11.6 million for the nine months ended September 30, 2003. The decrease in cash and cash equivalents provided by operations was principally attributable to the decrease of $2.5 million in net income, $1.4 million in deferred taxes and $1.3 million in equity income from our investment in the Joint Venture offset by an increase of $5.0 million in accounts payable and accrued expenses for the nine months ended September 30, 2003 over 2002.

Cash Flows from Investing Activities. Net cash used in investing activities was $10.8 million for the nine months ended September 30, 2002, compared to $14.0 million cash provided by investing activities for the nine months ended September 30, 2003. Cash used in or provided by investing activities is principally a function of the amount of accounts receivable purchased, offset by collections applied to principal on purchased accounts receivable. Collections applied to principal on purchased accounts receivable is the difference between collections and revenue. Cash purchases of accounts receivable were $49.1 million and $40.7 million for the nine months ended September 30, 2002 and 2003, respectively, while the amount of collections applied to principal on purchased accounts receivable was $37.2 million and $54.2 million for the nine months ended September 30, 2002 and 2003, respectively.

Cash Flows from Financing Activities. Net cash used in financing activities was $2.6 million for the nine months ended September 30, 2002, compared to $23.9 million for the nine months ended September 30, 2003. Total repayments on the NCO Group credit agreement and the notes payable, including Cargill Financial, totaled $23.5 million for the nine months ended September 30, 2002, compared to $34.3 million of payments made for the nine months ended September 30, 2003. Borrowings under the Cargill Financial agreement and the NCO Group credit agreement totaled $21.0 million for the nine months ended September 30, 2002, compared to $11.0 million in borrowings for the nine months ended September 30, 2003.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results will differ from those estimates. We believe that the following accounting policies include the estimates that are the most critical and could have the most potential impact on our results of operations: revenue recognition for purchased accounts receivable, and deferred taxes. These and other critical accounting policies are described in Note B to these financial statements, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note B to our 2002 financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

Impact of Recently Issued and Proposed Accounting Pronouncements

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities"

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. FIN 46 defines variable interest entities and requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. We adopted FIN 46 in the third quarter of 2003, and it did not have a material impact on our financial position and results of operations.

Accounting for Certain Purchased Loans or Debt Securities

During 2001, the Accounting Staff Executive Committee approved an exposure draft on Accounting for Certain Purchased Loans or Debt Securities (formerly known as Discounts Related to Credit Quality) (Exposure Draft-December 1998). The proposal would apply to all companies that acquire loans for which it is probable at the acquisition date that all contractual amounts due under the acquired loans will not be collected. The proposal addresses accounting for differences between contractual and expected future cash flows from an investor's initial investment in certain loans when such differences are attributable, in part, to credit quality. The scope also includes such loans acquired in purchased business combinations. If adopted, the proposed Statement of Position, referred to as SOP, would supersede Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. In June 2001, the Financial Accounting Standards Board, referred to as FASB, cleared the SOP for issuance subject to minor editorial changes and planed to issue a final SOP in early 2002. The SOP has not yet been issued. The proposed SOP would limit the revenue that may be accrued to the excess of the estimate of expected future cash flows over a portfolio's initial cost of accounts receivable acquired. The proposed SOP would require that the excess of the contractual cash flows over expected future cash flows not be recognized as an adjustment of revenue, expense or on the balance sheet. The proposed SOP would freeze the internal rate of return, referred to as IRR, originally estimated when the accounts receivable are purchased for subsequent impairment testing. Rather than lower the estimated IRR if the original collection estimates are not received, the carrying value of a portfolio would be written down to maintain the original IRR. Increases in expected future cash flows would be recognized prospectively through adjustment of the IRR over a portfolio's remaining life. The exposure draft provides that previously issued annual financial statements would not need to be restated. The proposed effective date for adoption of this standard is fiscal years beginning after December 15, 2004. Until final issuance of this SOP, we cannot ascertain its effect on our reporting.

FASB Statement 148, "Accounting for Stock-Based Compensation - Transition and Disclosure"

In April 2003, the FASB indicated that it plans to have a new rule in place by the end of 2004 which will require that stock based compensation should be recorded as a cost that is recognized in the financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and changes in corporate tax rates. A material change in these rates could adversely affect our operating results and cash flows. A 25 basis point increase in interest rates could increase our annual interest expense by $25,000 for each $10 million of variable debt outstanding for the entire year. We retain an investment in securitization with respect to its securitized accounts receivable which is a market risk sensitive financial instrument held for purposes other than trading. This investment exposes us to market risk, which may arise from changes in interest and discount rates applicable to this investment. The impact of a one percent increase in the discount rate used by us in the fair value calculations would not have a material impact on our balance sheet as of September 30, 2003. There would be no impact on our future cash flows. We own an 80 percent interest in a limited partnership that invests in accounts receivable in the United Kingdom. This investment exposes us to risk due to fluctuations in foreign currency exchange rates. As of September 30, 2003, exchange rate fluctuations did not have a material impact on our balance sheet. We do not invest in derivative financial or commodity instruments.

Inflation

We believe that inflation has not had a material impact on our results of operations for the three months ended September 30, 2002 and 2003.

Item 4.  Controls and Procedures

The Company, under the supervision and with the participation of its management, including its principal executive officer and principal financial officer, evaluated the effectiveness of the design and operation of its disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective in reaching a reasonable level of assurance that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time period specified in the Securities and Exchange Commission's rules and forms.

The principal executive officer and principal financial officer also conducted an evaluation of internal control over financial reporting ("Internal Control") to determine whether any changes in Internal Controls occurred during the quarter that have materially affected or which are reasonably likely to materially affect Internal Controls. Based on that evaluation, there has been no such change during the quarter covered by this report.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

                                     PART II

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

The Company is involved in legal proceedings from time to time in the ordinary course of its business. Management believes that none of these legal proceedings will have a materially adverse effect on the financial condition or results of operations of the Company.

Item 2. Changes in Securities and Use of Proceeds.

None -  not applicable

Item 3. Defaults Upon Senior Securities

None -  not applicable

Item 4. Submission of Matters to a Vote of Shareholders

None -  not applicable

Item 5. Other Information

None -  not applicable

Item 6. Exhibits and Reports on Form 8-K

(A) Exhibits

31.1 Certifications of Chief Executive Officer and Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1 Certifications of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(B) Reports on Form 8-K

NCO Portfolio filed an 8-K on August 8, 2003, Item 9 "Regulation FD Disclosures" and Item 12 "Results of Operations and Financial Condition". NCO Portfolio filed an 8-K on August 12, 2003, Item 9 "Regulation FD Disclosures" and Item 12 "Results of Operations and Financial Condition".

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 14, 2003.

                                NCO PORTFOLIO MANAGEMENT, INC.

                                MICHAEL J. BARRIST
                                ------------------
                                Michael J. Barrist
                                Chairman, Chief Executive Officer, and President


                                RICHARD J. PALMER
                                -----------------
                                Richard J. Palmer
                                Senior Vice President, Finance and Treasurer

                                    ANNEX F

                       FORM OF INDEMNIFICATION AGREEMENT


   THIS AGREEMENT is made as of this __ day of ____________, 2004, by and between NCO Group, Inc., a Pennsylvania NCO Group ("NCO Group"), and __________________ ("Indemnitee").

   WHEREAS, Indemnitee is a member of the board of directors of NCO Portfolio Management Inc. ("NCPM"), a majority-owned subsidiary of NCO Group, and has served as a member of the Special Committee of the Board of Directors of NCPM (the "Special Committee") formed to evaluate NCO Group's proposal to acquire all of the outstanding shares of common stock of NCPM not already owned by NCO Group (the "Transaction") pursuant to an Agreement and Plan of Merger dated as of December 12, 2003 (the "Merger Agreement"); and

   WHEREAS, pursuant to Section 6.9(a) of the Merger Agreement, NCO Group is required to enter into an indemnification agreement with Indemnitee, providing for the indemnification contemplated by such Section.

   NOW, THEREFORE, in accordance with Section 6.9(a) of the Merger Agreement and in recognition of the Indemnitee's services as a member of the Special Committee in connection with the Transaction, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   Section 1. Agreement to Indemnify. NCO Group shall indemnify, defend and hold harmless the Indemnitee from and against, and pay or reimburse the Indemnitee for, any and all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of Indemnitee's rights under the Merger Agreement) resulting from or arising out of actions or omissions in his capacity as a director (or member of a committee) of NCPM occurring on or prior to the Effective Time (as defined in the Merger Agreement) (including, without limitation, the transactions contemplated by the Merger Agreement) to the fullest extent permitted or required under applicable law as of the Effective Time.

   Section 2. Notice to NCO Group. Indemnitee shall provide notice to NCO Group promptly after Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and (i) NCO Group shall retain counsel satisfactory to NCO Group, the Indemnitee and the insurer under any applicable directors' and officers' liability insurance, (ii) NCO Group shall pay all reasonable fees and expenses of such counsel for the Indemnitee promptly as statements therefor are received, and (iii) NCO Group will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that NCO Group shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnitee in any single action unless in the reasonable judgment of counsel to the Indemnitee a conflict of interest exists with respect to any claims as determined by Rule 1.7(b) of the ABA Model Rules of Professional Conduct. The omission by the Indemnitee to give notice as provided herein shall not relieve NCO Group of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to NCO Group and NCO Group is materially damaged as a result of such failure to give notice. NCO Group and the Indemnitee shall cooperate in the defense of any action or claim subject to this Agreement, including but not limited to furnishing all available documentary or other evidence as is reasonably requested by the other.

   Section 3. Settlement. NCO Group shall not be liable for any settlement of any claims effected without its written consent, which consent, however, shall not be unreasonably withheld.

   Section 4. Collection Costs. NCO Group expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on NCO Group hereby in accordance with Section 6.9(a) of the Merger Agreement. The right to indemnification or advances of expenses as granted by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. In the event that Indemnitee is required to bring any action to enforce rights or to collect amounts due under this Agreement and is successful in such action, NCO Group shall promptly reimburse Indemnitee for all of Indemnitee's costs and expenses in bringing and pursuing such action. NCO Group shall be precluded from asserting in any action that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement.

   Section 5. Insurance. For not less than six years after the Effective Time, NCO Group shall maintain in effect directors' and officers' liability insurance covering the Indemnitee and all other Indemnified Parties (as defined in the Merger Agreement) that were covered by NCPM's directors' and officers' liability insurance as of the date of the Merger Agreement, with coverage of at least $10.0 million and on other terms and conditions no less favorable to the Indemnitee and such other Indemnified Parties than those in effect on the date of the Merger Agreement, which insurance shall cover the actions of the directors and officers with respect to the consideration and approval of the transactions and filings contemplated by the Merger Agreement and the Transaction.

   Section 6. Subrogation. In the event of payment under this Agreement, NCO Group shall be subrogated to the extent of such payment to all of the rights of the Indemnitee to recovery against third parties. The Indemnitee shall execute all papers reasonably required and shall take such acts as are reasonably necessary to secure such rights, including the execution of such documents necessary to enable NCO Group effectively to bring suit to enforce such rights.

   Section 7. Non-Exclusive Rights. The rights to payment of indemnification and advancement of expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law, NCPM's By-laws or Certificate of Incorporation, each as amended from time to time, or any other agreement, vote of stockholders or directors, or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity as a result of Indemnitee's serving as a director (or member of committee) of NCPM.

   Section 8. Successors and Assigns. The rights granted to Indemnitee hereunder shall inure to the benefit of Indemnitee, his personal representatives, heirs, executors, administrators and beneficiaries, and this Agreement shall be binding upon NCO Group, its successors and assigns (including any transferee of all or a substantial portion of the business, stock and/or assets of NCO Group and any direct or indirect successor by merger or consolidation or otherwise by operation of law). If NCO Group or any of its respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of NCO Group assumes all of the obligations of NCO Group set forth in this Agreement.

   Section 9. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to the applicable law, no party shall object to the removal of any such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address set forth below such party's name on the signature page of this Agreement and (e) the prevailing party shall be entitled to recover their reasonable attorneys' fees and court costs from the other party.

   Section 10. Miscellaneous. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the provisions thereof relating to conflicts of law. The captions used in this Agreement are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or affect in any way any of the provisions of this Agreement, and all of the provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. No amendment, modification or alteration of the terms or provisions of this Agreement hereto shall be binding unless the same shall be in writing and duly executed by the parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the wavier is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     NCO GROUP, INC.

                                     By:______________________________

                                     Name:___________________________

                                     Title:____________________________
                                     Address:


                                     [NAME]

                                     ________________________________
                                     Address: